Exhibit 99.2

NON-EXCLUSIVE PATENT LICENSE

THIS NON-EXCLUSIVE PATENT LICENSE (this “Agreement”) is entered into as of June 2, 2006 (the “Effective Date”), and shall be treated as in full force and effect as of April 1, 2006, by and between Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 82 Cambridge Street, Burlington, MA 01803 (“Palomar”), and Cutera, Inc., a Delaware corporation with offices at 3240 Bayshore Blvd., Brisbane, CA 94005 (“Cutera”) (Palomar on the one hand, and Cutera together with all Cutera Affiliates (as defined below) on the other hand, each a “Party”, and together, the “Parties”).

WITNESSETH:

WHEREAS, Palomar and Cutera (as successor in interest to the rights and obligations of Altus Medical, Inc.) are parties to certain patent-related Lawsuits (as defined in the Settlement Agreement (as defined below));

WHEREAS, Palomar and MGH (as defined below), on the one hand, and Cutera, on the other hand, have agreed to enter into that certain Settlement Agreement, to be executed contemporaneously with this Agreement (the “Settlement Agreement”), pursuant to which Palomar and MGH, on the one hand, and Cutera, on the other hand, will settle the Lawsuits among other things;

WHEREAS, Palomar has a license from MGH under the Anderson Patents (both as defined below) relating to the use of light to remove hair; and

WHEREAS, as part of this Agreement, Palomar has agreed to grant to Cutera and Cutera Affiliates (as defined below) a non-exclusive, royalty-bearing sublicense under the Anderson Patents to develop and commercialize products sold by Cutera and Cutera Affiliates under the following terms and conditions.

NOW THEREFORE, the Parties hereby agree as follows:

1. Definitions. The following terms (and their correlatives), in addition to terms defined on first use herein, shall have the meanings set forth below:

1.1. Affiliates.

(a) “Palomar Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Palomar (i) as of the Effective Date or (ii) after the Effective Date, in each case of clauses (i) and (ii) only for so long as such person or entity satisfies the foregoing requirements.

(b) “Cutera Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Cutera (i) as of the Effective Date or (ii) after the Effective Date provided such person or entity is not an Excluded Third Party at the time such person or entity first meets the foregoing control requirements (unless Palomar provides its written consent in its sole discretion), in each case of clauses (i) and (ii), only for so long as such person or entity satisfies the foregoing control requirements. For clarity, (1) Exhibit A lists Cutera Affiliates as of the Effective Date, and (2) any Third Party that does not become a “Cutera Affiliate” hereunder because of the reference to “Excluded Third Party” in clause (ii) above shall continue to be treated as a “Third Party” for all purposes hereunder.

(c) “MGH Affiliates” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by MGH, in each case only for so long as such person or entity satisfies the foregoing requirements.

(d) “Affiliates” shall mean, with respect to any Third Party, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Third Party, in each case only for so long as such person or entity satisfies the foregoing requirement.

For purposes of this Section 1.1 and Section 5.6(e)(i), “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, “control” shall be deemed established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2. “Anderson Patents” shall mean (i) the Patents set forth on Exhibit B, and (ii) all other Patents that claim the right of priority to, from or through, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly, one or more of the Patents identified in the immediately preceding clause (i). The “Other Anderson Patents” shall be the following subset of Anderson Patents: U.S. Patent No. 5,824,023 and all other Patents that claim the right of priority to, from or through, or enjoy the benefit of an earlier filing date of, in whole or in part, directly or indirectly U.S. Patent No. 5,824,023.

1.3. “Consumer Field” shall mean the field in which products or systems are intended for or marketed to consumers for personal use. For the avoidance of doubt, the “Consumer Field” shall exclude products or systems in the Professional Field.

1.4. “Cutera Modules” shall mean Cutera Hair Modules and Cutera Other Modules, each as defined below:

(a) “Cutera Hair Module” shall mean any energy source module, Sold by Cutera or Cutera Affiliates, that is marketed as being capable of using or uses or is incorporated into a product or system that uses optical radiation to remove hair. For clarity and without limitation, if in addition to using optical radiation to remove hair, a Cutera Hair Module may be used for aesthetic treatments (including treatment of vascular and pigmented lesions, acne, fat, cellulite, wrinkles, scars and tattoos, skin tightening, and for other dermatological applications), or other treatment or cosmetic purpose(s), it shall in all events remain a “Cutera Hair Module” hereunder.

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By way of example and without limitation, the CoolGlide Xeo, CoolGlide Excel, CoolGlide Vantage and CoolGlide CV Systems when sold with either a CV Nd:YAG handpiece or an Excel Nd:YAG handpiece by Cutera or Cutera Affiliates comprise “Cutera Hair Modules” hereunder. By way of further example and without limitation, the PW770 handpiece when sold with the Solara Opus System or the CoolGlide Xeo System comprises a “Cutera Hair Module” hereunder.

(b) “Cutera Other Module” shall mean any energy source module, Sold by Cutera or Cutera Affiliates, that is marketed as being capable of using or uses or is incorporated into a product or system that uses optical radiation for aesthetic treatments (including treatment of vascular and pigmented lesions, acne, fat, cellulite, wrinkles, scars and tattoos, skin tightening, and for other dermatological applications) or other treatment or cosmetic purposes, other than hair removal; in all events, other than a Cutera Hair Module. By way of example and without limitation, the following products in the form they are Sold by Cutera as of the Effective Date are “Cutera Other Modules” for purposes of this Agreement: the Titan, OPS600, LP560, or Acutip handpieces.

1.5. “Cutera Products” shall mean Cutera Hair Products and Cutera Combination Products, each as defined below. “Cutera Other Product” shall mean any product, system, component or accessory, Sold by Cutera or Cutera Affiliates, that (i) is not a Cutera Product, and (ii) that is marketed as being capable of using or uses or is incorporated into a product or system that uses one or more Cutera Other Modules. As of the Effective Date, the only “Cutera Other Product” is the Solera Titan System, which is not sold for use with a PW770 handpiece.

(a) “Cutera Combination Product” shall mean any product, system, component or accessory, Sold by Cutera or Cutera Affiliates, (i) that as of the date of its Sale, is marketed as being capable of using both at least one Cutera Other Module and one Cutera Hair Module, and (ii) the manufacture, use, sale, offering for sale, or importation of which when sold with a Cutera Hair Module, absent the sublicense granted by Palomar herein, would infringe a Valid Claim of the Anderson Patents. For clarity and without limitation, Exhibit C lists Cutera Combination Products in existence up to the Effective Date, examples of when a Cutera Other Product or a Cutera Hair Product shall become a “Cutera Combination Product” hereunder, and an example of a marketing technique which does not change a Cutera Hair Product into a “Cutera Combination Product” hereunder.

(b) “Cutera Hair Product” shall mean any product, system, component or accessory, Sold by Cutera or Cutera Affiliates, (i) that contains a Cutera Hair Module, (ii) the manufacture, use, sale, offering for sale, or importation of which, absent the sublicense granted by Palomar herein, would infringe a Valid Claim of the Anderson Patents, and (iii) that as of its date of Sale, is not marketed for use in combination with a Cutera Other Module. For clarity and without limitation, Exhibit D provides additional clarifications and lists items that are Cutera Hair Products in existence up to the Effective Date.

1.6. “Cutera Sublicensee” shall mean any Third Party to which Cutera or a Cutera Affiliate grants a permitted sublicense pursuant to Section 2.2 under the sublicense grant from Palomar in Section 2.1.

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1.7. “Excluded Third Party” shall mean any Third Party and its Affiliates against which:

(a) any suit or action involving any Anderson Patent has been instituted between Palomar or any Palomar Affiliates and such Third Party or any of its Affiliates, other than any such Third Party for which Cutera can demonstrate by competent written evidence that Cutera and such Third Party had conducted substantial negotiations in good faith (such as evidenced by an executed letter of intent or memorandum of understanding) concerning an otherwise prohibited transaction (e.g., an Assignment pursuant to Section 9.3(a) or any Acquisition covered by Section 2.2(e)(i) (including any that would cause such Third Party to become a “Cutera Affiliate” hereunder as defined in Section 1.1(b) save for the “Excluded Third Party” restriction therein), or a sublicense pursuant to Section 2.2(a)) before the date that any such suit or action was first filed; or

(b) Palomar or any of Palomar Affiliates has an outstanding injunction pertaining to infringement of the Anderson Patents.

1.8. “Gillette” shall mean The Gillette Company, and its successors and permitted assigns of the Gillette Agreement.

1.9. “Gillette Agreement” shall mean that certain “Development and License Agreement” between Palomar and The Gillette Company dated as of February 14, 2003, as such agreement is amended as of the Effective Date and as such agreement may be amended or restated thereafter, provided that any such amendment or restatement that limits or restricts Cutera’s or Cutera Affiliates’ rights under this Agreement, or imposes any obligations on Cutera or Cutera Affiliates, other than as specified hereunder (each a “Restrictive Gillette Amendment”), shall not be binding on Cutera or Cutera Affiliates. In the event that there is any Restrictive Gillette Amendment, only those terms set forth in the unamended/unrestated version of the Gillette Agreement shall apply to Cutera and Cutera Affiliates, and Palomar (and not Cutera or any Cutera Affiliates) shall be responsible to Gillette for any liability arising out of any Restrictive Gillette Amendment. A copy of the Gillette Agreement, excluding exhibits thereto and redactions of other commercially sensitive information, as amended as of the Effective Date is attached hereto at Appendix A.

1.10. “Licensed Products” shall mean Cutera Products (including those Cutera Hair Modules that alone amount to a “Cutera Product” hereunder). For clarity, Licensed Products may include future energy source modules, products, systems, components or accessories Sold by Cutera or Cutera Affiliates after the Effective Date, as long as such energy source module, product, system, component and accessory satisfies in full the definitional requirements for a “Licensed Product” (and its subsidiary definitions) hereunder.

1.11. “Litigation Filings” shall mean the two Consent Judgments and the two Stipulations of Dismissal identified in, and forms for which are attached to, the Settlement Agreement.

1.12. “MGH” shall mean The General Hospital Corporation in Boston, Massachusetts.

1.13. “MGH Agreement” shall mean that certain “License Agreement” between Palomar and MGH dated as of August 18, 1995, as such agreement is amended as of the Effective Date and as such agreement may be amended or restated thereafter, provided that any such

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amendment or restatement that limits or restricts Cutera’s or Cutera Affiliates’ rights under this Agreement, or imposes any obligations on Cutera or Cutera Affiliates, other than as specified hereunder (each a “Restrictive MGH Amendment”), shall not be binding on Cutera or Cutera Affiliates. In the event that there is any Restrictive MGH Amendment, only those terms set forth in the unamended/unrestated version of the MGH Agreement shall apply to Cutera and Cutera Affiliates, and Palomar (and not Cutera or any Cutera Affiliates) shall be responsible (including to MGH) for any liability arising out of any Restrictive MGH Amendment. A copy of the MGH Agreement, as redacted, as amended as of the Effective Date is attached hereto at Appendix B.

1.14. “Net Sales” shall mean all amounts invoiced by Cutera and Cutera Affiliates, for the Sale to Third Parties of Licensed Products (collectively, the “Actual Amounts”), less: (i) allowances and adjustments actually credited to customers for damaged or returned product (which allowances and adjustments may be taken only on a product-by-product basis, that is an allowance or adjustment on one product, for example, a CoolGlide Vantage System, shall not be taken against Sales of another type of product, for example, a CoolGlide CV System); (ii) promotional, trade, quantity, cash and prompt payment discounts separately identified on the invoice and actually allowed and taken; and (iii) Third Party charges of the following kinds collected by the seller from the buyer and separately identified on the invoice: transportation charges, insurance charges for transportation, sales taxes, excise taxes and customs duties, and governmental charges levied on or measured by the sale; provided that: (1) no deductions shall be made from Actual Amounts for any royalties owed or paid to any person or entity; and (2) Net Sales shall include upgrades or additions to, or partial replacements for, Licensed Products, where upgrades include but are not limited to swapping a new Licensed Product for a buyer’s existing product.

For clarity and without limitation, this definition of Net Sales includes Cutera Combination Products which do not include a Cutera Hair Module for which no royalties are due Palomar hereunder for their Sale. However, as provided in Section 4.4, subsequent Sales of Cutera Hair Modules for use with such Cutera Combination Products shall affect royalties owed to Palomar. Thus, it shall be necessary to determine and keep records of the Net Sales attributable to all such Licensed Products. As a consequence, inclusion of a Licensed Product in this definition of Net Sales, by itself, shall not indicate that royalties are necessarily due Palomar hereunder on the Sale of such Licensed Product.

The following paragraphs provide additional non-limiting examples for calculating Net Sales hereunder:

•	Trade-in of a first Cutera Product (such as a CoolGlide CV System) in connection with the Sale of a second Cutera Product (such as a CoolGlide Vantage System) shall be treated as follows: (i) the Net Sales attributed to the Sale of such second Cutera Product (a) shall not include any deduction or other reduction for the trade-in given by Cutera for such first Cutera Product, unless Cutera paid royalties to Palomar hereunder upon the Sale of such first Cutera Product (e.g., there shall be no such deduction or other reduction when such first Cutera Product is a Cutera Other Product), and (b) shall be calculated as set forth in this definition, and such Sale of such second Cutera Product shall be subject to the royalty

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obligations set forth in Section 4.4, and (ii) the Net Sales attributable to any re-Sale of such first Cutera Product shall be calculated as set forth in this definition, and such re-Sale of such first Cutera Product shall be subject to the royalty obligations set forth in Section 4.4. For example, without limiting the generality of the foregoing, if a customer purchases from Cutera a CoolGlide CV System for $60,000, then under Section 4.4, Cutera is obligated to pay Palomar a royalty of $4,500 on such Sale of the CoolGlide CV System (7.5% of $60,000). If that customer then purchases from Cutera a CoolGlide Vantage System for $120,000 and is provided a credit of $20,000 in connection with a trade-in of such CoolGlide CV System that such customer previously purchased (thus paying Cutera $100,000), then under Section 4.4, Cutera is obligated to pay Palomar a royalty of $7,500 on such Sale of the CoolGlide Vantage System (7.5% of $100,000) and no amount shall be due hereunder for the $20,000 credit provided for the CoolGlide CV System. If Cutera then re-Sells the traded-in CoolGlide CV System for $40,000, then under Section 4.4, Cutera is obligated to pay Palomar a royalty of $3,000 on such re-Sale of the traded-in CoolGlide CV System (7.5% of $40,000).

•	Installation charges, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts.

•	Charges for the standard warranty for a Licensed Product, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts. However, charges separately identified on an invoice for an extended warranty (after deducting appropriate charges for the standard warranty) may be deducted from Actual Amounts.

•	Charges for standard or basic training (often referred to as inservice training or initial training) or any training by Cutera or Cutera Affiliates (collectively referred to as “Standard Training”) for a Licensed Product, whether or not separately invoiced or identified on an invoice, shall not be deducted from the Actual Amounts. However, charges separately identified on an invoice for additional training by a Third Party (after deducting appropriate charges for the Standard Training, if such Third Party is to provide the Standard Training) may be deducted from Actual Amounts.

•	Notwithstanding the following paragraph on Bundled Packages, charges for other products or items listed on an invoice along with a Licensed Product, with no separate and distinct price set forth for those other products or items on the invoice in question, shall not be deducted from Actual Amounts.

If Cutera or any Cutera Affiliate Sells one or more Licensed Product(s), in combination with other, physically separate product(s) at a single price (a “Bundled Package”), then the Net Sales attributable to such Licensed Product(s), for the purpose of determining Net Sales attributable hereunder, shall be calculated by multiplying the Net Sales of such Bundled Package by the fraction A/(A+B), where A is the average Net Sales price of Licensed Product(s) in the

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relevant country during the applicable calendar quarter as Sold separately in bona fide arms-length transactions by the selling party (i.e., Cutera or a Cutera Affiliate, who shall be deemed to be a “Selling Party”), and B is the total average Net Sales price of all other components in the Bundled Package that are not Licensed Product(s) in the relevant country during the applicable calendar quarter, as Sold separately in bona fide arms-length transactions by such Selling Party. If, in any given country and applicable calendar quarter, the Licensed Product(s) and other components included in a Bundled Package are not all Sold separately in bona fide arms-length transactions in such country by the same Selling Party, Net Sales of a Licensed Product(s) included within the Bundled Package shall be calculated using the formula above, using the average Net Sales price in the United States for the preceding twelve (12) months of the Licensed Product(s) and the other components, again in bona fide arms-length transactions by a single Selling Party. If no average Net Sales prices of the Licensed Product(s) and the other such components is available for the United States for the preceding twelve (12) months from bona fide arms-length transactions by a single Selling Party, the Net Sales of the Licensed Product(s) shall be the aggregate Net Sales of such assemblage of Products without deduction of any kind.

For clarity, (i) transfer of a Licensed Product within Cutera or Cutera Affiliates or between Cutera and Cutera Affiliates for subsequent Sale to a Third Party shall not be considered a Sale until a Sale is made to a Third Party and the Net Sales shall be based on the Sale to the Third Party of such Licensed Product by Cutera or Cutera Affiliates, (ii) a Licensed Product shall be considered “Sold” upon the earlier of shipment of or receipt of payment for such Licensed Product or Cutera or any Cutera Affiliate recognizing revenue with respect to such sale of Licensed Product in accordance with U.S. generally accepted accounting principles, consistently applied, and all royalty obligations on Net Sales of such Licensed Product shall accrue upon the time of Sale regardless of the time of collection by the selling entity, (iii) sales of Licensed Products by Cutera Sublicensees (including sales by distributors and subdistributors) shall not give rise to Net Sales hereunder because those products shall have already been Sold by Cutera or Cutera Affiliates to such Cutera Sublicensees, with the Net Sales arising from such Sale already accounted for under this definition, (iv) “amounts invoiced” as used above shall include the value of any monetary or other consideration to be received by Cutera or any Cutera Affiliates from a Sale of any Licensed Product, (v) Net Sales shall be deemed to be equal to, for any Licensed Product Sold to any Third Party for less than the seller is then charging in bona fide arms-length transactions for comparable products, the average Net Sales price of such Licensed Product in bona fide arms-length transactions by such seller, (vi) all Sales to any distributors shall include the fair market value of all cash and other consideration received from such distributor, (vii) all of the amounts specified in this definition shall be determined from the books and records of Cutera and Cutera Affiliates maintained in accordance with U.S. generally accepted accounting principles, consistently applied, and (viii) to the extent that Cutera or any Cutera Affiliates Sells any Licensed Products to any Cutera Covenanting Affiliate that is not a Cutera Affiliate hereunder (and thus treated as a “Third Party” hereunder), for purposes of calculating royalties hereunder, the Sale by such Cutera Covenanting Affiliate to a Third Party (that is not another Cutera Covenanting Affiliate) shall give rise to Net Sales hereunder, not the Sale to such Cutera Covenanting Affiliate (and so on if there is more than one Cutera Covenanting Affiliate involved).

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1.15. “Patents” shall mean (i) any patents and patent applications and any patents issuing therefrom worldwide, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under patent or other law), certificates of invention and the like, of any such patents or patent applications, and (iii) any foreign or international equivalents of any of the foregoing.

1.16. “Professional Field” shall mean the field in which products or systems are intended or marketed for sale to doctors, health care providers, beauty care professionals or other commercial service providers for use on or with patients or customers (and not for resale to any person or entity for personal use).

1.17. “Sale” shall mean, with respect to a Licensed Product, the sale, distribution, lease, use (including training, preceptorships, marketing and promotional uses for which Cutera or one or more Cutera Affiliates is to receive monetary or other consideration), cost-per-shot arrangements and any other arrangement, in each of the foregoing cases, only those instances where monetary or other consideration is to be received by Cutera or one or more Cutera Affiliates for the use of such Licensed Product.

1.18. “Third Party” shall mean any person or entity, other than Palomar, Cutera or any Palomar Affiliates or Cutera Affiliates.

1.19. “Valid Claim” shall mean either (i) a claim of an issued and unexpired Patent which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through opposition, reissue, re-examination or disclaimer or otherwise, or (ii) a claim of a pending application for a Patent which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

2. License Grants.

2.1. Sublicense Grant by Palomar. Subject to the terms and conditions of this Agreement, Palomar hereby grants to Cutera and Cutera Affiliates a worldwide, royalty-bearing, non-terminable, non-exclusive sublicense, under the Anderson Patents, to make, use, sell, offer for sale and import Licensed Products (provided that those Cutera Hair Modules that alone amount to a “Cutera Product” hereunder are used exclusively with other Cutera Products or Cutera Other Products and no other products or systems of Cutera, Cutera Affiliates or any Third Parties), in each case only for hair removal and only outside of the Consumer Field. It is understood and agreed that (i) the foregoing sublicense grant shall cover only those Licensed Products Sold for which royalties are paid to Palomar hereunder as provided in Section 4 (including with respect to Sales of Licensed Products occurring before April 1, 2006 for which Cutera pays royalties hereunder as specified in Section 4.2), (ii) the foregoing sublicense grant automatically extends, without any further action by Cutera or any Cutera Affiliates, to each person and entity that is a “Cutera Affiliate” as of the Effective Date or becomes a “Cutera Affiliate” thereafter, but only for so long as such person or entity remains a “Cutera Affiliate” hereunder, and (iii) Palomar shall be in direct privity under this Agreement with any Cutera Affiliate as a result of such sublicense grant.

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2.2. Related Licensing Provisions.

(a) Limited Sublicensing Rights. Cutera and Cutera Affiliates shall not have any right to grant to any Third Parties any further sublicenses under the sublicense grant set forth in Section 2.1, nor shall any purported sublicenses under such sublicense grants made by Cutera or any Cutera Affiliates or any of their sublicensees prior to April 1, 2006 be valid or enforceable, except Cutera, and only those Cutera Affiliates that are wholly-owned by Cutera (directly or indirectly, and taking into account any local law restrictions as noted in the definition of Cutera Affiliates above) and no other Cutera Affiliates, may grant sublicenses only as may be necessary for (i) Third Parties to distribute Licensed Products Sold by Cutera or Cutera Affiliates and for which royalties are payable to Palomar on Net Sales hereunder, or (ii) the manufacture of Licensed Products by Third Parties for sale only to Cutera or Cutera Affiliates, provided that, for each of clauses (i) and (ii), any such Third Parties are not Excluded Third Parties, and further provided that any such sublicense grants shall apply only to activities occurring on or after the actual date such sublicense grant is first memorialized in writing (and not before). Cutera Sublicensees shall not have the right to grant any sublicenses under any such sublicense grant by Cutera or Cutera Affiliates. Cutera shall be responsible to Palomar for the performance of any Cutera Affiliates, Cutera Covenanting Affiliates (as defined in Section 5.6), and Cutera Sublicensees under any provisions of this Agreement for which Cutera or any Cutera Affiliate is responsible, even if such person or entity is also responsible to Palomar. No purchaser of any Licensed Product shall, by operation of this Agreement, receive any license, sublicense or other rights in, to or under the Anderson Patents that exceeds the scope and terms of the sublicense grant set forth in Section 2.1, and for clarity, it is agreed that the patent exhaustion/first sale doctrine shall not act to expand the scope of the Anderson Patents exhausted upon sale of any Licensed Product beyond the scope and terms of such sublicense grant. Apart from the foregoing limited right to grant further sublicenses, Cutera and Cutera Affiliates shall not have any right to make an Assignment or otherwise Transfer such sublicense grant except pursuant to Section 9.3(a).

(b) License Field Limitation. Notwithstanding anything contained herein to the contrary, (i) Cutera and Cutera Affiliates shall not exercise, (ii) Cutera shall not allow any Cutera Affiliates or Cutera Sublicensees to exercise, and (iii) with respect to any distributor, sublicense or other agreements entered into by Cutera or any Cutera Affiliates, or purchase orders issued or accepted by Cutera or any Cutera Affiliates, in each case after the Effective Date, Cutera shall expressly prohibit in writing all Cutera Affiliates and Cutera Sublicensees from exercising, the sublicense grant provided for in Section 2.1 within the Consumer Field. Any failure of Cutera or any Cutera Affiliates or Cutera Sublicensees to comply with this Section 2.2(b) or failure of Cutera to bind any Cutera Affiliates or Cutera Sublicensees shall neither act to expand such sublicense grant into the Consumer Field nor relieve Cutera or any Cutera Affiliates or Cutera Sublicensees of any of their obligations hereunder. With respect to not allowing certain activities by Cutera Sublicensees as set forth in clause (ii) of the 1st sentence of this Section 2.2(b), the Parties understand and agree that, once Cutera or any Cutera Affiliate learns of any violation of their obligations not to allow any Cutera Sublicensee to conduct those prohibited activities, Cutera and Cutera Affiliates shall promptly use commercially reasonable

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efforts to end all such prohibited activities by such Cutera Sublicensee within a commercially reasonable time period, and if unable to end all such prohibited activities by such efforts, shall in all events within six (6) months of first learning of any such prohibited activities by such Cutera Sublicensee: (x) terminate the sublicense to such Cutera Sublicensee; and (y) stop Selling (directly or indirectly through other Cutera Sublicensees or otherwise) Licensed Products to such Cutera Sublicensee. If Palomar notifies Cutera in writing of any Cutera Sublicensee conducting any such prohibited activities, Cutera shall thereafter confirm in writing to Palomar that Cutera has complied with the immediately preceding sentence for such Cutera Sublicensee. Cutera’s and Cutera Affiliates’ full compliance with the two immediately preceding sentences shall be deemed to fully satisfy their obligations under clause (ii) above with respect to Cutera Sublicensees.

(c) Patent Marking. Cutera and Cutera Affiliates shall mark all Licensed Products Sold after the Effective Date in accordance with the patent laws, if any, of the jurisdictions in which such Licensed Products are manufactured, used or Sold. Without limitation, Cutera and Cutera Affiliates shall mark all Licensed Products Sold in the United States after the Effective Date with the applicable U.S. patent numbers of the applicable Anderson Patents.

(d) Palomar’s Right to Grant Other Sublicenses. Subject to the terms of this Agreement, Palomar retains the right to grant sublicenses and other rights in and to the Anderson Patents as Palomar may deem appropriate in its sole discretion, provided that no such grant may limit or restrict Cutera’s or Cutera Affiliates’ rights under this Agreement or impose any obligation on Cutera or Cutera Affiliates, other than as specified hereunder.

(e) Excluded Third Parties.

(i) The Parties intend that no Excluded Third Party, or any of their products or other technology, is to be granted any rights under the Anderson Patents sublicensed by Palomar under Section 2.1, either through the direct sublicense from Palomar to Cutera and Cutera Affiliates under Section 2.1 or as a Cutera Sublicensee. Thus, the Parties have agreed to preclude any Excluded Third Party from becoming a “Cutera Affiliate” hereunder as provided in Section 1.1(b), and further have agreed to preclude any Assignment of this Agreement by Cutera or any Cutera Affiliate to or otherwise involving any Excluded Third Party under Section 9.3(a). Further, Cutera and Cutera Affiliates hereby agree that to the extent that any of them acquires any rights or interest in or to any product(s) or other technology from any person or entity while such person or entity is an “Excluded Third Party” hereunder, whether by Assignment under Section 9.3(a), asset purchase or sale, bankruptcy, conveyance, lease, distribution arrangement, manufacturing arrangement (including any foundry arrangement), license, sublicense, option, other transfer or any other transaction of any type (any such transaction, an “Acquisition”), the sublicense grant set forth in Section 2.1 (or any sublicense thereunder granted pursuant to Section 2.2(a)) shall not apply to such product(s) or technology or any improvements or derivatives thereto (even if such person or entity at some time after the applicable Acquisition is no longer an “Excluded Third Party” hereunder), and Palomar and its sublicensees shall retain any and all rights to enforce the Anderson Patents against Cutera, Cutera Affiliates, such Excluded Third Party or any other Third Party with respect to the same.

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(ii) In the event that Cutera asserts that a person or entity is not an “Excluded Third Party” hereunder based on the “other than” proviso contained in Section 1.7(a), Cutera shall provide to Palomar at Palomar’s request copies of any and all competent written evidence on which Cutera is basing such assertion for Palomar’s consideration. In connection therewith, the Parties shall enter into a reasonable and customary confidentiality agreement to protect all such evidence provided by Cutera to Palomar under this Section 2.2(e)(ii), and further Cutera may redact sensitive financial and other commercial information from such evidence as Cutera deems appropriate, provided any such redactions do not prevent Palomar from determining the merits of Cutera’s assertion.

(f) Prosecution. As between the Parties, Palomar shall have the sole right, but not the obligation, in its sole discretion (subject to the MGH Agreement) to prosecute, maintain, enforce and defend the Anderson Patents, and Cutera and Cutera Affiliates shall have no rights with respect to any such activities.

(g) Other Transactions. Palomar may assign, convey, sell, lease, encumber, license, sublicense or otherwise transfer or grant any right in or to (collectively, “Transfer”) a Third Party or Palomar Affiliate any and all of the Anderson Patents or the MGH Agreement, provided that any such transaction is made subject to the sublicense grant to Cutera and Cutera Affiliates set forth in Section 2.1 and shall not limit or restrict Cutera’s or Cutera Affiliates’ rights under this Agreement or impose any additional obligations on Cutera or Cutera Affiliates.

(h) Licensing Fees. Except as otherwise expressly provided herein, any amounts or other consideration owed by Palomar to any Third Party or Palomar Affiliate on account of the sublicense grant to Cutera and Cutera Affiliates set forth in Section 2.1 shall be the sole responsibility of Palomar.

2.3. MGH Agreement. Palomar represents and warrants to Cutera that the MGH Agreement, as redacted and attached hereto as Appendix B, is true and complete and in effect as of the Effective Date. In the event that the MGH Agreement is terminated for any reason before the expiration of all of the Valid Claims of the Anderson Patents, Cutera and Cutera Affiliates shall no longer have any further royalty obligations to Palomar under this Agreement from the date of such termination (other than for royalty obligations accrued hereunder before such date). Notwithstanding anything contained herein to the contrary, Palomar shall have no liability of any kind whatsoever as a result of such termination.

2.4. No Other Rights. Cutera acknowledges and agrees that, as between the Parties, Palomar and MGH have all right, title and interest in and to the Anderson Patents, and that Cutera and Cutera Affiliates shall acquire no right, title or interest in or to the Anderson Patents, by implication, estoppel or otherwise, other than the sublicense grant to Cutera and Cutera Affiliates set forth in Section 2.1 or as otherwise expressly provided herein.

3. Other Obligations of Cutera.

3.1. Definitions for this Section 3.

(a) “Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

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(b) “Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

(c) “Manufacture” shall mean, with respect to a product or system, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

3.2. Covenants.

(a) For as long as the sublicense grant by Palomar to Cutera and Cutera Affiliates set forth in Section 2.1 is in effect (the “Sublicense Term”), Cutera and Cutera Affiliates shall not Exploit or otherwise practice the sublicenses to the Anderson Patents granted to Cutera and Cutera Affiliates by Palomar under Section 2.1 by:

(i) developing any Licensed Products intended by Cutera or any Cutera Affiliates for use (in whole or in part) in the Consumer Field;

(ii) marketing any Licensed Products in the Consumer Field; or

(iii) developing or commercializing in or outside the Consumer Field any Female Accessory Product during its period of commercialization by Gillette or any Gillette licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Cutera or any Cutera Affiliate has expended material financial and other resources on its development or commercialization as a Light-Based Accessory Product before such Female Accessory Product is first commercialized by Gillette or any Gillette licensee shall not be subject to the restriction contained in this Section 3.2(a)(iii). All capitalized terms used in this Section 3.2(a)(iii), but not defined herein, shall have the meanings ascribed to them in the Gillette Agreement.

(b) During the Sublicense Term, Cutera and Cutera Affiliates shall label Licensed Products commercialized outside the Consumer Field pursuant to the sublicense to the Anderson Patents granted to Cutera and Cutera Affiliates by Palomar under Section 2.1 with the following phrase (or similar words which fairly convey such products are for use only outside the Consumer Field): “not intended for consumer self-use.”

(c) During the Sublicense Term, Cutera and Cutera Affiliates shall not, in the development and commercialization of Licensed Products outside the Consumer Field pursuant to the sublicense to the Anderson Patents granted to Cutera and Cutera Affiliates by Palomar under Section 2.1, intentionally (1) design, modify or otherwise improve any such Licensed Product(s) with the goal or intent of improving its efficacy or performance in the Consumer Field, or (2) optimize, induce, support or encourage the use of any such Licensed Products in the Consumer Field.

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(d) The covenants of Cutera and Cutera Affiliates contained in Sections 3.2(a)(i), 3.2(a)(ii) and 3.2(c) shall not prevent Cutera or any Cutera Affiliates from conducting any activity, or exercising or granting any licenses or other rights, with respect to the practice of the Anderson Patents, that has as its goal or intent Exploitation of a product or system outside the Consumer Field and not Exploitation of a product or system in the Consumer Field, notwithstanding the possibility that such activity, exercise or grant may have applications in the Consumer Field.

(e) All Consumer Field Users (as defined in Section 3.3(a)) are hereby granted third-party beneficiary rights to enforce the provisions of this Section 3.2 provided that Palomar has granted such Consumer Field Users such rights in writing.

3.3. Economic Adjustments for Off-Label Sales.

(a) Cutera and Cutera Affiliates each agrees to make payments to (i) Gillette and (ii) any other Third Party to which Palomar has granted an exclusive sublicense under the Anderson Patents in a field that in whole or in part falls within the Consumer Field (Gillette and such other Third Parties, collectively, “Consumer Field Users”), as appropriate, in the manner set forth below, to compensate any of them for certain lost profits, if any, resulting from net off-label purchases during the Sublicense Term of Licensed Products commercialized pursuant to the sublicense to the Anderson Patents granted to Cutera and Cutera Affiliates by Palomar under Section 2.1, for use in the Consumer Field.

(b) In the event that a Consumer Field User shall suffer Lost Profits (calculated in the manner set forth in Section 3.3(c)) in excess of Five Million Dollars (U.S. $5,000,000) in any calendar year, then such Consumer Field User may submit a written notice to Cutera or any Cutera Affiliates (a “Lost Profits Notice”) specifying its aggregate Lost Profits for such calendar year and enclosing copies of (A) the Independent Study (as defined below) supporting such calculation and (B) this Agreement. Within one hundred and eighty (180) days after receipt thereof, Cutera or Cutera Affiliate, as applicable shall (1) remit payment to such Consumer Field User, to such bank account designated in the Lost Profits Notice, in an amount equal to the difference between such Lost Profits and Five Million Dollars (U.S. $5,000,000) or (2) provide to such Consumer Field User a detailed written critique of such calculation, propose a revised calculation of such Consumer Field User’s Lost Profits based on a new Independent Study, and enclose a copy of such Independent Study. In the event that Cutera or such Cutera Affiliate, as applicable, shall propose a revised calculation, Cutera or such Cutera Affiliate, as applicable, and such Consumer Field User shall meet within thirty (30) days thereafter to attempt in good faith to negotiate an agreed level of Lost Profits, or otherwise settle the dispute. In the event that Cutera or such Cutera Affiliate, as applicable, and such Consumer Field User shall fail to reach agreement at such meeting, either of them may bring a lawsuit in any court of competent jurisdiction to resolve such dispute.

(c) The Lost Profits of such Consumer Field User for a calendar year during the Sublicense Term shall be determined as follows. Such Consumer Field User shall retain, at its expense, a nationally-recognized economic consulting firm to determine, for such year, on the basis of accepted accounting, market research, sampling and survey methodology, (A) the sales by Cutera, Cutera Affiliates, Cutera Sublicensees and Cutera’s agents for such year of Licensed

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Products, commercialized pursuant to the sublicense under the Anderson Patents granted to Cutera and Cutera Affiliates by Palomar under Section 2.1, that displaced sales by or on behalf of such Consumer Field User of products, intended for use in the Consumer Field, that use optical radiation for therapeutic or cosmetic effect, and (B) the sales of such products for such year by such Consumer Field User and its affiliates, sublicensees and agents that displaced sales of such Licensed Products by or on behalf of Cutera or Cutera Affiliates, (C) the average net profit of such Consumer Field User for each unit of product sold (on a country-by-country basis, as relevant), (D) the loss of sales resulting from net off-label sales, calculated on the basis of (A) and (B), and (E) the lost profits attributable to such net off-label sales, calculated on the basis of (C) and (D) (the “Lost Profits”). Such determinations shall be summarized and documented in a report prepared by such nationally-recognized economic consulting firm (the “Independent Study”).

(d) All Consumer Field Users are hereby granted third-party beneficiary rights with respect to the provisions of this Section 3.3 provided that Palomar has granted such Consumer Field Users such rights in writing.

3.4. Other Provisions.

(a) The provisions of this Section 3 shall apply to Cutera Sublicensees and Cutera Affiliates to the same extent as Cutera. The provisions of this Section 3 shall be in effect for only as long as the Sublicense Term, and further shall be in effect with respect to any particular Consumer Field User for only as long as such Consumer Field User has an exclusive sublicense under the Anderson Patents in a field that in whole or in part falls within the Consumer Field, provided that the end of the Sublicense Term shall not affect any obligations of Cutera or Cutera Affiliates under this Section 3 that have accrued as of the end of the Sublicense Term.

(b) Palomar represents and warrants to Cutera as of the Effective Date that (i) the Gillette Agreement, excluding exhibits and redactions of other commercially sensitive information, and attached hereto as of the Effective Date as Appendix A, is true and complete and in effect as of the Effective Date, and (ii) such excluded exhibits and redactions do not alter the definitions of “Female Accessory Product”, “Consumable” or “Light-Based Accessory Product” contained in the unredacted portions of the Gillette Agreement attached hereto.

4. Compensation.

4.1. Flow-Chart. Attached hereto as Exhibit E are flow-charts showing how to determine royalty payments for the Sale of Licensed Products in accordance with the provisions of this Section 4. The Parties intend for those flow-charts and the provisions of this Section 4 to be read and construed as one document in order to understand the royalty obligations hereunder.

4.2. Royalties Arising from Past Sales.

(a) Payment. Cutera’s good faith estimate of the aggregate amount of royalties due pursuant to Section 4.4 for Sales of Licensed Products by Cutera and Cutera Affiliates accruing before April 1, 2006, plus interest at the Applicable Rate (as defined below) calculated on a compound basis with a calendar quarterly compounding period from the date of the applicable Sale until the Effective Date, is equal to Fifteen Million Two Hundred Thousand

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Dollars (U.S. $15,200,000). Cutera shall pay to Palomar such amount within two (2) days of the Effective Date. Such amount is exclusive of any amounts payable by Cutera to Palomar pursuant to the Settlement Agreement, including pursuant to Section 3(a)(ii) of the Settlement Agreement. The payments required by this Section 4.2 shall be made by wire transfer, without deduction for any taxes or other charges, as provided in Section 4.11.

(b) Audit. Such Sales of Licensed Products that give rise to the payment in Section 4.2(a) and applicable interest shall be auditable for a period of seven (7) years from the date of each such Sale as contemplated by Sections 4.9 and 4.10, and Cutera shall be responsible for any under-payment of the amount owed Palomar under this Section 4.2 notwithstanding the terms of this Agreement and the Settlement Agreement (including any release thereunder). The Parties acknowledge and agree that any initial under-payment under this Section 4.2 (the “Initial 7.5% Under-Payment”) shall not constitute a material breach of this Agreement, but Cutera shall be required to pay the Initial 7.5% Under-Payment in full, plus interest at a rate equal to the rate of interest specified in Section 4.11 (calculated on a compound basis with a monthly compounding period from the date of the applicable Sale until the date payment is made, or if any portion of the Initial 7.5% Under-Payment cannot reasonably be related to any such Sale so as to determine the start date for such interest calculation, then from April 1, 2005 for such portion), and not the Applicable Rate, and failure by Cutera to pay the Initial 7.5% Under-Payment, plus such interest, in full within forty-five (45) days following notice thereof shall constitute a material breach of this Agreement by Cutera. For clarity, only one rate of interest shall apply to any Sale of Licensed Product, or any portion of Net Sales, not initially reported by Cutera that gives rise to or results in the Initial 7.5% Under-Payment, which rate of interest shall be equal to the rate of interest specified in Section 4.11 and not the Applicable Rate.

(c) Definition. For purposes of this Agreement, the “Applicable Rate” shall mean a rate, starting from the first Sale of Licensed Product until the payment date, published in The Wall Street Journal, Eastern United States Edition (“WSJ”) as the prime lending rate. For clarity, the interest calculation required using the Applicable Rate under Section 4.2(a) shall be computed as follows: the amount in U.S. dollars for a Sale occurring on, for example, January 14, 2004 would be subject to the applicable prime interest rate as published in the WSJ on January 14, 2004, then a different rate of interest when the prime rate of interest as published in the WSJ changes, then a different rate of interest when the prime rate of interest as published in the WSJ again changes, and so on until the payment date.

4.3. No Payments for Certain Cutera Products. The Parties acknowledge and agree that no royalties are due hereunder for the Sale of (1) Cutera Other Products, except as provided in Section 4.4(c) to the extent that a Cutera Other Product becomes a Cutera Combination Product hereunder, or (2) Cutera Other Modules, except as provided in Section 4.4(c) upon their Sale as part of or for use with a Cutera Combination Product, provided that the foregoing conclusion that no royalties are due shall depend on the proper categorization of the module, product, system, component or accessory in question as a Cutera Hair Module or Cutera Other Module, or as a Cutera Hair Product or Cutera Combination Product or Cutera Other Product, as applicable hereunder.

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4.4. Royalties Payable by Cutera for Net Sales.

(a) Cutera Hair Products and Cutera Modules Added Thereto.

(i) Cutera shall pay to Palomar royalties on Net Sales of each Cutera Hair Product, in all countries where the manufacture, use, sale, offer for sale or importation of such Cutera Hair Product infringes a Valid Claim of the Anderson Patents, equal to seven and one half percent (7.5%) of such Net Sales.

(ii) In the event that a Cutera Hair Module is Sold for use with a previously Sold Cutera Hair Product, Cutera shall pay to Palomar royalties of seven and one half percent (7.5%) on Net Sales attributable to such Cutera Hair Module in all countries where the manufacture, use, sale, offer for sale or importation of such Cutera Hair Module infringes a Valid Claim of the Anderson Patents.

(iii) In the event that a Cutera Other Module is Sold for use with a previously Sold Cutera Hair Product, (1) no royalties already paid or owed to Palomar for the previous Sale of such Cutera Hair Product hereunder shall be creditable or refundable and there shall be no right of set-off with respect thereto, and (2) no royalties shall be owed Palomar hereunder on the Net Sales attributable to such Cutera Other Module.

(b) Cutera Other Products, and Cutera Modules Added Thereto.

(i) No royalties shall be owed Palomar hereunder by Cutera on the Sale of Cutera Other Products.

(ii) In the event that a Cutera Hair Module is Sold for use with a previously Sold Cutera Other Product, (1) no royalties shall be owed hereunder for the previous Sale of the Cutera Other Product, and (2) Cutera shall pay to Palomar royalties of seven and one half percent (7.5%) on Net Sales attributable to such Cutera Hair Module in all countries where the manufacture, use, sale, offer for sale or importation of such Cutera Hair Module infringes a Valid Claim of the Anderson Patents.

(iii) In the event that a Cutera Other Module is Sold for use with a previously Sold Cutera Other Product, no royalties shall be owed Palomar hereunder on the Net Sales attributable to such Cutera Other Module.

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(c) Royalties Payable by Cutera on Cutera Combination Products.

(i) Amount. Cutera shall pay to Palomar a seven and one half percent (7.5%) royalty on the percentage set forth in the table below of the Aggregate Net Sales (as defined below) attributable to the Sale of each Cutera Combination Product, in all countries where the manufacture, use, sale, offer for sale or importation of such Cutera Combination Product infringes a Valid Claim of the Anderson Patents:

Type of Cutera Combination Products		Percentage of Aggregate Net Sales To Use to Calculate Royalty Amount Owed
Number of Cutera Hair Modules	Number of Cutera Other Modules
None	One or more	Zero percent (0%), i.e., no royalty due
One or more	None	One hundred percent (100%)
Only one	One or more	Fifty percent (50%)
More than one	One or more	Seventy percent (70%)

(ii) Calculation of Royalties. For purposes of calculating royalties on the Sale of Cutera Combination Products, and Cutera Modules for them, the “Aggregate Net Sales” shall be used, wherein such term shall mean all of the Net Sales attributable to all the components of a particular Cutera Combination Product, i.e., the Cutera Combination Product and all associated Cutera Modules, whether one or more than one Sales were involved. Accordingly, upon each Sale of a Cutera Combination Product, or a Cutera Module associated therewith, the royalties due Palomar shall be calculated or recalculated, as the case may be, as follows:

(1) On the first Sale of a Cutera Combination Product, the royalty shall be calculated as provided in the table above on the Net Sales attributable to such Cutera Combination Product (including any Cutera Modules Sold therewith), which shall be the Aggregate Net Sales for such purposes;

(2) For a Cutera Combination Product previously Sold, upon the Sale of a Cutera Module to be used with such Cutera Combination Product, the Net Sales from clause (1) above and the Net Sales attributable to such Cutera Module shall be summed to give the Aggregate Net Sales, and the royalty shall be calculated as provided in the table above, with the understanding that the percentage of Aggregate Net Sales to be used to calculate the royalty owed may change if the type of Cutera Combination Product were to change as a result of the Sale of such Cutera Module, and either (A) a credit shall be taken by Cutera if and only to the extent that Cutera has already paid royalties on such Cutera Combination Product (and no other Cutera Product) in excess of the new royalty calculated, or (B) an additional amount shall be paid by Cutera to Palomar for any increase in the royalties owed; and

(3) The process in clause (2) above shall be repeated for each Sale of a Cutera Module to be used with such Cutera Combination Product.

Exhibit F sets forth examples of calculating royalties owed for the Sale of Cutera Combination Products.

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(iii) Counting Cutera Modules. With respect to the foregoing table in Section 4.4(c)(i), for purposes of determining the number of Cutera Modules associated with a particular Cutera Combination Product:

(1) Each separate Cutera Module shall count as either a Cutera Hair Module or a Cutera Other Module, even if such module may be used for multiple treatment purposes (e.g., a Cutera Other Module that was marketed for treatment of both wrinkles and acne would count as one Cutera Other Module for the tally); and

(2) Each Cutera Module may only be associated with a single Cutera Combination Product, even if such Cutera Module is used with more than one Cutera Combination Product, and each Cutera Module shall be associated with that Cutera Combination Product that gives to the greatest extent possible an equal number of each type of Cutera Module to all of the Cutera Combination Products that use such Cutera Module.

4.5. Royalties – General. The following provisions shall apply to all royalties due under any provision of Section 4:

(a) Limited Right of Set-Off. Except as expressly provided in Sections 4.4(c), 4.10 and 4.11, all royalties owed or paid to Palomar pursuant to this Section 4 shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, provided that Cutera may credit any over-payment made by Cutera to Palomar hereunder (or under the Settlement Agreement as set forth therein) against future amounts owed Palomar hereunder but otherwise Palomar shall not be obligated to reimburse any such over-payment.

(b) Multi-Sale Licensed Products. Royalties shall be owed to Palomar hereunder no matter whether a Licensed Product is Sold in a single transaction, or whether the various components of a Licensed Product are Sold in a series of transactions. By way of example and without limitation, if a first component of a Licensed Product that by itself is not a Licensed Product hereunder is Sold (e.g., an item that is used to remove tattoos but is not a Licensed Product hereunder), and then thereafter a second component of a Licensed Product that, when combined or used in combination with the first component, produces a Licensed Product hereunder is then Sold (e.g., a piece that, when used with the item for tattoo removal, produces optical radiation for hair removal), royalties shall be owed to Palomar on the Net Sales attributable to all the components that make up the Licensed Product (for this example, the sum of the Net Sales attributable to the Sale of the item for tattoo removal and the piece for hair removal).

(c) Country Issues. Royalties shall be owed and payable only on Net Sales of Licensed Products in those countries where the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes a Valid Claim of the Anderson Patents, subject to the following understanding for the mutual convenience of the Parties: the determination of whether the manufacture of a Licensed Product infringes a Valid Claim of the Anderson Patents shall be determined by assuming that the entire Licensed Product for such infringement analysis is manufactured in each country in which a part of the Licensed Product that is materially involved in practicing such a Valid Claim occurs. By way of example and without limitation, if a part of a Licensed Product that is materially involved in practicing such a Valid Claim is

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manufactured in a first country, and another part of a Licensed Product is manufactured in a second country, for purposes of determining if a royalty is owed to Palomar hereunder on the manufacture of the Licensed Product as a whole, the entire Licensed Product shall be assumed to be manufactured in the first country, and if such Valid Claim in the first country would be, in the absence of the sublicense granted in Section 2.1, infringed by such manufacture, then a royalty shall be owed to Palomar on the Net Sale attributable to the entire Licensed Product. Similarly, if the part of the Licensed Product that is manufactured in the second country is also materially involved in practicing a Valid Claim in the second country and if such Valid Claim in the second country would be, in the absence of the sublicense granted in Section 2.1, infringed by such manufacture, then a royalty shall be owed to Palomar on the Net Sale attributable to the entire Licensed Product. The foregoing shall also apply in the event a Licensed Product is Sold as components in more than one transaction, as provided in Section 4.5(b).

(d) Treatment of Marketing by Others. For purposes of determining whether any module, product, system, component, accessory or other good is a Licensed Product hereunder, it is understood and agreed that all marketing activities supported directly or indirectly by Cutera or one or more Cutera Affiliates or Cutera Sublicensees (which support may include, without limitation, providing any written marketing materials, supporting any clinical trials, or providing any consideration (including by reducing amounts owed)) shall be attributed to Cutera and Cutera Affiliates for such purposes. With respect to attributing certain marketing activities by Cutera Sublicensees to Cutera and Cutera Affiliates under this Section 4.5(d), the Parties understand and agree that, once Cutera or any Cutera Affiliate learns of any such marketing activities by any Cutera Sublicensee that Cutera and Cutera Affiliates do not want to be attributed to them hereunder (the “Non-Applicable Activities”), Cutera shall notify Palomar in writing of such Non-Applicable Activities and the Cutera Sublicensee(s) involved (unless Palomar first notified Cutera of such Non-Applicable Activities, whereupon Cutera shall confirm in writing that it received such notice and intends to take the steps set forth below), and Cutera and Cutera Affiliates shall use commercially reasonable efforts to end such Non-Applicable Activities within a commercially reasonable period of time. If Cutera and Cutera Affiliates are able to end all such Non-Applicable Activities within six (6) months of first learning of any such Non-Applicable Activities, those Non-Applicable Activities shall not be attributed to Cutera and Cutera Affiliates hereunder; however, if Cutera and Cutera Affiliates are unable to end the Non-Applicable Activities within six (6) months by such efforts, Cutera and the Cutera Affiliates shall immediately (x) terminate the sublicense to such Cutera Sublicensee, and (y) stop Selling (directly or indirectly through other Cutera Sublicensees or otherwise) Licensed Products to such Cutera Sublicensee. Cutera’s and Cutera Affiliates’ full compliance with the preceding sentence shall be deemed to fully satisfy their obligations under this Section 4.5(d) with respect to Cutera Sublicensees; contingent upon such full compliance, any such Non-Applicable Activities shall not be attributed to Cutera or any Cutera Affiliate.

(e) Records. In addition to the records that Cutera and Cutera Affiliates are required to keep under Section 4.9, Cutera and Cutera Affiliates shall maintain such records, based on the serial number of each Cutera Product and Cutera Module, to verify any royalty calculation for Cutera Products and Cutera Modules, and such records shall be available for audit as provided in Section 4.10.

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(f) Single Royalty. Cutera shall pay only one royalty hereunder on Net Sales attributable to each Licensed Product whether or not it is covered by more than one claim of the Anderson Patents and whether or not it infringes the Anderson Patents in more than one country.

(g) Waiver. By written notice to Cutera, Palomar shall have the right to waive, in its sole discretion, retrospectively or prospectively, any royalties owed or that would otherwise be owed in the future to Palomar by Cutera as a result of this Agreement, and Palomar shall have no liability of any kind whatsoever as a result of the presence or absence of any waived obligation.

4.6. Potential Royalty Rate Reduction.

(a) Potential Reduction in Royalty Rate. Subject to Section 4.6(b), if after the Effective Date Palomar grants to a Third Party a non-exclusive sublicense under the Anderson Patents within the Professional Field (but not the Consumer Field), which sublicense grants substantially similar rights as this Agreement but with a royalty rate on net sales of products whose manufacture, use or sale infringe the Anderson Patents in the United States that is a lower percentage than the percentage rate specified under Section 4.4 (i.e., 7.5%) (such lower percentage rate, the “Lower Rate”), then Palomar shall notify Cutera of the existence of any such sublicense and the Lower Rate, and the royalty percentage rate set forth in Section 4.4 shall be reduced to the Lower Rate for Net Sales of Licensed Product whose manufacture, use or sale infringe the Anderson Patents in the United States, which reduction shall become effective (except as otherwise provided in Section 4.6(b)(ii) for any Permitted Deduction) as of the date (but not before) that such Third Party has sold, in the aggregate, at least One Hundred Thousand Dollars (U.S. $100,000) in products whose manufacture, use or sale infringe the Anderson Patents in the United States giving rise to royalties payable to Palomar at the Lower Rate. Upon Cutera’s reasonable written request, Palomar shall certify to Cutera that Palomar is in compliance with this Section 4.6 for each new sublicense under the Anderson Patents granted by Palomar after the Effective Date in the Professional Field. Notwithstanding anything in this Agreement to the contrary, any such royalty reduction shall not apply to amounts already paid or payable to Palomar hereunder (including those identified in Section 4.2).

(b) Exceptions. Except to the extent expressly provided in clauses (ii) and (iii) below, Section 4.6(a) shall not apply to any of the following sublicenses under the Anderson Patents granted by Palomar:

(i) Sublicenses, or rights to sublicenses, that are in effect prior to the Effective Date, provided that Section 4.6(a) shall apply to any subsequent amendment or restatement of such existing sublicense, where such amendment or restatement changes the royalty rate;

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(ii) Sublicenses granted by Palomar (whether by sublicense or release) applying to activities occurring only before the effectiveness of the applicable sublicense or settlement, as long as either (x) Palomar and Palomar Affiliates in the aggregate are to be paid a license fee or other settlement payment for such activities (at the time of the sublicense grant or settlement or in installments thereafter) of at least Three Million Dollars (U.S. $3,000,000), or (y) the royalty rate (i.e., the “Lower Rate” in each such case) applicable to products whose manufacture, use or sale infringe the Anderson Patents in the United States is not less than five percent (5%); if neither (x) nor (y) are true (that is, Palomar and Palomar Affiliates are not owed at least such amount and such Lower Rate is less than five percent (5%)), then and only in such situation shall the following apply:

(1) Palomar shall grant Cutera a “Permitted Deduction”, which shall be equal to Palomar’s good faith estimate of the difference (in U.S. dollars) between (A) the royalties payable to Palomar for the manufacture, use or sale of the applicable Third Party’s products that infringed the Anderson Patents in the United States before such sublicense/settlement, and (B) the royalties that would have been payable to Palomar if a hypothetical five percent (5%) royalty rate had been used (e.g., if the royalties payable to Palomar for past Third Party sales is $80,000, and the royalties that would have otherwise been payable to Palomar based on a hypothetical 5% royalty rate would have been $200,000, then the Permitted Deduction would be $120,000); and

(2) Cutera may take any such Permitted Deduction as a deduction on future royalties payable to Palomar hereunder, until such time as the Permitted Deduction is fully deducted, by reducing the percentage rate set forth in Section 4.4 to five percent (5%) for Net Sales of Licensed Products whose manufacture, use or sale infringe the Anderson Patents in the United States until such time as the amount of royalties saved by Cutera by such reduction (i.e., the difference between what Cutera would have paid Palomar at the percentage rate of seven and one half percent (7.5%) and what Cutera will have paid under the reduced percentage rate of five percent (5%)) equals the Permitted Deduction, whereupon such percentage rate shall return to seven and one half percent (7.5%).

(iii) Sublicenses granted by Palomar for which the consideration owed to Palomar is more than the payment of royalties on net sales, such as a bona fide license or sublicense to Palomar by such Third Party under material intellectual property rights owned or otherwise controlled by such Third Party;

(iv) Sublicenses granted for other than hair removal;

(v) Sublicenses granted to Palomar Affiliates;

(vi) Sublicenses granted in connection with a development and/or commercialization agreement in which Palomar has more than de minimus development or commercialization rights or obligations; and

(vii) Sublicenses or licenses that apply to more than the Anderson Patents, such as licenses or sublicenses to other Patents owned or otherwise controlled by Palomar.

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In the event that more than one of clauses (i) to (vii) listed in this Section 4.6(b) applies to any particular sublicense/settlement with a Third Party and its Affiliates, then the clause or clause(s) most favorable to Palomar shall apply (e.g., if clause (ii) and (vi) were to apply to any Third Party sublicense, then because clause (vi) is more favorable to Palomar than clause (ii), such clause (vi) shall apply in lieu of clause (ii)).

(c) Exceptions to a Patent Challenge. Section 4.6 shall not apply under any circumstances if the royalty rate under Section 4.4 or elsewhere hereunder increases as a result of the terms of Section 8.3 or a Patent Challenge as specified in Section 8.5, and to the extent that any reduction has already occurred pursuant to this Section 4.6 (including if any Permitted Deduction remains outstanding), such reduction shall not operate to reduce the royalty rates specified by those Sections 8.3 and 8.5 or royalties payable to Palomar as a result thereof.

4.7. Royalty Disputes.

(a) Royalty Dispute and Escrow Account. If Palomar and any of Cutera or Cutera Affiliates shall in good faith dispute whether (i) Cutera has an obligation to pay to Palomar royalties for the Sale by Cutera or any Cutera Affiliates of any module, product, system, component or accessory, or the appropriate amount of such payment, in each case other than any Cutera Current Product, based on whether the manufacture, use or sale of such item infringes the Anderson Patents, or whether such item should be categorized as a Cutera Hair Module or Cutera Other Module, or as a Cutera Hair Product or Cutera Combination Product or Cutera Other Product, as applicable hereunder (but not based on any other dispute involving royalties, such as the amount of royalties payable on Net Sales for sales of any module, product, system, component or accessory the categorization of which is not in dispute, the application of the Net Sales definition, audit disputes, payment performance by Cutera, whether any person or entity is a Cutera Affiliate or Excluded Third Party hereunder, etc.), or (ii) any dispute regarding the applicability of Section 4.6(a) (including the amount of any Permitted Deduction, but not the actual deductions by Cutera of same once the amount of Permitted Deduction is agreed to), then in each case of (i) and (ii), the subject Parties (plus Cutera if the affected Party is a Cutera Affiliate) shall first attempt to resolve such dispute (a “Royalty Dispute”) in accordance with Section 6. If such Parties are unable to resolve a Royalty Dispute as provided in Section 6, then within seventy-five (75) days of the applicable Dispute Notice Date from Section 6.1 for such Royalty Dispute, Cutera shall deposit those royalty amounts that Palomar believes in good faith it is owed hereunder and that Cutera has failed or refuses to pay to Palomar (collectively, the “Disputed Amounts”) into an escrow account (the “Escrow Account”). The Escrow Account shall (1) be under the control of an independent escrow agent that is a U.S. recognized banking or financial institution and that is reasonably acceptable to Palomar, (2) accrue interest on all deposited Disputed Amounts at a commercially reasonable rate, and (3) require that such escrow agent distribute all deposited Disputed Amounts (plus interest and minus fees for the Escrow Account) at the mutual direction of such Parties or as provided by a court or other decision-maker agreed to by such Parties. In addition, all fees charged by such escrow agent for the Escrow Account (the “Escrow Fees”) shall be paid from the deposited Disputed Amounts, subject to recovery as provided in Section 4.7(b). All subsequent disputed or unpaid royalties related to an unresolved Royalty Dispute shall be deposited by Cutera as additional deposited Disputed Amounts in the applicable Escrow Account for such Royalty Dispute when the payment would be due hereunder for those royalties. It is understood and agreed that a new

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Escrow Account shall be established for a Royalty Dispute that is unrelated to any then unresolved Royalty Disputes. This Section 4.7 shall be in addition and without prejudice to any Party’s other rights or remedies hereunder.

(b) Costs. In the event that Cutera has deposited, or is obligated to deposit, any amounts in an Escrow Account as provided in Section 4.7(a) for a Royalty Dispute, then in the event that an unresolved Royalty Dispute is submitted for resolution to arbitration pursuant to Section 4.7(c) or, solely in the event that the obligation to arbitrate set forth herein is determined by a court of competent jurisdiction to be unenforceable or either Party seeks to enforce the results of such arbitration as provided in Section 4.7(c), there is any other suit or action regarding same, the prevailing Party in such arbitration (such prevailing Party to be identified pursuant to Section 4.7(c)), suit or action with respect to the issue(s) giving rise to such Royalty Dispute shall be entitled to recover from the losing Party all reasonable out-of-pocket fees, costs and expenses (including those of attorneys, professionals and accountants and all those arising from appeals and investigations) incurred by the prevailing Party in connection with such Royalty Dispute on or after the applicable Dispute Notice Date, as well as all applicable Escrow Fees (collectively, “Expenses”). In the event that one Party prevails on some issues, and the other Party prevails on other issues, involved in such Royalty Dispute, then each Party shall be entitled to recover from the other Party an amount equal to the product calculated by multiplying (1) the sum total of both Parties’ Expenses for such Royalty Dispute, with (2) such Party’s Winning Percentage, wherein “Winning Percentage” shall mean the (i) the sum of the monetary value of the applicable Disputed Amounts for each issue on which a Party prevailed, divided by (ii) all of the applicable Disputed Amounts.

(c) Arbitration. The Parties acknowledge and agree that any Royalty Dispute (as defined and limited above in Section 4.7(a)) shall be subject to the terms of this Section 4.7, and neither Party shall file any action in any court with respect to the subject matter of any Royalty Dispute except as expressly permitted under this Section 4.7(c). Any Party may submit any Royalty Dispute unresolved in accordance with Section 4.7(a) or within thirty (30) days of the end of the process in Section 6.1 to be finally settled by arbitration administered in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time of submission, unless such Royalty Dispute cannot be resolved without an adjudication of the material rights and/or obligations of a Third Party, in which case the remainder of this Section 4.7(c) shall not apply but Section 6.1 shall apply (unless such Third Party agrees to be bound in writing to all these arbitration terms in this Section 4.7). The arbitration shall be heard and determined by three (3) arbitrators. Cutera and Palomar shall each appoint one arbitrator and the third arbitrator shall be selected by such two Party-appointed arbitrators, or, failing agreement within sixty (60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in Boston, MA. The arbitration award so given (i) shall be a final and binding determination of the applicable Royalty Dispute, (ii) shall be fully enforceable in any court of competent jurisdiction, and (iii) shall not include any damages expressly prohibited by Section 5.5 but shall include the shifting of fees, costs and expenses contemplated by Section 4.7(b) (including a determination of which Party is the prevailing Party). Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Palomar nor Cutera nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Palomar and Cutera.

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4.8. Annual Reports for Annual Audits. For calendar year 2006 and each calendar year thereafter as long as royalties are owed to Palomar hereunder, Cutera shall prepare for review by the Independent Accountant (as defined in Section 4.10(a)) in connection with the Annual Audit a written annual report (each, an “Annual Report”) showing, on a country-by-country basis, for all Sales by Cutera and Cutera Affiliates: (i) the Net Sales of all Licensed Products for which royalties are owed under Section 4.4 during such year and a reasonably detailed calculation of such Net Sales, including separately identifying Sales made by Cutera and Cutera Affiliates and the calendar quarter during which those Sales were made and including the amount and reasons for any deductions from Actual Amounts; (ii) the royalties in U.S. dollars paid to Palomar during such year and royalties still owed to Palomar for such Net Sales; (iii) the dates of the first commercial sale of any new Licensed Product that occurred during such year and Cutera’s proposed categorization of such new Licensed Product, provided that such categorization shall be subject to Section 4.7; (iv) the exchange rates used in determining the amount of U.S. dollars; (v) the reclassification of any Cutera Product or Cutera Other Product from one category to another or within types of Cutera Combination Products identified in the table above, and a reasonably detailed description for such reclassification; (vi) information required by Section 4.6 concerning the Permitted Deduction (if applicable), including the amount deducted in any prior calendar year and the amount remaining, and (vii) all serial number information regarding specific examples of Cutera Combination Products and Cutera Modules for use with them, including all other information reasonably necessary, to explain any royalty calculation for Sales of such Products and Modules. Each Annual Report shall be due to the Independent Accountant on or before February 15 after the applicable calendar year. The receipt or acceptance by the Independent Accountant of any Annual Report shall not prevent Palomar from subsequently challenging the validity or accuracy of such Annual Report or royalty payments based thereon. Without limiting anything else herein, the Annual Report shall be regarded as Cutera’s and Cutera Affiliates’ confidential information and subject to the provisions set forth in Section 4.10(c).

4.9. Records. Cutera and Cutera Affiliates shall keep complete and accurate records for seven (7) years after the Sale of a Cutera Product or Cutera Module, including records of Net Sales of Cutera Products and Cutera Modules.

4.10. Audits.

(a) Initial Audit. After the Effective Date, Cutera and Cutera Affiliates shall permit a nationally certified, independent public accountant (which the Parties hereby agree shall include Pricewaterhouse Coopers) selected by Palomar (“Independent Accountant”) to have access during normal business hours, at Cutera and any Cutera Affiliate’s premises, to such of the records of Cutera and Cutera Affiliates as may be reasonably necessary to verify the accuracy of the royalty payments under Section 4.2, Section 3(a)(ii) of the Settlement Agreement, and interest thereon (the “Initial Audit”). In the event that such Independent Accountant concludes that additional royalties or interest thereon are owed for the period before April 1, 2006, the additional royalty shall be paid within thirty (30) days of the date Palomar delivers to Cutera such Independent Accountant’s written report so concluding, together with interest calculated in the manner provided by Section 4.2; in the event that such Independent Accountant concludes that Cutera overpaid royalties owed on past Sales of Licensed Products, then Cutera may credit such over-payment against future amounts owed Palomar hereunder but otherwise Palomar shall

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not be obligated to reimburse any such over-payment. The fees charged by such Independent Accountant for the Initial Audit shall be paid by Palomar unless the Initial Audit discloses that the royalties and interest payable by Cutera pursuant to Section 4.2 and Section 3(a)(ii) of the Settlement Agreement are greater than fifty thousand dollars (U.S. $50,000) more than the royalties and interest actually paid, in which case Cutera shall pay the actual fees and expenses charged by such Independent Accountant.

(b) Annual Audit. On or after February 15 following calendar year 2006 and each calendar year thereafter as long as royalties are owed to Palomar hereunder, Cutera and Cutera Affiliates shall permit an Independent Accountant to have access during normal business hours, at Cutera and any Cutera Affiliate’s premises, to such of the records of Cutera and Cutera Affiliates as may be reasonably necessary to verify the accuracy of the Annual Report and payments hereunder for the prior calendar year (each, an “Annual Audit”). Cutera shall only be subject to an audit one time with respect to each calendar year. The Independent Accountant shall provide a written report for each such Annual Audit to Palomar, provided that such written report shall only disclose the summary amounts and aggregated data, any additional royalties payable by Cutera or royalty overpayments previously made by Cutera, and the source of any such discrepancies and reasonable data in support thereof, provided further that such report can include the amount of royalties payable for each quarter broken out by (i) U.S. sales and (ii) all other sales (collectively the “Written Report”). In the event that such Independent Accountant concludes that additional royalties are owed for the applicable calendar year, the additional royalty shall be paid within thirty (30) days of the Independent Accountant delivers to Cutera such Independent Accountant’s written report so concluding, together with interest calculated in the manner provided by Section 4.11; in the event that such Independent Accountant concludes that Cutera overpaid royalties owed on past Sales of Licensed Products, then Cutera may credit such over-payment against future amounts owed Palomar hereunder but otherwise Palomar shall not be obligated to reimburse any such over-payment. The fees charged by such Independent Accountant for Annual Audits shall be paid by Cutera.

(c) Confidentiality. Palomar agrees that all Annual Reports, such Independent Accountant’s report and all information subject to review under this Section 4.10 is confidential and that only the Written Report may be disclosed to Palomar by such Independent Accountant. Palomar shall cause such Independent Accountant to retain all such information in confidence, and Palomar shall not provide all or any portion of the Written Report to MGH unless and until MGH agrees in writing to retain all such information in confidence. Palomar hereby covenants and agrees that Palomar may not use any such information for any purpose other than determining whether Cutera or any Cutera Affiliate has complied with its obligations under, and enforcing the terms of, this Agreement. Palomar further agrees that, until such time as such information is no longer confidential through no fault of Palomar, Palomar Affiliates, MGH or MGH Affiliates, Palomar shall maintain such information in confidence and treat it in a manner at least as restrictive as the manner in which Palomar treats its own confidential information of similar nature and in any event not less than with a reasonable degree of care.

4.11. Payments. Royalties accrued by the end of a calendar quarter shall be due and payable on the forty-fifth (45th) day following the close of each calendar quarter. The receipt or acceptance by Palomar of any royalty payment shall not prevent Palomar from subsequently challenging the validity or accuracy of such payment. Late royalty payments, together with

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interest thereon accruing under this Agreement from the date when due, shall be payable immediately upon discovery. Any credits to be taken by Cutera as a result of deductions to the royalties already paid shall be taken from the next payment due hereunder. All payments under this Agreement shall be made when due hereunder in U.S. dollars by transfer to Palomar to the bank account specified below or such other bank account as Palomar may designate from time to time. Any payments which fall due on a date which is a legal holiday in the jurisdiction in which the bank account resides may be made on the next following day which is not a legal holiday in such jurisdiction. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, for clarity, excluding the payment actually made pursuant to Section 4.2(a) but including interest on any Initial 7.5% Under-Payment owed pursuant to Section 4.2(b). Interest payable shall be calculated on a compound basis with a monthly compounding period from the date the payment was due until the date payment is received by Palomar.

Bank Name:	Banknorth
Bank Address:	370 Main Street
Worcester, MA 01608
Palomar Medical Technologies, Inc.
Account No. 8241022982
ABA No. 211370545

4.12. Taxes and Other Charges. In addition to any other amounts due hereunder, Cutera and Cutera Affiliates shall pay all foreign, federal, state, municipal and other governmental excise, sales, use, property, customs, import, value added, gross receipts and other taxes, fees, levies and duties of any nature now in force or enacted in the future that are assessed upon or with respect to the manufacture, use, offer for sale, sale or importation of the Licensed Products, any royalties or other payments made or owing hereunder, or otherwise arising in connection with this Agreement or any transactions contemplated hereby, but excluding taxes based on Palomar’s net income. If Cutera is required by law to make any deduction or withhold from any sum payable to Palomar by Cutera hereunder, then the sum payable by Cutera upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Palomar receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Palomar would have received and retained in the absence of such required deduction or withholding.

4.13. Mutual Convenience of the Parties. The royalty obligations set forth hereunder (including the royalties payable on Licensed Products manufactured in more than one country as provided in Section 4.5(c) and Section 4.7 addressing Royalty Disputes), have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties to Palomar. Cutera and Cutera Affiliates each hereby stipulates to the fairness and reasonableness of such royalty obligations and covenants not to allege or assert, or allow any Cutera Sublicensees, or allow, cause or encourage or support any Third Party to allege or assert, that such royalty obligations are unenforceable or illegal in any way or amount to patent misuse. Notwithstanding the acknowledgments and restrictions contained in this Section 4.13, upon learning or being notified of any employee or consultant of Cutera or any Cutera Affiliate, who is not a director or officer thereof, making statements or

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otherwise taking actions contrary to any such acknowledgments or restrictions, Cutera and Cutera Affiliates shall promptly use commercially reasonable efforts to end such statements and actions, and the prompt exercise of such commercially reasonable efforts shall be deemed to satisfy Cutera’s and Cutera Affiliates’ covenants set forth in the immediately preceding sentence with respect to such employee or consultant, it being understood that those acknowledgments and restrictions shall apply without qualification to all others, including directors and officers of Cutera and Cutera Affiliates.

5. Representations and Warranties with License; Disclaimer; No Consequentials; Covenants Not to Sue.

5.1. General. Each of Cutera and Palomar represents and warrants to the other as of the Effective Date that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, and has full corporate power and authority to enter into this Agreement;

(b) it has all sufficient right and authority to grant the sublicenses, covenants not to sue specified in Section 5.6 and the other rights granted to the other Party and its Affiliates hereunder;

(c) this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles; and

(d) it is not subject to a petition for relief under any bankruptcy legislation, it has not made an assignment for the benefit of creditors, it is not subject to the appointment of a receiver for all or a substantial part of its assets, and it is not contemplating taking or becoming subject to any of the foregoing.

5.2. By Cutera. Cutera represents and warrants to Palomar as of the Effective Date that (i) together, Exhibit C and Exhibit D contain a complete and accurate list of all products and systems, and components, accessories and replacement parts for use therewith, Sold by Cutera or any Cutera Affiliates as of the Effective Date, whose manufacture, use or sale infringes one or more Valid Claims of the Anderson Patents, and (ii) Exhibit A contains a complete and accurate list of all persons or entities that are Cutera Affiliates or Cutera Covenanting Affiliates as of the Effective Date as contemplated by Section 1.1(b).

5.3. By Palomar. Palomar represents and warrants to Cutera as of the Effective Date that Exhibit B contains a complete and accurate list of all Patents issued or pending as of the Effective Date that claim priority (directly or indirectly) to one or the other Patent applications that issued as U.S. Patent Nos. 5,595,568 or 5,735,844.

5.4. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, OR ARISING BY CUSTOM OR TRADE USAGE, WITH RESPECT

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TO THE LICENSED PRODUCTS, PALOMAR CURRENT PRODUCTS (AS DEFINED BELOW), ANDERSON PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, (i) THAT ANY PRODUCT OR SYSTEM, OR ITS DEVELOPMENT, MANUFACTURE, MARKETING, SALE, IMPORTATION, DISPOSITION OR USE, OR ANY OTHER ACTIVITIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY, (ii) AS TO THE QUALITY OR PERFORMANCE OF ANY SUCH ITEMS, OR (iii) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT.

5.5. No Consequential Damages. OTHER THAN FOR CUTERA’S AND CUTERA AFFILIATES’ INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR LOSS OF USE), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR ANY CAUSE OF ACTION RELATING TO THE LICENSED PRODUCTS, PALOMAR CURRENT PRODUCTS, ANDERSON PATENTS OR ANY OTHER ITEMS OR RIGHTS PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH PARTY KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE.

5.6. Covenants Not to Sue.

(a) By Palomar. Palomar hereby covenants that Palomar and Palomar Affiliates shall not sue or assert any claim or counterclaim against any Cutera Parties, or support or encourage any Third Party to do any of the foregoing, on the basis that the manufacture, have manufactured, use, sale, offer for sale or importation of any Cutera Current Products (but no other goods or services) in the Professional Field, occurring before or on the Effective Date, or after the Effective Date until the end of the Term (but not thereafter), constitutes patent infringement of any Subject Palomar Claims. Palomar shall impose the foregoing covenant on any Third Party to which Palomar or any Palomar Affiliate may after the Effective Date Transfer any Subject Palomar Claims in the Professional Field along with the right to enforce the same in the Professional Field. For clarity, nothing contained in this Section 5.6(a) shall limit any remedies under any Patents in the Consumer Field.

(b) By Cutera. Cutera hereby covenants that Cutera and Cutera Covenanting Affiliates shall not sue or assert any claim or counterclaim against any Palomar Parties, or support or encourage any Third Party to do any of the foregoing, on the basis that the manufacture, have manufactured, use, sale, offer for sale or importation of any Palomar Current Products (but no other goods or services) in the Professional Field, occurring before or on the Effective Date, or after the Effective Date until the end of the Term (but not thereafter), constitutes patent infringement of any Subject Cutera Claims. Cutera shall impose the foregoing covenant on any Third Party to which Cutera or any Cutera Covenanting Affiliate may

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after the Effective Date Transfer any Subject Cutera Claims in the Professional Field along with the right to enforce the same in the Professional Field. For clarity, nothing contained in this Section 5.6(b) shall limit any remedies under any Patents in the Consumer Field.

(c) Breach of Contract. Nothing contained in this Section 5.6 shall limit any Party’s remedies with respect to a breach of this Agreement, the Settlement Agreement or the Litigation Filings.

(d) Term of Section 5.6 Covenants. For clarity, the covenants contained in Sections 5.6(a) and 5.6(b) shall apply to all activities that occur before and during the Term, but not thereafter. Thus, after this Agreement expires, such covenants shall continue to apply to those activities that have already occurred but shall not apply to any activities occurring after the Term ends.

(e) Definitions. For purposes of this Agreement:

(i) “Allowed Improvements” shall mean only those changes or improvements (hereinafter referred to as “changes” and “changed” products in this Section 5.6(e)) to either a Cutera Current Product or Palomar Current Product, as applicable, that satisfies each of the two following criterion:

(1) such change is not a substantial modification to the functionality of the applicable product (for example, each of the following changes amounts to a substantial modification to functionality and thus do not satisfy this clause (1) and is not an “Allowed Improvement” hereunder: changes providing a different method of treatment, or changing the type of light source employed (e.g., flashlamp changed to laser diode); excluding those changes in the immediately preceding parenthetical of this clause (1), for clarity, each of the following changes does not amount to a substantial modification to functionality: changes to a user interface, software changes, changes to power source, changes to a treatment spot size, changes in wavelength or the way in which optical radiation is applied to the skin (e.g., lenses), changes in filter properties, changes in or additions of tissue cooling apparatus, changes in pulse duration and changes in output energy, fluence or optical intensity; and

(2) the making, using or selling of such changed product does not infringe any claims of the Subject Palomar Claims or Subject Cutera Claims, respectively (i.e., for a Cutera Current Product, the Palomar Subject Claims, and for a Palomar Current Product, the Cutera Subject Claims), that the product before such change(s) and in the form sold as of the Effective Date, did not infringe; that is, if the changed product infringes a claim of the other Party’s Subject Claims that the product as of the Effective Date did not, then such changed product does not satisfy this clause (2) and is not an “Allowed Improvement” to such product hereunder. For clarity, the foregoing infringement test (w) shall be on a claim-by-claim (not Patent-by-Patent) basis, (x) shall be conducted only on U.S. Patents and no others, (y) shall apply only to claims of issued U.S. Patents, provided that once a U.S. patent application issues that is either Party’s Subject Claim hereunder, then the foregoing infringement test shall be run for such newly issued U.S. Patent (looking back to the Effective Date for the product before such changes and as of the issuance date for the changed product), and (z) likewise, shall apply to any newly acquired or in-licensed Subject Claims for either Party (again, looking back to the Effective Date for the product before such changes and as of the license or acquisition date for the changed product).

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(ii) “Cutera Covenanting Affiliates” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Cutera, in each case only for so long as such person or entity satisfies the foregoing requirements.

(iii) “Cutera Current Products” shall mean (1) only the Cutera Combination Products and handpieces listed in Exhibit C under the heading “List of Cutera Combination Products”, (2) only the Cutera Hair Products and handpieces listed in Exhibit D, and (3) only the Solera Titan System which is not sold for use with a PW770 handpiece, in each case of clauses (1), (2) and (3) substantially in the configurations Sold or marketed by Cutera or Cutera Affiliates in the United States as of the Effective Date, solely as described and depicted in the brochures set forth in Exhibit G for each such product, plus only Allowed Improvements thereto, regardless of the model number or product name associated with such product or configuration; any changes to such products that are not Allowed Improvements to the applicable product shall not, nor shall the changed product resulting therefrom, be covered by the covenants set forth in Section 5.6(a). Upon any change to any such products that is not an Allowed Improvement hereunder, the entire changed product in question, even with respect to those portions incorporating technology that was covered as of the Effective Date by the covenants set forth in Section 5.6(a), shall not be covered by the covenants set forth in Section 5.6(a). For purposes of this Section 5.6(e)(iii) and Section 5.6(e)(vi), for clarity, the references to “United States” therein shall not limit the geographical scope to which the covenants contained in Sections 5.6(a) and 5.6(b) apply but shall limit the identity and configurations of the products subject to such covenants.

(iv) “Cutera Parties” shall mean Cutera and Cutera Affiliates, all of their respective officers, directors, employees, agents, trustees, attorneys, heirs, administrators, executors, successors and assigns, customers, suppliers, importers, manufacturers, distributors and any other Third Party that makes, uses, sells, offers for sale or imports any Cutera Current Products.

(v) “Palomar Parties” shall mean Palomar and Palomar Affiliates, all of their respective officers, directors, employees, agents, trustees, attorneys, heirs, administrators, executors, successors and assigns, customers, suppliers, importers, manufacturers, distributors and any other Third Party that makes, uses, sells, offers for sale or imports any Palomar Current Products.

(vi) “Palomar Current Products” shall mean only the products of Palomar listed on Exhibit H-1, in each case substantially in the configurations Sold or marketed by Palomar or Palomar Affiliates in the United States as of the Effective Date, solely as described and depicted in the brochures set forth in Exhibit H-2 for each such product, plus only Allowed Improvements thereto, regardless of the model number or product name associated with such product or configuration; any changes to such products that are not Allowed Improvements to the applicable product shall not, nor shall the changed product resulting therefrom, be covered by the covenants set forth in Section 5.6(b). Upon any change to any such products that is not an

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Allowed Improvement hereunder, the entire changed product in question, even with respect to those portions incorporating technology that was covered as of the Effective Date by the covenants set forth in Section 5.6(b), shall not be covered by the covenants set forth in Section 5.6(b).

(vii) “Subject Cutera Claims” shall mean all Patents owned or otherwise controlled or for which there is the right to bring any action for infringement (including by way of license) by Cutera or any Cutera Covenanting Affiliate on or after the Effective Date (including, for clarity, all Patents first so owned or controlled (including by way of license) on or after the Effective Date as the result of any Acquisition (as defined in Section 2.2(e)(i)) by Cutera or any Cutera Covenanting Affiliate or any Assignment of this Agreement by Cutera or any Cutera Affiliate).

(viii) “Subject Palomar Claims” shall mean all Patents owned or otherwise controlled or for which there is the right to bring any action for infringement (including by way of license) by Palomar or any Palomar Affiliate on or after the Effective Date (including, for clarity all Patents first so owned or controlled (including by way of license) on or after the Effective Date as the result of any Acquisition by Palomar or any Palomar Affiliate or any Assignment of this Agreement by Palomar).

6. Disputes.

6.1. Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to any Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, the Parties agree to adhere to the following procedures if and when a dispute arises under this Agreement: by a written notice sent by a Party, any such disputes shall be first referred to executive officers designated by each affected Party (plus Cutera if the affected Party is a Cutera Affiliate) (the date of such notice, the “Dispute Notice Date”). If such executive officers are unable to resolve such a dispute within thirty (30) days of the Dispute Notice Date, the matter shall be presented to the chief executive officers of such Parties, or their respective designees (which designees must be senior executives), for resolution through good faith discussions. In the event that the chief executive officers or their designees cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, any such Parties may take such other lawful action as such Party deems appropriate in its sole discretion, including pursuing litigation against the others, except with respect to a Royalty Dispute, which shall be governed by Section 4.7(c).

6.2. Equitable Relief. Notwithstanding the dispute resolution procedures set forth in Sections 4.7(c) and 6.1, but subject to the limited restriction on equitable relief for Palomar in paragraph (II) of Section 8.3(a), in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to the applicable dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the applicable dispute resolution procedure.

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6.3. Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the dispute resolution procedures set forth in Sections 4.7(c) and 6.1 are pending, and the Parties shall cooperate in taking all actions reasonably necessary to achieve such a result.

7. Indemnification by Cutera. Cutera and Cutera Affiliates shall indemnify, pay on demand, defend and hold Palomar and Palomar Affiliates and their respective directors, officers, employees and agents harmless from and against any and all claims, demands, actions, losses, liabilities, damages and expenses (including reasonable costs and expenses of attorneys, professionals and accountants) (collectively, “Losses”) that arise out of or are incurred in connection with development or manufacture of any Licensed Products or the marketing, distribution, sale, disposition or use by anyone (including Cutera, Cutera Affiliates, Cutera Sublicensees and any of their agents, resellers and customers) of any such Licensed Products or provision by anyone of any related services. The foregoing shall include, without limitation, indemnification by Cutera and Cutera Affiliates against all Losses that arise out of or are incurred in connection with (i) any representation, warranty or agreement that is made by Cutera or any Cutera Affiliates (or any Cutera Sublicensees or agents or resellers of the foregoing) to or with any reseller, customer or other Third Party with respect to any Licensed Product or related service or that otherwise arises out of any such transaction, or (ii) any claim that any such Licensed Product or part thereof is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Licensed Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence. Palomar may participate at its own expense in the defense of any such Losses. Notwithstanding the foregoing, Cutera shall have sole control of any such defense, provided that Cutera and Cutera Affiliates, in the defense of any such Losses, shall not, except with the approval of Palomar, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against Palomar, or (2) does not include as a term thereof the giving by the claimant to Palomar an unconditional release from all liability in respect to such Losses.

8. Term; No Termination.

8.1. Term. This Agreement shall become effective as of April 1, 2006 (subject to the last sentence of Section 2 of the Settlement Agreement), and shall remain in full force and effect (unless otherwise shortened as provided in Section 8.4) until the later of (i) the date there are no more Valid Claims contained within the Anderson Patents; provided that for purposes only of determining the foregoing date, the Other Anderson Patents shall not be taken into consideration, or (ii) the date there are no more Valid Claims subject to the covenants not to sue contained in Section 5.6, provided however that Cutera and the Cutera Affiliates shall not owe any royalty on Sales made after there are no more Valid Claims contained within the Anderson Patents (the “Term”). This Agreement is not terminable for any reason.

8.2. Effect of Expiration. Expiration of this Agreement shall not affect any rights or obligations of the Parties, including the payment of amounts due, which have accrued up to the date of such expiration. Upon expiration of this Agreement, the provisions of Sections 1, 2.2(b), 3.4(a), 4.5(a), 4.5(e), 4.5(g), 4.7 to 4.13, 5.4, 5.5, 5.6, 6, 7, 8 and 9 shall survive and shall continue in full force and effect in accordance with their terms.

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8.3. Consequences of Breach.

(a) Breach and Exclusive Remedies. If Palomar or any Palomar Affiliates on the one hand or Cutera or any Cutera Affiliates on the other breaches this Agreement and such breach remains uncured for more than (i) twenty (20) days in the case of nonpayment or (ii) forty-five (45) days in the event of any other breach, in each case of clauses (i) and (ii) after the receipt by the breaching Party of notice specifying the breach and requiring its remedy, provided, in each case of clauses (i) and (ii), prior to such notice being delivered, the Parties had fully complied with Section 6.1 (except as may otherwise be provided in Section 6.2);

then on each such occasion, the non-breaching Party shall have the right:

(I) to seek monetary damages for such breach, whether or not cured, and/or

(II) to seek equitable relief (including restraining orders, specific performance or other injunctive relief) to prevent such uncured breach from continuing or such breach from occurring again in the future; provided, that in no event under this paragraph (II) shall Palomar have the right to seek any such equitable relief, under this Agreement, the Settlement Agreement, the Litigation Filings or the Anderson Patents, to prevent Cutera or any of Cutera Affiliates or Cutera Sublicensees from making, using, selling, offering for sale or importing any Licensed Product (including those activities necessary for the development and commercialization of any such Licensed Product, such as purchasing supplies and parts for, distributing, marketing, promoting, servicing, testing and exporting the same) to the extent (but only to the extent) such Licensed Product falls within the scope of the sublicense grant set forth in Section 2.1. For avoidance of doubt and without limitation, the foregoing limited restriction on Palomar’s equitable relief under this paragraph (II) shall not apply (i) to any activities within the Consumer Field, (ii) to any of Cutera’s or Cutera Affiliates’ obligations under Section 3.2, or (iii) to any Patents other than the Anderson Patents (unless and only to the extent that for this clause (iii) Palomar’s covenant not to sue under Section 5.6(a) should apply, and then only because of such covenant and not the foregoing proviso of this paragraph (II));

provided that:

(A) If Cutera materially breaches this Agreement and fails to cure such material breach within the applicable time period specified above, without prejudice to any of Palomar’s other rights or remedies under this Section 8.3, Palomar may elect by written notice from Palomar to Cutera to require from the date of Cutera’s receipt of notice from Palomar of the occurrence of such material, uncured breach until the end of the Term that (i) the royalty rate payable under Section 4.4 shall increase from seven and one half percent (7.5%) to fifteen percent (15%), and (ii) all past royalties owed to Palomar as a result of such royalty increase shall be due with the next payment due Palomar under Section 4.11; and

(B) the Parties acknowledge and agree that the remedies provided for in this Section 8.3 are the sole and exclusive remedies for any breach of this Agreement, and no breach of this Agreement or the Settlement Agreement or the Litigation Filings shall constitute grounds for termination of this Agreement or any of the rights or obligations set forth herein.

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(b) Exemplary Material and Non-Material Breaches. To clarify what amounts to a material and non-material breach under this Agreement, the Parties acknowledge and agree that:

(i) Breach of the following is material:

(1) Substantial non-compliance with the audit process specified in Section 4.10;

(2) provisions limiting the sublicense grant set forth in Section 2.1 to outside the Consumer Field (including Section 2.1 itself and Sections 2.2(a), 2.2(b) and 3.2);

(3) Failure to pay any amounts owed Palomar hereunder after notice from Palomar in accordance with Section 8.3(a) and Cutera’s failure to cure within the 20-day period provided therein;

(4) provisions limiting the covenants not to sue set forth in Section 5.6 to the Professional Field;

(5) failing to comply with the process of resolving any Royalty Dispute (including escrowing all Disputed Amounts in the Escrow Account as required by Section 4.7(a)) and abiding by the arbitrators’ decision; and

(6) all other provisions that expressly refer to “material breach” hereunder;

(ii) Breach of the following is non-material:

(1) unintentional underpayment under Section 4.2(a) (as set forth in Section 4.2(b));

(2) all obligations concerning Excluded Third Parties (including provisions in Sections 1.1(b), 1.7, 2.2(a), 2.2(e) and 9.3(a));

(3) unintentional failure to pay all amounts owed Palomar hereunder; and

(4) patent marking as required by Section 2.2(c).

The Parties acknowledge and agree that the foregoing list of material and non-material breaches is illustrative only and is not intended to be exhaustive examples of either category of breach.

(c) Other Provisions. In support of and to clarify this Section 8.3:

(i) Cutera and Cutera Affiliates acknowledge and agree that that the damages to Palomar and its business resulting from any material, uncured breach by any of them may not be susceptible to precise determination, and thus that the increase in the royalty rate to fifteen percent (15%) as provided above is a reasonable approximation of such damage and shall be deemed to be liquidated damages and not a penalty.

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(ii) Cutera, Cutera Affiliates, Palomar and Palomar Affiliates shall not directly or indirectly (a) bring, pursue, maintain, assert or raise, (b) for Cutera and Cutera Affiliates, allow, cause or support any Cutera Sublicensee to bring, pursue, maintain, assert or raise or (c) cause or support any Third Party to bring, pursue, maintain, assert or raise (in each case including in connection with any action brought by a Party or its Affiliates), in each case any claim, counterclaim, defense or other contention or assertion in any court or other governmental forum of competent jurisdiction (including any patent office) contrary to the agreements of the Parties in this Section 8.3 (including regarding any aspect or application of the fifteen percent (15%) royalty rate in accordance with the terms of this Agreement).

(iii) Cutera, Cutera Affiliates, Palomar and Palomar Affiliates each acknowledges and agrees that all the provisions of this Section 8.3 are reasonable, valid and necessary for the adequate protection of each of the Parties’ interests (including, for Palomar, its interest in and to the Anderson Patents), especially in light of the fact that this Agreement is non-terminable, and that none of the Parties would have entered into this Agreement without all of the provisions of this Section 8.3 (including, for Palomar, that Palomar would not have granted to Cutera and Cutera Affiliates the non-exclusive sublicense under the Anderson Patents provided for in Section 2 for the full Term even if Cutera or any Cutera Affiliate breaches this Agreement without all the provisions of this Section 8.3).

(iv) In connection with any material, uncured breach by a Party or any of its Affiliates, the breaching Party and its applicable Affiliates shall reimburse the non-breaching Party for all reasonable costs and expenses of attorneys, professionals and accountants incurred by such non-breaching Party to respond to such material breach.

8.4. Bankruptcy. If Palomar or Cutera is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of such Party’s assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days, then the other Party may elect by written notice to such Party to shorten (but not extend) the Term from the period specified in Section 8.1 to one hundred and eighty (180) days after the end of such sixty (60) period.

8.5. Patent Challenges.

(a) Cutera and Cutera Affiliates shall not directly or indirectly (i) bring, pursue, maintain, assert or raise, (ii) allow, cause or support any Cutera Sublicensee to bring, pursue, maintain, assert or raise or (iii) cause or support any Third Party to bring, pursue, maintain, assert or raise (in each case including in connection with any action brought by Palomar to enforce Cutera’s obligation to pay royalties hereunder), in each case any claim, counterclaim, defense or other contention or assertion in any court or other governmental forum of competent jurisdiction (including any patent office) seeking a judgment or other decision that any claims of the Anderson Patents are invalid or unenforceable or not patentable or otherwise not proper (any such claim or other assertion, a “Patent Challenge”). In the event that any Patent Challenge is

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brought, pursued, maintained, asserted or raised in contravention of this Section 8.5(a), Cutera and Cutera Affiliates each understands and agrees that, in addition and without prejudice to any of Palomar’s other rights or remedies hereunder, (1) Cutera shall be in material breach of this Agreement, and (2) Cutera and Cutera Affiliates shall reimburse Palomar for all reasonable costs and expenses of attorneys, professionals and accountants incurred by Palomar and MGH to respond to and defend any such Patent Challenge.

(b) At any time in Palomar’s sole discretion or in the event that (x) the enforceability or legitimacy of the prohibition on Patent Challenges contained in Section 8.5(a) is challenged in any court or other governmental forum by Cutera, any Cutera Affiliates or any Third Party (including any governmental agency), or (y) such prohibition is held to be unenforceable or otherwise not legal by any court or other governmental agency of competent jurisdiction, then Palomar may elect by written notice to Cutera, in its sole discretion, at any time, to replace such prohibition in full with the following provision: with respect to any Patent Challenge, if either (1) it is determined by a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, that any of the claims of the Anderson Patents subject to such Patent Challenge are not held invalid or unenforceable, or (2) such Patent Challenge is not maintained or diligently pursued after being brought before any such determination, in addition and without prejudice to any of Palomar’s other rights or remedies hereunder, (i) from the date such Patent Challenge is first made and thereafter, the royalty rate payable under Section 4.4 shall increase from seven and one half percent (7.5%) to ten percent (10%) (and for any such time that the fifteen percent (15%) royalty is in effect as provided in Section 8.3, to seventeen and one-half percent (17.5%)), and (ii) Cutera and Cutera Affiliates shall reimburse Palomar for all reasonable costs and expenses of attorneys, professionals and accountants incurred by Palomar and MGH to respond to and defend such Patent Challenge. All additional royalties owed to Palomar as a result of such royalty increase shall be due within ten (10) days of the earlier of the date of such determination or the termination of such Patent Challenge before such determination.

(c) Cutera and Cutera Affiliates each acknowledges and agrees that the Cutera Hair Products and the Cutera Hair Modules, when used as part of a Cutera Combination Product, existing as of the Effective Date, infringe Valid Claim(s) of the Anderson Patents, and Cutera and Cutera Affiliates each covenants not to directly or indirectly (i) bring, pursue, maintain, assert or raise, (ii) allow, cause or support any Cutera Sublicensee to bring, pursue, maintain, assert or raise or (iii) cause or support any Third Party to bring, pursue, maintain, assert or raise (in each case including in connection with any action brought by Palomar to enforce Palomar’s obligation to pay royalties pursuant to Section 4.4), in each case any claim, counterclaim, defense or other contention or assertion in any judicial, governmental or other forum seeking a judgment or other decision that any of the foregoing items do not infringe any such Valid Claim(s). In the event that any such claim, counterclaim, defense or other contention or assertion is brought, pursued, maintained, asserted or raised in contravention of this Section 8.5(c), Cutera understands and agrees that it shall be in material breach of this Agreement.

(d) Cutera and Cutera Affiliates each acknowledges and agrees that all the provisions of this Section 8.5 are reasonable, valid and necessary for the adequate protection of Palomar’s interest in and to the Anderson Patents, and that Palomar would not have granted to Cutera and Cutera Affiliates the non-exclusive sublicense under the Anderson Patents provided

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for in Section 2 without all of the provisions of this Section 8.5. Palomar shall have the right, at any time in its sole discretion, to strike this Section 8.5 in part or in full from this Agreement, and Palomar shall have no liability of any kind whatsoever as a result of the presence or absence of this Section 8.5. This Section 8.5 shall not be understood or applied to alter any standing or jurisdictional requirements that may apply to any Patent Challenge.

9. General.

9.1. Entire Agreement; Counterparts. Other than with respect to the Settlement Agreement and the Litigation Filings, this Agreement (including the Exhibits and Appendices) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

9.2. No Agency or Joint Venture Relationship. Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or, in the case of Palomar, any Palomar Affiliates, or, in the case of Cutera, any Cutera Affiliates, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other Party.

9.3. Assignment.

(a) Cutera shall not, nor shall any Cutera Affiliate with respect to its rights and obligations hereunder, assign this Agreement, in whole or in part, or otherwise Transfer any of its rights or interests, nor delegate any of its obligations, hereunder, in any case whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Palomar in its sole discretion, provided that (1) Cutera may assign this Agreement as a whole to a Cutera Affiliate if such Cutera Affiliate assumes, and has the ability to perform, all of the obligations of Cutera under this Agreement, whereupon upon completion of any such permitted assignment, such Cutera Affiliate shall be treated as “Cutera” hereunder for all purposes, or (2) Cutera may assign this Agreement as a whole, and any Cutera Affiliate may assign its rights and obligations hereunder as whole, to Cutera’s or such Cutera Affiliate’s (as applicable) surviving or resulting entity in the event of an acquisition of Cutera or such Cutera Affiliate (as applicable) or any merger or other combination involving Cutera or such Cutera Affiliate (as applicable), provided that none of the Third Party(ies) involved in any such acquisition, merger or combination (including any successor entity or acquirer) is an Excluded Third Party. Any attempt to assign, Transfer or delegate all or any portion of this Agreement in violation of this Section 9.3(a) shall be void and constitute a material breach of this Agreement. Any of the following transactions shall, without limitation, be deemed an “Assignment” of a Party or any Cutera Affiliate for purposes of this Agreement (and thus subject to the prohibition set forth in the first sentence of this Section 9.3(a)): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving an entity pursuant to which the stockholders of such entity immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (ii) any

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“person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under such Act) (other than the applicable entity), directly or indirectly, of securities of such entity representing fifty percent (50%) or more of the combined voting power of such entity’s then outstanding securities; or (iii) a sale or other disposition by an entity of assets or earning power aggregating a majority of the assets or earning power of such entity or those assets relating primarily to the subject matter of this Agreement.

(b) Palomar may assign this Agreement as a whole, effective upon written notice to Cutera, (1) to a Palomar Affiliate if such Palomar Affiliate assumes, and has the ability to perform, all of the obligations of Palomar under this Agreement, or (2) to any entity as part of any Assignment provided that such entity assumes, and has the ability to perform, all of the obligations of Palomar under this Agreement. Any attempt to assign all or any portion of this Agreement in violation of this Section 9.3(b) shall be void.

(c) This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties and Cutera Affiliates. For clarity and without limiting the generality of this Section 9.3(c), any permitted assignee of Cutera or any Cutera Affiliate pursuant to Section 9.3(a) shall be bound by all of Cutera’s or such Cutera Affiliate’s, as applicable, obligations hereunder, including its royalty obligations under Section 4.4. Except as otherwise expressly provided herein (including in Sections 3.2(e) and 3.3(d)) and for the potential non-Party indemnitees identified in Section 7, there shall be no third-party beneficiaries, either express or implied, to this Agreement.

9.4. Severability. Except as otherwise expressly provided herein, if any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable (including the terms of Section 8.5) by a court of competent jurisdiction, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.5. Waivers; Amendments; Supplements. Except as expressly provided herein, no waiver by any Party of a breach of any covenant or condition of this Agreement by any other Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this Agreement or any Exhibit hereunder may not be changed or amended except by a writing expressly referring to this Agreement signed by both Parties.

9.6. Jurisdiction. Subject to and without limiting Section 4.7, the Parties hereby irrevocably consent to the exclusive jurisdiction and venue of any state or federal court sitting in the Commonwealth of Massachusetts, over any action or proceeding arising out of or relating to

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this Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each of the Parties consents to the jurisdiction of such court or courts and agrees that the service upon it of a summons and complaint by ordinary mail shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties. The Parties waive any objection to any action or proceeding in any state or federal court sitting in the Commonwealth of Massachusetts, on the basis of forum non-convenes, lack of personal jurisdiction or otherwise. Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.

9.7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement, patentability or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates, except to the extent such dispute is within the scope of Section 8.5, in which case the provisions of Section 8.5 shall govern such dispute.

9.8. Certain Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall bear its own costs and expenses arising out of the negotiation, execution and performance of this Agreement.

9.9. Cumulative Remedies. Except as otherwise expressly provided herein, no remedy granted to any Party herein shall be exclusive of any other remedy, and each remedy shall be cumulative with every other remedy herein or now or hereafter existing at law, in equity or otherwise.

9.10. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.11. Parties Advised by Counsel. This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has had the opportunity to seek advice of legal counsel. This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

9.12. Compliance. The Parties shall comply with all federal, state and local laws (including regulations, orders and ordinances) now or hereafter enacted, of any jurisdiction in which performance occurs or may occur hereunder. Without limitation, each Party hereby acknowledges that the rights and obligations of this Agreement are subject to the laws and regulations of the United States relating to the export of products and technical information, and it shall comply with all such laws and regulations. Except as otherwise expressly provided herein, each Party shall be solely responsible for its violations of any of the foregoing.

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9.13. Notices. All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to Palomar at:

Palomar Medical Technologies

82 Cambridge Street

Burlington, MA 01803

Attention: CEO

Facsimile: (781) 993-2377

with a required copy to:

Palomar Medical Technologies

82 Cambridge Street

Burlington, MA 01803

Attention: General Counsel

Facsimile: (781) 993-2377

and a further required copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Kingsley L. Taft, Esq.

Facsimile: (617) 523-1231

and to Cutera at:

Cutera, Inc.

3240 Bayshore Blvd

Brisbane, CA 94005

Attention: CEO

Facsimile: (415) 330-2446

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with a required copy to:

Cutera, Inc.

3240 Bayshore Blvd

Brisbane, CA 94005

Attention: General Counsel

Facsimile: (415) 330-2446

and a further required copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, CA 94065

Attention: Jared Bobrow, Esq.

Facsimile: (650) 802-3100

9.14. Captions, Section Headings. As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof” and “hereunder” refer to this Agreement as a whole. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2”, and references to “Section 2” would also refer to material contained in the section described as “Section 2.2(a)”).

[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal of the Effective Date.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Joseph P. Caruso
Name:	Joseph P. Caruso
Title:	CEO
Date:	June 2, 2006

CUTERA, INC.

By:	/s/ Kevin Connors
Name:	Kevin Connors
Title:	CEO
Date:	June 2, 2006

Exhibit A

Cutera Affiliates

•	Cutera Australia Pty Ltd.

•	Cutera Canada, Inc.

•	Cutera France SARL

•	Cutera GmbH

•	Cutera KK

•	Cutera Spain S.L.

•	Cutera Limited

•	Cutera Switzerland GmbH

Cutera Covenanting Affiliates

•	Cutera Australia Pty Ltd.

•	Cutera Canada, Inc.

•	Cutera France SARL

•	Cutera GmbH

•	Cutera KK

•	Cutera Spain S.L.

•	Cutera Limited

•	Cutera Switzerland GmbH

Exhibit B

Anderson Patents

Issued Patents

U.S. Patent Nos. 5,595,568 & 5,735,844

European Patent Nos. EP 0 806 913 B1; EP 1 230 900 B1 & EP 1 219 258 B1

(all validated in France, Germany, Great Britain, Italy, and Spain)

Chinese Patent No. ZL96191751.2

U.S. Patent No. 5,824,023

Pending Applications

Canada: Appl. No. 2210720

Europe: Appl. No. EP040077257 (Div of EP Appl. No. 02 07 6295.1)

Hong Kong: 03101029.0 (based on EP 1 230 900 B1)

Japan: Appl. No. 523673/96

Japan: Appl. No. TBA (Div of JP523673/96)

All Patent equivalents of each of the foregoing in other jurisdictions.

Exhibit C

List of Cutera Combination Products

CoolGlide Xeo, including the base unit and one or more of the following handpieces: CV Nd:YAG, Excel Nd:YAG, PW770, Titan, LP560, OPS600 and Acutip.

Solera Opus System, including the base unit and one or more of the following handpieces: PW770, LP560, OPS600, Titan and Acutip.

Narrative Regarding Definition of Cutera Combination Products

By way of example, and without limitation, if a Cutera Other Product includes an energy source module that is not a Cutera Hair Module, and Cutera or one or more Cutera Affiliates or Cutera Sublicensees begins at some time to market such energy source module for hair removal, such energy source module shall be deemed a Cutera Hair Module and all Sales of such Cutera product (previously deemed Cutera Other Product) shall thereafter be treated as Sales of Cutera Hair Products or Cutera Combination Products hereunder.

For clarity and without limitation, a product that was one type of product, e.g., a Cutera Other Product, may become another type of product, e.g., a Cutera Combination Product, for the reasons described above and in Section 4.4 (e.g., marketing of an energy source module for hair removal). However, product type is determined at the time of Sale. Thus, once a specific example of a Cutera product with a unique serial number is Sold, its product type is determined. That is, for example and without limitation, at the time of Sale, if a Cutera product is determined to be a Cutera Other Product (i.e., it is not capable of containing or using a Cutera Hair Module, e.g., the Solera Titan System), when a specific Cutera Other Product with a unique serial number is Sold it shall remain a Cutera Other Product hereunder even if such system is later modified to allow a Cutera Hair Module (e.g., PW770 handpiece) to be Sold for use with such specific Cutera Other Product. Thereafter, however, such Cutera product (e.g., modified Solera Titan System) shall be a Cutera Combination Product and future Sales of such product, that would previously have been categorized as Cutera Other Products upon their Sale, because they are now capable of using a Cutera Hair Module, shall be treated upon Sale as Cutera Combination Products hereunder.

Similarly, if a Cutera product is determined to be a Cutera Hair Product (i.e., it is not capable of containing or using a Cutera Other Module, e.g., the CoolGlide CV system), when a specific Cutera Hair Product with a unique serial number is Sold it shall remain a Cutera Hair Product hereunder even if such system is later modified to allow a Cutera Other Module (e.g., the Titan handpiece) to be Sold for use with such specific Cutera Hair Product. Thereafter, however, such Cutera product (e.g., modified CoolGlide CV System) shall be a Cutera Combination Product and future Sales of such product, that would previously have been categorized as Cutera Hair Products upon their Sale, because they now may use a Cutera Other Module, shall be treated upon Sale as Cutera Combination Products hereunder.

As a further example, as of and prior to the Effective Date, Cutera’s CoolGlide CV system is a Cutera Hair Product because it is capable of using only a Cutera Hair Module (i.e., a

i

CV Nd:YAG handpiece) and is not capable of using a Cutera Other Module. As of the Effective Date, the CoolGlide XEO system is a Cutera Combination Product because it is capable of using both at least one Cutera Other Module (e.g., Titan handpiece) and one Cutera Hair Module (e.g., a CV Nd:YAG handpiece or an Excel Nd:YAG handpiece). Cutera markets to its customers that they can “upgrade” the systems they buy to include additional features but, in many instances, this means that the customer returns one system and purchases a new system. For example, if a customer who purchased a CoolGlide CV wants to have the ability to perform skin tightening, the customer shall agree to return the CV and purchase a CoolGlide XEO system including a Cutera Hair Module (e.g., a CV Nd:YAG handpiece or an Excel Nd:YAG handpiece) and a Cutera Other Module (e.g., the Titan handpiece). Though Cutera markets this as an “upgrade”, it does not change the categorization of either the CV or XEO systems. The CV remains a Cutera Hair Product because as of its date of Sale it was not capable of using a Cutera Other Module.

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Exhibit D

Cutera Hair Products

CoolGlide CV System*

CoolGlide Excel System*

CoolGlide Vantage System*

*	Including associated handpieces and other accessories for each of the above systems. As of the Effective Date, the systems listed above in this Exhibit D are only sold with the CoolGlide Nd:YAG handpiece (single spot size) or the CV Nd:YAG handpiece or Excel Nd:YAG handpiece (variable spot size).

For clarity and without limitation, in addition to using optical radiation to remove hair, a Cutera Hair Product may further use optical radiation for treatment of skin (including treatment of vascular and pigmented lesions, acne, wrinkles, scars and tattoos, and for other dermatological applications), and other treatment or cosmetic purpose(s).

Exhibit E

Royalty Calculation Flow Charts

[omitted]

Exhibit F

Royalty Payments Owed On Cutera Combination Products

The examples set forth in this Exhibit are for clarification purposes only and are not intended to be limiting in any way.

Example One:

Cutera Sells a Cutera Combination Product (“Product One”), e.g., a CoolGlide Xeo system, without a CV Nd:YAG handpiece or Excel Nd:YAG handpiece* and with only a Cutera Other Module, e.g., a Titan handpiece. The Net Sales attributable to such Sale is $100. No royalty is owed Palomar on such Sale.

Cutera then Sells a Cutera Hair Module, e.g., a CV Nd:YAG handpiece or Excel Nd:YAG handpiece *, for use with Product One, with Net Sales attributable to the Sale of such Cutera Hair Module of $40. The Aggregate Net Sales for Product One, with the Cutera Other Module and the Cutera Hair Module, is $140. Cutera owes Palomar royalties of $5.25 ($140 x 50% x 7.5%).

Cutera then Sells a second Cutera Hair Module, e.g., a PW770 handpiece, for use with Product One, with Net Sales attributable to the Sale of such Cutera Hair Module of $32. The Aggregate Net Sales for Product One, with the Cutera Other Module and the two Cutera Hair Modules, is $172. Cutera has paid Palomar the previous royalty of $5.25. The total amount of royalty now owed is $9.03 ($172 x 70% x 7.5%), so Cutera owes Palomar royalties of $3.78 ($9.03 - $5.25).

Cutera then Sells a second Cutera Other Module, e.g., a LP560 handpiece, for use with Product One, with Net Sales attributable to the Sale of such Cutera Other Module of $28. The Aggregate Net Sales for Product One, with the two Cutera Other Modules and the two Cutera Hair Modules, is $200. Cutera has paid Palomar the previous royalty of $9.03. The total amount of royalty now owed is $10.05 ($200 x 70% x 7.5%), so Cutera owes Palomar royalties of $1.47 ($10.05 - $9.03).

Example Two:

Cutera Sells a Cutera Combination Product (“Product Two”), e.g., a CoolGlide Xeo system, with only a Cutera Hair Module, e.g., a CV Nd:YAG handpiece or Excel Nd:YAG handpiece *. The Net Sales attributable to such Sale is $160. Cutera owes Palomar royalties of $12 ($160 x 100% x 7.5%).

Cutera then Sells a Cutera Other Module, e.g., a Titan handpiece, for use with Product Two, with Net Sales attributable to the Sale of such Cutera Other Module of $90. The Aggregate Net Sales for Product Two, with the Cutera Hair Module and the Cutera Other Module, is $250. Cutera has paid Palomar the previous royalty of $12. The total amount of royalty now owed is $9.38 ($250 x 50% x 7.5%), so Cutera may take a credit of $2.62 ($12 - $9.38) on future royalty payments owed Palomar.

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Cutera then Sells a second Cutera Hair Module, e.g., a ProWave 770 handpiece, and a second Cutera Other Module, e.g., another Titan handpiece, for use with Product Two, with Net Sales attributable to both those Sales of Cutera Modules of $112. The Aggregate Net Sales for Product Two, with the four Cutera Modules, is $362. Cutera has paid Palomar a total royalty of $9.38, first paying $12 and then taking a credit of $2.62. The total amount of royalty now owed is $19.01 ($362 x 70% x 7.5%), so Cutera owes Palomar royalties of $9.63 ($19.01 - $9.38).

Example Three:

Cutera Sells a Cutera Combination Product (“Product Three”), e.g., a Solera Opus system, with a Cutera Hair Module, e.g., a PW770 handpiece, and a Cutera Other Module, e.g., a Titan handpiece. The Net Sales attributable to such Sale is $190. Cutera owes Palomar royalties of $7.13 ($190 x 50% x 7.5%).

Cutera then Sells a Cutera Other Module, e.g., a LP560 handpiece, for use with Product Three, with Net Sales attributable to the Sale of such Cutera Other Module of $70. The Aggregate Net Sales for Product Three, with the Cutera Hair Module and the two Cutera Other Modules, is $260. Cutera has paid Palomar the previous royalty of $7.13. The total amount of royalty now owed is $9.75 ($260 x 50% x 7.5%), so Cutera owes Palomar royalties of $2.62 ($9.75 - $7.13).

Cutera then Sells a second Cutera Hair Module, e.g., another PW770 handpiece, for use with Product Three, with Net Sales attributable to the Sale of such Cutera Hair Module of $75. The Aggregate Net Sales for Product Three, with the four Cutera Modules, is $335. Cutera has paid Palomar the previous royalty of $9.75. The total amount of royalty now owed is $17.59 ($335 x 70% x 7.5%), so Cutera owes Palomar royalties of $7.84 ($17.59 - $9.75).

*	A CV Nd:YAG handpiece or Excel Nd:YAG handpiece in combination with the Nd:YAG laser source in the CoolGlide Xeo system comprises the Cutera Hair Module.

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Exhibit G

Brochures for Cutera Current Products

In addition to the attached brochures describing and depicting Cutera Current Products, there is no brochure for the Cutera Current Product “Solera with AcuTip”. Accordingly, the Parties hereby acknowledge and agree that the form of the Solera and the form of the AcuTip, shown in the attached brochures, when configured together amount to the form of the “Solera with AcuTip” as of the Effective Date.

[omitted]

Exhibit H-1

Palomar Current Products

EsteLux

MediLux

NeoLux

StarLux

EpiLaser

E2000

RD1200

SLP1000

LightSheer (prior to the 1999 sale to Coherent, Inc.)

Q-YAG 5

Dermatype Skinphotometer

GentleWaves LED Photomodulation

Thermapulse

Including associated handpieces and other accessories for each of the above systems.

Exhibit H-2

Brochures for Palomar Current Products

[omitted]

Appendix A

Gillette Agreement

Prudential Tower Building Boston, MA 02199-8004 Tel 617.421.7000

February 14, 2003

Mr. Joseph P. Caruso

Chief Executive Officer and President

Palomar Medical Technologies, Inc.

82 Cambridge Street,

Burlington, MA 01803

Dear Joe,

Enclosed on behalf of The Gillette Company are two executed originals of the Development and License Agreement dated February 14, 2003, which represents an offer to enter into a collaboration with Palomar Medical Technologies, Inc. for the development and commercialization of light-based, consumer products and systems for personal use for female hair management.

As we discussed, if Palomar were to develop a Female Product Lotion, as that term is defined in the above referenced agreement, which provides Gillette with product exclusivity, Gillette would be prepared to increase the payments for such lotion from 3% to 6% of Net Sales. Product exclusivity within this context would mean that the device, i.e., a Light-Based Hair Management Product intended for use in or marketed in the Female Field, works only with such lotion and that such lotion would enjoy intellectual property protection such that no other party would be legally permitted to commercialize the lotion.

We look forward to working together to advance this technology to its next steps.

Very truly yours,

/s/ John E. Troy
John E. Troy Director,
Business Development

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of February 14, 2003 (the “Effective Date”), by and between The Gillette Company, a Delaware corporation (“The Gillette Company,” and collectively with its Affiliates, “Gillette”), and Palomar Medical Technologies, Inc., a Delaware corporation (“Palomar Medical Technologies, Inc.,” and collectively with its Affiliates, “Palomar”). Gillette and Palomar are sometimes referred to herein individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, Palomar has developed light-based systems for, among other things, the management of human hair;

WHEREAS, Gillette has specialized experience in, among other things, the development and worldwide commercialization of consumer hair management products and systems for personal use; and

WHEREAS, subject to the terms and conditions set forth below, the parties desire to enter into a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

R&D Program

1.1 In General.

(a) Conduct of the R&D Activities. Each of Palomar and Gillette shall perform, or cause to be performed, its respective R&D Activities in accordance with this Agreement, including the initial R&D plan attached hereto as Exhibit A (the “Initial R&D Plan”). The Initial R&D Plan shall be revised, updated and extended as the R&D Committee may direct at least semi-annually, with the Initial R&D Plan and any such revisions, updates or extensions thereto hereinafter referred to as the “R&D Plan.”

(b) Scope of the R&D Program. The purpose of the R&D Program shall be to develop one or more Light-Based Hair Management Products in the Female Field, including the First Female Product.

(c) Duration of the R&D Program. The term of the R&D Program shall commence on April 1, 2003 (the “Commencement Date”) and, unless earlier terminated in accordance with Section 10.4(a), shall end on the latest to occur of (i) nine hundred twelve (912)

days after the Commencement Date, (ii) the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan, or (iii) the date on which Regulatory Approval in the United States is received for the First Female Product (the “R&D Period”).

(d) R&D Leader and Key Personnel. Each party shall conduct its day-to-day R&D Activities under the direction and supervision of a project leader designated by such party (the “R&D Leader”). The R&D Leader of each party shall be the primary contact for the other party with respect to the R&D Activities. The R&D Leader and the other scientific and technical personnel of Palomar considered by Gillette to be key personnel for the R&D Activities (the “Palomar Key Personnel”), and the minimum amount of time that each will devote to the R&D Activities, are listed by name or job description on Schedule 1.1(d). (For those Key Personnel listed on Schedule 1.1(d) by job description but not by name, at the point at which Palomar assigns a Person to the position, it will notify Gillette in writing of the identity of such Person and the position to which such Person was assigned). Palomar shall not substitute persons for the Palomar Key Personnel or materially reduce the time commitment of any Palomar Key Personnel to the R&D Activities without the prior written approval of Gillette, which approval with respect to the Palomar Key Personnel other than the R&D Leader shall not be unreasonably withheld. Palomar shall use commercially reasonable efforts to obtain from each of its Key Personnel and other persons substantially involved in conducting Palomar’s obligations with respect to the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities covenants not to compete with Palomar in the development or commercialization of Light-Based Hair Management Products in the Field during such person’s involvement in the R&D Activities or this Agreement and for a six (6) month period following the termination of such person’s involvement in such activities. During the Restricted Access Period, Palomar shall not be required to disclose to Gillette or any Gillette representative serving on the R&D Committee any data or information concerning any Female Product, Palomar Technology or any other Information and Inventions, other than that data and information with respect to which Gillette has a right of evaluation during such period pursuant to Section 1.3(a)(i), or as the parties may otherwise mutually agree.

(e) Subcontracting. Either party may subcontract its work obligations for the R&D Activities; provided, however, that except in the case of R&D Activities designated in the R&D Plan as activities for which subcontractors will be used (the “R&D Plan Subcontracted Activities”), Palomar shall not subcontract R&D Activities without Gillette’s prior written consent in any instance where a single subcontractor Person will be paid more than seventy-five thousand dollars ($75,000) or in the event that all subcontractors will be paid more than three hundred and seventy-five thousand dollars ($375,000) in the aggregate for all R&D Activities (other than R&D Plan Subcontracted Activities) subcontracted by Palomar hereunder. Each party shall be responsible to the other for the performance of any of its subcontractors under any provisions of this Agreement for which such party is responsible. Neither party shall disclose to any subcontractor nor permit any subcontractor to use the other party’s Technology, nor any Joint Technology, Confidential Information or Controlled Information without provisions safeguarding non- use and non-disclosure at least as restrictive as those provided in this Agreement.

1.2 Palomar Rights and Obligations During R&D Period. All of Palomar’s obligations under this Section 1.2 are subject in part to Gillette’s payment obligations with respect to the R&D Program as provided in Section 1.3(b)(iii):

(a) In General. Palomar shall (i) perform, or cause to be performed, its R&D Activities as required pursuant to the R&D Plan in good scientific manner, and in compliance in all material respects with all Applicable Law and good clinical, laboratory and Manufacturing practices, and (ii) allocate sufficient time, effort, equipment and skilled personnel to complete its R&D Activities. Without limiting the foregoing, Palomar’s obligations under the R&D Plan shall include consulting with Gillette during the R&D Period and informing Gillette in a timely manner of Palomar’s research and development with respect to Female Products.

(b) Reporting. Within thirty (30) days after the end of each Calendar Quarter in which R&D Activities are performed, Palomar shall provide to the R&D Committee a written progress report, which report shall describe the R&D Activities Palomar has performed, or cause to be performed, during such Calendar Quarter, evaluate the work performed in relation to the goals of the R&D Plan, and provide such other information as may be required by the R&D Plan or, subject to Section 1.3(a)(i), reasonably requested by the R&D Committee with respect to the R&D Activities.

(c) Supply of Resources and Facilities for Use in R&D Program. Subject to Section 1.3(b)(iii), Palomar shall supply at no additional cost to Gillette, any and all funding, materials, equipment, facilities and other resources reasonably required to carry out Palomar’s obligations under the R&D Plan.

(d) R&D and Clinical Supply of Prototypes During the R&D Period. Subject to Section 1.3(a)(i), as provided in the R&D Plan, Palomar shall supply Prototypes (i) for use by Gillette in conducting an evaluation of the First Female Product, Palomar Technology or the R&D Activities, and (ii) for use by the parties in carrying out the R&D Activities, including Clinical Trials, in each case in the number and within the time period provided in the R&D Plan. Such Prototypes when provided by Palomar to Gillette shall be treated as Palomar Confidential Information hereunder, and during the Restricted Access Period, Gillette may use the Prototypes only in accordance with the protocols developed by Gillette, provided that, (i) prior to using the Prototypes, Gillette shall provide to Palomar advance written notice of such protocols and any material changes thereto made by Gillette subsequent to providing such notice, (ii) Palomar shall have forty-eight (48) hours to provide to Gillette comments thereon and (iii) upon Gillette’s receipt of any such comments prior to the expiration of such period Gillette shall consult with Palomar in good faith regarding such comments prior to using the Prototypes. Gillette shall promptly disclose to Palomar all Information and Inventions arising from the use of the Prototypes in accordance with Section 8.1(c)(i). ALL PROTOTYPES ARE PROVIDED “AS IS”, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND. In the event that Gillette reasonably requests Palomar to supply more than the number of Prototypes that Palomar is required to deliver to Gillette pursuant to the R&D Plan, Palomar shall supply such additional Prototypes and Gillette shall pay for them in accordance with Section 1.8 as Additional Activities hereunder.

(e) Regulatory Approval. Palomar shall have the right, in consultation with Gillette, to develop the appropriate strategy for obtaining and maintaining the Regulatory Approval in the United States for the First Female Product, provided that all IDEs, Regulatory Documentation and other filings, applications or requests pursuant to or in connection with the Regulatory Approval in the United States for the First Female Product shall be made in the name of Palomar (all U.S. Regulatory Documentation developed by Palomar for the First Female Product, the “Palomar U.S. Regulatory Documentation”). Palomar shall use Commercially Reasonable Efforts consistent with the R&D Plan to obtain Regulatory Approval for the First Female Product in the United States within the applicable FDA Approval Period. Palomar shall conduct all communications with the U.S. Regulatory Authorities with regard to the First Female Product; provided, however, that subject to all Applicable Law, Palomar shall (i) notify Gillette as soon as reasonably practicable in advance of all meetings and significant communications with the U.S. Regulatory Authorities relating to the First Female Product, (ii) permit representatives of Gillette to attend such meetings, unless Gillette representatives’ presence would materially impede the Regulatory Approval process in the United States, and (iii) forward to Gillette copies of written correspondence to and from the U.S. Regulatory Authorities related to the First Female Product, promptly upon submission thereto or receipt therefrom, as applicable. Notwithstanding anything contained in this Section 1.2(e) to the contrary, and without limitation of any other right or remedy that may be available to Gillette, in the event that Palomar refuses or otherwise fails during any one hundred and eighty (180) day period during the R&D Period to use Commercially Reasonable Efforts consistent with the R&D Plan to obtain Regulatory Approval for the First Female Product in the United States, upon thirty (30) days’ prior written notice to Palomar and Palomar’s failure to cure such refusal or failure within forty-five (45) days of Palomar’s receipt of such notice, Gillette shall have the right to seek Regulatory Approval for the First Female Product in the United States in the name of Gillette, and shall have the right to reference and otherwise use any Palomar U.S. Regulatory Documentation in connection therewith, consistent with the terms of the license granted by Palomar to Gillette in Section 4.1(a)(ii).

1.3 Gillette Rights and Obligations During R&D Period.

(a) Gillette’s Access Rights.

(i) Gillette’s Right of Evaluation During Restricted Access Period. During the Restricted Access Period, Gillette shall have access to clinical and safety data relating to the First Female Product, but no Palomar Technology or other Information and Inventions owned or Controlled by Palomar. During such period, Palomar shall supply to Gillette pursuant to Section 1.2(d) and in accordance with the R&D Plan such Prototypes as Gillette may reasonably request for the purpose of evaluating the safety, efficacy and functionality of such Prototypes; provided, however, that Gillette shall not reverse engineer, disassemble, decompile or otherwise modify, test or analyze the Prototypes, any part thereof or software contained therein during such period.

(ii) Gillette’s Right of Access After Restricted Access Period. In the event that Gillette does not terminate this Agreement pursuant to Section 10.4(a), from and after the expiration of the Restricted Access Period, Gillette shall have the right from time to time during the R&D Period upon written request to Palomar to evaluate all Regulatory

Documentation and all Information and Inventions relating to or comprising any Female Product(s) or the Palomar Technology, but in each case only to the extent Controlled by Palomar. Within five (5) business days of receipt of such request, Palomar shall (1) provide to Gillette copies of any and all Regulatory Documentation, Patents and inventions disclosure documents, and copies of any other documentation reasonably requested by Gillette (in the form in which such other documentation is maintained by Palomar), (2) grant access to Gillette during reasonable business hours at Palomar’s research facility for Gillette to review all such documentation and such Information and Inventions, and (3) respond to reasonable inquiries made by Gillette relating to such documentation and Information and Inventions, in each of clauses (1) and (2), that has not yet been disclosed to Gillette.

(b) Gillette Obligations.

(i) In General. Gillette shall (A) perform, or cause to be performed, its R&D Activities as required pursuant to the R&D Plan in good scientific manner, and in compliance in all material respects with all Applicable Law and good clinical, laboratory and Manufacturing practices, and (B) allocate sufficient time, effort, equipment and skilled personnel to complete its R&D Activities. Without limiting the foregoing, Gillette’s obligations under the R&D Plan shall include consulting with Palomar during the R&D Period and informing Palomar in a timely manner of Gillette’s development and commercialization-related decisions with respect to Female Product(s).

(ii) Regulatory Approval. Gillette shall have the right to obtain and maintain Regulatory Approval(s) for (A) the First Female Product in all countries other than the United States, and (B) all Female Products other than the First Female Product in all countries worldwide, and all IDEs, Regulatory Documentation, and other filings, applications or requests pursuant to or in connection with the such Regulatory Approvals shall be made in the name of Gillette (or its designee). During the Exclusivity Period, at Gillette’s written request, Palomar shall consult with Gillette on the process of filing for and obtaining Regulatory Approvals for such Female Products in such countries. Gillette shall pay Palomar in accordance with Section 1.8 for all Costs incurred by Palomar in connection with Palomar’s performance of its obligations pursuant to this Section 1.3(b)(ii) as Additional Activities hereunder.

(iii) R&D Funding for the Initial R&D Plan. Prior to the first day of the applicable Calendar Quarter, Gillette shall pay to Palomar the amounts set forth in Section 6.1(b). Gillette’s total obligations to make payments to Palomar in connection with Palomar’s performance of its obligations under the Initial R&D Plan shall be as set forth in Section 6.1(b). In the event that Palomar’s costs and expenses relating to the Initial R&D Plan (including obtaining Regulatory Approval for the First Female Product in the United States) exceed the amount to be paid by Gillette to Palomar with respect to such activities, then Palomar shall bear such excess costs and expenses unless otherwise agreed in writing by the parties or except as otherwise provided pursuant to Section 1.6(b).

(iv) Reporting. Within thirty (30) days after the end of each Calendar Quarter in which R&D Activities are performed, Gillette shall provide to the R&D Committee a written progress report, which report shall describe the R&D Activities Gillette has performed, or caused to be performed, during such Calendar Quarter, evaluate the work performed in relation to the goals of the R&D Plan, and provide such other information as may be required by the R&D Plan or reasonably requested by the R&D Committee with respect to the R&D Activities.

(v) Gillette Costs. Gillette shall be solely responsible for all costs and expenses (including all its Costs) that it incurs in connection with the R&D Activities.

1.4 R&D Committee.

(a) Formation and Authority of R&D Committee. Palomar and Gillette shall establish a research oversight and management committee (the “R&D Committee”), which shall oversee the R&D Activities performed by the parties and approve any changes in the R&D Plan.

(b) Composition of R&D Committee. The R&D Committee shall be comprised of two (2) representatives of each of Gillette and Palomar. Each party shall designate one (1) of its representatives to be such party’s “R&D Committee Leader.” Each party shall notify the other of its initial representatives and R&D Committee Leader within ten (10) business days after the execution of this Agreement. From time to time, each party may substitute its representatives or R&D Committee Leader on three (3) days’ prior written notice to the other party.

(c) Procedural Rules of R&D Committee. The R&D Committee shall meet at least once each Calendar Quarter, or as otherwise agreed to by the parties, with the location of such meetings alternating between Palomar and Gillette facilities. In the event that either party hosts a R&D Committee meeting at a site outside of Eastern Massachusetts, the hosting party shall reimburse the other party for all reasonable out-of-pocket travel expenses incurred by the other party in having its members of the R&D Committee attend such meeting. The R&D Committee Leaders shall send notices and agendas for all regular R&D Committee meetings to all R&D Committee members. Each party shall use commercially reasonable efforts to cause its representatives to attend the meetings of the R&D Committee. A representative of Gillette shall be designated at all times to act as the chair of the R&D Committee (the “R&D Committee Chair”). The R&D Committee shall adopt such standing rules as shall be necessary for its work. A quorum of the R&D Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each party. Members of the R&D Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by the other participants. Representation by proxy shall not be allowed. In addition, each party may, at its discretion, invite non-voting employees, and with the consent of the other party, consultants or vendors, to attend the meetings of the R&D Committee. Subject to Section 1.4(d), the R&D Committee shall take all action by (i) consensus of the R&D Committee Leader of both Gillette and Palomar, or if the R&D Committee Leader for either party is not present at the meeting, the other representative of such party present at a meeting at which a quorum exists, or (ii) by written resolution approved by all of the members of the R&D Committee.

(d) Resolution of Disputes Arising Among the R&D Committee. Issues coming before the R&D Committee that require action, approval or resolution and for which the

R&D Committee is unable to reach consensus as provided in Section 1.4(c) on a mutually acceptable action, approval or resolution, shall be resolved by the R&D Committee Chair, provided, however, that at the written request of the Palomar R&D Committee Leader, prior to final resolution of any dispute by the R&D Committee Chair, a meeting shall be held between the Chief Executive Officer of Palomar and the Vice President of Research and Development of The Gillette Company, who shall attempt in good faith to negotiate a resolution (subject to Board of Directors or equivalent approval, where applicable). In the event of any such escalation of a dispute, Gillette shall retain the final right of decision, except that in case of any disputed matter, the resolution of which by Gillette would result in (i) a significant delay in the timetable for the development or Regulatory Approval of the First Female Product, or (ii) an increase in the costs relating to the development or Regulatory Approval of the First Female Product, such change shall require the mutual written consent of both parties unless, with respect to clause (ii) only (and not clause (i)), Gillette agrees to bear one hundred percent (100%) of such additional costs. This Section 1.4(d) shall not apply to the procedure established by the parties pursuant to Section 8.2(a).

(e) Minutes of R&D Committee Meetings. The party hosting any meeting shall appoint one person (who need not be a member of the R&D Committee) to attend the meeting and record the minutes of the meeting. Such minutes shall be circulated to the parties promptly following the meeting for review, comment and distribution. Such minutes shall be deemed approved by both of the parties unless a party objects to the accuracy of such minutes by providing written notice to the other party within ten (10) days of receipt of such minutes. Any modifications to the R&D Plan approved at a R&D Committee meeting shall be considered approved and shall constitute an amendment thereto upon R&D Committee ratification of the meeting minutes related thereto.

(f) Limitations on Authority of R&D Committee. Each party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the R&D Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the parties expressly so agree in writing. Except in the case of amendments to the R&D Plan made pursuant to Section 1.4(e), the R&D Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 14.7.

1.5 R&D Records. Palomar and Gillette each shall maintain, or cause to be maintained, records of its respective R&D Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective R&D Activities, and which shall be retained by such party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law or for the pendency of any application for Patent. Each party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records; provided, however, that Palomar shall not have any obligation to make such records available to Gillette during the Restricted Access Period, to the extent that such records (a) contain information other than information as to which Gillette has a right of evaluation during such period pursuant to Section 1.3(a)(i), or (b) concern Joint Inventions and related Joint Technology with respect to which Palomar has no disclosure obligation pursuant to Section 8.1(c)(i).

1.6 Gillette’s First Decision Point.

(a) The First Decision Point. On or before the First Decision Point, Gillette shall determine in its sole discretion whether it desires to continue participating in the development and commercialization of the Female Product(s). In the event that Gillette determines on or before the First Decision Point not to continue participating in such development and commercialization, Gillette shall terminate this Agreement pursuant to Section 10.4(d). In the event that Gillette fails to terminate this Agreement pursuant to Section 10.4(d), Gillette shall be deemed to have elected to continue participating in such development and commercialization and Gillette shall make the First Development Completion Payment to Palomar pursuant to Section 6.1(d)(i) on or before the First Development Completion Payment Date.

(b) Assumption that Pre-Market Approval Not Required. The Initial R&D Plan has been prepared and the initial R&D Payments have been determined on the assumption that the First Female Product will be a 510(k) Product and not a PMA Product. In the event that the First Female Product is determined by the FDA to be a PMA Product, Gillette may elect to terminate this Agreement in accordance with Section 10.4(b), or elect to continue participating in such development and commercialization for such product. In the event that Gillette elects to continue participating in such development and commercialization, the parties shall cooperate in good faith to agree upon a revised R&D Plan and additional R&D Payments required to implement and carry out such revised plan, provided that, subject to Gillette’s right to credit certain amounts pursuant to the proviso in this sentence, Gillette shall be solely responsible for any incremental Costs of Palomar and Gillette, and shall pay Palomar additional R&D Payments in an amount equal to Palomar’s incremental Costs, which result from or relate to classification of such product as a PMA Product; provided, however, that fifty percent (50%) of the total amount of such incremental Costs, not to exceed in the aggregate two million five hundred thousand dollars ($2,500,000), are creditable by Gillette against the First Development Completion Payment only (and no other payments owed by Gillette to Palomar hereunder), if any, owed by Gillette to Palomar. Following the adoption by the parties of such revised R&D Plan, the parties shall cooperate in good faith to implement and carry out the R&D Activities set out in such R&D Plan.

1.7 Additional Light-Based Hair Management Product(s). After the Restricted Access Period and during the Exclusivity Period, Palomar shall promptly notify Gillette in writing of each Light-Based Hair Management Product other than the First Female Product, which (a) has an application in the Female Field, (b) is reasonably expected to be commercially successful, and (c) is Controlled by Palomar (each an “Additional Light-Based Hair Management Product”). Palomar shall provide to Gillette with respect to each Additional Light-Based Hair Management Product a report (the “Additional Product Report”) providing material data and information Controlled by Palomar, in whole or in part, concerning (i) such product’s safety and efficacy, (ii) its commercial potential, and (iii) the intellectual property rights Controlled by Palomar, in whole or in part, claiming or covering such product, and contractual obligations of Palomar and any known patent-related or other restriction that Palomar reasonably believes would limit or otherwise affect the parties’ rights to fully Exploit such product. In the event that Gillette desires to develop and commercialize such Additional Light-Based Hair Management Product in the Female Field jointly with Palomar, the parties shall negotiate in good faith to agree upon an R&D plan (with respect to each additional product, a “Supplemental R&D Plan”) and R&D payments (with respect to each additional product, “Supplemental R&D Payments”) for such product. Upon the parties entering into a mutually acceptable written agreement adopting the Supplemental R&D Plan and the Supplemental R&D Payments with respect to such Additional Light-Based Hair Management Product, references herein to the “R&D Plan” and “R&D Payments” shall automatically be deemed to include references to the “Supplemental R&D Plan,” and “Supplemental R&D Payments,” respectively. Any such Additional Light-Based Hair Management Product, and the parties’ rights and obligations with respect thereto, shall be subject to the terms and conditions of this Agreement, including ARTICLE VI, except to the extent that any term or condition (A) applies expressly or by clear implication only to the First Female Product developed pursuant to this Agreement, or (B) is supplemented, modified or replaced by the Supplemental R&D Plan or Supplemental R&D Payments, or is otherwise amended by the parties pursuant to Section 14.7. All information contained in the Additional Product Report shall be treated as Palomar Confidential Information hereunder. This Section 1.7 shall terminate in its entirety when the Exclusivity Period ends or is terminated. For the avoidance of doubt, Gillette’s election not to develop or commercialize jointly with Palomar any Additional Light-Based Hair Management Product shall not in any way diminish or otherwise affect the licenses or other rights that are granted by Palomar to Gillette in this Agreement.

1.8 Palomar Costs.

(a) Additional Activities.

(i) Gillette may request that Palomar perform or have performed activities or services during the term of this Agreement, provided Gillette pay Palomar’s reasonable Costs arising therefrom in accordance with this Section 1.8(a), pursuant to various provisions of this Agreement (such activities and services in each case, “Additional Activities”). Additional Activities include, without limitation, any activities or services to be performed by Palomar that are subsequently added to the Initial R&D Plan. This Section 1.8 specifies the procedure whereby Gillette shall pay Palomar’s Costs for the performance of Additional Activities:

(1) With respect to all incremental out-of-pocket costs and expenses to be incurred by Palomar in the performance of Additional Activities, including all costs for materials, Palomar shall have the right to invoice Gillette for fifty percent (50%) of such out-of-pocket costs and expenses upon Palomar issuing a purchase order to a Third Party giving rise to them, and Gillette shall pay Palomar such amounts within forty-five (45) days of receiving such invoice from Palomar with no right of set-off. For all Palomar’s incremental Costs incurred in performing Additional Activities, other than those out-of-pocket costs and expenses already paid by Gillette in accordance with the immediately preceding sentence, Palomar shall invoice Gillette on a monthly basis for all Costs already incurred by Palomar, and Gillette shall pay Palomar in full within forty-five (45) days of receiving such invoice from

Palomar with no right of set-off or credit. Palomar shall provide to Gillette with any such invoice a detailed summary of any and all Costs incurred by Palomar during the period covered by such invoice, which summary shall be accompanied by documentation of any such Costs. For the avoidance of doubt, incremental out-of-pocket costs and other Costs incurred by Palomar in connection with Additional Activities shall include only those costs which are in addition to amounts that Palomar was to incur prior to Gillette’s request that it perform such Additional Activities, and any amount allocable to R&D Activities that the R&D Committee cancels, reduces or for which Additional Activities are substituted, shall be applied to offset or credit costs incurred by Palomar in connection with Additional Activities.

(2) At Gillette’s request and prior to the performance of any Additional Activities, Palomar shall provide Gillette with a reasonably detailed good faith estimate of Palomar’s Costs for the performance of Additional Activities after receiving from Gillette a reasonably detailed description of such Additional Activities (the “Estimate”). At Gillette’s request, the parties shall meet and discuss the Estimate. In the event that Palomar reasonably anticipates that Palomar’s Costs for the performance of Additional Activities will be greater than the applicable Estimate (an “Overrun”), then Palomar shall, prior to performing the portion of Additional Activities which will result in the Overrun, notify Gillette and provide Gillette with a reasonably detailed accounting of the difference between Palomar’s revised estimate of its Costs and the original applicable Estimate. At Gillette’s option, (A) some or all of the remaining Additional Activities shall be postponed or canceled, or (B) Palomar shall continue to perform such Additional Activities and the parties shall negotiate in good faith to provide for an increase in the Estimate to cover any such difference, which increase shall be due and payable as provided in Section 1.8(a)(i)(1); provided, however, that in the event that Gillette elects to have Palomar proceed with such Additional Activities, Gillette shall not be required to pay to Palomar any Costs that exceed the Estimate for the relevant activities by more than twenty percent (20%) without Gillette’s prior written consent (the “Authorized Overruns”).

(b) Books. Palomar shall maintain materially complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any Costs to be paid by Gillette pursuant to this Section 1.8 in conformity with GAAP. Such books, records and accounts shall be Palomar Confidential Information. Palomar shall retain such books, records and accounts until the later of (1) three (3) years after the end of the period to which such books, records and accounts pertain, or (2) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Gillette shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such books, records and accounts for purposes of conducting an audit of them.

ARTICLE II

Commercialization

2.1 Gillette’s Commercialization Rights and Obligations.

(a) Gillette’s Commercialization Rights and Obligations. From and after the expiration of the R&D Period for the First Female Product, until such time as Gillette elects to opt-out of the commercialization of such product pursuant to Section 2.3, Gillette shall have the following rights and responsibilities:

(i) Commercialization of Female Products. Subject to Palomar’s obligations as set forth in Section 2.2, during the Exclusivity Period, Gillette shall have the sole right to commercialize, Manufacture or have Manufactured, distribute and sell the Female Product(s). The parties acknowledge and agree that all commercialization decisions, including decisions relating to which, if any, of the Palomar Technology, Joint Technology or Gillette Technology shall be incorporated in, or used to Manufacture, Female Products, and Gillette’s Exploitation and pricing of the Female Products, shall be within the sole discretion of Gillette. Subject to Section 3.1, Gillette reserves the right to determine the Product Specifications for Female Product(s) that Gillette commercializes. Palomar acknowledges that Gillette is in the business of researching, developing, Manufacturing, marketing and selling consumer products and nothing in this Agreement shall be construed as imposing on Gillette the duty to Exploit or otherwise commercialize any Female Product for which payments are due hereunder to the exclusion of, or in preference to, any other Gillette product.

(ii) Manufacturing. Subject to Section 3.1, Gillette shall have the right to Manufacture (or to have Manufactured by a Third Party) a supply of each Female Product for use in CUTs and all commercial supply of each Female Product for sale to consumers for use in the Consumer Field. In accordance with the terms of Section 1.3(b)(ii), Palomar shall cooperate with Gillette in good faith and assist Gillette in obtaining any and all Regulatory Approvals required for Gillette or such Third Party to Manufacture each Female Product.

(iii) Trademarks.

(1) Gillette shall have the sole right to determine the Trademarks to be used with respect to the development and commercialization of the Female Products on a worldwide basis, and shall own all right, title and interest in and to such Trademarks.

(2) In the event that Palomar requests that Gillette display on the Female Product(s) (including labels, packaging or inserts therefore) a Trademark or marketing logo provided by Palomar (the “Palomar Marks”), Gillette shall consider such request but shall have no obligation to use Palomar Marks. In the event that Gillette elects, in its sole discretion, to display one of more Palomar Marks on the Female Product, (A) the parties shall consult on the manner and location of such display, provided that such display shall not be more prominent than the trademark and marketing logo of Gillette but in any event shall have a commercially reasonable size and location, (B) Gillette shall permit Palomar to review all material regulatory filings which relate to all proposed labels, packaging, package inserts, and promotional materials required under this Agreement to include the Palomar Marks, if permitted by Applicable Law, prior to the filing of any such materials with any Regulatory Authority, and (C) subject to the terms and conditions of this Agreement, the parties shall enter into a commercially reasonable agreement granting to Gillette a non-exclusive license to use such Palomar Marks solely in connection with the Exploitation of Female Products.

(3) During and after the term of this Agreement, and except with respect to any Palomar Marks licensed to Gillette as provided in Section 2.1(a)(iii)(2), Palomar shall not use any Trademark used by Gillette at any time to identify or distinguish any

Female Product, or any Trademark that is confusingly similar to, misleading or deceptive with respect to, or that dilutes any Trademark used by Gillette at any time to identify or distinguish any Female Product.

(iv) Costs and Expenses of Commercialization Activities. Except as otherwise expressly provided herein, Gillette shall be solely responsible for all costs and expenses in connection with commercialization activities. For the avoidance of doubt, Gillette shall not have any obligation to reimburse Palomar for any costs or expenses incurred by Palomar prior to the Effective Date in connection with Palomar Technology, Palomar Male Technology or Female Product Technology, unless otherwise expressly provided herein.

(b) Gillette’s Diligence Obligations. Palomar’s sole remedies for any failure by Gillette to commercialize Female Product(s) are as follows.

(i) In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within forty-eight (48) months following the Launch Decision, Palomar shall have the right within thirty (30) days after the end of such 48-month period to terminate this Agreement pursuant to Section 10.5; provided, however, that Palomar shall not have the right to terminate this Agreement pursuant to Section 10.5 in the event that, prior to the end of such 48-month period, Gillette pays to Palomar ten million dollars (US $10,000,000) on account of such failure to Launch.

(ii) In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within sixty (60) months following the Launch Decision, Palomar shall have the right within thirty (30) days after the end of such 60-month period to terminate this Agreement pursuant to Section 10.5; provided, however, that Palomar shall not have the right to terminate this Agreement pursuant to Section 10.5 in the event that, prior to the end of such 60-month period, Gillette pays to Palomar ten million dollars (US $10,000,000) on account of such failure to Launch (the payment obligations of Gillette pursuant to the provisos contained in Section 2.1(b)(i) and this Section 2.1(b)(ii), collectively the “Failure to Launch Payments”).

(iii) In the event that Gillette fails to Launch a Female Product comprising an apparatus for delivering laser light to radiate areas of the skin in one or more Major Markets within seventy-two (72) months following the Launch Decision, Palomar shall have the right to terminate this Agreement pursuant to Section 10.5.

For the avoidance of doubt, (A) the rights and remedies of Palomar specified in Sections 2.1(b)(i), 2.1(b)(ii) and 2.1(b)(iii) are cumulative of one another, (B) the Failure to Launch Payments are in addition to and not in lieu of the Annual Exclusivity Collaboration Payments set forth in Section 6.1(g), (iii) no portion of any Failure to Launch Payments shall offset, reduce or be credited against any other payment obligations of either party hereunder, including any payment obligations under ARTICLE VI or ARTICLE VIII. Except with respect to any obligations of Gillette pursuant to Section 1.3(b), Gillette shall be deemed to satisfy its diligence obligations hereunder, whether contractually or at common law, with respect to the Exploitation of Female Product(s) and Non-Light Based Products through the payment by Gillette to Palomar of the Annual Exclusivity Collaboration Payments and the Launch Payments on the terms and conditions provided for herein.

2.2 Palomar’s Post-R&D Period.

(a) During the Commercial Assessment Period. Palomar acknowledges and agrees that the First Development Completion Payment, if any, made by Gillette to Palomar at the First Development Completion Payment Date pursuant to Section 6.1(d)(i) is intended, among other things as set forth in Section 6.1(d)(iii), to compensate Palomar for Palomar’s performance, upon request by Gillette, of reasonable services during the Commercial Assessment Period. From and after completion of the R&D Program with respect to the first Female Product, until the completion of the Commercial Assessment Period, Palomar shall, at no additional cost or expense to Gillette, perform activities related to the commercialization of Female Products as Gillette may reasonably request (the “Commercial Assessment Period Additional Activities”); provided, however, that the performance by Palomar of such activities shall not exceed three (3) FTEs during the Commercial Assessment Period; provided further, that Gillette shall reimburse Palomar for any out-of-pocket costs and expenses reasonably incurred by Palomar to perform such activities (including any travel expenses). Palomar shall have the right, with Gillette’s prior written consent, not to be unreasonably withheld, to subcontract Commercial Assessment Period Additional Activities, provided that (1) with respect to those Commercial Assessment Period Additional Activities that are of the type that Palomar subcontracted in connection with the R&D Plan, (a) those Commercial Assessment Period Additional Activities performed by the subcontractor(s) shall not be counted against the FTEs provided for in the previous sentence, and (b) the costs of such subcontracting shall be treated as out-of-pocket costs and expenses of Palomar subject to reimbursement provided for in the previous sentence, and (2) with respect to those Commercial Assessment Period Additional Activities that are of the type that Palomar performed (without subcontracting) under the R&D Plan, (x) those Commercial Assessment Period Additional Activities performed by the subcontractor(s) shall be counted against the FTEs provided for in the previous sentence, and (y) the costs of such subcontracting shall not be treated as out-of-pocket costs and expenses of Palomar subject to reimbursement provided for in the previous sentence (except to the extent that costs and expenses reasonably incurred by the subcontractor would qualify as out-of-pocket costs and expenses of Palomar if such costs and expenses were incurred by Palomar in the first instance). Any activities performed in excess of those FTEs shall be paid for by Gillette in accordance with Section 1.8 as Additional Activities hereunder.

(b) Following the Commercial Assessment Period. From and after completion of the Commercial Assessment Period with respect to the First Female Product until the end of the Exclusivity Period, Palomar shall cooperate with any and all reasonable requests for consultation or assistance from Gillette with respect to the development and commercialization of the Female Product Technology, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with Gillette on issues arising during such development and commercialization. In addition, during the Exclusivity Period, in the event that Gillette reasonably concludes following the completion of the Commercial Assessment Period with respect to the First Female Product that design modifications are necessary or appropriate to maximize such product’s commercial potential, Palomar shall, at

Gillette’s election, cooperate with Gillette in good faith to adopt a work plan for the additional development work, and perform additional activities to implement such modifications as the parties may mutually agree. For all activities and services performed by Palomar under this Section 2.2(b), Gillette shall pay Palomar in accordance with Section 1.8 as Additional Activities hereunder.

2.3 Second Decision Point. In the event that, pursuant to Section 1.6(a), Gillette fails to terminate this Agreement in accordance with Section 10.4(d) on or before the First Decision Point, Gillette shall have the right to opt-out of the commercialization process for the First Female Product on or before the Second Decision Point. In the event that Gillette determines on or before the Second Decision Point to opt-out of the commercialization process, Gillette shall terminate this Agreement pursuant to Section 10.4(d). In the event that Gillette fails to terminate this Agreement pursuant to Section 10.4(d) on or before Second Decision Point, Gillette shall be deemed to have elected to continue commercializing Female Product(s) (such election, the “Launch Decision”), and Gillette shall make the Second Development Completion Payment to Palomar in the amount set forth in Section 6.1(d)(i) on or before the Second Development Completion Payment Date.

ARTICLE III

CUT Supply

3.1 CUT Supply.

(a) In General. The parties shall confer in good faith to determine which party, if either, shall supply the Female Product for use by Gillette in CUTs (the “CUT Female Product”), provided that Gillette shall have the right to make a final determination with respect thereto. In the event that Gillette desires an Estimate of the Manufacturing Costs that would be incurred by Palomar in connection with the Manufacture of CUT Female Products, Gillette shall provide to Palomar the Product Specifications on or before the later of (i) eight hundred and forty-two (842) days after the Effective Date, in the event that as of such date the R&D Period has not been extended past the nine hundredth twelfth (912th) day after the Effective Date, or (ii) sixty (60) days prior to the end of the projected end of the R&D Period, in the event that as of such date the R&D Period has been extended past the nine hundredth twelfth (912th) day after the Effective Date. Palomar shall provide to Gillette, not later than thirty (30) days after the receipt of such Product Specifications, a good faith Estimate as to all Costs that would be incurred by Palomar in connection with the Manufacture of CUT Female Products. In the event that Gillette elects to have Palomar supply the CUT Female Product for use by Gillette in CUTs, Gillette shall so notify Palomar in writing not later than ten (10) days after the last day of the R&D Period (such notice, the “Ten-Day Notice”). In the event that Gillette does not so notify Palomar on or before the last day of such ten-day period that Palomar will supply the CUT Female Product for use by Gillette in CUTs, then Gillette shall be deemed to have determined that Gillette shall supply the CUT Female Product.

(b) Product Specifications. With the Ten-Day Notice, Gillette shall provide to Palomar complete Product Specifications for the CUT Female Product (the “CUT Product Specifications”), which CUT Product Specifications (i) shall contain commercially reasonable tolerances, where appropriate, (ii) shall comply with the applicable U.S. Regulatory

Approval, (iii) in the case of Female Products other than the First Female Product, shall specify a Female Product that is the same as or substantially similar to the First Female Product, and (iv) may be modified or changed by Gillette only in accordance with Section 3.4.

(c) Supply of CUT Female Products. Palomar shall use commercially reasonable efforts to supply to Gillette within one hundred and twenty (120) days (the last day of such period, the “Delivery Date”) of receiving the Ten-Day Notice and the CUT Product Specifications, and Gillette shall purchase from Palomar, three hundred (300) units of the CUT Female Product, which CUT Female Product shall conform to the CUT Product Specifications; provided, however, that in the event that Palomar Manufactures Prototypes in connection with the R&D Activities, that conform to and comply with the requirements set forth in this ARTICLE III with respect to CUT Female Products, such Prototypes shall be delivered by Palomar to Gillette as “CUT Female Products” and there shall be a corresponding reduction in the number of units of the CUT Female Product that Gillette shall purchase pursuant to this Section 3.1 (such number of units of the CUT Female Product that Gillette shall purchase pursuant to this Section 3.1, the “Total CUT Supply”). The parties may mutually agree to have Palomar supply additional units of the CUT Female Product, or other Female Product(s) for use by Gillette in CUTs that do not conform with the CUT Product Specifications, provided that any such agreement or supply by Palomar shall not act to delay in any way the Commercial Assessment Period Termination Date.

(d) Effects of Delays in Supply of CUT Female Product. In the event that Palomar determines that, for whatever reason, it will not deliver to Gillette the Total CUT Supply by the Delivery Date, Palomar shall promptly notify Gillette thereof in writing and inform Gillette of the new delivery date (which date shall be the earliest possible date on which Palomar can deliver the units). Upon receipt of such notice, and to the extent Gillette determines that the delay in delivery is likely to impact adversely the CUT schedule, Gillette shall act promptly to adjust the CUT schedule in light of such delay.

(i) A delay in the supply by Palomar to Gillette of the Total CUT Supply, which delay is attributable to Gillette, shall reduce the 240-day period provided for in clause (b) of the definition of Commercial Assessment Period by an amount of time equal to the period of delay attributable to Gillette. For example, and without limitation, delays attributable to Gillette shall include the following: (i) if Gillette fails to provide the CUT Product Specifications with the Ten-Day Notice as specified in Section 3.1(a), or otherwise provides CUT Product Specifications that do not comply with the requirements of Section 3.1, then the 240-day period shall be reduced on a day-by-day basis for each day that the CUT Product Specifications are late or are not in compliance, or (ii) if Gillette fails to pay Palomar the Advanced CUT Female Product Costs in a timely manner as specified in Section 3.2, then the 240-day period shall be reduced on a day-by-day basis for each day that the full amount of such payment is late.

(ii) A delay in the supply by Palomar to Gillette of the Total CUT Supply, which delay is attributable to Palomar, shall increase the 240-day period provided in clause (b) of the definition of Commercial Assessment Period by up to sixty (60) days (or such larger number of days as the parties mutually agree) in the event that Gillette reasonably determines that such delay(s) will result in a delay in the CUT schedule.

3.2 Price. The parties hereby agree that the price (the “Manufacturing Fee”) of each unit of CUT Female Product supplied by Palomar pursuant to this ARTICLE III shall be equal to Palomar’s Costs to Manufacture such unit of CUT Female Product calculated in accordance with Section 1.8 and Schedule A-2 (the “Manufacturing Cost”). With respect to all out-of-pocket costs and expenses to be incurred by Palomar in supplying units of CUT Female Product under this ARTICLE III, including all costs and expenses for components to be incorporated into those units (collectively, the “Advanced CUT Female Product Costs”), Palomar shall have the right to invoice Gillette for fifty-percent (50%) of the Advanced CUT Female Product Costs upon Palomar issuing a purchase order to a Third Party giving rise to them, and Gillette shall pay Palomar such amounts within forty-five (45) days of receiving such invoice from Palomar. With respect to all Manufacturing Costs other than Advanced CUT Female Product Costs, upon shipping units of CUT Female Product to Gillette, Palomar shall invoice Gillette for such units of CUT Female Product, and Gillette shall make a payment to Palomar within forty-five (45) days after receipt by Gillette of such invoice. Gillette shall have the right, during normal business hours and upon reasonable notice, to review and audit Palomar’s books and records to confirm the Manufacturing Costs.

3.3 Female Product(s) Requirements. Upon Gillette’s request, Palomar shall promptly provide to Gillette in writing, with respect to the CUT Female Product supplied to Gillette by Palomar under this ARTICLE III, such warranties as Gillette may reasonably request to confirm that, during the Commercial Assessment Period, the CUT Female Products conform to the CUT Products Specifications and are in compliance with the applicable U.S. Regulatory Approval (which warranties shall not apply to any intellectual property rights). In the event of any breach of such warranties, Gillette’s sole and exclusive remedy shall be, at Palomar’s sole discretion, for Palomar to replace the defective CUT Female Product unit or repair such unit. The foregoing notwithstanding, Palomar shall not be responsible for damage to any CUT Female Product resulting from misuse, negligence or accident or resulting from repairs, alterations or installation made or authorized by any Person other than Palomar. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.3, THE CUT FEMALE PRODUCT IS PROVIDED “AS IS”, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND.

3.4 Amendment of CUT Product Specifications and Manufacturing Process. Gillette reserves the right to amend, modify or supplement the CUT Product Specifications for the CUT Female Product for the purpose of complying with Good Manufacturing Practices or the applicable Regulatory Approvals or for any other reasonable business purpose, provided that any such amendment, modification or supplement shall not act to delay in any way the Commercial Assessment Period Termination Date, and further provided that any such amendment, modification or supplement shall not increase the cost to manufacture the CUT Female Product unless the Manufacturing Fee is correspondingly increased. Palomar may not amend, modify or supplement the CUT Product Specifications for the CUT Female Product in any respect without the prior written consent of Gillette.

3.5 Records; Notification of Inspections; Communications. Palomar shall maintain all records necessary to comply with all Applicable Law relating to the Manufacture of the CUT Female Product. Gillette shall have the right, during normal business hours and upon reasonable prior notice to Palomar, to inspect any Palomar (or subcontractor) facility at which a CUT Female Product is Manufactured, the equipment and materials used in Manufacturing such product, and the records relating to the Manufacture of such product. Palomar shall promptly notify Gillette in writing of any proposed or unannounced visit or inspection by any Regulatory Authority of any Palomar (or subcontractor) facility at which a CUT Female Product is Manufactured. Subject to all Applicable Law, Gillette shall have a right to be present to participate in any such announced visit or inspection, unless the Gillette representative’s presence would impede the visit or inspection, and to receive copies of all written communications with any Regulatory Authority with respect thereto.

3.6 Controlling Terms and Conditions. The parties agree that the terms and conditions of this Agreement, including this ARTICLE III, shall control the supply of CUT Female Product hereunder, and that the terms and conditions of any purchase order or form of acceptance exchanged by the parties with respect to the supply of CUT Female Product by Palomar to Gillette, shall not apply thereto.

ARTICLE IV

License Grants

4.1 Grants to Gillette.

(a) License Grants in the Female Field. In partial consideration of the royalties payable to Palomar by Gillette hereunder, and subject in the case of Sections 4.1(a)(i) and 4.1(a)(ii) to ARTICLE X, and in all cases to all other terms and conditions of this Agreement, Palomar hereby grants to Gillette:

(i) a worldwide, exclusive (including with regard to Palomar), royalty-bearing license (with the right to sublicense only as permitted in Section 4.1(b)), under Palomar’s rights, titles, and interests in and to the Palomar Technology and the Joint Technology to Exploit Female Products;

(ii) a worldwide, exclusive (including with regard to Palomar), royalty-bearing license and right of reference (with the right to sublicense only as permitted in Section 4.1(b)), under Palomar’s rights, titles and interests in and to the Palomar U.S. Regulatory Documentation, to Exploit Female Products;

(iii) a worldwide, perpetual, irrevocable, exclusive (including with regard to Palomar) license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Palomar’s rights, titles, and interests in and to the Joint Technology (including the MGH Joint Patents), to Exploit Non-Light-Based Products; and

(iv) a worldwide, perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Palomar’s rights, titles, and interests in and to any MGH Joint Technology with respect to which Gillette does not receive an ownership interest pursuant to Section 8.1(c)(ii)(2), to Exploit processes, products and systems outside the Field (except (1) to the extent that Palomar has granted to Gillette in Section 4.1(a)(iii) exclusive rights to Exploit such processes, products and systems (in which case Gillette’s rights shall be as provided in such Section) or (2) for Exploitation of Light-Based Products).

The exclusive nature of the license grants contained in this Section 4.1(a) shall not prevent Palomar or any of its licensees or sublicensees from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Joint Technology or Palomar U.S. Regulatory Documentation that has as its goal or intent (i) Exploitation of a product or a system outside the Female Field and not Exploitation of a product or system inside the Female Field, notwithstanding the possibility that such activity, exercise or grant may have applications inside the Female Field, or (ii) Exploitation of a product or system (other than a Non-Light Based Product) and not Exploitation of a Non-Light Based Product, notwithstanding the possibility that such activity, exercise or grant may have applications as a Non-Light-Based Product. This paragraph shall remain in full effect as long as any of the license grants contained in this Section 4.1(a) are in effect.

(b) Sublicenses. Gillette shall not have the right to grant to any Third Parties any sublicenses under the license grants set forth in Section 4.1(a)(i) and 4.1(a)(ii), except as may be necessary for (i) the Manufacture of Female Products on behalf of Gillette or any of its permitted sublicensees, (ii) Third Party distributors to sell or otherwise distribute Female Products as provided hereunder, (iii) the importation, sale, offering for sale, transport, distribution, promotion and marketing of Female Products in markets other than any Major Market, or (iv) for the limited purpose of subcontracting as provided for by Section 1.1(e). In the event of the termination of the license grants set forth in Section 4.1(a)(i) or 4.1(a)(ii) for any reason, Palomar shall have the right to (A) terminate such sublicense agreement(s) or (B) assume them from Gillette, provided that such assumption by Palomar is consistent with the terms and conditions of such sublicense agreement(s). Gillette shall be responsible to Palomar for the performance of any of Gillette’s permitted sublicensees under any provisions of this Agreement for which Gillette is responsible. Gillette shall not permit any sublicensees to use or disclose any Palomar Technology or Palomar U.S. Regulatory Documentation (in each case, to the extent such technology or documentation constitutes Palomar Confidential Information or Gillette Controlled Information) without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this Agreement. Apart from the foregoing limited rights to sublicense, Gillette shall not have any right or authority to sublicense, assign or otherwise transfer the license grants set forth in Section 4.1(a)(i) or 4.1(a)(ii) without Palomar’s prior written consent in its sole discretion, provided that Gillette may transfer those license grants in connection with the permitted assignment of this Agreement in full pursuant to Section 14.2.

(c) No Other Right. Gillette shall have no right, express or implied, to the Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, or Palomar’s right, title, and interest in and to the Joint Technology in or outside the Field except as expressly provided in Section 4.1(a) or as otherwise expressly provided in this Agreement. Gillette shall not at any time use or practice, or grant licenses or other rights under, Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, Palomar Confidential Information or Palomar’s right, title, and interest in and to the Joint Technology, except as expressly permitted by this Agreement. All rights in and to Palomar Technology, Palomar Male Technology, Palomar U.S. Regulatory Documentation, or Palomar’s right, title, and interest in and to the Joint Technology, which are not expressly provided to Gillette in this Agreement, shall be retained by Palomar.

4.2 Grants to Palomar.

(a) Palomar Technology and Joint Technology for Female Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar during the Exclusivity Period a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Palomar Technology and the Joint Technology (i) to conduct the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities, (ii) to research and develop Additional Light-Based Hair Management Products for use in the Female Field for the sole purpose of presenting to Gillette such product opportunities pursuant to Section 1.7, and (iii) to use the Manufacturing Process for the Female Product(s) to make and have made the Female Product(s) for Gillette, in each case only to the extent necessary for Palomar to fulfill its obligations to Gillette under this Agreement. For the avoidance of doubt, nothing in this Section 4.2(a) grants to Palomar the right to offer to sell, sell, have sold, import or export any product or system.

(b) Gillette Technology for Female Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar during the Exclusivity Period a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Gillette Technology, (i) to conduct the R&D Activities, Additional Activities and Commercial Assessment Period Additional Activities, (ii) to research and develop Additional Light-Based Hair Management Products in the Female Field for the sole purpose of presenting to Gillette such product opportunities pursuant to Section 1.7, and (iii) to use the Manufacturing Process for the Female Product(s) to make and have made the Female Product(s) for Gillette, in each case only to the extent necessary for Palomar to fulfill its obligations to Gillette under this Agreement. For the avoidance of doubt, nothing in this Section 4.2(b) grants to Palomar a license or other rights under the Gillette Technology to offer to sell, sell, have sold, import or export any Female Product, or any other product or system.

(c) Gillette Technology for Male Product Development. Subject to Section 14.2 and ARTICLE X, Gillette hereby grants to Palomar a worldwide, non-exclusive, royalty-free license, with the right to sublicense only in accordance with Section 4.2(e), under Gillette’s right, title and interest in and to the Gillette Technology, (i) to research and develop one or more Light-Based Hair Management Products for use in the Male Field, and (ii) to use the Manufacturing Process for a Light-Based Hair Management Product in the Male Field to make and have made such product, in each case (A) for the sole purpose of presenting product opportunities to Gillette pursuant to Section 5.1, and (B) only during the period commencing on the first day of the R&D Period and ending on the last day of the Option Exercise Period (unless Gillette agrees in writing to extend such period). For the avoidance of doubt, nothing in this Section 4.2(c) grants to Palomar a license or other rights under the Gillette Technology to offer to sell, sell, have sold, import or export any Light-Based Hair Management Product in the Male Field, or any other product or system.

(d) Joint Technology for Light-Based Products. Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s rights, titles, and interests in and to the Joint Technology to Exploit Light-Based Products intended or marketed for use outside the Field. Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploiting Light-Based Products outside the Field. The exclusive nature of the license grant contained in this Section 4.2(d) shall not prevent Gillette or any of its (sub)licensees from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Joint Technology that has as its goal or intent Exploitation of a product or a system, other than a Light-Based Product intended or marketed for use outside the Field, and not as its goal or intent Exploitation of a Light-Based Product intended or marketed for use outside the Field, notwithstanding the possibility that such activity, exercise or grant may have an application as a Light-Based Product outside the Field.

(e) Sublicenses.

(i) Palomar shall have the right to grant to one or more Third Parties a sublicense under the license granted by Gillette to Palomar in Section 4.2(a) or 4.2(b) only (i) to the extent consistent with the provisions governing subcontracting as provided for by Section 1.1(e), or (ii) for the limited purpose of Manufacturing the Prototypes or the CUT Female Product for Gillette pursuant to this Agreement.

(ii) Palomar shall have the right to grant to one or more non-commercial Third Parties (e.g., academic institutions, hospitals or governmental entities) a sublicense under the license granted by Gillette to Palomar in Section 4.1(c). Palomar shall use commercially reasonable efforts to include in each agreement in which Palomar grants to a Third Party such a (sub)license, terms and conditions that protect and preserve the intellectual property interests of Palomar and Gillette with respect to the technology (sub)licensed by Palomar thereunder.

(iii) In the event of the termination of the license grants set forth in Section 4.2(a), 4.2(b) or 4.2(c) for any reason, each such sublicense shall be deemed to terminate. Palomar shall be responsible to Gillette for the performance of any of Palomar’s permitted sublicensees under any provisions of this Agreement for which Palomar is responsible. Palomar shall not permit any sublicensees to use or disclose any Gillette Technology (to the extent such technology constitutes Gillette Confidential Information or Palomar Controlled Information) without provisions safeguarding non-disclosure and non-use at least as strict as those provided in this Agreement. Apart from the foregoing limited rights to sublicense, Palomar shall not have any right or authority to sublicense, assign or otherwise transfer the license grants set forth in Section 4.2(a), 4.2(b) or 4.2(c) without Gillette’s prior written consent in its sole discretion, provided that Palomar may transfer those license grants in connection with the permitted assignment of this Agreement in full pursuant to Section 14.2.

(f) No Other Right. Palomar shall have no right, express or implied, to the Gillette Technology (including the Gillette Licensed Patents) or Gillette’s right, title, and interest in and to the Joint Technology in or outside the Field except as expressly provided in Section 4.2(a), 4.2(b), 4.2(c) or 4.2(d) or as otherwise expressly provided in this Agreement. Palomar shall not at any time use or practice, or grant licenses or other rights under the Gillette Technology, Gillette Confidential Information, or Gillette’s right, title and interest in and to the

Joint Technology, except as expressly permitted by this Agreement. All rights in and to Gillette Technology or Gillette’s right, title, and interest in and to the Joint Technology, which are not expressly provided to Palomar in this Agreement, shall be retained by Gillette.

ARTICLE V

Other Covenants of the Parties

5.1 Option for the Male Field.

(a) Grant of Male Option. Subject to ARTICLE X, Palomar hereby grants to Gillette an option (the “Male Option”) for a worldwide, exclusive (including with regard to Palomar), royalty-bearing license, under Palomar’s rights, titles, and interests in and to the Palomar Male Technology, Joint Technology and Palomar U.S. Regulatory Documentation to Exploit Light-Based Hair Management Products for use in the Male Field (collectively, “Male Products”).

(b) Exercise of Male Option. Palomar may elect to provide Gillette one opportunity (the “Male Product Opportunity”) to exercise the Male Option with respect to Male Products by Palomar’s providing to Gillette written notice thereof (the “Opportunity Notice”), which opportunity shall be with respect to the Male Product that, at the time such opportunity is offered to Gillette, is the most commercially promising Male Product that is in Palomar’s Control and that Palomar has, directly or indirectly, conceived or developed. Subject to Section 14.2(d), Palomar shall not be obligated to provide to Gillette the Male Product Opportunity at any time. Gillette may exercise its Male Option with respect to Male Products, pursuant to the following terms and conditions:

(i) Prior to offering to Gillette the Male Product Opportunity, Palomar shall conduct with respect to one (1) Male Product comprising an apparatus for delivering light to radiate areas of the skin (the “Subject Male Product”) sufficient preclinical, clinical and other testing to demonstrate that the product meets the Safety and Efficacy Standards.

(ii) Prior to or simultaneous with Palomar’s providing to Gillette the Opportunity Notice, Palomar shall provide to Gillette in writing (A) material preclinical, clinical and other testing data, and any other material information in Palomar’s Control, with respect to the Subject Male Product, which data and information shall contain sufficient scientific evidence to demonstrate that the Subject Male Product satisfies the Safety and Efficacy Standards, and (B) material information concerning the intellectual property rights Controlled by Palomar claiming or covering such product, and contractual obligations of Palomar and any known patent-related restrictions that Palomar reasonably believes would limit or otherwise affect the parties’ rights to fully Exploit the Subject Male Product (collectively, the “Evaluation Materials”). The Evaluation Materials shall be treated as Palomar Confidential Information hereunder.

(iii) The Opportunity Notice provided by Palomar to Gillette shall be in writing and shall contain a legend that contains the words “Opportunity Notice” and shall state that such notice is being provided to Gillette pursuant to this Section 5.1(b)(iii). The effective date of the Opportunity Notice shall be the date on which such notice is received by Gillette, provided that, if as of such date either (A) Gillette has not received from Palomar all Evaluation Materials, or (B) the second (2nd) anniversary of the Effective Date has not yet occurred, then the effective date of the Opportunity Notice shall be deemed to be the first date on which (x) Gillette has received from Palomar such materials, and (y) such second anniversary has occurred (the “Opportunity Notice Effective Date”).

(iv) Gillette shall have sixty (60) days after the Opportunity Notice Effective Date (the “Option Exercise Period”) within which to exercise the Male Option by providing to Palomar written notice thereof (an “Option Exercise Notice”).

(v) In the event that Gillette elects not to, or otherwise fails to exercise the Male Option within the Option Exercise Period, then the Male Option shall terminate in its entirety and Palomar shall not have any further obligation under this Section 5.1. Upon the termination of the Male Option, (i) Palomar shall be free to exercise rights under the Palomar Male Technology or Palomar’s rights, title and interest in and to the Joint Technology to Exploit, or to grant to a Third Party rights under the Palomar Male Technology or such Joint Technology to Exploit, Male Products in the Male Field, (ii) the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate, and (iii) Gillette shall return to Palomar or destroy, at Palomar’s option, all Evaluation Materials and any materials embodying Evaluation Materials (except that one copy of such materials may be retained by Gillette in the offices of its outside counsel).

(c) Negotiation of Definitive Agreement With Respect to Subject Male Product. In the event that Gillette exercises the Male Option in accordance with Section 5.1(b)(iv), the parties shall negotiate in good faith for a period of ninety (90) days from the date of the Option Exercise Notice the terms and conditions to be included in a definitive agreement governing the grant by Palomar to Gillette of a license for the Male Field (the “Male Collaboration Agreement”). The Male Collaboration Agreement shall (1) reflect a deal structure substantially similar to the one in this Agreement, (2) contain financial terms that are commercially reasonable taking into consideration the stage of development and market potential for the Subject Male Product, which terms are similar in structure to those contained in ARTICLE V, including the potential for an up-front payment by Gillette to Palomar, (3) contain grants by Palomar to Gillette of licenses for the Male Product with respect to the Male Field that are the same in scope as the licenses granted to Gillette in Section 4.1(a) for Female Products, and (4) contain grants by each party of covenants that are the same in scope as the covenants granted to the other party in ARTICLE IV and this ARTICLE V with respect to the Female Field. In the event that the parties are unable within such ninety (90) day period to negotiate and enter into the Male Collaboration Agreement, either party may initiate the dispute resolution process set forth in Section 13.2. From and after the effective date of a Male Collaboration Agreement, each party’s rights with respect to Male Products shall be as set forth in that agreement.

5.2 Palomar Covenants Relating to Exploitation of Technology and Products.

(a) During the Exclusivity Period, Palomar covenants to Gillette that, except as provided in Sections 4.2(a) and 4.2(b), Palomar shall not, (i) except in connection with

R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities, (1) conduct any activity for the benefit of, or sponsored by any Third Party, that has as its goal or intent discovering, identifying, Exploiting or otherwise commercializing Light-Based Hair Management Products in the Female Field, (2) otherwise exercise rights under the Palomar Technology or Joint Technology with a goal or intent to Manufacture, sell, have sold, import, export or otherwise commercialize any Light-Based Hair Management Products in the Female Field, or any Female Accessory Product or (ii) grant any license or other rights to any Person to utilize any intellectual property Controlled by Palomar (including any Palomar Technology or Joint Technology) with the goal or the intent of discovering, identifying, Exploiting or otherwise commercializing (1) Light-Based Hair Management Products in the Female Field, or (2) any Female Accessory Product. Subject to the terms and conditions of this Agreement, including Sections 5.3 and 5.4, the restrictions contained in this Section 5.2(a) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of a product or system (other than a Female Accessory Product) outside of the Female Field and not Exploitation of a product or system in the Female Field, notwithstanding the possibility that any such product or system may have applications in the Female Field.

(b) Prior to and during the Option Exercise Period with respect to the Male Option set forth in Section 5.1, Palomar covenants to Gillette that Palomar shall not utilize, or grant any license or other rights to any Person to utilize, any intellectual property Controlled by Palomar (including any Palomar Male Technology or Joint Technology) with the goal or intent of Exploiting Light-Based Hair Management Products in the Male Field, except in accordance with this Section 5.2(b). Prior to and during the Option Exercise Period, Palomar shall have the right to utilize any intellectual property Controlled by Palomar (including any Palomar Male Technology or Joint Technology) to research and develop Light-Based Hair Management Products in the Male Field for the sole purpose of developing a Male Opportunity to present to Gillette, and Palomar may enter into agreements with one or more non-commercial Third Parties (e.g., academic institutions, hospitals or governmental entities) as may be necessary or desirable to advance such efforts and such purpose, provided that such agreements shall not grant any commercialization rights (or options for such rights) to such Third Parties in the Male Field. Subject to the terms and conditions of this Agreement, including this Section 5.2(b) and Sections 5.3 and 5.4, the restrictions contained in this Section 5.2(b) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of a product or system (other than a Female Accessory Product) outside of the Male Field and not Exploitation of a product or system in the Male Field, notwithstanding the possibility that any such product or system may have applications in the Male Field.

(c) Palomar covenants to Gillette that, in the event that at any time during the Exclusivity Period, Palomar enters into an agreement with a Third Party whereby the Third Party grants to Palomar a license with respect to any intellectual property that would, if such intellectual property were owned by Palomar, constitute Palomar Technology under this Agreement, Palomar shall use commercially reasonable efforts to obtain from such Third Party the right to grant to Gillette a sublicense under such license on terms and conditions that are no less favorable to Gillette than those terms and conditions in this Agreement that apply to Gillette’s Exploitation of Female Products, which sublicense shall be subject, without limitation, to the last two full sentences of Section 6.1(i).

5.3 Covenants Relating to Exploitation. Palomar acknowledges and agrees that the exclusivity granted by Palomar to Gillette under the Palomar Technology, Palomar Male Technology and Palomar’s right, title and interest in and to the Joint Technology to Exploit Female Products (and in the event that the parties enter into the Male Collaboration Agreement, Male Products), is of critical importance to Gillette, and that without such exclusivity, Gillette would not have entered into this Agreement. Gillette acknowledges and agrees that Palomar’s ability to retain or grant to Third Parties exclusivity with respect to Palomar Technology and Palomar Male Technology outside the Exclusive Field and with respect to Joint Technology to Exploit Light-Based Products outside the Field is of critical importance to Palomar, and without the ability to retain or grant to Third Parties such exclusivity, Palomar would not have entered into this Agreement. In order to ensure that Gillette receives the benefit of such exclusivity in the Exclusive Field, and that Palomar retains the benefits of such exclusivity outside the Exclusive Field, the parties agree as follows:

(a) Palomar covenants to Gillette that:

(i) Palomar will include in each Third Party agreement in which Palomar grants to the Third Party a license or other rights under any Palomar Technology, Palomar Male Technology or Joint Technology to sell, have sold, offer for sale or otherwise commercialize one or more Light-Based Products in the Consumer Field or Professional Field (each such Third Party a “Palomar Licensee,” and each such agreement, a “Palomar License Agreement”), terms and conditions that prohibit the Palomar Licensee, at any time during the Exclusivity Period, from Exploiting any such Technology, by:

(1) developing any Light-Based Product intended by Palomar (or such Third Party) for use (in whole or in part) in the Exclusive Field;

(2) marketing any Light-Based Product in the Exclusive Field; or

(3) developing or commercializing in or outside the Field any Female Accessory Product during its period of commercialization by Gillette or any Gillette Licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Palomar or any Palomar Licensee has expended material financial and other resources on its development or commercialization as a Light-Based Accessory Product before such Female Accessory Product is first commercialized by Gillette or any Gillette Licensee, shall not be subject to the restriction contained in this Section 5.3(a)(i)(3).

(ii) Palomar will include in each Palomar License Agreement, terms and conditions that, during the Exclusivity Period:

(1) require the Palomar Licensee to label Light-Based Products commercialized in the Consumer Field or Professional Field pursuant to such license with the following phrase (or similar words which fairly convey such products are for use only in the licensed field): “intended only for use in the “x” field,” where “x” shall mean the field of use for which the Third Party holds such license and shall in any event exclude the Exclusive Field;

(2) prohibit the Palomar Licensee, in the development and commercialization of Light-Based Products in the Consumer Field or Professional Field, from intentionally (A) designing, modifying or otherwise improving any Light-Based Product(s) with the goal or intent of improving its efficacy or performance in the Exclusive Field; or (B) optimizing, inducing, supporting or encouraging the use of any Light-Based Products in the Exclusive Field;

(3) grant to Gillette Third Party beneficiary rights to enforce any provision of such agreement that corresponds to the covenants of Palomar contained in this Section 5.3(a); and

(4) grant to Gillette the rights required pursuant to Section 5.4(b).

(iii) In the event that Palomar develops or commercializes any Light-Based Products directly as opposed to granting a (sub) license(s) or other right(s) to a Third Party(ies) as contemplated in Sections 5.3(a)(i) and 5.3(a)(ii), Palomar shall comply with the terms of Sections 5.3(a)(i) and 5.3(a)(ii) to the same extent as if Palomar were standing in the shoes of any Third Party referred to in such Sections (e.g., by doing that which a Third Party would be required to do and by refraining from doing that which a Third Party would be prohibited from doing), provided that Sections 5.3(a)(i) and 5.3(a)(ii) shall, prior to the Male Option Termination Date, not apply to Palomar’s activities related to the Exploitation of Light-Based Products in the Male Field, so long as Palomar complies with Section 5.2(b).

(iv) The covenants of Palomar contained in Sections 5.3(a)(i)(1), 5.3(a)(i)(2) and 5.3(a)(ii)(2), which apply directly to Palomar and will apply to Palomar Licensees, shall not prevent Palomar or any Palomar Licensee from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Palomar Male Technology, Joint Technology or otherwise, that has as its goal or intent Exploitation of a product or system outside the Exclusive Field and not Exploitation of a product or system in the Exclusive Field, notwithstanding the possibility that such activity, exercise or grant may have applications in the Exclusive Field.

(b) Gillette covenants to Palomar that:

(i) Gillette will include in each Third Party agreement in which Gillette grants to a Third Party a license or other rights under any Palomar Technology, Palomar Male Technology or Joint Technology to sell, have sold, offer for sale or otherwise commercialize one or more Female Products (each such Third Party a “Gillette Licensee,” and each such agreement, a “Gillette License Agreement”), terms and conditions that prohibit the Gillette Licensee from Exploiting any such technology, by:

(1) With respect to the Joint Technology, developing any Light-Based Product intended by Gillette (or any Gillette Licensee) for use (in whole or in part) outside the Field, and with respect to the Palomar Technology, developing any Light-Based Product intended by Gillette (or such Third Parties) for use (in whole or in part) outside the Female Field;

(2) marketing any Light-Based Product outside the Exclusive Field;

(3) developing or commercializing in or outside the Field any Light-Based Accessory Product during its period of commercialization by Palomar or any Palomar Licensee, provided that any apparatus, component, accessory, disposable or Consumable as to which Gillette or any Gillette Licensee has expended material financial and other resources on its development or commercialization as a Female Accessory Product before such Light-Based Accessory Product is first commercialized by Palomar or any Palomar Licensee, shall not be subject to the restriction contained in this Section 5.3(b)(i)(3).

(ii) Gillette will include in each Gillette License Agreement, terms and conditions that:

(1) require the Gillette Licensee to label Female Products with the following phrase (or similar words which fairly convey such products are for use only in the Female Field): “intended only for use in the management or removal of female hair”;

(2) prohibit such Gillette Licensee, in the development and commercialization of Female Products, from intentionally (A) designing, modifying or otherwise improving any Female Product(s) with the goal or intent of improving its efficacy or performance outside the Female Field, or (B) optimizing, inducing, supporting, or encouraging the use of Female Products outside the Female Field.

(iii) grant to Palomar Third Party beneficiary rights to enforce any provision of such agreement that corresponds to the covenants of Gillette contained in this Section 5.3(b), provided that such agreement grants to Gillette a reciprocal right in accordance with Section 5.3(a)(ii)(3).

(iv) grant to Palomar Licensees the rights required pursuant to Section 5.4(a).

(c) In the event that Gillette develops or commercializes any Female Product directly as opposed to granting a (sub) license(s) or other right(s) to a Third Party(ies) as contemplated in Section 5.3(b)(i) and 5.3(b)(ii), Gillette shall comply with the terms of Sections 5.3(b)(i) and 5.3(b)(ii) to the same extent as if Gillette were standing in the shoes of any Gillette Licensee referred to in such Sections (e.g., by doing that which a Gillette Licensee would be required to do and by refraining from doing that which a Gillette Licensee would be prohibited from doing), provided that nothing contained in this Section 5.3(c) shall limit the scope of the license granted by Palomar to Gillette in Section 4.1.

(d) The covenants of Gillette contained in Sections 5.3(b)(i)(1), 5.3(b)(i)(2) and 5.3(b)(ii)(2) shall not prevent Gillette or any Gillette Licensee from conducting any activity, or exercising or granting any licenses or other rights, as otherwise permitted under this Agreement, with respect to the Palomar Technology, Joint Technology or otherwise, that has as its goal or intent Exploitation of a product or system with respect to the Joint Technology, inside the Field, and with respect to all other such technology, inside the Exclusive Field, notwithstanding the possibility that such activity, exercise or grant may have applications outside the Field and Exclusive Field, respectively.

5.4 Economic Adjustments for Off-Label Sales

(a) Gillette Covenants.

(i) In order to preserve for each of the Palomar Licensees the economic benefits of the exclusivity granted by Palomar to such Palomar Licensee under the Palomar Technology, Palomar Male Technology or Joint Technology to Exploit Light-Based Products in the Consumer Field or the Professional Field, as the case may be, Gillette agrees to make payments to such Palomar Licensee in the manner set forth in subparagraph (ii) below, to compensate such Palomar Licensee for certain lost profits, if any, resulting from net off-label purchases of Female Products by end-users in the exclusive field of such Palomar Licensee.

(ii) In the event that any Palomar Licensee shall suffer Lost Profits (calculated in the manner set forth in subparagraph (iii) below) in excess of Five Million Dollars (US $5,000,000) in any calendar year, then such Palomar Licensee may submit a written notice to Gillette (a “Lost Profits Notice”) specifying its aggregate Lost Profits for such calendar year and enclosing copies of (A) the Independent Study (as defined below) supporting such calculation and (B) the relevant Palomar License Agreement. Within one hundred and eighty (180) days after receipt thereof, Gillette shall (1) remit payment to such Palomar Licensee, to such bank account designated in the Lost Profits Notice, in an amount equal to the difference between such Lost Profits and Five Million Dollars ($5,000,000) or (2) provide to such Palomar Licensee a detailed written critique of such calculation, propose a revised calculation of such Palomar Licensee’s Lost Profits based on a new Independent Study, and enclose a copy of such Independent Study. In the event that Gillette shall propose a revised calculation, Gillette and such Palomar Licensee shall meet within thirty (30) days thereafter to attempt in good faith to negotiate an agreed level of Lost Profits, or otherwise settle the dispute. In the event that the parties shall fail to reach agreement at such meeting, either party may bring a lawsuit in any court of competent jurisdiction to resolve such dispute.

(iii) The Lost Profits of a Palomar Licensee for a calendar year shall be determined as follows. Such Palomar Licensee shall retain, at its expense, a nationally-recognized economic consulting firm to determine, for such year, on the basis of accepted accounting, market research, sampling and survey methodology, (A) the sales of Female Products for such year that displaced sales of Light-Based Products by or on behalf of Palomar’s Licensee in the exclusive field of such Palomar Licensee, as specified in the relevant Palomar License Agreement, and (B) the sales of Light-Based Products for such year by such Palomar Licensee or its sublicensees or agents that displaced sales of Female Products by or on behalf of Gillette; (C) the average net profit of such Palomar Licensee for each unit of Light-Based Product sold (on a country-by-country basis, as relevant); (D) the loss of sales resulting from net off-label sales, calculated on the basis of (A) and (B); and (E) the lost profits attributable to such net off-label sales, calculated on the basis of (C) and (D) (the “Lost Profits”). Such determinations shall be summarized and documented in a report prepared by such nationally-recognized economic consulting firm (the “Independent Study”).

(iv) Notwithstanding any other provision of this Section 5.4, Gillette shall have no obligation to make any payment to any Palomar Licensee hereunder (A) if such Palomar Licensee has materially breached any provision of the relevant Palomar License Agreement corresponding to any negative covenant set forth in Section 5.3(a) hereof or (B) if the Lost Profits claimed by such Palomar Licensee relate to a period after the termination or expiration of the period of license exclusivity provided for in the relevant Palomar License Agreement.

(v) Gillette hereby consents to Palomar’s granting to each Palomar Licensee in the relevant Palomar License Agreement third party beneficiary rights to enforce directly against Gillette any provision of this Section 5.4(a), provided that such Palomar License Agreement includes a provision corresponding to that described in Section 5.4(b).

(b) Palomar Covenants. Palomar agrees to include in each Palomar License Agreement covenants that bind the relevant Palomar Licensee in the same manner and to the same extent that Gillette is bound by Section 5.4(a), mutatis mutandis (such that Gillette is accorded thereunder the rights of a Palomar Licensee under Section 5.4(a) hereof). Further, Palomar agrees to include in each Palomar License Agreement a grant to Gillette of third party beneficiary rights to enforce any such provision of such agreement.

5.5 Duration and Scope of Section 5.3. Insomuch as certain of the provisions of Section 5.3 are intended to apply to Gillette and any Gillette Licensee, and Palomar and any Palomar Licensee, this Section 5.5 sets forth the general principles for the duration and scope of Section 5.3:

(a) For as long as Gillette or a Palomar Licensee has an exclusive (sub)license under a license granted to it by Palomar under the Palomar Technology or Joint Technology (as the case may be) sufficient in scope to Exploit, in the case of Gillette, Female Products, and in the case of the Palomar Licensee, Light-Based Products outside the Field, then the Person receiving such license shall enjoy the benefits of the restrictions contained in Section 5.3(a) or 5.3(b), respectively, (i.e., as long as the licenses grants in Section 4.1(a)(i) and 4.1(a)(ii) remain exclusive to Gillette, Gillette shall enjoy the benefit of the restrictions contained in Section 5.3(a)). At such time as Gillette or the Palomar Licensee, as the case may be, no longer has any such exclusive license, then Gillette or the Palomar Licensee shall no longer enjoy the benefits of such restrictions.

(b) For as long as Gillette or a Palomar Licensee is granted a (sub)license by Palomar, whether exclusive or non-exclusive in scope, under the Palomar Technology or Joint Technology sufficient in scope to Exploit, in the case of Gillette, Female Products, and in the case of the Palomar Licensee, Light-Based Products outside the Field, then Gillette or the Palomar Licensee, respectively, shall be subject to the restrictions contained in Section 5.3(a) or 5.3(b), as applicable (i.e., so long as the license grants in Section 4.1(a)(i) and 4.1(a)(ii) remain in force, Gillette shall be subject to the restrictions contained in Section 5.3(b)).

(c) For the avoidance of doubt, (i) if Gillette or any such Palomar Licensee only has non-exclusive rights under Palomar Technology or Joint Technology, Gillette or such Palomar Licensee, respectively, shall not enjoy the benefit of the restrictions contained in Sections 5.3(a) or 5.3(b), but shall be subject to the restrictions contained in Sections 5.3(a) or 5.3(b), as applicable, (ii) the ownership interest that Gillette retains in Joint Technology, as distinguished from the license interest from Palomar under Section 4.1, shall not by itself render Gillette subject to the restrictions contained in Section 5.3(b), and (iii) for this Agreement, ARTICLE X sets forth if and when Section 5.3 will terminate, and this Section 5.5 is not intended to vary ARTICLE X or any other provision of this Agreement in any way, with the understanding that ARTICLE X is intended to reflect the principles set forth in this Section 5.5.

5.6 Restrictions Reasonable. The parties acknowledge and agree that all restrictions contained in this ARTICLE V are reasonable, valid and necessary for the adequate protection of (a) in the case of Gillette, Gillette’s Female Product(s) business, and the Male Option granted by Palomar to Gillette until the Male Option Termination Date, and (b) in the case of Palomar, Palomar’s Light-Based Product business, and that neither party would have entered into this Agreement without the protection afforded to it by the other party pursuant to this ARTICLE V.

ARTICLE VI

Payments

6.1 Payments to Palomar for Female Products. Subject to the terms and conditions set forth in this Agreement, Gillette shall make the following payments to Palomar:

(a) R&D Advance Payment. Gillette shall pay to Palomar five hundred thousand dollars (US $500,000) within ten (10) business days of the Effective Date (the “R&D Advance Payment”), which amount shall be fully creditable against the final payment that Gillette shall be required to make to Palomar pursuant to Section 6.1(b) in connection with the R&D Program. Except as expressly provided in the immediately preceding sentence, such payment shall otherwise be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

(b) R&D Payments. For the first ten (10) full Calendar Quarters after the Effective Date, Gillette shall pay to Palomar for each such Calendar Quarter seven hundred thousand dollars (US $700,000) to support the R&D Activities (each such payment, an “R&D Payment” and collectively the “R&D Payments”) in accordance with Section 1.3(b)(iii). For the avoidance of doubt, Gillette shall be required to pay to Palomar seven million dollars (US $7,000,000) in the aggregate, and no more than seven million five hundred thousand dollars (US $7,000,000) in the aggregate, unless otherwise expressly provided herein, in Section 14.2(d), or as the parties may otherwise agree, in connection with the R&D Program (which amount shall be inclusive of the five hundred thousand dollar (US $500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) and credited against payments made in connection with the R&D Program as provided in that Section). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(a) before the final R&D payment becomes due, Gillette’s shall be obligated to make R&D Payments to Palomar in the amount of four million five hundred thousand dollars ($4,500,000) in the aggregate (against which amount the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(b) before the final R&D payment becomes due, Gillette shall be obligated to make R&D Payments to Palomar with respect to the two (2) Calendar Quarters after the Calendar Quarter in which Gillette provides to Palomar written notice of such termination (against which amounts the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.4(d) or by Palomar pursuant to Section 10.3 before the final R&D Payment becomes due, Gillette shall be obligated to pay Palomar all remaining R&D Payments (against which remaining amount the five hundred thousand dollar ($500,000) payment made by Gillette to Palomar pursuant to Section 6.1(a) shall be credited). In the event that this Agreement is terminated by Gillette pursuant to Section 10.3 for Palomar’s uncured material breach before the final R&D Payment becomes due, Gillette shall have no further obligation from and after the date on which Gillette provides to Palomar written notice of such termination to pay Palomar any additional R&D Payments. In the event that Gillette is obligated to pay Palomar one or more R&D Payments after the termination of this Agreement as provided above, all such R&D Payments shall become due and payable within thirty (30) days of when any such termination becomes effective. All R&D Payments shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

(c) Manufacturing Payments. In the event that Gillette elects to have Palomar Manufacture the CUT Female Product, Gillette shall pay to Palomar Manufacturing Fees with respect to such CUT Female Product, calculated in accordance with Section 3.2. All Manufacturing Fees shall be non-creditable and non- refundable and there shall be no right of set-off with respect thereto, except in the event that an audit provided for in Section 3.2 confirms that Gillette overpaid Palomar.

(d) Development Completion Payment(s).

(i) Development Completion Payments. In the event that Gillette fails to terminate this Agreement in accordance with Section 10.4(d) on or before the First Decision Date or Second Decision Date, as applicable, Gillette shall pay to Palomar the applicable Development Completion Payment(s) on or before the First Development Completion Payment Date or the Second Development Completion Payment Date, as the case may be:

Development Event	Development Completion Payment
First Development Completion Payment Date	$2,500,000 (“First Development Completion Payment”)

Second Development Completion Payment Date	$10,000,000 (“Second Development Completion Payment,” and together with the First Development Completion Payment, “Development Completion Payments”)

(ii) Development Completion Payments Not Creditable or Refundable; Payable Only Once. Except as provided in Section 1.6(b) and 14.2, Development Completion Payments made by Gillette at the First Development Completion Payment Date and the Second Development Completion Payment Date shall not be refundable or creditable against TTPs or royalty payments or any other payments owed by Gillette to Palomar hereunder and there shall be no right of set-off with respect thereto. Each Development Completion Payment shall be payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement.

(iii) Understanding. The parties understand and agree that the Development Completion Payments are made for partial reimbursement of costs expended by Palomar for its development of Palomar Technology prior to the Effective Date, as further described in Section 6.1(e)(i).

(e) TTPs to Be Made by Gillette to Palomar for Female Products.

(i) Introduction. The parties understand and agree that Palomar shall disclose to Gillette a substantial amount of Palomar Technology developed before the Effective Date. The parties further understand and agree that Palomar has expended significant effort and capital to develop such Palomar Technology and without it, the parties would not be able to commercialize Female Products in the time-frame or manner contemplated by this Agreement. Gillette shall pay Palomar the TTPs set forth in this Section 6.1(e), the Development Completion Payments set forth in Section 6.1(d), the Annual Exclusivity Collaboration Payments set forth in Section 6.1(g), the Failure to Launch Payments set forth in Section 2.1(b), and the lump-sum payments set forth in Section 6.2(a) as partial reimbursement for Palomar’s development and disclosure of such Palomar independently-developed technology. By means of the TTPs, the parties mutually agree that they have shared equitably the risk involved in determining the value of such Palomar Technology and the risk involved in developing and commercializing Female Products (including the risk involved in creating a new market sector).

(ii) TTPs. On a Female Product-by-Female Product basis, Gillette shall pay to Palomar on account of sales or distributions of each such product by Gillette or any of its agents or (sub)licensees, TTPs in the amount of four percent (4%) of worldwide Net Sales of each Female Product(s); provided, however, in the case of each Female Product Lotion, Gillette’s obligation to pay to Palomar TTPs with respect to such Female Product Lotion shall be two percent (2%). Notwithstanding the foregoing, except as otherwise expressly provided in Section 6.1(g), 6.1(h) or ARTICLE VIII, all such TTPs shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

(iii) TTP Period. Gillette’s obligation to pay to Palomar TTPs pursuant to Section 6.1(e)(ii) shall commence on the date of First Commercial Sale of a Female Product and shall continue on a Female Product-by-Female Product basis for as long as such Female Product is sold or distributed by or on behalf of Gillette or any of its agents or (sub)licensees.

(f) Royalties for Female Products.

(i) Royalties. On a Female Product-by-Female Product and country-by-country basis, Gillette shall pay to Palomar on account of sales or distributions of each such product by Gillette or any of its agents or (sub)licensees, royalties in the amount of two percent (2%) of Net Sales of each Female Product where the Manufacture, sale, offer for sale, use or import of such Female Product would (in the absence of the license(s) or other ownership interests provided pursuant to this Agreement (including any of Gillette’s ownership or other interests in the Joint Patents)) infringe a Valid Claim of a Palomar Patent or Joint Patent; provided, however, in the case of each Female Product Lotion, Gillette’s obligation to pay to Palomar royalties with respect to such Female Product Lotion shall be one percent (1%). Notwithstanding the foregoing, that in the event that such Manufacture, sale, offer for sale, use or import of such Female Product(s) would infringe an MGH Valid Claim(s) but no other Valid Claim, Gillette’s obligation pursuant to this Section 6.1(f) shall be reduced to one percent (1%) of such Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Except as otherwise expressly provided in Section 6.1(g), 6.1(h) or ARTICLE VIII, all royalty payments under this Section 6.1(f)(i) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

(ii) Royalty Period. Gillette’s obligation to pay to Palomar royalties pursuant to Section 6.1(f)(i) shall commence on the date of First Commercial Sale of a Female Product and terminate on a Female Product-by-Female Product and country-by-country basis on the date of the last to expire of any Valid Claim of a Palomar Patent or Joint Patent in such country covering the Manufacture, sale, offer for sale, importation or use of such product.

(g) Annual Exclusivity Collaboration Payments. As further reimbursement to Palomar for its development and disclosure of Palomar Technology as described in Section 6.1(e)(i) and in partial consideration of the exclusivity granted by Palomar to Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette shall pay Palomar the Annual Exclusivity Collaboration Payments (as defined below) set forth in this Section 6.1(g). Subject to ARTICLE X, within thirty (30) days after the first anniversary of the Second Development Completion Payment Date (such anniversary, the “Exclusivity Payment Date”), and thereafter within thirty (30) days after each anniversary of the Exclusivity Payment Date, Gillette shall pay to Palomar ten million dollars (US $ 10,000,000) (each, an “Annual Exclusivity Collaboration Payment”). For the twelve-month period commencing on the second anniversary of the Exclusivity Payment Date and any future such anniversary of the Exclusivity Payment Date, as the case may be, and ending twelve months thereafter (each twelve month period, an “Annual Exclusivity Collaboration Period”), the Annual Exclusivity Collaboration Payment paid during the first thirty (30) days of the corresponding Annual Exclusivity Collaboration Period shall be (A) fully creditable against any and all TTPs or royalties owed by Gillette to Palomar for Net Sales during the corresponding Annual Exclusivity Collaboration Period, and (B) payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement; provided, however, that in the event that Gillette elects pursuant to Section 10.2 to terminate the Exclusivity Period, from and after such termination date no Annual Exclusivity Collaboration Payments shall be payable by Gillette to Palomar. For avoidance of doubt, any credits, offsets or other reductions available under this Agreement for Gillette to credit against TTPs and royalties owed by Gillette to Palomar (taking into account Section 6.6(b)) shall not be used to reduce any Annual Exclusivity Collaboration Payments.

(h) TTP and Royalty Reductions. Subject to Section 6.6(b), on a Female Product-by-Female Product and country-by-country basis, with respect to each Female Product sold by Gillette or any of its agents or (sub)licensees to one or more Third Parties in a particular country, during any given Calendar Quarter, if the sum of TTPs and royalty payments owed by Gillette to Palomar and by Gillette to one or more Third Parties in connection with sales of such product in such country exceeds ten percent (10%) of the Net Sales of such product in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable royalty rate and the TTP rate payable to Palomar (as provided in Sections 6.1(e)(ii) and 6.1(f)(i)) (the sum of such rates, the “Female Product Payment Rate”) and (B) the rates of royalties and TTPs payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Female Product Payment Rate payable to Palomar for such Calendar Quarter (which reduction shall be applied pro rata to each of the royalty rate and the TTP rate); provided, however, that in any Annual Exclusivity Collaboration Period, in no event shall this Section 6.1(h) reduce the amount of any Annual Exclusivity Collaboration Payment. Notwithstanding anything contained in this Agreement to the contrary, (i) amounts paid by Gillette to Palomar pursuant to Section 6.1(i) shall be excluded from the royalty reduction provisions contained in this Section 6.1(h), and (ii) except as otherwise expressly provided in Section 8.5, amounts paid by the parties pursuant to that Section shall be excluded from the royalty reduction provisions contained in this Section 6.1(h).

(i) Third Party Royalties. In the event that Gillette’s Exploitation of Female Products triggers any payment obligations to any Third Party pursuant to an agreement originally entered into by Palomar and such Third Party prior to or on the Effective Date, including to MGH pursuant to the MGH Agreements, Palomar shall be solely responsible for such payments. In the event that Gillette’s Exploitation of Female Products triggers any payment obligations to any Third Party pursuant to an agreement originally entered into by Palomar and such Third Party after the Effective Date, Palomar shall so inform Gillette in writing and provide to Gillette a copy of such Third Party agreement. Gillette shall be required to pay to Palomar any such payment obligations attributable to Gillette’s exercise of any rights or license (or sublicense) under such Third Party agreement that accrue after Gillette’s receipt of such agreement; provided, however, that in the event that Gillette elects not to exercise any rights or a license (or sublicense) under such Third Party agreement, Gillette shall so inform Palomar in writing and from and after such date Gillette shall have no rights or license (or sublicense) and shall have no obligations to make such payments to Palomar for such payment obligations that accrue after such date unless and until the parties otherwise mutually agree in writing.

6.2 Payments to Palomar for Gillette Joint Independent Products and Other Independent Products.

(a) Lump-Sum Payments for Gillette Joint Independent Products and Other Independent Products. In partial consideration of the exclusivity granted by Palomar to Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette hereby agrees to make the following payments to Palomar:

(i) Launch During Exclusivity Period. Subject to Sections 6.2(a)(iii) and 6.2(a)(iv), in the event that, during the Exclusivity Period, Gillette Launches a Gillette Joint Independent Product or an Other Independent Product in the Field, within thirty (30) days of such Launch, Gillette shall pay to Palomar on account of the Launch of such product, five million dollars (US $5,000,000). In the event that, subsequent to such Launch, Gillette terminates the Exclusivity Period pursuant to Section 10.2, within thirty (30) days of the end of the Exclusivity Period, Gillette shall pay to Palomar on account of the Launch of such product, an additional five million dollars (US $5,000,000). Such payments shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

(ii) Launch After Termination of Exclusivity Period. Subject to Sections 6.2(a)(iii) and 6.2(a)(iv), in the event that, after the termination, if any, of the Exclusivity Period, Gillette Launches a Gillette Joint Independent Product or an Other Independent Product in the Field, within thirty (30) days of such Launch, Gillette shall pay to Palomar on account of the Launch of such product, ten million dollars (US $ 10,000,000). Such payment shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto.

(iii) Lump-Sum Payments Contingent on Regulatory Approval in the United States for first Female Product. Notwithstanding anything contained in Sections 6.2(a)(i) and 6.2(a)(ii), in the event that, as of the date of Gillette’s Launch of a Gillette Joint Independent Product or Other Independent Product in the Field, Palomar has not obtained Regulatory Approval in the United States for the First Female Product, Gillette’s obligation to make a lump-sum payment to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii), as applicable, shall be deferred until thirty (30) days after such Regulatory Approval is obtained. In the event that Palomar fails to obtain Regulatory Approval in the United States for the First Female Product, Gillette shall have no obligation to make any payment(s) to Palomar pursuant to Sections 6.2(a)(i) and 6.2(a)(ii).

(iv) Lump-Sum Payment(s) Payable Only Once. Once Gillette has made a payment(s) to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of the first Gillette Joint Independent Product or Other Independent Product Launched by Gillette in the Field, Gillette shall have no further obligation to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of any subsequent or other Gillette Joint Independent Product or Other Independent Product Launched by Gillette in the Field.

(b) TTPs for Gillette Joint Independent Products and Other Independent Products.

(i) Gillette Joint Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Gillette Joint Independent Product in the Field by Gillette or any of its agents or (sub)licensees, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product basis, TTPs in the amount of four percent (4%) of worldwide Net Sales of such product; provided, however, that in the case of each Independent

Product Lotion, Gillette’s obligation to pay to Palomar TTPs with respect to such Independent Product Lotion shall be two percent (2%). Gillette’s obligation to pay to Palomar TTPs pursuant to this Section 6.2(b)(i) shall commence on the date of First Commercial Sale of the Gillette Joint Independent Product and shall continue, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product basis, for (A) in the case of a Gillette Joint Independent Product Launched by Gillette during the Exclusivity Period, as long as such Gillette Joint Independent Product is sold by or on behalf of Gillette or any of its agents or (sub)licensees, and (B) in the case of a Gillette Joint Independent Product Launched within ten (10) years after the termination of the Exclusivity Period, twenty (20) years after the Launch of the first Gillette Joint Independent Product in the Field that is Launched during the ten (10) years after the termination of the Exclusivity Period.

(ii) Other Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Other Independent Product in the Field by Gillette or any of its agents or (sub)licensees, on an Other Independent Product-by-Other Independent Product basis, TTPs in the amount of (A) one percent (1%) of worldwide Net Sales of such product, with respect to sales occurring during the Exclusivity Period, and (B) two percent (2%) of worldwide Net Sales with respect to such product, with respect to sales occurring after the Exclusivity Period has terminated. Gillette’s obligation to pay to Palomar TTPs pursuant to this Section 6.2(b)(ii) shall commence on the date of First Commercial Sale of each Other Independent Product and shall terminate on the tenth (10th) anniversary of the First Commercial Sale of the first Other Independent Product Launched by Gillette in the Field.

(c) Royalties for Gillette Joint Independent Products. Gillette shall pay to Palomar on account of sales or distributions of each Gillette Joint Independent

Product(s) in the Field by Gillette or any of its agents or (sub)licensees, on a Gillette Joint Independent Product-by-Gillette Joint Independent Product and country-by-country basis, royalties in the amount of two percent (2%) of Net Sales of such product; provided, however, that in the case of each Independent Product Lotion, Gillette’s obligation to pay to Palomar royalties with respect to such Independent Product Lotion shall be one percent (1%). Notwithstanding the foregoing, in the event that such Manufacture, sale, offer for sale, use or import of such Gillette Joint Independent Product(s) would infringe an MGH Valid Claim(s) but no other Valid Claim, Gillette’s obligation pursuant to this Section 6.2(c) shall be reduced to one percent (1%) of such Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(c) shall commence on the date of First Commercial Sale of the Gillette Joint Independent Product and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of a Joint Patent covering such product.

(d) Royalties for Non-Light Based Products. In the event, and only to the extent, that the Manufacture, sale, offer for sale, use or import of a Non-Light Based Product outside the Field by or on behalf of Gillette or any of its sublicensees pursuant to the license granted to Gillette in Section 4.1(a)(iii) would (in the absence of such license) infringe a Valid Claim of an MGH Patent or an MGH Joint Patent, Gillette shall pay to Palomar on account of sales or distributions of each such Non-Light Based Product, on a Non-Light Based Product,-by-Non-Light Based Product basis, royalties in the amount of one percent (1%) of Net Sales of such product; provided, however, that Gillette’s obligation pursuant to this Section 6.2(d) shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(d) shall commence on the date of First Commercial Sale of the Non-Light Based Product and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of a MGH Patent or MGH Joint Patent covering such product. Except as otherwise expressly provided in ARTICLE VIII, all royalty payments under this Section 6.2(d) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

(e) Royalties for Products or Systems Exploited Pursuant to the License Grant by Palomar to Gillette in Section 4.1(a)(iv). In the event, and only to the extent, that the Manufacture, sale, offer for sale, use or import of a product or system outside the Field by or on behalf of Gillette or any of its sublicensees pursuant to the license granted to Gillette in Section 4.1(a)(iv) would (in the absence of such license) infringe a Valid Claim of a Joint Patent with respect to which Gillette does on have an ownership interest, Gillette shall pay to Palomar on account of sales or distributions of each such products or systems, on a product-by-product or system-by-system basis (as applicable), royalties in the amount of one percent (1%) of Net Sales of such product; provided, however, that Gillette’s obligation pursuant to this Section 6.2(e) shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement. Gillette’s obligation to pay to Palomar royalties pursuant to this Section 6.2(e) shall commence on the date of First Commercial Sale of such product or system in such country and terminate on a country-by-country basis on the date of the last to expire of any Valid Claim of any such Joint Patent covering such product or system. Except as otherwise expressly provided in ARTICLE VIII, all royalty payments under this Section 6.2(e) shall be non-creditable and non-refundable and there shall be no right of set-off with respect thereto, except in the event that an audit confirms that Gillette had overpaid Palomar as provided in Section 6.8, whereupon any over-payment shall be addressed as provided in that Section.

6.3 Payments to Gillette.

(a) Products Claimed by Gillette Licensed Patents. Subject to the terms, conditions and limitations of this Agreement, including Section 6.3(b), in the event that Palomar Exploits, or grants to a Third Party a sublicense to Exploit, any product or service covered by a Gillette Licensed Patent, and provided that Gillette has granted to Palomar a license under the Gillette Licensed Patents that is being exercised by such Exploitation, Palomar shall pay to Gillette on a product-by-product and country-by-country basis, royalties in the amount of one percent (1%) of Net Sales of such product or service in such country, which Net Sales shall be calculated as provided in the definition of “Net Sales,” substituting therein “Palomar” for “Gillette” wherever such term appears. The royalty obligations under this Section 6.3(a) shall terminate, on a country-by-country basis, with respect to each product for which a royalty is payable upon the expiration date in such country of the last to expire of any Valid Claim of a Gillette Licensed Patent covering such product or service.

(b) Third Party Royalties. In the event that Palomar’s Exploitation of any product or service under the rights granted by Gillette to Palomar under the Gillette Licensed Patents triggers any payment obligations by Gillette to any Third Party, Gillette shall so inform

Palomar in writing and provide to Palomar a copy of such Third Party agreement. Palomar shall be required to pay to Gillette any such payment obligations attributable to Palomar’s exercise of any rights or license (or sublicense) under such Third Party agreement that accrue after Palomar’s receipt of such agreement; provided, however, that in the event that Palomar elects not to exercise any rights or a license (or sublicense) under such Third Party agreement, Palomar shall so inform Gillette in writing and from and after such date Palomar shall have no such rights or license (or sublicense) and shall have no obligation to make such payments to Gillette for such payment obligations that accrue after such date unless and until the parties otherwise mutually agree in writing.

6.4 TTP and Royalty Reductions for Independent Products. Subject to Section 6.6(b), on an Independent Product-by-Independent Product and country-by- country basis, with respect to each Independent Product sold by Gillette or any of its agents, distributors or (sub)licensees to one or more Third Parties in a particular country, during any given Calendar Quarter, if the sum of TTPs and royalty payments owed by Gillette to Palomar and by Gillette to one or more Third Parties in connection with sales of such Independent Product in such country, exceeds ten percent (10%) of the Net Sales of such product in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable TTP rate and royalty rate payable to Palomar (as provided in this ARTICLE VI) (the sum of such rates, the “Independent Product Payment Rate”) and (B) the rates of TTPs and royalties payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Independent Product Payment Rate payable to Palomar for such Calendar Quarter (which reduction shall be applied pro rata to each of the TTP rate and the royalty rate). Notwithstanding anything contained in this Agreement to the contrary, amounts paid by Gillette to Palomar pursuant to Section 6.1(i) shall be excluded from the royalty reduction provisions contained in this Section 6.4.

6.5 Royalty Reductions for Gillette Licensed Patents. On product/service-by-product/service and country-by-country basis, with respect to each product/service sold by or distributed by Palomar or any of its agents, distributors or (sub)licensees to one or more Third Parties in a particular country for which Palomar is obligated to pay Gillette a royalty pursuant to Section 6.3, during any given Calendar Quarter, if the sum of royalty payments owed by Palomar to Gillette and by Palomar to one or more Third Parties, as the case may be, in each case in connection with sales of such product/service in such country, exceeds ten percent (10%) of the Net Sales of such product/service in such country (prior to application of this Section), then thirty-three percent (33%) of the difference of (1) the sum of (A) the applicable royalty rate payable to Gillette (as provided in this ARTICLE VI) (the sum of such rates, the “Product/Service Payment Rate”) and (B) the rates of TTPs and royalties payable to such Third Parties, minus (2) ten percent (10%), shall be reduced from the Product/Service Payment Rate payable to Gillette for such Calendar Quarter; provided, however, that in no event shall the Product/Service Payment Rate be reduced more than thirty-three percent (33%) in any Calendar Quarter. For purposes of this Section, for sales by Palomar or any of its of its agents or (sub)licensees, Net Sales shall be calculated as provided in the definition of “Net Sales,” substituting therein “Palomar” for “Gillette” wherever such term appears. Notwithstanding anything contained in this Agreement to the contrary, amounts paid by Palomar to Gillette pursuant to Section 6.3(b) shall be excluded from the royalty reduction provisions contained in this Section 6.5.

6.6 TTP and Royalty Payments.

(a) In General. Running royalties and TTPs payable pursuant to Sections 6.1(e)(ii), 6.1(f)(i), 6.2(b)(i), 6.2(c) and 6.3 shall be payable on a Calendar Quarterly basis, within sixty (60) days after the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Product is made. Royalties shall be calculated in accordance with GAAP and with the terms of this ARTICLE VI.

(b) Offsets, Credits and Reductions. Notwithstanding any right of Gillette (i) pursuant to Article VIII to offset or credit certain amounts against royalties or TTPs owed by Gillette to Palomar in this Agreement, or (ii) pursuant to Section 6.1(h) or 6.4 to otherwise reduce the amount of royalties or TTPs payable by Gillette to Palomar, the aggregate credits, offsets and other reductions that Gillette shall be permitted to apply in any given Calendar Quarter with respect to a particular product shall not exceed, in the case of royalties, if any, royalties in the amount of one percent (1%) of Net Sales during such Calendar Quarter with respect to such product, and in the case of TTPs, if any, TTPs in the amount of one percent (1%) of Net Sales during such Calendar Quarter with respect to such product. Credits, offsets and reductions not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

(c) Covenants. The parties have agreed to the TTPs set forth in Sections 6.1(e) and 6.2(b) and the royalties set forth in Sections 6.1(f) and 6.2(c). Gillette hereby stipulates to the fairness and reasonableness of such TTPs and royalties and covenants not to allege or assert, or cause any Third Party to allege or assert, that the TTP or royalty obligations are unenforceable or illegal in any way. To the extent permitted by Applicable Law, Gillette further covenants to include in any agreement with a Third Party in which it grants to such Third Party a sublicense under any license granted to it by Palomar hereunder a term that prohibits such Third Party from alleging or asserting to any court or other appropriate governmental entity that the payments owed to Gillette by such Third Party on account of payments owed by Gillette to Palomar under this Agreement are unenforceable or illegal in any way. In the event that Gillette asserts or alleges, or causes any Third Party to assert or allege, to any court or other appropriate governmental entity that such TTPs or royalties are not legal or otherwise enforceable, this assertion or allegation will constitute a material breach by Gillette hereunder and Palomar shall have the right to terminate this Agreement immediately in accordance with Section 10.3 because of the material breach by Gillette without any opportunity to cure.

6.7 TTP and Royalty Statements. Each TTP and royalty payment hereunder shall be accompanied by a statement showing (a) the number of units of each product sold by the payor party on a country-by-country basis during the applicable Calendar Quarter, (b) the amount of royalties and TTPs, if any, due on such Net Sales, (c) withholding taxes, if any required by Applicable Law to be deducted, (d) the date of the First Commercial Sale for all Products in any country that occurred during the reporting period, (e) any calculation concerning a reduction in TTPs or royalties pursuant to Section 6.1(h), 6.4 or 6.5, as applicable, and (f) the exchange rates used in determining the amount of United States dollars. In addition, each TTP and royalty and other payment hereunder shall be accompanied by a statement showing (i) any credits, offsets or other reductions (if any) taken against such payment, (ii) a reasonably detailed statement of the source of such credits, offsets or other reductions; (iii) the provision(s) of this Agreement expressly authorizing such credits, offsets or other reductions, (iv) the extent to which such credits, offsets or other reductions were capped pursuant to Section 6.6(b) or any provision of ARTICLE VIII; and (v) the amount and nature any credits, offsets and other reductions that are carried into future Calendar Quarters as a result of being capped pursuant to such Section or ARTICLE.

6.8 Records Retention; Audit.

(a) Record Retention. Until the third (3rd) anniversary of December 31 of the Calendar Year in which a product for which a party owed to the other party TTP or royalty payments is sold or distributed, the paying party shall keep (and shall ensure that its agents and (sub)licensees shall keep) records of such sales in sufficient detail to confirm the accuracy of the TTP or royalty calculations hereunder. With respect to any credits, offsets or other reductions (if any) taken against any TTP or royalty or other payment, until the third (3rd) anniversary of December 31 of the Calendar Year in which any such credit, offset or other reduction is taken, the paying party shall keep (and shall ensure that its agents and (sub)licensees shall keep) records of such credits, offsets or other reductions in sufficient detail to confirm the accuracy of them hereunder.

(b) Audit. Upon the written request of the receiving party and not more than once in each Calendar Year, the paying party shall permit an independent certified public accounting firm of nationally recognized standing selected by the receiving party, and reasonably acceptable to the paying party, at the receiving party’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of the paying party as may be reasonably necessary to verify the accuracy of the TTP or royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the paying party and the receiving party whether the royalty or reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the receiving party.

(c) Payment of Additional TTPs or Royalties. If such accounting firm concludes that additional TTPs or royalties were owed during such period, or excess credits, offsets or other reductions were taken, the paying party shall pay the additional TTPs or royalties, as applicable, with interest calculated as provided in Section 6.10 from the date originally due, within thirty (30) days after the date on which such accounting firm’s written report is delivered to the paying party. If, and only if, the amount of the underpayment is greater than two percent (2%) of the total amount owed, then the paying party shall reimburse the receiving party for all costs related to such audit.

(d) Confidentiality. The receiving party shall treat all information subject to review under this Section 6.8 in accordance with the confidentiality provisions of ARTICLE IX and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the paying party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.9 Mode of Payment. All payments to Palomar or Gillette under this Agreement shall be made by deposit of United States Dollars in the requisite amount to such bank account as the receiving party may from time to time designate by notice to the paying party. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving party, which shall be for the account of such party), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the Calendar Quarter with respect to which sales remittance is made for TTPs or royalties. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the Calendar Quarter; each daily exchange rate shall be obtained from The Wall Street Journal, Eastern United States Edition, or, if not so available, as otherwise agreed by the parties. Unless otherwise designated by Palomar in writing, all payments to Palomar under this Agreement shall be made by wire transfer to the following bank account:

Banknorth

370 Main Street

Worcester, MA 01608

ABA No.: 211370545

Account No.: 8241022982

Account Name: Palomar Medical Technologies, Inc.

6.10 Interest on Late Payments. Each party shall pay interest to the other party on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of (a) the prime rate, as published in The Wall Street Journal, Eastern United States Edition, plus one and one-half percent (1.5%), on the last business day preceding the date of payment, or (b) the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

6.11 Withholding. The parties shall use all reasonable and legal efforts to reduce tax withholding on payments due the other party hereunder. Notwithstanding such efforts, if a party reasonably concludes that tax withholdings under the laws of any country are required with respect to payments to the other party, such party shall withhold the required amount and pay it to the appropriate governmental entity. Such party shall cooperate with the other party in the event the other party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to include, without limitation, such party promptly providing the other party with original receipts or other evidence reasonably desirable and sufficient to allow the other party to document such withholdings.

6.12 Blocked Payments. In the event that, by reason of Applicable Law or regulation in any country, it becomes impossible or illegal for one party to transfer payments to the other party, such payments shall be deposited in local currency in the relevant country to the credit of the other party in a recognized banking institution designated by the other party or, if none is designated by the other party within a period of thirty (30) days after its receipt of written notice from such party, in a recognized banking institution selected by such party and identified in a subsequent written notice given to the other party.

ARTICLE VII

Reports

7.1 Complaints. Each party shall maintain a record of any and all complaints it receives with respect to the Female Product(s) as required by Applicable Law. Each party shall notify the other party in reasonable detail of any complaint received by it relating to any Female Product within thirty (30) days after receiving the complaint, and in any event in sufficient time to allow such other party to comply with any and all regulatory and other requirements imposed upon it in any jurisdiction in which the Female Product(s) is being marketed.

7.2 Adverse Event Reporting. Each party shall provide the other party with all information necessary or desirable for such other party to comply with all Applicable Law with respect to the Female Product(s). In the event that the Female Product(s) is a PMA Product, the parties shall (a) develop appropriate adverse experience reporting procedures; (b) provide any material information on the Female Product(s) from pre-clinical or clinical laboratory studies, as well as serious or unexpected adverse experience reports from Clinical Trials of the Female Product(s); and (c) report and provide such information in such a manner and time so as to enable the parties to comply with all Applicable Law in countries for which Regulatory Approval is or will be sought.

7.3 Product Recall.

(a) Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Female Product, or in the event either party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other party thereof by telephone or facsimile. Following notification of a recall, within seventy-two (72) hours, Gillette shall decide whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.

(b) Recall Expenses. Gillette shall bear the expenses of any recall of a Female Product; provided, however, that Palomar shall bear the direct expense to Gillette of a recall to the extent that such recall resulted from Palomar’s gross negligence or willful misconduct. (For the avoidance of doubt, nothing contained in this Section 7.3(b) shall in any way alter or diminish any indemnification obligation of Palomar pursuant to ARTICLE XI.) Such expenses of recall shall include expenses for notification, destruction or return of the recalled Female Product and any refund to consumers of amounts paid for the recalled Female Product. In the event that Palomar bears any such expenses of a recall, notwithstanding the last sentence of Section 7.3(a), Gillette shall consult with Palomar in good faith on the manner in which any such recall shall be conducted. The rights and remedies of Gillette under this Section shall be cumulative and in addition to any other rights or remedies that may be available to Gillette under this Agreement or at law.

ARTICLE VIII

Intellectual Property Rights

8.1 Intellectual Property Ownership.

(a) Ownership of Gillette Patents and Gillette Know-How. Subject to the license grants to Palomar in this Agreement, as between the parties, Gillette shall own and retain all right, title and interest in and to any and all Gillette Patents, Gillette Know-How and Gillette Regulatory Documentation.

(b) Ownership of Palomar Patents, Palomar Know-How and Palomar U.S. Regulatory Documentation. Subject to the license grants to Gillette in this Agreement, as between the parties, Palomar shall own and retain all right, title and interest in and to all Palomar Patents, Palomar Know-How and Palomar U.S. Regulatory Documentation.

(c) Ownership and Exploitation of Joint Inventions and Joint Technology.

(i) Palomar shall own all right, title and interest in and to all (A) Joint Inventions first conceived or reduced to practice during the Restricted Access Period, and (B) all Joint Technology with respect thereto. At the end of the Restricted Access Period, provided that Gillette does not terminate this Agreement pursuant to Section 10.4(a), Palomar shall assign, and hereby does assign, to Gillette, without payment of additional consideration, an equal, undivided interest in all such Joint Inventions and Joint Technology conceived or reduced to practice on or before the last day of the Restricted Access Period. If Gillette terminates this Agreement pursuant to Section 10.4(a), then there shall be no assignment by Palomar to Gillette of any such interest and any such Joint Inventions or Joint Technology shall be deemed “Palomar Patents” or “Palomar Know-How,” as the case may be, and shall no longer be treated as “Joint Inventions” or “Joint Technology” hereunder. If Gillette does not terminate this Agreement pursuant to Section 10.4(a), Gillette, on the one hand, and Palomar, on the other hand, shall each own an equal, undivided interest in (1) Joint Inventions first conceived or reduced to practice after the Restricted Access Period, and (2) all Joint Technology with respect thereto. Each party agrees to disclose to the other party promptly in writing any and all Joint Inventions and Joint Technology that are conceived or reduced to practice by or on behalf of such party, provided that Palomar shall not disclose to Gillette during the Restricted Access Period any Joint Invention or Joint Technology, and provided further that Palomar shall have no obligation to disclose to Gillette any Joint Invention or Joint Technology at any time in the event Gillette terminates this Agreement pursuant to Section 10.4(a). In addition, the party with an obligation to make such disclosures agrees, as necessary to evidence joint ownership of any and all such Joint Inventions and Joint Technology, to assign (and hereby assigns) to the other party or to cause its employees and agents to assign to the other party, without payment of additional consideration, an equal, undivided interest in such Joint Inventions or Joint Technology, as the case may be.

(ii) Notwithstanding Section 8.1(c)(i), there may be instances in which Joint Inventions and related Joint Technology arise from work performed by a party in collaboration with a non-profit entity that is not obligated to assign such Joint Inventions and Joint Technology to such party, rights to which shall be treated as follows for purposes of this Agreement:

(1) In the event that either party proposes to subcontract any R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities to any non-profit entity that would retain an ownership interest in any Joint Inventions and related Joint Technology conceived or reduced to practice in connection with the performance of such activities, the subcontracting party shall notify the R&D Committee and the R&D Committee shall determine whether to permit such subcontract on the terms with the non-profit entity proposed by the subcontracting party, whereupon the parties shall mutually agree in good faith how to treat any such Joint Inventions and related Joint Technology under this Agreement.

(2) As of the date first written above, the parties understand and agree that the Initial R&D Plan provides that certain R&D Activities will be performed by MGH pursuant to the MGH Agreements, and MGH will retain an ownership interest in the Joint Inventions and related Joint Technology arising from such activities to the extent that an individual affiliated with MGH is an inventor of such Joint Inventions, all as provided in the MGH Agreements. In addition, Palomar may subcontract to MGH additional activities to be performed by Palomar hereunder. With respect to those Joint Inventions in which MGH retains an ownership interest (the “MGH Joint Inventions) and the related Joint Know-How, Joint Patents and Joint Technology (the “MGH Joint Know-How,” “MGH Joint Patents,” and “MGH Joint Technology,” respectively), Palomar shall assign to Gillette as provided in Section 8.1(c)(ii) an equal and undivided share of Palomar’s partial interest in the MGH Joint Inventions and MGH Joint Technology, to the extent that Palomar owns a partial interest therein and is not a mere licensee with respect thereto. All references to Joint Inventions, Joint Technology, Joint Patents and Joint Know-How hereunder, to the extent they apply to MGH Joint Inventions, MGH Joint Technology, MGH Joint Patents and MGH Joint Know-How, shall be subject to the terms and conditions of the MGH Agreements, and all rights and obligations of the parties with respect to the foregoing shall be subject to such agreements.

(iii) Subject to all of the terms and conditions of this Agreement, each party may Exploit Joint Inventions and Joint Technology without an accounting or obligation to, or consent required from, the other party. Except in connection with a Third Party Collaboration, neither party may (sub)license any Joint Technology for use outside the Field without the other party’s prior written consent, which shall not be unreasonably withheld; provided that (A) Gillette’s consent shall not be required for Palomar to (sub)license Joint Technology (whether or not in connection with a Third Party Collaboration) for Exploitation by one or more Third Party(ies) of Light-Based Products outside the Field, and (B) Palomar’s consent shall not be required for Gillette to (sub)license Joint Technology (whether or not in connection with a Third Party Collaboration) for the Exploitation by one or more Third Parties of Non-Light-Based Products.

8.2 Various Patent Matters.

(a) Inventorship Procedure. During the R&D Period, the R&D Committee shall, at the written request of either party and consistent with the terms of this Agreement, establish a mutually agreeable procedure for determining inventorship of Information and Inventions asserted by one party to be Joint Inventions and Joint Technology both during the R&D Period and thereafter. Any such procedure shall be subject to the dispute resolution procedure set forth in Section 13.1.

(b) U.S. Patents. Any Joint Invention that would be rendered unpatentable in the United States solely on account of prior art under one or more of subsections 102(e), (f), or (g) of Title 35, U.S.C., but for the absence of an obligation of assignment of such Joint Invention (or an undivided interest therein) to the other party hereto, is hereby subjected to an obligation of assignment to such other party of such interest in such invention as renders such Joint Invention patentable in the United States and thereby gives rise to a Joint Patent. Such assignment shall have force and effect only with respect to Joint Patents granted in the United States. The rights of the parties with respect to any Joint Invention subject to an obligation of assignment under this Section 8.2(b), except for subject matter patentable to the assignee in the absence of the assignment, shall be the same as the rights that would have applied under this Agreement had no obligation to assign under this Section 8.2(b) existed. If and only if required to give force and effect to the immediately preceding sentence and, in such case, only to the extent required to give such force and effect, each assignee under this Section 8.2(b) hereby grants to each of the assignors under this Section 8.2(b) such irrevocable licenses, if any, as are required to vest in the assignor all rights the assignor would have enjoyed absence the applicable assignment.

8.3 Prosecution of Patents.

(a) Palomar Patents.

(i) During the Gillette Exclusive License Period. For as long as the license grants by Palomar to Gillette contained in Section 4.1(a)(i) and 4.1 (a)(ii) are in effect and are exclusive (as opposed to non-exclusive) in nature (such grants, the “Gillette Exclusive Licenses,” and such period the “Gillette Exclusive License Period”), the following provisions of this Section 8.3(a)(i) shall apply to the Palomar Patents:

(1) In General. Subject to Sections 8.3(a)(i)(2) and 8.3(a)(i)(3), Palomar shall be responsible for preparing, filing, prosecuting and maintaining throughout the world the Palomar Patents. In this regard, Palomar shall prepare, file, prosecute and maintain applications to secure Palomar Patents for the Female Product Technology and, unless Gillette consents in writing otherwise, any other patentable Palomar Know-How, in the United States and all other PCT member countries and in such non-PCT member countries as Gillette may from time to time designate in writing. Palomar shall pay all Patent Costs incurred by Palomar arising from the preparation, filing, prosecution or maintenance of the Palomar Patents.

(2) Cooperation. Palomar shall regularly provide Gillette with copies of all patent applications filed by Palomar pursuant to Section 8.3(a)(i)(1) and other related material submissions and correspondence with any patent authorities, as applicable, in sufficient time to allow for review and comment by Gillette. In addition, Palomar shall provide Gillette and its counsel with an opportunity to consult with Palomar and its counsel regarding the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities in connection therewith, and Palomar shall accede to the reasonable requests of Gillette regarding the filing and prosecution of the Palomar Patents.

(3) Election not to Prosecute or Pay Patent Costs. If Palomar elects not (A) to pursue the preparation, filing, prosecution or maintenance of a Palomar Patent in a particular country, or (B) to take any other action with respect to a Palomar Patent in a particular country that is necessary or useful to establish or preserve rights thereto or (C) to pay the Patent Costs associated with any such activities, then in each such case Palomar shall so notify Gillette promptly in writing and in good time to enable Gillette to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Palomar Patent in such country. Upon receipt of each such notice by Palomar or if, at any time, Palomar fails to initiate any such action within thirty (30) days after a request by Gillette that it do so (or within such shorter time as may be required to prevent the forfeiture of rights), and thereafter diligently pursue such action, Gillette shall have the right, but not the obligation, to pursue the preparation, filing, or support the continued prosecution or maintenance, of such Palomar Patent. If Gillette elects to pursue such filing or provide such support, then Gillette shall (x) control the filing, preparing, prosecuting and maintaining of such Palomar Patent, with all the rights and obligations with respect to such Palomar Patent set forth in Sections 8.3(a)(i)(1) and 8.3(a)(i)(2) and reversed, by switching the names of the parties in each of those Sections, and (y) be responsible for all Patent Costs incurred by Gillette in connection therewith; provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of such Patent Costs against royalties payable by Gillette to Palomar, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (ii) against TTPs payable by Gillette to Palomar, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters.

(4) To the extent that a Third Party licensor has retained any right to prepare, file, prosecute or maintain or otherwise be involved in the activities specified in this Section 8.3(a)(i) with respect to any Palomar Patents, Palomar shall use commercially reasonable efforts to cause such Third Party licensor to take the actions specified by this Section 8.3(a)(i) in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Palomar shall not be deemed to be in breach of its obligations under that Section if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor. To the extent that Palomar owes such Third Party licensor for any Patent Costs arising from such patenting activities, including MGH for the MGH Patents, those Patent Costs shall be treated as being incurred by the party that is controlling such activities for purposes of allocating Patent Costs under this Section 8.3(a)(i), and to the extent that Gillette is responsible for any such Patent Costs under Section 8.3(a)(i)(3), Gillette shall reimburse Palomar within forty-five (45) days of its receipt of an invoice therefor. For example and without limitation, the MGH Patents are examples of such other Palomar Patents and the corresponding agreement(s) are the MGH Agreements.

(ii) After the Gillette Exclusive License Period. After the Gillette Exclusive License Period, Palomar shall have the sole right, and sole responsibility for all Patent Costs incurred by Palomar, to prepare, file, prosecute and maintain the Palomar Patents throughout the world, and Gillette shall have no rights with respect thereto.

(b) Gillette Patents. Gillette shall have the sole right, and sole responsibility for all Patent Costs incurred by Gillette, to prepare, file, prosecute and maintain the Gillette Patents (including the Gillette Licensed Patents) throughout the world, and Palomar shall have no rights with respect thereto. During the Exclusivity Period, Palomar shall, at Gillette’s reasonable request and sole expense, assist and cooperate in the preparation, filing, registration and prosecution of any application, amendment, registration, submission, response or correspondence with respect to any Gillette Patents that cover or claim any Female Product or Manufacturing Process with respect thereto.

(c) Joint Patents.

(i) In General. Palomar shall have the first right (but not the obligation) to prepare, file, prosecute and maintain the Joint Patents throughout the world. If Palomar elects not to prepare, file, prosecute or maintain any Joint Patents in a particular country, then Palomar shall give Gillette written notice of such election at least sixty (60) days before any right would be forfeited if no action were taken, and Gillette shall thereafter have the right (but not the obligation) to prepare, file, prosecute or maintain such Joint Patent in such country. If Gillette elects to prepare, file, prosecute or maintain such Joint Patent in such country, then Gillette shall promptly notify Palomar in writing of such election. Gillette shall be responsible for all Patent Costs incurred by the parties for preparing, filing, prosecuting and maintaining the Joint Patents throughout the world (including any Patent Costs paid by Palomar to MGH arising from such activities involving MGH Joint Patents, which is addressed further in Section 8.3(c)(iii), with Gillette reimbursing Palomar for such Patent Costs within forty-five (45) of its receipt of an invoice therefor); provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of such Patent Costs only (i) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (ii) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters. Notwithstanding the above, either party may, upon prior written notice to the other party, in the case of Palomar, decline to have credits or offsets taken for up to fifty percent (50%) of, and in the case of Gillette, decline to pay all of, the Patent Costs for any Joint Patent(s) in a particular country or particular countries, which notice shall apply only with respect to Patent Costs incurred after the date of delivery of such notice. The declining party shall assign to the other party all of such party’s rights, titles and interests in and to any such Joint Patent(s) (including any right to claim priority thereto) in the relevant country or countries whereupon such Joint Patent(s) shall become solely owned by the other party but shall remain subject to any license grants to the declining party by the other party hereunder.

(ii) Cooperation. Each party shall cooperate fully in the other party’s preparation, filing, prosecution, and maintenance of the Joint Patents in accordance with this Section 8.3(c)(ii) (and in any other proceedings before a patent official or office with respect thereto). Such cooperation includes, without limitation, (A) promptly executing all papers and instruments or requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such party to prepare, file, prosecute, and maintain the Joint Patents in any country; and (B) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Joint Patent, including provision of a copy of any official correspondence received by such party from a patent office in any country with respect to Joint Patents. In addition, with respect to any Joint Patents, for so long as such patent remains jointly owned, the party having prosecution responsibility therefor agrees to provide the other party a reasonable opportunity to review and comment on any proposed submission to a patent office at least thirty (30) days prior to making such submission (unless such patent office allows less than sixty (60) days for the party having prosecution responsibility to make a submission, in which case the party shall provide the other party an opportunity to review and comment on any proposed submission to such patent office at least ten (10) days prior to making such submission). If the other party fails to provide comments within fifteen (15) days after receiving such draft submission (or, in the event the patent office allows less than sixty (60) days for the responsible party to make such submission, to provide comments within five (5) days after receiving such draft submission), the submission shall be deemed approved. If, however, the other party timely provides comments with respect to such draft submission, the responsible party agrees to reasonably consider such comments.

(iii) MGH Joint Patents. With respect to the MGH Joint Patents, because MGH has or will have rights to prepare, file, prosecute or maintain or otherwise be involved in the activities specified in this Section 8.3(c) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by this Section 8.3(c) in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under this Section 8.3(c) if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH. To the extent that Palomar owes MGH for any Patent Costs arising from such patenting activities, those Patent Costs shall be treated as being incurred by the party that is controlling such activities for purposes of allocating Patent Costs under this Section 8.3(c), and to the extent that Gillette is responsible for any Patent Costs under Section 8.3(c)(i), Gillette shall reimburse Palomar for the Patents Costs Palomar owes MGH as provided therein.

8.4 Enforcement of Patents.

(a) Rights and Procedures for Certain Infringement of Palomar Patents During the Gillette Exclusive License Period. For any infringement of one or more Palomar Patents that occurs during the Gillette Exclusive License Period, the following provisions of this Section 8.4(a) shall apply.

(i) If either party determines that any Palomar Patent is being or was infringed by a Third Party’s activities during the Gillette Exclusive License Period and that such infringement falls (in whole or in part) within the scope of the Gillette Exclusive Licenses, it shall notify the other party in writing and provide it with any evidence of such infringement that is reasonably available.

(ii) Gillette shall have the first right (but not the obligation) to remove any infringement referred to in Section 8.4(a)(i) with respect to any Palomar Patent by appropriate steps, including filing an infringement suit or taking other similar action. In the event that Gillette takes such steps to remove any such infringement, including by filing an infringement action, Gillette shall be responsible for the costs and expenses relating thereto; provided, however, that, subject to Section 6.6(b), Gillette shall have the right to offset fifty percent (50%) of the total costs and expenses only (A) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales, and (B) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Subject to Section 6.6(b), offsets not exhausted in any Calendar Quarter shall be carried into future Calendar Quarters.

(iii) In the event that Gillette fails within ninety (90) days following notice of any infringement referred to in Section 8.4(a)(i) to remove such infringement or file an infringement lawsuit, Palomar shall have the right (but not the obligation) to do so at Palomar’s sole expense.

(iv) The party other than the party enforcing the applicable Palomar Patent pursuant to this Section 8.4(a) (A) shall provide reasonable assistance to the party enforcing such patent, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours and for reasonable periods of time, and joining the action to the extent necessary to allow the enforcing party to maintain the action, (B) provided that in the case of Gillette as the non-enforcing party, Gillette may recover its reasonable out-of-pocket costs and expenses pursuant to Section 8.4(e) and (C) provided that in the case of Palomar as the non-enforcing party, Gillette shall pay Palomar’s reasonable out-of-pocket expenses and shall have right to off-set the full amount of them according to the procedure set forth in the proviso to the second to last full sentence and the last full sentence of Section 8.4(a)(ii) with the phrase “fifty percent (50%) of the total costs and expenses” therein to be read to refer instead to all of such reasonable out-of-pocket expenses for such purposes. The other party shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.3(e). If the other party elects to so participate or be involved, the enforcing party shall provide the other party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto), and the enforcing party shall accede to reasonable requests of the other party regarding such enforcement.

(v) To the extent that a Third Party licensor has retained any right to enforce or otherwise be involved in the activities specified in this Section 8.4(a) for any Palomar Patents, Palomar shall use commercially reasonable efforts to cause such Third Party licensor to take the actions specified by this Section 8.4(a) in a manner consistent with the agreement(s) by which such Third Party retains such rights, but Palomar shall not be deemed to be in breach of its obligations under Section 8.4(a) if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by such Third Party licensor. For example and without limitation, the MGH Patents are such Palomar Patents and the corresponding agreement(s) are the MGH Agreements.

(b) Rights and Procedures for Certain Infringement of Joint Patents.

(i) Joint Patents Exclusively Licensed to Gillette under Section 4.1(a)(i). For any infringement of one or more Joint Patents that are subject to the license contained in Section 4.1(a)(i) and that occurs during the Gillette Exclusive License Period, the following provisions of this Section 8.4(b)(i) shall apply: If either party determines that any Joint Patent is being or was infringed by a Third Party’s activities during the Gillette Exclusive License Period and such infringement falls (in whole or in part) within the scope of such license grant, it shall notify the other party in writing and provide it with any evidence of such infringement that is reasonably available. To the extent that any such infringement falls within the scope of the Gillette Exclusive Licenses, and only to such extent, Gillette, at Gillette’s sole expense, shall have the right (but not the obligation) to remove any such infringement with respect to any Joint Patent (but no other infringement with respect to any Joint Patent) by appropriate steps, including filing an infringement suit or taking other similar action. In the event that Gillette fails within ninety (90) days following notice of such infringement to remove such infringement or file an infringement lawsuit, Palomar shall have the right (but not the obligation) to do so at Palomar’s sole expense; provided, however, that if Gillette has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, Gillette shall have an additional ninety (90) days to conclude its negotiations before Palomar may bring suit for such infringement. The party not enforcing the applicable Joint Patent (A) shall provide reasonable assistance to the other party, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action, and (B) provided that in the case of Gillette as the non-enforcing party, Gillette may recover its reasonable out-of-pocket costs and expenses pursuant to Section 8.4(e) and (C) provided that in the case of Palomar as the non-enforcing party, Gillette shall pay Palomar’s reasonable out-of-pocket expenses and shall have right to off-set the full amount of them according to the procedure set forth in the proviso to the second to last full sentence and the last full sentence of Section 8.4(a)(ii) with the phrase “fifty percent (50%) of the total costs and expenses” to be read to refer instead to all of such reasonable out-of-pocket expenses for such purposes. The other party shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.4(e). If the other party elects to so participate or be involved, the enforcing party shall provide the other party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto), and the enforcing party shall accede to reasonable requests of the other party regarding such enforcement.

(ii) Joint Patents Exclusively Licensed to Gillette under Section 4.1(a)(iii). Pursuant to this Agreement, Palomar has granted to Gillette a certain exclusive license with respect to Joint Patents under Section 4.1(a)(iii). If Palomar determines that any Joint Patent is being or was infringed by a Third Party’s activities and such infringement falls (in whole or in part) within the scope of such license grant, Palomar shall notify Gillette in writing and provide it with any evidence of such infringement that is reasonably available. To the extent that any infringement falls within the scope of such license grant, and only to such extent, Gillette shall have the exclusive right (but not the obligation), at its sole expense, to attempt to remove such infringement (but no other infringement with respect to any Joint Patent), including filing an infringement suit or taking other similar action, and Palomar shall have no right of enforcement with respect thereto. Palomar shall provide reasonable assistance to Gillette, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow Gillette to maintain the action; provided that Gillette shall reimburse Palomar for any reasonable out-of-pocket costs and expenses incurred by Palomar to provide such reasonable assistance. Palomar shall have the right to participate or otherwise be involved in any suit prosecuted by Gillette at Palomar’s sole cost and expense, which cost and expense may be recovered by Palomar from recoveries made by Gillette on a pro rata basis with Gillette’s reasonable cost and expense related to such suit. If Palomar elects to so participate or be involved, Gillette shall provide Palomar and its counsel with an opportunity to consult with Gillette and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto).

(iii) Joint Patents Exclusively Licensed to Palomar. Pursuant to this Agreement, Gillette has granted to Palomar certain exclusive license(s) with respect to Joint Patents, which are in effect as of the Effective Date or shall become effective upon certain termination events. Those exclusive license grants are contained in Sections 4.2(d), 10.7(b)(v), 10.7(c)(v), 10.7(d)(v) and 10.8(a)(v) (the “Palomar Exclusive Licenses”). The following provisions of this Section 8.4(b)(iii) shall apply to the enforcement of the Joint Patents during the period that any one or more of the Palomar Exclusive Licenses are in effect (the “Palomar Exclusive License Period”). If Gillette determines that any Joint Patent is being or was infringed by a Third Party’s activities during the Palomar Exclusive License Period for any Palomar Exclusive License and such infringement falls (in whole or in part) within the scope of such Palomar Exclusive License, Gillette shall notify Palomar in writing and provide it with any evidence of such infringement that is reasonably available. Palomar shall have the first right (but not the obligation), at its sole expense, to attempt to remove such infringement, including filing an infringement suit or taking other similar action. In the event that Palomar fails within ninety (90) days following notice of such infringement to remove such infringement or file an infringement lawsuit, Gillette shall have the right (but not the obligation) to do so at Gillette’s sole expense if Gillette reasonably concludes that such infringement is materially affecting Gillette’s commercialization of the Female Product(s); provided, however, that if Palomar has commenced negotiations with an alleged infringer for discontinuance of such infringement within such ninety (90) day period, Palomar shall have an additional ninety (90) days to conclude its negotiations before Gillette may bring suit for such infringement. The party not enforcing the applicable Joint Patents (A) shall provide reasonable assistance to the other party, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action. In the event that Gillette is the enforcing party, it shall reimburse Palomar for Palomar’s reasonable out-of-pocket costs and expenses incurred by Palomar in connection with providing such assistance to Gillette. The party not enforcing the applicable Joint Patent(s) shall have the right to participate or otherwise be involved in any suit prosecuted by the enforcing party at such other party’s sole cost and expense, which cost and expense may be recovered by such other party as provided in Section 8.4(e). If such party elects to so participate or be involved, the enforcing party shall provide such party and its counsel with an opportunity to consult with the enforcing party and its counsel regarding the prosecution of such suit (including reviewing the contents of any non-privileged correspondence, legal papers or other documents related thereto).

(c) Rights and Procedures for Certain Infringement of Both Joint Patents and Palomar Patents During the Gillette Exclusive License Period. In the event of any infringement by a Third Party of both a Palomar Patent(s) and a Joint Patent(s), which infringement would otherwise be subject to both Sections 8.4(a) and 8.4(b)(i) because such infringement occurred during the Gillette Exclusive License Period and falls (in whole or in part) within the scope of the Gillette Exclusive Licenses, the parties shall meet to discuss how to proceed with respect to such infringement, but only to the extent that such infringement falls within the scope of the Gillette Exclusive Licenses. If with respect to such infringement either party elects to enforce either the relevant Palomar Patent(s) or Joint Patent(s) under Section or, respectively, such enforcement shall be consistent with the terms of those Sections.

(d) MGH Joint Patents. With respect to the MGH Joint Patents, because MGH has or will have retained rights to enforce or otherwise be involved in the activities specified in Section 8.4(b), 8.4(c) and 8.4(g)(i) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by those Sections in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under those Sections if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH.

(e) Certain Recoveries; Costs and Expenses. Any amounts recovered by either party pursuant to Section 8.4(a), 8.4(b) or 8.4(c), whether by settlement or judgment or otherwise, shall be used to reimburse the parties for their reasonable costs and expenses (whether directly incurred or offsetable against a party) in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such costs and expenses, and in the case in which Gillette is responsible for such costs and expenses subject to a right of offset under those Sections, to the extent that Gillette has offset any such costs or expenses as expressly permitted therein, subject to any other credits, offset or other reductions available to Gillette in accordance with the terms of this Agreement, Gillette shall pay Palomar the aggregate offset amounts within forty-five (45) days of Gillette receiving such amounts), with any remainder being allocated between the parties based on the economic interests of the parties under this Agreement; provided, however, that in the case of enforcement of a Joint Patent, infringement of which falls partly outside of the fields exclusively licensed to Gillette, Gillette shall not retain any portion of such recovery relating to damages outside such fields.

Notwithstanding the foregoing, the remainder shall be allocated in all events so that Palomar receives an amount at least equal to the amount owed by Palomar to MGH as a result of the enforcement of such MGH Patents or MGH Joint Patents or to such Third Party licensor as a result of the enforcement of such Palomar Patents so that Palomar does not incur any liability as a result of the license of such MGH Patents, MGH Joint Patents and such Palomar Patents.

(f) Settlement. Except with the consent of the other party, which shall not be unreasonably withheld, neither party shall consent to entry of any judgment or enter into any settlement with respect to any infringement identified in Sections 8.4(a), 8.4(b), 8.4(c) or 8.4(g)(ii) that would result in injunctive or other relief being imposed against the other party or would have a material adverse affect on the other party’s business.

(g) Retained Rights for Certain Palomar Patents, Gillette Patents and Joint Patents.

(i) Palomar Patents and Gillette Patents. Except as otherwise provided by the provisions of Section 8.4(a), 8.4(b) or 8.4(c), each party shall retain the sole right to enforce its Patents (e.g., in the case of Palomar, Palomar Patents, and in the case of Gillette, Gillette Patents) against all infringers at its sole cost and expense.

(ii) Joint Patents. In the event of any infringement of any Joint Patent that is not addressed by either Section 8.4(b)(i), 8.4(b)(ii) or 8.4(b)(iii), the parties shall meet to discuss how to proceed with respect to such infringement. For avoidance of doubt, it is understood that any infringement of any Joint Patent that is subject to those Sections shall not be subject to this Section 8.4(g)(ii) even in the event that the party(ies) having rights to enforce any such Joint Patent under those Sections declines to do so. If the parties are not able to agree on a course of action, either party may assert such Joint Patent and initiate an action with respect to such infringement, at its sole expense with no obligation to share any resulting recovery, provided that such party has given the other party the opportunity to join in such assertion and action and to share equally in any expenses and recoveries in connection therewith. The party not enforcing such Joint Patent shall provide reasonable assistance to the other party, at such other party’s expense, including providing access to relevant non-privileged documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing party to maintain the action, provided that in the event that the non-enforcing party has not agreed to join in such assertion and action in accordance with the immediately preceding sentence, the enforcing party shall reimburse the non-enforcing party for any reasonable out-of-pocket costs and expenses incurred by the non-enforcing party to provide such reasonable assistance. In no event shall this Section 8.4(g)(ii) be construed or applied in any way to limit the ability of either party to practice or (sub)license any Joint Patent; provided, however, that once a party has commenced an action for infringement against a Third Party, the other party shall not grant to such Third Party a license under any Joint Patent that may nullify the action for any such infringement, with the understanding that the foregoing proviso shall not apply to a Third Party Collaboration entered into by either party after the commencement of such action but for which substantial good faith negotiations had occurred before such commencement. With respect to the MGH Joint Patents, because MGH has retained rights to enforce or otherwise be involved in the activities specified in this Section 8.4(g)(ii) for MGH Joint Patents, Palomar shall use commercially reasonable efforts to cause MGH to take the actions specified by this Section 8.4(g)(ii) in a manner consistent with the MGH Agreements, but Palomar shall not be deemed to be in breach of its obligations under those Sections if, after using such commercially reasonable efforts, it is unable to comply with such obligations because of actions taken or not taken by MGH.

8.5 Infringement of Third Party Rights.

(a) Third Party Licenses. If (x) Gillette reasonably concludes, after consultation with Palomar and with an independent patent attorney reasonably acceptable to the parties, that one or more Patents have issued to a Third Party in any country such that Gillette cannot Exploit the Female Product(s) in such country without infringing such Patent or (y) as a result of any claim made against Gillette or sublicensees alleging that the Exploitation of the Female Product(s) by Gillette or any of its sublicensees infringes or misappropriates any Patent or any other intellectual property right of a Third Party in any country, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that Gillette cannot Exploit the Female Product(s) in such country without infringing the Patent or other proprietary rights of such Third Party, then, in either case, Gillette shall have the right (but not the obligation) to negotiate and obtain a license from such Third Party as necessary for Gillette and its sublicensees to Exploit the Female Product(s) in such country. In the event that Gillette determines that a license from such Third Party is not commercially viable for Gillette and elects not to obtain a license from such Third Party, Gillette shall have no obligation to commercialize the Female Product(s) in such country(ies). Notwithstanding the foregoing, prior to Gillette’s entering into any such license with a Third Party, with respect to which license Gillette shall seek a right to offset royalties owed by Gillette to Palomar hereunder, Gillette shall confer with Palomar to discuss in good faith whether any design-around or other solutions are reasonably available to Gillette with respect to the allegedly infringing technology, provided that Gillette shall retain discretion as to whether to seek such license.

(b) Costs of Third Party License. In the event that Gillette obtains a license from such Third Party with respect to the Exploitation of Female Product(s) pursuant to Section 8.5(a), the royalties and other payments due from Gillette to such Third Party shall be allocated between the parties based on the intellectual property interests in the Female Product(s) or Manufacturing Processes relating thereto that is alleged to infringe the Third Party’s patents, as follows:

(i) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Gillette (other than as a result of this Agreement), Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

(ii) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Core Palomar Patent, Palomar shall be responsible for two-thirds and Gillette shall be responsible for one-third of the royalties and other payments owed to such Third Party pursuant to such license, subject to the last paragraph of this Section 8.5(b).

(iii) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or

Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Non-Core Palomar Patent, Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

(iv) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are jointly-owned by Palomar and Gillette, Gillette shall be solely responsible for the royalties and other payments owed to such Third Party pursuant to such license, subject to Gillette’s right to adjust the royalty and TTP amounts owed by Gillette to Palomar pursuant to Section 6.1(h).

All payments to the Third Party pursuant to any such license shall be made by Gillette to such Third Party and, in the case of clause (ii) above, and subject to Section 6.6(b), Gillette’s only right of recovery with respect to Palomar’s two-thirds share of such payments shall be to offset Palomar’s share of such payments, on a country-by-country basis, only (A) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales in each such country, and (B) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales in each such country (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Offsets not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

(c) Third Party Litigation.

(i) In General. In the event that a Third Party institutes a patent, trade secret or other infringement suit against a party during the Exclusivity Period, alleging that the Exploitation of the Female Product infringes one or more patents, trade secrets or other intellectual property rights held by such Third Party (an “Infringement Suit”), then Gillette shall have the first right, but not the obligation, to assume direction and control of the defense of claims arising therefrom. If Gillette determines not to assume such direction and control, Palomar shall have the right, but not the obligation, to defend against such claims. The party controlling the defense of an Infringement Suit shall have the right to compromise or settle any action or claims asserted against it by the Third Party; provided, however, that such controlling party shall consult with the other party before comprising or settling any such action or claim (which consultation shall include, without limitation, discussing in good faith whether any design-around or other solutions are reasonably available with respect to the allegedly infringing technology), and provided further that, such controlling party shall not compromise or settle, without the other party’s prior written consent, (a) actions or claims asserted against the other party, or (b) in the event that such compromise or settlement would result in injunctive relief being imposed against the other party.

(ii) Costs, Damages and Settlements. In the event that either party assumes control of any Infringement Suit described in Section 8.5(c)(i), all costs and expenses incurred by such party in connection with the defense of such action, any damage awards against either or both parties, and any settlements entered into by such party, if any, based on a claim that the Exploitation of the Female Product infringes one or more patents, trade secrets or other intellectual property rights held by such Third Party, shall be allocated as follows:

(1) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Core Palomar Patent, Palomar shall be responsible for two-thirds and Gillette shall be responsible for one-third of the costs and expenses incurred by the controlling party in connection with the action, and of the damage awards and settlements, if any, owed to such Third Party; provided, however, that all such amounts shall be paid by Gillette in the first instance and, subject to Section 6.6(b), Gillette’s only right of recovery with respect to Palomar’s two-thirds share of such amounts shall be to offset Palomar’s share of such amounts only (i) against royalties payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter royalties in the amount of one percent (1%) of Net Sales in each such country, and (ii) against TTPs payable by Gillette to Palomar pursuant to this Agreement, which offset shall not exceed in any Calendar Quarter TTPs in the amount of one percent (1%) of Net Sales in each such country (and which offsets shall be applied first to amounts attributable to such royalties and second to amounts attributable to TTPs). Offsets not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the foregoing sentence.

(2) In the event that the alleged infringement results solely or predominantly from Information or Inventions contained in such Female Product or Manufacturing Process that are Controlled by Palomar (other than as a result of this Agreement) pursuant to rights under any Non-Core Palomar Patent, by Gillette, or jointly by the parties, Gillette shall be solely responsible for all the costs and expenses incurred by the parties in connection with the action, and the damage awards and settlements, if any, owed to such Third Party.

(iii) Other Actions and Costs. Except as provided in Sections 8.5(c)(i) and 8.5(c)(ii), each party shall have the right to control any infringement action brought against it by a Third Party, and each party shall bear its own costs and expenses and liabilities in connection with any such infringement action.

(iv) Cooperation. With respect to the defense of an Infringement Suit, the non-controlling party shall provide reasonable assistance to the controlling party, including providing access to relevant non-privileged documents and other evidence, and making its employees available at reasonable business hours; provided that the controlling party shall reimburse the non-controlling party for any reasonable out-of-pocket costs and expenses incurred by the non-controlling party to provide such reasonable assistance, which out-of-pocket costs and expenses shall be subject to the allocation of costs provided for in Section 8.5(c)(ii).

(d) Retained Rights. Nothing in this Section 8.5 shall prevent either party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

8.6 Patent Marking. Each party shall mark, and shall cause all their agents and (sub)licensees to mark, all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable United States patent-marking laws with respect any United States Patents licensed to such party by the other party under this Agreement.

ARTICLE IX

Confidentiality and Nondisclosure

9.1 Confidentiality Obligations.

(a) General Obligations. Except as provided herein, the parties agree that, during the term of this Agreement and for five (5) years after this Agreement’s expiration or termination pursuant to ARTICLE X, each party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Third Party (other than their employees legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality obligations no less restrictive than those set forth herein, collectively, “Permitted Confidants”) any Confidential Information of the other party. During such period, a party shall not use for any purpose, directly or indirectly, Confidential Information of the other party or its or sublicensees furnished or otherwise made known to it, except as permitted hereunder. Access to the disclosing party’s Confidential Information shall be restricted to Permitted Confidants of the receiving party, who, in each case, need to have access to carry out a permitted use. The Confidential Information, and all copies of part or all thereof, shall be and remain the exclusive property of the disclosing party, and the receiving party shall acquire only such rights as are expressly set forth in this Agreement and only for as long as such rights are in effect. Each party shall promptly report to the other any conduct relating to the other party’s Confidential Information inconsistent with the provisions of this ARTICLE IX, and take such action as may be reasonably necessary and legally permissible to terminate such conduct. Each party agrees to reproduce and include the other party’s proprietary rights notices or reasonable equivalents on any item that contains the other party’s Confidential Information. Subject to Sections 9.1(b) and 9.1(c), each party shall be free to disclose its own Confidential Information in its sole discretion.

(b) Palomar Obligations. Palomar recognizes that upon Gillette’s entry into this Agreement, Gillette has an interest in Palomar’s retention in confidence of certain information Controlled by Palomar. Accordingly, during the Exclusivity Period, Palomar shall, and shall cause its officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose to Third Parties (other than Permitted Confidants), and not use directly or indirectly for any purpose, any information that solely and directly relates to the Female Product Technology, the Palomar U.S. Regulatory Documentation, or the development, sales or marketing plans for the Female Product Technology, in each case only to the extent applicable in the Exclusive Field (the “Palomar Controlled Information”), except to the extent (i) the Palomar Controlled Information is in the public domain through no fault of Palomar or any of its officers, directors, employees and agents (because such Palomar Controlled Information entered the public domain prior to the Effective Date or otherwise), (ii) such disclosure or use would be permitted under Section 9.2 if such information were Confidential Information of Gillette, (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement or for the exercise of Palomar’s rights expressly granted by this Agreement, or (iv) compliance with any of the restrictions contained in this Section 9.1 (b) would violate or otherwise conflict with any Third Party obligations of Palomar. For clarification, the disclosure by Palomar to Gillette or by Gillette to Palomar of Palomar Controlled Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 9.1 (b). All restrictions with respect to Palomar Controlled Information contained in this Section 9.1 (b) shall not apply to the use directly or indirectly for any purpose, or disclosure or publication, of any Palomar Controlled Information that has applicability outside of the Exclusive Field, notwithstanding the fact that the Palomar Controlled Information has applicability in the Exclusive Field.

(c) Gillette Obligations. Gillette recognizes that upon Palomar’s entry into this Agreement, Palomar has an interest in Gillette’s retention in confidence of certain information concerning Joint Technology for which Gillette granted Palomar an exclusive license pursuant to Section 4.2(d). Accordingly, during the term of this Agreement, Gillette shall, and shall cause its officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose to Third Parties (other than Permitted Confidents), and not use directly or indirectly for any purpose, any information concerning Joint Technology that solely and directly relates to Light-Based Products outside the Field (the “Gillette Controlled Information”), except to the extent (i) the Gillette Controlled Information is in the public domain through no fault of Gillette or any of their respective officers, directors, employees and agents (because such Gillette Controlled Information entered the public domain prior to the Effective Date or otherwise), (ii) such disclosure or use would be permitted under Section 9.2 if such information were Confidential Information of Palomar, (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement or for the exercise of Gillette’s rights expressly granted by this Agreement, or (iv) compliance with any of the restrictions contained in this Section 9.1(c) would violate or otherwise conflict with any Third Party obligations of Gillette. For clarification, the disclosure by Gillette to Palomar or by Palomar to Gillette of Gillette Controlled Information shall not cause such information to cease to be subject to the confidentiality provisions of this Section 9. 1(c). All restrictions with respect to Gillette Controlled Information contained in this Section 9.1 (c) shall not apply to the use directly or indirectly for any purpose, or disclosure or publication, of any Gillette Controlled Information that has applicability in the Field, notwithstanding the fact that the Gillette Controlled Information has applicability outside the Field.

9.2 Permitted Disclosures. Each party may disclose Confidential Information to the extent that such disclosure is:

(a) Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that, except where impracticable for certain disclosures (e.g., in the event of medical emergency), the receiving party shall first have given notice to the disclosing party and given the disclosing party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the

Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) Otherwise required by Applicable Law as reasonably determined by counsel to the receiving party;

(c) Made by the receiving party as may be reasonably necessary or useful in connection with preparing, filing, prosecuting, maintaining, enforcing and defending Joint Technology;

(d) Made by the receiving party as may be reasonably necessary or useful to prosecute and/or defend litigation, Disputes or other disputes between the parties;

(e) Made by the receiving party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

(f) Made by the receiving party or its sublicensees to Third Parties as may be necessary or useful in connection with permitted subcontracting and (sub)licensing transactions (including for purposes of Manufacturing), provided that such Third Parties are bound by confidentiality obligations no less restrictive than those set forth herein.

9.3 Confidential Information.

(a) Defined. “Confidential Information” of a party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such party to the other party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing party or to its present or future products, sales, suppliers, customers, employees, investors or business but excluding the actual terms included in this Agreement. For the avoidance of doubt, (i) Confidential Information of each party shall include any and all information provided by one party to the other directly relating to Female Products, (ii) Confidential Information of both parties shall include all Joint Inventions until such time as the parties decline to pursue patent protection on them, (iii) Gillette Confidential Information shall include all Gillette Technology, and (iv) Palomar Confidential Information shall include (1) Palomar Technology, and (2) as provided in Section 8.1(c), all Joint Inventions and Joint Technology related thereto solely owned by Palomar until such time (if any) that Palomar assigns an interest in them to Gillette.

(b) Exclusions. Notwithstanding the foregoing, information or know-how of a party shall not be deemed Confidential Information with respect to a receiving party for purposes of this Agreement if such information or know-how:

(i) was already known to the receiving party, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving party;

(ii) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving party;

(iii) became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving party through no fault of a party other than the party that Controls such information and know-how;

(iv) was disclosed to such receiving party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the party that Controls such information and know-how not to disclose such information or know-how to others; or

(v) was independently discovered or developed by such receiving party, as evidenced by their written records, without the use of Confidential Information belonging to the party that Controls such information and know-how.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a party merely because individual elements of such Confidential Information are in the public domain or in the possession of such party unless the combination and its principles are in the public domain or in the possession of such party.

9.4 Use of Name. Except as expressly permitted by Section 9.5, neither party shall use the name or any other insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other party in each instance. Subject to Section 9.5, the restrictions imposed by this Section shall not prohibit either party from making any disclosure identifying the other party that is required by Applicable Law.

9.5 Press Releases and SEC Filings. Palomar shall have the right, within two (2) business days of Palomar’s acceptance of the Offer from Gillette of this Agreement pursuant to Section 10.1(b), to issue a press release in a form to be mutually agreed by the parties in writing in advance of such issuance (the “First Press Release”). Gillette understands and agrees that Palomar shall submit this Agreement to the SEC and Palomar agrees to submit to the SEC, and consult with Gillette with respect to the preparation and submission of, a confidential treatment request for the Exhibits attached hereto. Except as otherwise mutually agreed in advance in writing by the parties, neither party shall issue a press release nor make any other public disclosure of the activities conducted by the parties pursuant hereto without the prior approval of such press release or public disclosure by the other party hereto. Each party shall submit any such press release or public disclosure to the other party, and such other party shall have two (2) business days to review and approve any such press release or public disclosure, which approval shall not be unreasonably withheld. If such other party does not respond within such two (2) business day period, the press release or public disclosure shall be deemed approved. If a party obtains the approval of the other party to make a public disclosure pursuant to this Section 9.5 in connection with a press release, or a filing with or other submission to the United States Securities and Exchange Commission (the “SEC”) or other regulatory authority, or if such press release, filing or submission is otherwise approved pursuant to the preceding sentence of this Section 9.5, the party that has obtained (or is deemed to have obtained) approval to make a disclosure shall be permitted to make subsequent public disclosures containing statements that are substantially similar to the statements contained in such previously permitted disclosures, without seeking the prior approval of the other party with respect to such subsequent disclosures; provided, however, that in the event that any such subsequent public disclosure is to be made other than in a filing or submission to the SEC, prior approval shall be required if such subsequent disclosure will occur not more than thirty (30) days after the initial disclosure was approved (or deemed approved, as the case may be). Except to the extent otherwise provided in the preceding sentence, if a public disclosure is required by Applicable Law, as reasonably determined by counsel to the party seeking to make a disclosure, including in a filing with or other submission to the SEC, and (a) such party has provided copies of the disclosure to the other party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (b) such party has promptly notified the other party in writing of such requirement and any respective timing constraints, and (c) such party has given the other party a reasonable time under the circumstances from the date of notice by such party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such party shall have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if in each case set forth in this Section 9.5, the other party provides comments within the respective time periods or constraints specified herein or within the respective notice, the party seeking to make such disclosure or its counsel, as the case may be, shall in good faith (i) consider incorporating such comments and (ii) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other party.

9.6 Equitable Relief. Each party acknowledges and agrees that breach of any of the terms of this ARTICLE IX would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching party would be entitled to seek from a court as is contemplated by Section 13.3 equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to the provisions of this Agreement concerning the resolution of Disputes.

9.7 Termination. Upon termination of this Agreement for any reason, each receiving party shall (i) return to the disclosing party all Confidential Information provided in writing by the disclosing party to the receiving party, and (ii) destroy copies of memoranda and notes prepared by the receiving party or any of its employees or agents that contain Confidential Information of the disclosing party; provided, however, that the receiving party may retain copies of such Confidential Information in which such party has a proprietary or licensed interest that survives termination; provided, further, that the terms of clause (i) and clause (ii) of this Section 9.7 shall not apply with respect to any Confidential Information contained in reports to a party’s board of directors or executive committees (or to the extent reference is made thereto in board minutes or similar documents). Notwithstanding the foregoing, the receiving party and its legal counsel may each retain a copy of such Confidential Information and memoranda and notes to be used only in exercising the receiving party’s rights and performing the receiving party’s obligations under this Agreement, including in the case of a dispute concerning this Agreement. The return of any Confidential Information will not relieve the receiving party of any of its obligations hereunder.

9.8 Termination of Prior Non-Disclosure Agreement. This Agreement supersedes the Non-Disclosure Agreement between the parties dated April 24, 2001, as amended effective as of April 9, 2002 and May 6, 2002 and January 21, 2003 (the “Non-Disclosure Agreement”), but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in the Non-Disclosure Agreement) exchanged between the parties under the Non-Disclosure Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Agreement.

9.9 Publication. With respect to any right of publication in favor of MGH under any MGH Agreement (and only to the extent of MGH’s rights under any MGH Agreement), in the event that MGH seeks to publish or present any Joint Technology pursuant to rights granted to it in such agreement(s), the following procedures shall govern: Promptly upon receipt of notice from MGH that it desires to make any such presentation or publication, Palomar shall provide to Gillette the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) that contains any Joint Technology at least thirty (30) days prior to the intended submission of such abstract or manuscript for publication, or at least seven (7) days prior to the intended delivery of such presentation. Palomar agrees that, upon written request from Gillette that any such abstract or manuscript for publication not be submitted, or any such proposed presentation not be made, until Gillette is given a reasonable period of time not to exceed thirty (30) days to seek Patent protection for any material in such publication or presentation which it believes is patentable to the extent that Gillette is entitled to seek Patent protection for such material under this Agreement. Any publications of a Party under this Section 9.9 shall be subject to the confidentiality obligations of this ARTICLE IX. In all other respects, except as required by Applicable Law, neither party shall have the right to publish or present (or to permit its (sub)licensees, subcontractors, employees or agents to publish or present) any Joint Technology, except with the prior written consent of the other party.

ARTICLE X

Term and Termination

10.1 Term.

(a) Subject to Section 10.1(b), this Agreement shall commence and take effect on the Effective Date and shall continue in effect until terminated in accordance with this ARTICLE X.

(b) This Agreement shall be executed by Gillette but not Palomar as of the date first written above, and Gillette shall Deliver two originals of the executed version of this Agreement to Palomar. Upon such execution and Delivery by Gillette, this Agreement shall constitute a binding and irrevocable offer by Gillette (the “Offer”) for a period of six (6) days after Palomar’s receipt of those two executed originals (the “Offer Period”). Palomar shall have the right, in its sole discretion, to accept the Offer during the Offer Period by executing the two originals Delivered by Gillette and Delivering to Gillette one of the fully executed originals and retaining the other, provided that Palomar not make any changes or alterations to the Offer represented by this Agreement in any way. If Palomar so accepts the Offer within the Offer Period, then this Agreement shall become effective as provided in Section 10.1(a) and shall be a binding contract upon both of the parties. If Palomar either (i) notifies Gillette in writing that it rejects the Offer during the Offer Period, or (ii) fails to accept the Offer during the Offer Period as provided above, then the Offer shall terminate and neither Party shall have any further obligation with respect to the Offer, this Agreement or otherwise (except with respect to the Non-Disclosure Agreement, which shall survive in full such termination). For purposes of this Section 10.1(b), “Deliver” and its correlatives shall mean the act of one party providing an original of this Agreement to the other party by either: (i) sending such document to the other party by a nationally recognized overnight courier as provided in Section 14.5 for delivery on the next business day, or (ii) actual receipt of an original of such document.

10.2 Unilateral Termination of Exclusivity Period by Gillette. Gillette shall have the right in its sole discretion to terminate the Exclusivity Period providing ten (10) days prior written notice to Palomar.

10.3 Termination of this Agreement by Either Party for Material Breach.

(a) Material Breach. Material failure by a party to comply with any of its material obligations contained herein shall entitle the party not in default to give to the party in default notice specifying the nature of the default and requiring the defaulting party to cure such default. If such default is not cured within thirty (30) days, or in the case of breach of any obligation to pay monies hereunder, ten (10) business days (the “Cure Period”) after the receipt of such notice (or, if such default cannot be cured within the Cure Period, if the party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety effective upon written notice to the defaulting party; provided, however, that any right to terminate under this Section 10.3, shall be stayed in the event that, during any Cure Period, the party alleged to have been in default shall have initiated dispute resolution in accordance with Section 13.1 with respect to the alleged default, which stay shall last so long as the initiating party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(b) No Challenge. In the event that Gillette, during a period when there is in effect a license grant from Palomar to Gillette under the Palomar Patents pursuant to this Agreement, asserts a claim in any judicial or governmental forum seeking a judgment or other decision that any of the Patent claims of the Palomar Patents is invalid or unenforceable, if it is determined by a judicial or other governmental authority that no such Patent claims with respect to which Gillette made such assertions are invalid or unenforceable, from and after the date of such determination, the royalty rate payable by Gillette with respect to such license shall double until the date of the earlier to occur of (i) five (5) years from the date of such determination, or (ii) a period that corresponds to the total number of days that lapsed between the date on which such claim is asserted by Gillette in such forum until the date on which such judicial or governmental determination becomes final and unappealable. In the event that Palomar, during a period when there is in effect a license grant from Gillette to Palomar under the Gillette Licensed Patents pursuant to this Agreement, asserts a claim in any judicial or governmental forum seeking a judgment or other decision that any of the Patent claims of the Gillette Licensed Patents is invalid or unenforceable, if it is determined by a judicial or other governmental authority that no such Patent claims with respect to which Palomar made such assertions are invalid or unenforceable, from and after the date of such determination, the royalty rate payable by Palomar with respect to such license shall double until the date of the earlier to occur of (x) five (5) years from the date of such determination, or (y) a period that corresponds to the total number of days that lapsed between the date on which such claim is asserted by Palomar in such forum until the date on which such judicial or governmental determination becomes final and unappealable.

10.4 Unilateral Termination of this Agreement by Gillette.

(a) Termination by Gillette Within Twelve Months of the Effective Date. At any time within twelve (12) months after the Effective Date, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar.

(b) Termination by Gillette Upon Determination That the First Female Product Requires PMA. Gillette shall have the right, in its sole discretion, to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar within thirty (30) days of the FDA determining that the First Female Product is a PMA Product.

(c) Termination by Gillette for Palomar’s Failure to Obtain Regulatory Approval in the United States Within FDA Approval Period. Within thirty (30) days of the end of the applicable FDA Approval Period, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirely by providing ten (10) days’ prior written notice to Palomar in the event that Palomar fails to obtain Regulatory Approval in the United States for the First Female Product within the applicable FDA Approval Period. For avoidance of doubt, in the event that Gillette does not terminate this Agreement in such an event, then notwithstanding the extent to which Gillette continues to commit resources to the activities contemplated by this

Agreement, Palomar shall have the right to continue its efforts, at its sole cost and expense, to obtain Regulatory Approval in the United States for the First Female Product and Gillette shall reasonably cooperate in those efforts through the R&D Committee as originally contemplated by this Agreement.

(d) Termination By Gillette at the First Decision Point or the Second Decision Point. At any time on or before thirty (30) days after the First Decision Point or the Second Decision Point, Gillette shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Palomar.

10.5 Unilateral Termination of this Agreement by Palomar for Gillette’s Breach of Diligence Obligations. Palomar shall have the right in its sole discretion to terminate this Agreement in its entirety by providing ten (10) days’ prior written notice to Gillette in the event that Gillette fails to satisfy its obligations pursuant to Section 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iii), and in the case of either Section 2.1(b)(i) or 2.1(b)(ii), Gillette further fails to make a payment to Palomar in accordance with the proviso contained in each such Section.

10.6 Consequences of Termination of Exclusivity Period. In the event that Gillette terminates the Exclusivity Period pursuant to Section 10.2, as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Section 4.1(a)(i) and 4.1(a)(ii) shall convert to non-exclusive licenses and the word “exclusive” wherever it appears in Sections 4.1 (a)(i) and 4.1 (a)(ii) shall be deemed from and after such date to be replaced with the word “non-exclusive”; provided, that the licenses contained in Sections 4.1(a)(i) and 4.1(a)(ii) shall be deemed to cover only those Female Products Launched by Gillette prior to the effective date of the termination of the Exclusivity Period, and any Improvements thereto.

(iii) The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of the Exclusivity Period, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

(v) Gillette shall have no further obligation to make payments to Palomar pursuant to Section 6.1(g).

(vi) In the event that, prior to such date, Palomar has not provided to Gillette an Opportunity Notice in accordance with the terms and conditions of Section 5.1(b), Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Male Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of Other Independent Product(s) in the Male Field, shall be reduced by fifty percent (50%); provided, however, that the fifty percent (50%) reduction provided in this Section 10.6(vi) shall not be applicable in the event that, (A) within sixty (60) days after the date on which Gillette delivers to Palomar the termination notice pursuant to Section 10.2, Palomar provides to Gillette a Male Product Opportunity in accordance with the terms of Sections 5.1(b) (with such 60-day period being subject to a reasonable extension not to exceed thirty (30) days for Palomar to provide the Evaluation Materials required by the Opportunity Notice in the event that Gillette notifies Palomar that Gillette reasonably believes that it has not received all the Evaluation Materials as contemplated by Section 5.1(b)(ii)), or (B) the termination of the Exclusivity Period by Gillette becomes effective on or before the second (2nd) anniversary of the Effective Date.

(vii) Except as set forth in this Section 10.6, in all other respects the provisions of this Agreement shall survive the termination of the Exclusivity Period by Gillette pursuant to Section 10.2.

10.7 Consequences of Termination of Agreement by Gillette.

(a) Termination by Gillette Within Twelve Months of the Effective Date. In the event that Gillette terminates this Agreement pursuant to Section 10.4(a), as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

(iii) The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Sections 6.1 and 6.2 shall terminate.

(v) As provided in Section 8.1(c)(i), (1) there shall no be assignment by Palomar to Gillette of any interest in any (A) Joint Inventions first conceived or reduced to practice during the Restricted Access Period, and (B) all relevant Joint Technology, (2) all of such Joint Inventions and Joint Technology shall remain solely owned by Palomar and shall no longer be treated hereunder as Joint Inventions or Joint Technology, and (3) Palomar shall not be required to disclose any such Joint Inventions or Joint Technology to Gillette.

(vi) Except as set forth in this Section 10.7(a), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(a).

(b) Termination by Gillette Upon Determination That First Female Product Requires PMA. In the event that Gillette terminates this Agreement pursuant to Section 10.4(b), as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

(iii) The Male Option granted to Gillette by Palomar in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products(including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

(v) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploitation of such Female Products, provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside of the Female Field.

(vi) Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Section 6.1 shall terminate.

(vii) Except as set forth in this Section 10.7(b), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(b).

(c) Termination by Gillette for Palomar’s Failure to Obtain Regulatory Approval in the United States Within FDA Approval Period. In the event that Gillette terminates this Agreement pursuant to Section 10.4(c), as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

(iii) The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall survive for a period of two (2) years after the effective date of such termination, whereupon the Male Option shall immediately terminate, provided, that, in the event that Gillette has, prior to the termination of the Male Option, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

(v) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under Joint Technology for the purpose of Exploitation of such Female Products in the Female Field; provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside the Female Field.

(vi) Except in the case of any payment obligation of Gillette pursuant to Sections 6.1(a) and 6.1(b), Gillette’s payment obligations pursuant to Section 6.1 shall terminate.

(vii) Gillette obligations, if any, to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of a Launch of a Gillette Joint Independent Product in the Field, as applicable, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(i) to pay to Palomar TTPs with respect to Net Sales of a Gillette Joint Independent Product in the Field, shall terminate; provided, however, in the event that, subsequent to such termination, Gillette exercises the Male Option, Gillette’s obligations, if any, to make payments to Palomar pursuant to such Sections shall be reinstated from and after the date of the Option Exercise Notice with respect to Gillette Joint Independent Products in the Male Field only.

(viii) Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of an Other Independent Product in the Field, shall terminate; provided, however, in the event that, subsequent to such termination, Gillette exercises the Male Option, Gillette’s obligations, if any, to make payments to Palomar pursuant to such Sections shall be reinstated from and after the date of the Option Exercise Notice with respect to Other Independent Products in the Male Field only.

(ix) Except as set forth in this Section 10.7(c), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(c).

(d) Termination By Gillette at the First Decision Point or the Second Decision Point. In the event that Gillette terminates this Agreement pursuant to Section 10.4(d), as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

(iii) The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products

(including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

(v) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under Joint Technology for the purpose of Exploitation of such Female Products in the Female Field; provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside the Female Field.

(vi) Except in the case of any payment obligations of Gillette pursuant to Sections 6.1(a) and 6.1(b), all payment obligations of Gillette, if any, pursuant to Section 6.1 shall terminate.

(vii) Except as set forth in this Section 10.7(d), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.4(d).

(e) Termination By Gillette for Palomar’s Material Breach. In the event that Gillette terminates this Agreement pursuant to Section 10.3 or 10.11, as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants granted by Palomar to Gillette in Section 5.2 and all the terms and conditions of Sections 1.7 and 9.1(b) shall terminate. For five (5) years after the effective date of such termination, Palomar shall not compete, or grant to a Third Party a license under Palomar-Controlled intellectual property with the intention of enabling such Third Party to compete, with Gillette in the Field; provided, however, that in the event that, prior to Gillette’s termination of this Agreement pursuant to Section 10.3, Palomar has offered to Gillette a Male Product Opportunity pursuant to Section 5.1(b), and Gillette elected or otherwise failed to exercise the Male Option pursuant to Section 5.1(b)(iv), Palomar’s obligation as provided in this sentence shall apply only with respect to the Female Field, and references in this

Section 10.7(e)(i) to the “Field” shall be deemed to be references to the “Female Field.” The restriction contained in this Section 10.7(e)(i) shall not prevent Palomar from conducting any activity, or exercising or granting any rights or licenses, that has as its goal or intent Exploitation of products or systems outside of the Field, notwithstanding the possibility that any such products or systems may have applications in the Field.

(ii) The Male Option granted by Palomar to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the separate agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iii) Except in the case of payment obligations of Gillette pursuant to Section 6.1(b) and 6.1(g), which shall terminate, all payment obligations of Gillette contained in Section 6.1 shall survive termination of this Agreement by Gillette pursuant to Section 10.3.

(iv) Gillette’s obligations, if any, to make payments to Palomar pursuant to Section 6.2(a)(i) or 6.2(a)(ii) on account of a Launch of a Gillette Joint Independent Product in the Field, as applicable, and pursuant to Sections 6.2(b)(i) and 6.2(c) to pay to Palomar TTPs and royalties on account of Net Sales of a Gillette Joint Independent Product in the Field, as applicable, shall terminate; provided, however in the event that Gillette’s Exploitation of a Gillette Joint Independent Product triggers a payment obligation by Palomar to MGH under an MGH Agreement, Gillette’s obligations, if any, pursuant to Section 6.2(c) shall not terminate but rather Gillette’s obligation shall be reduced to one percent (1%) of Net Sales and shall apply only if and to the extent that Palomar has a corresponding payment obligation to MGH under an MGH Agreement.

(v) Gillette’s obligations, if any, pursuant to Section 6.2(a)(i) or 6.2(a)(ii) to make a payment to Palomar in connection with the Launch of an Other Independent Product in the Field, and Gillette’s obligations, if any, pursuant to Section 6.2(b)(ii) to pay to Palomar TTPs with respect to Net Sales of an Other Independent Product in the Field, shall terminate.

(vi) Except as set forth in this Section 10.7(e), the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.3.

(f) Rights Cumulative. The rights and remedies in Section 10.7 shall be cumulative and in addition to any other rights or remedies that may be available to Gillette.

10.8 Consequences of Termination of Agreement by Palomar.

(a) In the event that Palomar terminates this Agreement pursuant to Section 10.3, 10.5 or 10.11, as of the effective date of such termination, the following terms and conditions shall apply.

(i) The covenants and other rights granted by Palomar in Sections 5.2 and 5.3(a), the covenants and other rights granted by Gillette in 5.3(b), and Sections 1.7, 5.4 and 9.1(b) shall terminate.

(ii) The licenses granted by Palomar to Gillette in Sections 4.1(a)(i) and 4.1(a)(ii) shall terminate.

(iii) The Male Option granted to Gillette in Section 5.1 and the covenant granted by Palomar to Gillette in Section 5.2(b) shall terminate; provided, that, in the event that Gillette has, prior to such date, exercised the Male Option, Gillette’s rights pursuant to Section 5.1(c) shall survive and Gillette’s rights with respect to Palomar Male Technology and Palomar’s interest in the Joint Technology in the Male Field shall be governed by the terms of the Male Collaboration Agreement entered into (or to be entered into) between the parties pursuant to such Section.

(iv) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, non-exclusive, royalty-bearing, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Gillette Licensed Patents to Exploit in the Female Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination and shall be subject to the payment obligations of Palomar pursuant to Section 6.3.

(v) Gillette hereby grants to Palomar a worldwide, perpetual, irrevocable, exclusive (including with regard to Gillette), royalty-free, right and license, with the right to grant sublicenses (through multiple tiers of sublicensing), under all of Gillette’s right, title and interest in and to the Joint Technology to Exploit in the Field only those Female Products (including prototypes of such products) or Manufacturing Processes for Female Products (including in each instance Improvements thereto), all of which products or processes are developed or under development by or for Gillette (optionally with Palomar hereunder and/or with one or more Third Parties) at the time of termination of this Agreement, and any Palomar Improvements thereto (but not any new or other products), which license grant shall become effective as of the effective date of such termination. As of the effective date of such termination and thereafter, Gillette shall not practice or use, or grant licenses or other rights under, Joint Technology for the purpose of Exploitation of such Female Products in the Female Field, provided that, subject to Section 4.2(d) and the other terms and conditions of this Agreement, the foregoing restrictions shall not prevent Gillette from conducting any activity, or exercising or granting any licenses or other rights, with respect to the Joint Technology that has as its goal or intent Exploitation of products or systems, other than such Female Products or Palomar Improvements thereto, in the Female Field, or products or systems outside of the Female Field.

(vi) Gillette’s payment obligations pursuant to Section 6.1 shall terminate.

(vii) Except as set forth in this Section 10.8, the terms and conditions of ARTICLE IV, ARTICLE V and ARTICLE VI (in addition to the provisions listed in Section 10.10(b)) shall survive termination of this Agreement by Gillette pursuant to Section 10.3 or 10.5.

(b) Rights Cumulative. The rights and remedies of Palomar in this Section 10.8 shall be cumulative and in addition to any other rights or remedies that may be available to Palomar.

10.9 Notice of Certain Sublicense Grants. In the event that Palomar grants to a Third Party a sublicense under the license granted by Gillette to Palomar in Sections 10.6(iv), 10.7(b)(iv), 10.7(c)(iv), 10.7(d)(iv), or 10.8(a)(iv), Palomar shall promptly provide to Gillette written notice of such grant and the identity of the Third Party, together with copies of those provisions of such Agreement that relate directly to the Gillette Licensed Patents (e.g., license grant provisions, intellectual property provisions relating to patent prosecution and enforcement rights).

10.10 Accrued Rights; Surviving Obligations.

(a) Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

(b) Survival. Subject to and without limiting anything contained in Sections 10.6, 10.7 and 10.8 of this Agreement, Sections 1.2(b), 1.3(b)(iv), 1.5, 2.1(a)(iii), 10.1(b), 10.6, 10.7, 10.8, 10.9, 10.11, 14.2, 14.3, 14.4, 14.5, 14.6, 14.8, 14.9, 14.12 and this Section 10.10, and Articles VIII, IX and XIII of this Agreement shall survive the termination or expiration of this Agreement for any reason.

(c) Work-in-Progress. Upon termination of this Agreement by Palomar pursuant to Section 10.3, Gillette shall be entitled, during the following ninety (90) days, to finish any work-in-progress and to sell any inventory of the Female Products that remains on hand as of the date of the termination, so long as Gillette pays Palomar all amounts applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

10.11 Termination Upon Insolvency. Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of its creditors.

10.12 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Gillette or Palomar are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the United States Bankruptcy Code, the party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject party’s written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

ARTICLE XI

Indemnity

11.1 Indemnification of Gillette. Palomar shall indemnify The Gillette Company and its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, bodily injury, death or property damage, costs and expenses (including reasonable attorneys’ and professionals fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”), but only to the extent based on or arising from a suit, investigation, claim or demand made by a Third Party (a “Third Party Claim”), and arising from or occurring as a result of (a) the Exploitation by Palomar or any of its agents or sublicensees of any Female Product or any other product pursuant to a license granted by Gillette to Palomar in this Agreement, or any materials for making or using the same, or any actual or alleged violation of Applicable Law resulting therefrom, (b) a breach by Palomar of this Agreement, or (c) the gross negligence or willful misconduct on the part of Palomar in performing its obligations under this Agreement, except for those Losses for which Gillette has an obligation to indemnify Palomar pursuant to Section 11.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Palomar shall not be obligated to indemnify Gillette for any Losses that arise as a result of gross negligence or willful misconduct on the part of The Gillette Company, its Affiliates and their respective directors, officers, employees and agents. The foregoing indemnification obligation of Palomar shall include, without limitation, Losses based on or arising out of (1) any representation, warranty or agreement that is made by Palomar to any Third Party with respect to any product described in clause (a)

above, (2) actual or asserted violations of any Applicable Law attributable to any product described in clause (a) above, or (3) any claim that any product described in clause (a) above is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.

11.2 Indemnification of Palomar. Gillette shall indemnify Palomar Medical Technologies, Inc., and its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses, but only to the extent based on or arising from a Third Party Claim, arising from or occurring as a result of (a) the Exploitation of any Female Product or other product by Gillette or any of its agents or sublicensees pursuant to a license granted by Palomar to Gillette in this Agreement, or any materials for making or using the same, or any actual or alleged violation of Applicable Law resulting therefrom, (b) a breach by Gillette of this Agreement, (c) the wrongful exercise by Gillette of any Third Party beneficiary rights provided for in Section 5.3(a)(ii)(3), or (d) the gross negligence or willful misconduct on the part of Gillette in performing its obligations under this Agreement, except for those Losses for which Palomar has an obligation to indemnify Gillette pursuant to Section 11.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses; provided, however, that Gillette shall not be obligated to indemnify Palomar for any Losses that arise as a result of gross negligence or willful misconduct on the part of Palomar Medical Technologies, Inc., its Affiliates and their respective directors, officers, employees and agents. The foregoing indemnification obligation of Gillette shall include, without limitation, Losses based on or arising out of (1) any representation, warranty or agreement that is made by Gillette to any Third Party with respect to any Female Product, (2) actual or asserted violations of any Applicable Law attributable to any Female Product, or (3) any claim that any Female Product is defective (whether in design, materials, workmanship or otherwise) or that otherwise relates to any attribute, condition or failure of any such Female Product, including any claim of product liability (whether brought in tort, warranty, strict liability or other form of action) or negligence.

11.3 Indemnification Procedure.

(a) Notice of Third Party Claim. The indemnified party shall give the indemnifying party prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim upon which such indemnified party intends to base a request for indemnification under Section 11.1 or 11.2, but in no event shall the indemnifying party be liable for any Losses that directly result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified party shall furnish promptly to the indemnifying party copies of all papers and official documents received in respect of any Losses. All Third Party Claims in respect of a party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such party to this Agreement (the “Indemnified Party”).

(b) Control of Defense. At its option, the indemnifying party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the indemnifying party may appoint as lead counsel in the defense of the Third Party Claim legal counsel selected by the indemnifying party, provided that such counsel for the indemnifying party shall be subject to the reasonable approval of the Indemnified Party. In the event the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying party all original notices and documents (including court papers) received by any indemnified party in connection with the Third Party Claim.

(c) Right to Participate in Defense. Without limiting Section 11.3(b), any indemnified party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the indemnifying party in writing, (B) the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.3(b) (in which case the Indemnified Party shall control the defense), or (C) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the Indemnified Party in the defense of such Third Party Claim, in which case the indemnifying party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to reasonable approval by the indemnifying party.

(d) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely and materially affect the business of the Indemnified Party in any manner, the indemnifying party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying party has assumed the defense of the Third Party Claim in accordance with Section 11.3(b), the indemnifying party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided (i) it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), and (ii) include as an unconditional term thereof the giving by the Third Party to such Indemnified Party of a release from all liability in respect to such Third Party Claim. The indemnifying party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying party, unless the indemnifying party has failed to assume the defense and employ counsel in accordance with Section 11.3(b). In the event that (i) an Indemnified Party seeks indemnification from the indemnifying party under this ARTICLE XI for a Third Party Claim, and (ii) the indemnifying party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder with respect thereto, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the indemnifying party.

(e) Cooperation. In the event that an indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified party to, cooperate with the indemnifying party in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as the indemnifying party may reasonably request in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(f) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying party, without prejudice to the indemnifying party’s right to contest the Indemnified Party’s right to indemnification.

11.4 Limitation on Damages and Liability.

(a) LIMITATION ON DAMAGES. SUBJECT TO SECTIONS 11.1 AND 11.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER GILLETTE NOR PALOMAR SHALL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, DEVELOPMENT COMPLETION OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (i) THE EXPLOITATION OF ANY PRODUCT DEVELOPED, MANUFACTURED, SOLD OR MARKETED HEREUNDER, (ii) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, (iii) OR OTHERWISE RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

(b) DISCLAIMER.

(i) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (1) GILLETTE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE GILLETTE TECHNOLOGY, JOINT TECHNOLOGY, GILLETTE CONFIDENTIAL INFORMATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (2) WITHOUT LIMITING THE FOREGOING, GILLETTE EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (A) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, (B) THAT ANY FEMALE PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (C) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR FEMALE PRODUCTS OR ANY OTHER PRODUCTS.

(ii) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, (1) PALOMAR HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, WITH RESPECT TO THE PALOMAR TECHNOLOGY, PALOMAR MALE TECHNOLOGY, JOINT TECHNOLOGY, PALOMAR CONFIDENTIAL INFORMATION, INCLUDING ANY WARRANTY OF QUALITY, TITLE, NONINFRINGEMENT, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, AND (2) WITHOUT LIMITING THE FOREGOING, PALOMAR EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION (A) AS TO THE VALIDITY OR SCOPE OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, (B) THAT ANY FEMALE PRODUCTS, ANY OTHER PRODUCTS OR ANY ACTIVITIES OF THE PARTIES CONTEMPLATED BY THIS AGREEMENT, SHALL BE FREE FROM INFRINGEMENT, MISAPPROPRIATION OR MISUSE OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (C) AS TO THE QUALITY OR PERFORMANCE OF ANY INFORMATION AND INVENTIONS OR FEMALE PRODUCTS OR ANY OTHER PRODUCTS.

11.5 Insurance. Each party agrees to maintain during the term of this Agreement such insurance coverage as is commercially reasonable, taking into to consideration the activities and other circumstances of such party. If at any time Palomar sells or distributes any Female Products, products subject to a payment obligations specified in Section 6.3, and other products that use, embody, are Manufactured using, practice an invention claimed by, comprise or are comprised of, in whole or in part, Joint Technology, in each case optionally with one or more Third Parties, Gillette shall have the right to request that Palomar increase the scope and extent of its coverage and to the extent that such request(s) is commercially reasonable, Palomar shall comply with such request and obtain such additional coverage.

ARTICLE XII

Representations, Warranties and Covenants

12.1 Representations, Warranties and Covenants. Except as otherwise disclosed in the Disclosure Schedules for each party attached hereto as Schedule 12.1 (each, the “Disclosure Schedule”), each party hereby represents, warrants and covenants to the other party as of the Effective Date as follows:

(a) Such party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid and binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) Such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party’s activities related to this

Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any Third Party.

(c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(d) The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound, in any material way.

12.2 Additional Representations, Warranties and Covenants of Gillette. Except as otherwise disclosed in Gillette’s Disclosure Schedule, Gillette represents, warrants and covenants to Palomar that:

(a) As of the Effective Date, Gillette is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

(b) Gillette will use its Commercially Reasonable Efforts to conduct and complete the R&D Activities required to be performed by Gillette pursuant to the R&D Plan or this Agreement, in accordance with good laboratory, clinical and Manufacturing practices and Applicable Law.

(c) As of the Effective Date, Gillette is not debarred or subject to debarment and Gillette will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. Gillette agrees to inform Palomar in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Gillette’s knowledge, is threatened, relating to the debarment or conviction of Gillette or any Person performing services hereunder.

(d) At no time shall Gillette (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Joint Technology, (ii) grant any license or other right, title or interest in or to the Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Joint Technology, in each case that is inconsistent with the grants, assignments and other rights reserved to Palomar under this Agreement.

(e) Gillette shall obtain from each of its sublicensees, employees and agents who are performing the R&D Activities rights to any and all Joint Technology, such that Palomar shall, by virtue of this Agreement, receive from Gillette the licenses and other rights granted to Palomar hereunder.

(f) The Gillette Company shall cause its Affiliates to (i) take all actions required by the terms of this Agreement to be taken by The Gillette Company’s Affiliates, and all other actions necessary for Gillette to perform its obligation and provide to Palomar the rights provided hereunder, and (ii) to refrain from taking any and all actions which such Affiliates are prohibited from taking by the terms of this Agreement.

(g) Based on information known to Gillette as of the Effective Date, Gillette has not reached a definitive conclusion that there are Patents owned or controlled by Third Parties (other than those licensed by Palomar to Gillette hereunder) that could reasonably be expected to give rise to a payment obligation of Palomar under Section 8.5(b)(ii) with reference to Section 8.5(a), assuming for the purposes of this Section that the Female Product referred to in Section 8.5(a) is the First Female Product described in the Initial R&D Plan.

(h) During the Exclusivity Period and for a period of one (1) year thereafter, Gillette shall not, without the express, written consent of Palomar in its sole discretion, solicit the services of or hire the Person who is the Vice President of Research of Palomar as of the Effective Date if at the time of such solicitation or hire such Person is an employee of Palomar or was an employee of Palomar within the six (6) months preceding such solicitation or hire.

(i) During the Exclusivity Period and for a period of one (1) year thereafter, Gillette shall not, without Palomar’s prior written consent, enter into any agreement with, or otherwise engage, Massachusetts General Hospital or the Laser Center of St. Petersburg Institute of Fine Mechanics and Optics with the goal or intent of having such Person perform activities for the Exploitation of Light-Based Hair Management Products in the Field.

(j) For purposes of Section 12.1(b) and this Section 12.2, “known to” or “knowledge” of Gillette shall refer to the knowledge of Stephan P. Williams, Assistant Patent Counsel of Gillette, as of the Effective Date.

12.3 Additional Representations, Warranties and Covenants of Palomar. Except as otherwise disclosed in Palomar’s Disclosure Schedule, Palomar represents, warrants and covenants to Gillette that:

(a) As of the Effective Date, Palomar is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

(b) All material (i) Regulatory Documentation, (ii) data and information concerning clinical studies or pre-clinical studies for the First Female Product, and (iii) data and information concerning the safety and efficacy of the First Female Product, that has been provided by Palomar to Gillette as of the Effective Date is true, correct, and complete in all material respects as of the date it was provided to Gillette.

(c) As of the Effective Date, Palomar does not have any knowledge of any scientific or technical facts or circumstances that would materially and adversely affect the safety, efficacy or other scientific potential of the Palomar Technology in the Field.

(d) Palomar will use its Commercially Reasonable Efforts to conduct and complete the R&D Activities required to be performed by Palomar pursuant to the R&D Plan or this Agreement, in accordance with good laboratory, clinical and Manufacturing practices and Applicable Law. As of the Effective Date, Palomar has employed (and, with respect to the R&D Activities, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Female Product(s). As of the Effective Date, Palomar does not have knowledge of anything that could materially and adversely affect the acceptance, or the subsequent approval, by the U.S. Regulatory Authority for the U.S. Regulatory Approval of the First Female Product.

(e) As of the Effective Date, Palomar is not debarred and is not subject to debarment and Palomar will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section. Palomar agrees to inform Gillette in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Palomar’s knowledge, is threatened, relating to the debarment or conviction of Palomar or any Person performing services hereunder.

(f) As of the Effective Date, Palomar is the sole and exclusive owner of all right, title and interest in and to the Patents listed on Schedule 12.3(f)(i) (the “Owned Palomar Patents”), and such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. With respect to the Field, as of the Effective Date, Palomar is the sole and exclusive licensee of and Controls all right, title and interest in and to the Patents listed on Schedule 12.3(f)(ii) (the “Licensed Palomar Patents”) and, except as provided in Schedule 12.3(f)(ii), such rights are not subject to any encumbrance, lien or claim of ownership by any Third Party. True, complete and correct copies of all license agreements pursuant to which any right, title or interest in or to any Palomar Patents or Joint Patents are granted to Palomar by a Third Party, as amended as of the Effective Date (the “In-License Agreements”), have been provided to Gillette and are listed on Schedule 12.3(f)(iii). The Owned Palomar Patents and the Licensed Palomar Patents constitute all of the Palomar Patents as of the Effective Date. During the term of this Agreement, Palomar shall not encumber or diminish the rights granted to Gillette hereunder with respect to the Palomar Patents, including by not (i) committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any In-License Agreement, or (ii) amending or otherwise modifying, or permitting to be amended or modified, any In-License Agreement. Palomar shall promptly provide Gillette with notice of any written notice of alleged, threatened, or actual breach of any In- License Agreement by any party to such agreement. As of the Effective Date, neither Palomar nor, to their knowledge, any Third Party, is in breach of any In-License Agreement.

(g) As of the Effective Date, except in the case of intellectual property in-licensed by Palomar from MGH, Gillette’s Exploitation of the Palomar Technology in the Field (or products or systems that use, embody, are Manufactured using, practice an invention claimed by, comprise or are comprised of, Palomar Technology in the Field) shall not trigger any payment obligation by Palomar to any Third Party.

(h) To Palomar’s knowledge, the Palomar Patents existing as of the Effective Date are not invalid or unenforceable, in whole or in part. To Palomar’s knowledge, the conception and reduction to practice of the Palomar Patents existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. There are no claims, judgments or settlements against or amounts with respect thereto owed by Palomar relating to the Palomar Patents. No claim has been made and no litigation has been commenced or threatened by any Person alleging that (i) the Palomar Patents are invalid or unenforceable in any respect or (ii) products and services covered by claims of the Palomar Patents infringes any Third Party Patents. To Palomar’s knowledge, as of the Effective Date, Gillette’s worldwide Exploitation of the First Female Product pursuant to the exercise of the licenses granted by Palomar to Gillette in this Agreement will not infringe any Third Party Patents (other than Palomar Patents).

(i) Except for the license grants and assignment contained in this Agreement, and with the acknowledgment that MGH holds certain rights to the MGH Patents under the MGH Agreements, as of the Effective Date, Palomar has not (i) assigned, transferred, conveyed or otherwise encumbered any of its right, title or interest in or to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How in the Field, (ii) granted any license or other right, title or interest in or to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How in any manner for use in the Field, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Palomar U.S. Regulatory Documentation, the Palomar Patents or the Palomar Know-How for use in the Field.

(j) At no time shall Palomar (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Joint Technology, (ii) grant any license or other right, title or interest in or to the Joint Technology in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Joint Technology, in each case that is inconsistent with the grants, assignments and other rights reserved to Gillette under this Agreement.

(k) Palomar shall obtain from each of its sublicensees, employees and agents who are performing the R&D Activities rights to any and all Palomar Technology and Joint Technology, such that Gillette shall, by virtue of this Agreement, receive from Palomar the licenses and other rights in and to the Palomar Technology and Joint Technology (including equal undivided ownership interests in Joint Technology) that are granted by Palomar to Gillette hereunder, except with respect to the MGH Agreements as described in Section 8.1(c)(ii)(2).

(l) To Palomar’s knowledge, there is no actual infringement by a Third Party of the Palomar Patents as of the Effective Date.

(m) Palomar Medical Technologies, Inc. shall cause its Affiliates to (i) take all actions required by the terms of this Agreement to be taken by its Affiliates, and all other actions necessary for Palomar to perform its obligation and provide to Gillette the rights provided hereunder, and (ii) to refrain from taking any and all actions which such Affiliates are prohibited from taking by the terms of this Agreement.

(n) During the Exclusivity Period and for a period of one (1) year thereafter, Palomar shall not, without the express, written consent of Gillette in its sole discretion, solicit the services of or hire the Person who is the Director of Emerging Technology Ventures as of the Effective Date or the Person who is the Director of Dermatologics as of the Effective Date, in each case if at the time of such solicitation or hire such Person is an employee of Gillette or was an employee of Gillette within the six (6) months preceding such solicitation or hire.

(o) For purposes of Section 12.1(b) and this Section 12.3, “known to” or “knowledge” of Palomar shall refer to the knowledge of the individuals in the positions of President, Chief Financial Officer, General Counsel and Vice-President of Research as of the Effective Date.

ARTICLE XIII

Dispute Resolution

13.1 In General.

(a) Except as provided in Section 13.2, if a dispute arises between the parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), the parties shall use the following procedures to resolve such Dispute(s).

(i) A meeting shall be held between the parties within ten (10) days after either party gives written notice of a Dispute to the other party (the “Dispute Notice”). The meeting shall be attended by a representative of each party having decision-making authority regarding the Dispute (subject to Board of Directors or equivalent approval, if required), who shall attempt in good faith to negotiate a resolution of the Dispute.

(ii) In the event that such representatives are unable to resolve the dispute within thirty (30) days of such meeting, either party may, by written notice to the other, invoke the following mediation: the parties shall try in good faith to resolve such dispute by mediation administered by the Center for Public Resources (“CPR”) in accordance with the then current CPR Model Procedure for Mediation of Business Disputes, provided that specific provisions of this Section 13.1(a)(ii) shall override inconsistent provisions of such CPR Model Procedure. The mediator shall be selected from the CPR Panel of Neutrals and the location of the mediation shall be in Boston, Massachusetts. If the parties cannot agree upon the selection of the mediator, then CPR shall appoint the mediator. The parties shall attempt to resolve such dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within forty-five (45) days of the initiation of the mediation. All aspects of any such mediation, including any resolution or decision relating thereto, shall be confidential and all participants, including the mediator, shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the parties agree in writing to waive in whole or part such confidentiality.

(iii) If the parties have not succeeded in negotiating a written resolution of the Dispute after following the procedures specified in Sections 13.1(a)(i) and 13.1(a)(ii), either party may exercise any and all of its judicial rights and remedies to resolve the Dispute.

(b) The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in this 13.1 are pending, and the parties shall cooperate in taking any and all actions necessary to achieve such a result.

13.2 Disputes Regarding Gillette’s Rights in the Male Field. In the event that the parties are not able to agree on the terms and conditions to be included in a definitive agreement between the parties concerning the Male Field as provided in Section 5.1, the following procedures shall apply:

(a) At the request of either party, the parties shall promptly negotiate in good faith jointly to appoint a mutually acceptable neutral Person not affiliated with either party (the “Neutral”). If the parties are not able to agree on an acceptable Neutral within thirty (30) days after such request, the CPR Institute for Dispute Resolution shall be responsible for selecting a qualified, disinterested and conflict-free Neutral within fifteen (15) days of being approached by either party. The Neutral selected pursuant to this Section 13.2(a) shall be a Person who has at least fifteen (15) years of business experience with one or more pharmaceutical, biotechnology or medical device companies, and shall have had significant experience negotiating licensing agreements in the pharmaceutical or medical device industries. The Neutral shall conduct an arbitration (the “ADR”) in accordance with the terms and conditions of this Section 13.2 and the fees and costs of the Neutral and the CPR Institute for Dispute Resolution shall be shared equally by the parties.

(b) Within sixty (60) days after such matter is referred to ADR, each party shall provide the Neutral with proposed terms and conditions to be included in the Male Collaboration Agreement, including proposed financial terms and conditions (the “Terms and Conditions”), together with a written memorandum in support of such proposed Terms and Conditions, including where possible an analysis of the market potential of the Subject Male Product, as well as any documentary evidence in support thereof and the Neutral shall provide the proposed terms and conditions to the other party after it receives the proposed terms and conditions from both parties.

(c) Within thirty (30) days after a party submits its proposed Terms and Conditions, the other party shall have the right to respond thereto (but neither party may change its proposed Terms and Conditions). The response and any material in support thereof shall be provided to the Neutral and the other party.

(d) The Neutral shall have the right to meet with the parties as necessary to inform the Neutral’s determination. Within fifteen (15) days of the receipt by the Neutral of both parties’ responses, the Neutral shall select the Terms and Conditions proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The Neutral must select the Terms and Conditions proposed by one or the other of the parties; the Neutral may not combine or otherwise modify the parties’ proposals.

(e) The parties shall cooperate in good faith to enter into a Male Collaboration Agreement that contains such Terms and Conditions no later than thirty (30) days of the date of the Neutral’s written notice of its determination.

(f) In the event that the parties are unable to reach agreement on the form of the Male Collaboration Agreement within thirty (30) days of the date of the Neutral’s written notice of its determination, each party shall submit to the Neutral such party’s proposed version of such definitive agreement (which version shall contain the Terms and Conditions selected by the Neutral). The Neutral shall, within thirty (30) days of such date, select the form of definitive agreement proposed by one of the parties that as a whole is the most fair and reasonable to the parties in light of the totality of the circumstances. The parties shall execute the form of definitive agreement selected by the Neutral not later than five (5) business days following the selection by the Neutral of the form of definitive agreement and such agreement shall be legal, valid and binding and enforceable against the parties.

13.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this ARTICLE XIII shall preclude either party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during the ADR, if necessary to protect the interests of such party. This Section 13.3 shall be specifically enforceable.

ARTICLE XIV

Miscellaneous

14.1 Force Majeure. Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing party shall notify the other party of such force majeure within ten (10) days after such occurrence by giving written notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.

the suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure, the performing party may terminate this Agreement pursuant to Section 10.3 by written notice to the other party.

14.2 Assignment.

(a) Without the prior written consent of the other party hereto, neither party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either party may, without such consent, and upon written notice to the other party, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets or business to which this Agreement relates, or to its successor entity or acquirer (the “Acquiring Party”) in the event of a merger, consolidation or change in control of such party. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Gillette or Palomar, as the case may be. In the event either party seeks and obtains the other party’s consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

(b) Subject to Section 14.2(c), in the event of any permitted assignment by either party to an Acquiring Party pursuant to Section 14.2(a), (i) no Information and Inventions or Patents or other intellectual property rights of any Acquiring Party or its Affiliates in such assignment shall be deemed “Controlled” for any purpose hereunder if such Information and Inventions, Patents or other intellectual property rights were not so Controlled by such party prior to such assignment, and (ii) any contractual restrictions on the Technology, Patents and other intellectual property rights and other assets of the acquired party shall be binding on the acquiring entity as a whole, and (iii) any contractual restrictions on the acquired party’s business activities hereunder shall apply only to the division or entity of the Acquiring Party into which the acquired party is merged, or into which the acquired party’s assets are transferred.

(c) Notwithstanding anything contained in Section 14.2(b) to the contrary, in the event of any permitted assignment by either party to an Acquiring Party, the party assigning its rights and obligations hereunder shall include in the agreement providing for such assignment terms and conditions that (i) require the Acquiring Party to restrict access to any Technology for use in the Field, or other Confidential Information, in each case that is the subject of the license or other rights granted by or to the acquired party in this Agreement, to only those scientific, technical or other personnel employed by or assigned to the division or entity of the Acquiring Party into which the acquired party is merged, or into which the acquired party’s assets are transferred, and (ii) prohibit the Acquiring Party from using or accessing in connection with other research, development or commercialization projects and activities in the Field any such Technology or Confidential Information, in each case to the extent that such access or use would constitute a violation of any contractual restriction in this Agreement if the acquired party’s rights and interests in and to such Technology or Confidential Information had not been assigned to the Acquiring Party.

(d) Prior to or during the R&D Period, in the event of any permitted assignment by Palomar to an Acquiring Party, for a period of thirty (30) days after Palomar and the Acquiring Party enter into the definitive agreement for such permitted assignment, Gillette shall have the right, upon ten (10) days prior written notice to Palomar (and such Acquiring Party), which notice must be provided within such thirty-day period, to withdraw from R&D Activities and to pursue independently the research, development and commercialization of any Female Product, subject to the following terms and conditions:

(i) the Second Decision Point shall be deemed to be the date occurring x months after the Effective Date, where “x” is the sum of 42 months and the number of months of slippage in the R&D Plan as of the date of such notice (as determined by reference to the schedule set forth in the Initial R&D Plan);

(ii) Gillette shall pay Palomar three million dollars (US $3,000,000), in the manner provided in Section 6.9, upon such withdrawal, which payment shall be fully creditable against the Second Development Completion Payment Date;

(iii) the license grants to Palomar set forth in Sections 4.2(a) and 4.2(b) shall be automatically terminated, and the license grant to Palomar set forth in Section 4.2(c) shall be subject to termination, in the sole discretion of Gillette, upon five (5) days’ prior written notice to Palomar; and

(iv) not earlier than the later to occur of the second anniversary of the Effective Date and the first anniversary of such permitted assignment, Gillette in its sole discretion may, upon thirty (30) days’ prior written notice to Palomar, cause Palomar to disclose to Gillette all Information and Inventions relating to or comprising the most commercially promising Male Product that is in Palomar’s Control and that Palomar has, directly or indirectly, conceived or developed as of the date of such notice, including any information set forth in Section 5.1(b)(ii) with respect to such Male Product Opportunity that is in Palomar’s Control; provided, however, that such disclosure by Palomar shall trigger the Option Exercise Period for purposes of Section 5.1(b)(iv), notwithstanding the fact that Palomar may not have conducted the testing described in Section 5.1(b)(i) with respect to such Male Product Opportunity; and provided, further, that in the event that Gillette shall exercise the Male Option with respect thereto, then the Male Collaboration Agreement to be entered into between the parties shall provide for all future research and development activities with respect to such Male Product Opportunity to be conducted solely by Gillette and shall reflect the changes to the deal structure in the Female Field effected by this Section 14.2(d).

From and after the date of such withdrawal by Gillette, Gillette shall have no obligation to make any further R&D Payment to Palomar or the Acquiring Party, and Gillette shall have the right to seek and obtain Regulatory Approval in the United States for the Female Product(s) under development by the parties at the time of Gillette’s withdrawal from the R&D Activities and shall have a right to reference and otherwise use any Palomar U.S. Regulatory Documentation in connection therewith.

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14.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

14.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without reference to the rules of conflict of laws thereof, provided that any dispute relating to the scope, validity, enforceability or infringement of any Patent or other intellectual property rights shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Rights or other right applies.

14.5 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Palomar, to:

Palomar Medical Technologies, Inc.

82 Cambridge Street

Burlington, MA 01803

Attention: President & General Counsel

Facsimile: (781) 993-2300

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

Attention: David A. Broadwin

Facsimile: (617) 832-7000

If to Gillette, to:

The Gillette Company

4800 Prudential Tower Building

Boston, Massachusetts 02199

Attn: President, Global Business Management - Grooming

Facsimile: (617) 421-8525

with copies to:

The Gillette Company

4800 Prudential Tower Building

Boston, Massachusetts 02199

Attn: Senior Vice President and General Counsel

Facsimile: (617) 421-7874

Covington & Burling

One Front Street

San Francisco, California 94111

Attention: Jim Snipes

Facsimile: (415) 591-6091

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 14.5 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

14.6 Export Control. Notwithstanding anything else herein, neither party shall directly or indirectly export or re-export any Female Product, Joint Technology, Palomar Technology, Palomar Male Technology, Gillette Technology or Confidential Information of the other party, or any direct product of any of the foregoing, outside the United States, without complying with all applicable U.S. and foreign export control and other laws and regulations (including providing the other party any required assurance regarding export and re-export).

14.7 Entire Agreement; Modifications. Other than the Non-Disclosure Agreement, which is addressed in Section 9.8, this Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both parties.

14.8 Relationship of the Parties. It is expressly agreed that Palomar, on the one hand, and Gillette, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Palomar, on the one hand, nor Gillette, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so and no such statements, representations or commitments shall be construed so as to require either party to expend either funds or efforts or commit resources in excess of those expressly contemplated by this Agreement. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

14.9 Equitable Relief. Each party acknowledges and agrees that the restrictions set forth in Sections 2.1(a)(iii), 5.2, 5.3, 5.4, 10.7(e)(i), 12.2(h), 12.2(i) and 12.3(n), and Articles VIII and IX of this Agreement are reasonable and necessary to protect the legitimate interests of the other party and that neither party would have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation by a party of any such provision will result in irreparable injury to the other party. Each party also acknowledges and agrees that in the event of a violation or threatened violation of any such provision, the other party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to such other party. Nothing in this Section 14.9 is intended, or should be construed, to limit either party’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

14.10 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12 No Benefit to Third Parties. Except as otherwise expressly provided in Sections 5.3 and 5.4, the representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.13 Further Assurance. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

14.14 Transaction Costs. Each party shall bear its own costs, including attorneys’ fees, in connection with negotiating and entering into this Agreement.

14.15 English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.16 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto, and (d) references to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 1.1(d)” would be part of “Section 1.1” and references to “Section 1.1” would also refer to material contained in the subsection described as “Section 1.1(d)”).

14.17 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

THE GILLETTE COMPANY		PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Peter Klein	By:	/s/ Joseph P. Caruso
Name:	Peter Klein	Name:	Joseph P. Caruso
Title:	Senior Vice President of Strategy and Business Development	Title:	Chief Executive Officer and President

[Counterpart Signature Page to Development and License Agreement]

Appendix A

Definitions

This Appendix to the Development and License Agreement (the “Agreement”) entered into as of February 14, 2003, by and between Gillette and Palomar provides agreed upon definitions applicable to the parties for purposes of the Agreement.

The contents of this Appendix A are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein. The following capitalized terms, whether used in the singular or the plural and correlatives thereof, shall have the following meanings as used in the Agreement:

“510(k) Notification” shall mean a 510(k) Notification within the meaning of FFDCA, and the regulations promulgated thereunder, necessary to market a Female Product in the United States.

“510(k) Product” shall mean a Female Product, the sale of which requires a 510(k) Notification but not a PMA.

“Accessory Product” shall mean a Female Accessory Product or a Light-Based Accessory Product, as the case may be.

“Affiliate” shall mean, with respect to a Person, any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

“Applicable Law” shall mean the applicable laws, rules, regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

“Calendar Quarter” shall mean each period of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” shall mean each successive period of twelve months commencing on January 1 and ending on December 31.

“Clinical Trials” shall mean, with respect to a Female Product, the clinical trials required by the FDA for Regulatory Approval of such product in the United States, or equivalent trials required by Regulatory Authorities for Regulatory Approval of such product in a Major Market.

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“Commercial Assessment Period” shall mean the period commencing on the First Development Completion Payment Date and terminating on the Commercial Assessment Period Termination Date.

“Commercial Assessment Period Termination Date” shall mean the later of (a) the first (1st) anniversary of the end of the R&D Program, or (b) in the event that Gillette elects to have Palomar Manufacture the CUT Female Product for use in CUTs pursuant to Section 3.1, two hundred and forty (240) days after the date of delivery by Palomar to Gillette of the total number CUT Female Product units required to be delivered by Palomar in accordance with ARTICLE III (subject to adjustments to such period pursuant to Section 3.1(d)).

“Commercially Reasonable Efforts” shall mean, with respect to the research, development, Manufacture or commercialization of Female Product(s), efforts and resources comparable to those used in the medical device industry for a product of similar commercial potential at a similar stage in its lifecycle, taking into consideration its safety and efficacy, its cost to develop, the competitiveness of alternative products, its proprietary position, the likelihood of regulatory approval, its profitability, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Female Product.

“Consumable” shall mean a product, or a part or component of a product (including the container, canister, apparatus or device for holding, administering or delivering such product), which product, part or component thereof (a) is intended to be depleted by consumer use (e.g., coolants), (b) requires periodic replacement (e.g., containers for holding, delivering or administering any coolants, etc., or with respect to a Light-Based Hair Management Product, portions of such product that may be replaced depending on the design, such as the radiation source), or (c) replacement parts for any Light-Based Hair Management Product.

“Consumer Field” shall mean products or systems intended for or marketed to consumers for personal use. For the avoidance of doubt, the “Consumer Field” shall exclude (i) products or systems in the Professional Field, and (ii) products or systems developed for and sold or distributed to governmental entities for treatment of medical conditions in military personnel.

“Consumer Use Tests” or “CUTs” shall mean one or more tests conducted by or on behalf of Gillette to determine consumer preferences with respect to a Female Product, including the features or function thereof.

“Control” shall mean, with respect to any item of Information and Invention, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Invention, Patent or other right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“Controlled Information” shall mean the Palomar Controlled Information or Gillette Controlled Information, as the case may be.

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“Core Palomar Patents” shall mean those Palomar Patents listed on Schedule A-1 hereto, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any such Patent, but excluding any continuation-in-part of any MGH Patents.

“Costs” shall mean, with respect to certain activities, all costs actually incurred by a party (or any of its subcontractors) in connection with the performance of those activities during a period, and overhead calculated in accordance with the methodology exemplified on Schedule A-2 hereto. For any activity related to the research, development and/or commercialization of Female Products, “Costs” may include the costs of (a) research and development, (b) studies on clinical aspects conducted internally or externally, (c) preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain or expand Regulatory Approvals, (d) consultants necessary for the purpose of obtaining, maintaining or expanding Regulatory Approvals and handling those regulatory affairs, (e) regulatory and validation activities for Manufacturing plant and product, (f) Manufacturing Process and other process development, process improvement and scale-up and recovery costs, and (g) data management, statistical designs and studies, document preparation, and other administration expenses associated with the activities in question (including expenses associated with the clinical testing program or post-marketing studies required to maintain Regulatory Approvals).

“CUT Product Specifications” shall mean the written specifications and quality control testing procedures for the Female Product(s), as finally determined by Gillette in accordance with the terms of this Agreement.

“Europe” shall mean the European Union as it may be constituted from time to time.

“Exclusive Field” shall mean (i) until the Male Option Termination Date (if any), the Field, and (ii) after the Male Option Termination Date (if any), the Female Field (and not the Male Field). For avoidance of doubt, if the Male Option Termination Date does not occur, then the Exclusive Field shall be the Field.

“Exclusivity Period” shall mean the period commencing on the Effective Date and ending on the earliest date on which (a) Gillette terminates such period pursuant to Section 10.2, (b) Gillette terminates this Agreement pursuant to Section 10.4(a), 10.4(b), 10.4(c), 10.4(d) or 10.3, or (c) Palomar terminates this Agreement pursuant to Section 10.3 or 10.5.

“Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

“Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

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“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“FDA Approval Period” shall mean a period of (a) thirty-nine (39) months after the Effective Date, in the case of a 510(k) Product, or (b) fifty-one (51) months after the Effective Date, in the case of a PMA Product, provided that in the event that any delay in Regulatory Approval is caused by Gillette, there shall be a corresponding extension of the FDA Approval Period.

“Female Accessory Product” shall mean (a) any apparatus, component, accessory, disposable or Consumable which is (i) designed specifically for, (ii) intended or marketed for sale or sold for use with, and (iii) physically integrated in or physically attached to, a Female Product, or (b) any Female Product Lotion. By way of example, and without limitation, a “Female Accessory Product” shall include any such apparatus, component, accessory, disposable, or Consumable comprising (i) a canister that is designed to dispense coolant and attaches to an apparatus comprising a Female Product, or (ii) a replaceable head for dispensing Optical Radiation from a Female Product, and shall not include any lotions or gels other than the Female Product Lotion.

“Female Field” shall mean any product or system, which is intended or marketed for female Hair Management in the Consumer Field.

“Female Product” shall mean (a) a Light-Based Hair Management Product intended for use in or marketed in the Female Field, which either (i) is developed in whole or in part by Palomar or Gillette in connection with R&D Activities, Additional Activities, or Commercial Assessment Period Additional Activities or (ii) uses, embodies, is Manufactured using, practices an invention claimed by, comprises or is comprised of, in whole or in part, Palomar Technology or Joint Technology, (b) all Female Accessory Products with respect thereto, and (c) an Improvement to any of the foregoing. For the avoidance of doubt, “Female Product” shall exclude any (a) power sources, or (b) razors, blades, electric shavers or similar devices (even if any such power source, razor, blade, electric shaver or similar device may be used with, or is recommended to improve the efficacy of, a Light-Based Hair Management Product), except to the extent that any such power source, razor, blade, electric shaver or similar device is (1) not marketed and sold for uses independent of Light-Based Hair Management Products, (2) is physically integrated in or physically attached to a Light-Based Hair Management Product, and (3) is specifically designed for and sold for use with, a Light-Based Hair Management Product.

“Female Product Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Female Product.

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“Female Product Technology” shall mean the Female Product(s), the Manufacturing Processes and any Improvements to the foregoing that, during the term of this Agreement, are Controlled by Palomar, but excluding any Information and Inventions (a) to the extent claimed by one or more claims of any Joint Patents, or (b) that otherwise constitute Joint Inventions.

“FFDCA” shall mean the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq. as amended.

“Field” shall mean the Female Field and the Male Field, collectively.

“First Commercial Sale” shall mean the first sale or distribution of any Product by Gillette or any of its sublicensees that gives rise to Net Sales under this Agreement.

“First Decision Point” shall mean the later to occur of (a) nine hundred and forty-two (942) days after the Effective Date, in the event that Palomar delivers to Gillette the Initial Prototypes on or before the Commencement Date, or (b) the sum of (i) the number of days after the Commencement Date until Palomar delivers to Gillette the Initial Prototypes and (ii) nine-hundred and forty-two (942) days, in the event that Palomar delivers to Gillette the Initial Prototypes after the Commencement Date.

“First Development Completion Payment Date” shall mean (a) the First Decision Point, in the event that Palomar has obtained Regulatory Approval in the United States with respect to the First Female Product at least ten (10) days prior to the First Decision Point, or (b) thirty (30) days after the date on which Regulatory Approval in the United States is obtained by Palomar with respect to the First Female Product, in the event that Palomar has not obtained Regulatory Approval in the United States with respect to the First Female Product at least ten (10) days prior to the First Decision Point.

“First Female Product” shall mean the Light-Based Hair Management Product intended for use in the Female Field (a) developed in whole or in part by Palomar or Gillette pursuant to the Initial R&D Plan, and (b) comprising an apparatus for delivering Optical Radiation to areas of the skin, for which a party seeks Regulatory Approval in the United States in accordance with the terms of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Gillette Confidential Information” shall mean Confidential Information of Gillette.

“Gillette Improvement” shall mean an Improvement to a Female Product or a Manufacturing Process for a Female Product, which Improvement is first conceived or reduced to practice by or on behalf of Gillette after the date on which the Exclusivity Period or this Agreement is terminated, as applicable.

“Gillette Joint Independent Product” shall mean an Independent Product Exploited by or on behalf of Gillette, optionally with one or more Third Parties, in the Field, which uses, embodies, is Manufactured using, practices an invention claimed by, comprises or is comprised of Joint Technology.

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“Gillette Know-How” shall mean all Information and Inventions that (a) Gillette Controls (other than pursuant to this Agreement) as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Female Field and that are not generally known, and (b) that Gillette discloses and makes available to Palomar for use in connection with the R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities, but excluding (i) any Information and Inventions to the extent claimed by one or more of the Gillette Patents or Joint Patents, and (ii) any Joint Know-How.

“Gillette Licensed Patents” shall mean those Gillette Patents that (a) are Controlled (other than pursuant to this Agreement) by Gillette and (b) claim Information and Invention(s) that are conceived prior to or during the term of the Agreement and are incorporated in Female Products (including prototypes of such products) or Manufacturing Processes for Female Products, which products or processes are developed or under development by Gillette (by subcontract, with Palomar hereunder or with one or more Third Parties) at the time of termination of the Exclusivity Period or termination of this Agreement, as applicable and pursuant to ARTICLE X, but only with respect to such claims and no other claims of such patents; provided, however, that “Gillette Licensed Patents” shall exclude Patent claims to the extent that they claim razors, blades, electric shavers or similar devices, products or parts thereof.

“Gillette Patents” shall mean all Patents that (a) Gillette Controls (other than pursuant to this Agreement), as of the Effective Date or at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Female Field and (b) Patents that claim Information or Inventions that Gillette discloses and makes available to Palomar for use in connection with the R&D Activities, Additional Activities or Commercial Assessment Period Additional Activities; but excluding the Joint Patents.

“Gillette Regulatory Documentation” shall mean all Regulatory Documentation developed by Gillette.

“Gillette Technology” shall mean the Gillette Patents and the Gillette Know-How, collectively.

“Good Manufacturing Practices” shall mean the current good manufacturing practices applicable from time to time to the Manufacturing of any Female Product pursuant to Applicable Law.

“Hair Management” shall mean (a) the removal of human hair shafts or changes in the associated structures, and (b) any other reduction of human hair growth, shaft diameter or pigmentation.

“IDE” shall mean an investigational device exemption as defined in the regulations promulgated by the FDA for the authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

“Improvement” shall mean any modification, variation or revision to a product, system or technology or any discovery, technology, device, process or formulation related to such

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product, system or technology, whether or not patented or patentable or otherwise protectable by intellectual property rights, including any enhancement in the efficiency, operation, Manufacture (including any Manufacturing Process), ingredients, preparation, presentation, formulation, means of delivery, powering or operating or packaging of such product, system or technology, any discovery or development of any new or expanded uses for such product, system or technology, or any discovery or development that improves the stability, safety or efficacy of such product, system or technology or reduces cost of operation or Manufacture.

“Independent Accessory Product” shall mean (a) any apparatus, component, accessory, disposable or Consumable which is (i) designed specifically for, (ii) intended or marketed for sale or sold for use with, and (iii) physically integrated in or physically attached to, a Gillette Joint Independent Product, or (b) any Independent Product Lotion and shall not include any lotions or gels other than the Independent Product Lotion.

“Independent Product” shall mean any Light-Based Hair Management Product that is not a Female Product and that is intended or marketed for use in the Field, and all Improvements thereto.

“Independent Product Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Gillette Joint Independent Product.

“Information and Inventions” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable or otherwise protectable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments and inventions (whether or not confidential, proprietary, patented or patentable or otherwise protectable).

“Initial Prototypes” shall mean the six (6) Prototypes that Palomar is required pursuant to the R&D Plan to deliver to Gillette at or near the beginning of the R&D Period.

“Joint Inventions” shall mean any and all Information and Inventions that are (a) first conceived or reduced to practice jointly (as determined under U.S. patent law) by or on behalf of representatives, employees, agents or research partners of Palomar and representatives, employees, agents or research partners of Gillette during the term of the Agreement, either together or jointly (as determined under U.S. patent law) with a Third Party(ies), (b) first conceived or reduced to practice by or on behalf of representatives, employees, agents or research partners of Gillette, either alone or jointly (as determined under U.S. patent law) with Third Party(ies) during the term of the Agreement in connection with activities arising from, or performed pursuant to, the R&D Plan, or in the course of performing Additional Activities or Commercial Assessment Period Additional Activities, or (c) first conceived or reduced to practice by or on behalf of representatives, employees, agents or research partners of Palomar,

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either alone or jointly (as determined under U.S. patent law) with a Third Party(ies) during the term of the Agreement in connection with activities arising from, or performed pursuant to, the R&D Plan, or in the course of performing Additional Activities or Commercial Assessment Period Additional Activities.

“Joint Know-How” shall mean all Information and Inventions included in the Joint Inventions that are not generally known, but excluding any Information and Inventions to the extent claimed by a Joint Patent.

“Joint Patents” shall mean any Patents to the extent one or more claims of such Patents claim any Joint Inventions.

“Joint Technology” shall mean the Joint Patents and the Joint Know-How, collectively.

“Launch” shall mean, with respect to a product or system, the date on which the First Commercial Sale of such product or system occurs.

“Light-Based Accessory Product” shall mean any apparatus, component, accessory, disposable or Consumable (a) which (i) is designed specifically for, (ii) is intended or marketed for sale or sold for use with, and (iii) is physically integrated in or physically attached to, a Light-Based Product; or (b) any Light-Based Lotion.

“Light-Based Lotion” shall mean any lotion, gel, cream, powder or similar formulation that is (a) designed specifically for use with, (b) approved by the FDA for use with, and (c) essential for the functionality of, a Light-Based Product.

“Light-Based Product” shall mean a process, product or system that achieves one or more of the following effects with the use of Optical Radiation: (i) Hair Management outside the Field, (ii) the treatment or prevention of cellulite, cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (iii) body recontouring, (iv) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin, odor, moles and blemishes, and (v) any other improvement of skin condition, appearance, tone or texture other than in connection with Hair Management in the Field; provided, however, that as used in Sections 5.3(a) and 5.3(b) and 5.4, “Light-Based Product” shall include, without limitation, all processes, products or systems that use Optical Radiation to achieve Hair Management, and all Light-Based Accessory Products.

“Light-Based Hair Management Product” shall mean (a) a process, product or system, which product or system comprises an apparatus for delivering Optical Radiation, and which is intended or marketed for Hair Management in the Consumer Field, and (b) any (i) apparatus, component, accessory, disposable or Consumable which is (1) designed specifically for, (2) intended or marketed for sale or sold for use with, and (3) physically integrated in or physically attached to, such a process, product or system, or (ii) any lotion, gel, cream, powder or similar formulation that is (1) designed specifically for use with, (2) approved by the FDA for use with, and (3) essential for the functionality of, such process, product or system. Such product or systems may include other mechanisms for Hair Management (e.g., chemical, mechanical, magnetic, acoustic, radio frequency, temperature, or electrical) to the extent that such

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mechanisms are designed specifically for, intended or marketed for sale or sold for use with, and physically integrated in or physically attached to such product or system. For the avoidance of doubt, “Light-Based Hair Management Products” shall exclude any (a) power sources, or (b) razors, blades, electric shavers or similar devices (even if use of any such power source, razor, blade, electric shaver or similar device may be used with, or use thereof, is recommended to improve the efficacy of a Light-Based Hair Management Product), except to the extent that any such power source, razor, blade, electric shaver or similar device is (1) not marketed and sold for uses independent of such product or system, (2) is physically integrated in or physically attached to such product or system, and (3) is specifically designed for and sold for use with, such product or system.

“Major Market” shall mean each of the United States, Canada, Europe and Japan.

“Male Field” shall mean any product or system, which is intended or marketed for male Hair Management in the Consumer Field.

“Male Option Termination Date” shall mean (i) in the event that Gillette does not exercise the Male Option when a Male Product Opportunity is offered by Palomar to Gillette, the date on which the Male Option terminates pursuant to Section 5.1(b)(v), or (ii) in the event that Gillette exercises the Male Option pursuant to Section 5.1(b)(iv), the first date on which the Male Collaboration Agreement becomes effective.

“Manufacture” and “Manufacturing” shall mean, with respect to a product or system, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

“Manufacturing Process” shall mean any process or step thereof that is necessary or useful for Manufacturing any Light-Based Hair Management Product and any Improvement thereto.

“Marketing Authorization” shall mean, with respect to a Female Product, a 510(k) Notification or a PMA, whichever (if any) is required by Applicable Law.

“MGH” shall mean Massachusetts General Hospital.

“MGH Agreements” shall mean (a) that certain License Agreement by and between Palomar and MGH, dated August 18, 1995, (b) that certain Clinical Trial Agreement by and between Palomar and MGH, dated August 18, 1995, and (c) that certain Joint Patent Agreement by and between Palomar and MGH, dated January 1, 2000, in each case as such agreement is amended as of the Effective Date and as such agreement may be amended or restated thereafter in a manner that is not inconsistent with the terms of this Agreement.

“MGH Patents” shall mean (a) as of the Effective Date, all Patents in existence and to which Palomar has received or is entitled to receive a license from MGH under the MGH Agreements, and (b) all claims contained in a Patent that makes a priority claim to any of the Patents that are identified in clause (a) above, provided any such priority claim has an earliest priority date based solely on the Patents that are identified in clause (a) above. Without limitation to the foregoing, “MGH Patents” shall include the Patents listed on Schedule A-3 hereto.

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“MGH Valid Claim” shall mean a claim contained in a pending application for a MGH Patent or MGH Joint Patent in such country which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application in such country.

“Net Sales” shall mean, for any period, the gross amount invoiced by Gillette and its agents and (sub)licensees from or on account of the sale or distribution of Product(s) to bona fide unrelated Third Parties (the “Invoiced Sales”), less deductions actually taken for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those actually granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates; (ii) allowances and rebates paid to distributors; and (iii) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are actually incurred in shipping such Products to such Third Parties and included in the gross amount invoiced; (c) customs and excise duties and other duties related to the sales to the extent that such items are actually incurred and included in the gross amount invoiced; (d) sales and other taxes and duties directly related to and actually incurred for the sale or delivery of Product(s) (but not including taxes assessed against the income derived from such sale); (e) distribution expenses to the extent that such items are included in the gross amount invoiced; (f) any other similar and customary deductions that are consistent with GAAP in effect from time to time, or in the case of non-United States sales, other applicable accounting standards; and (g) any such invoiced amounts that are not collected by Gillette or its (sub)licensees. Any of the deductions listed above that involves a payment by Gillette and its agents and (sub)licensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. Deductions pursuant to subsection (g) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

For purposes of calculating Net Sales, sales between or among The Gillette Company and its Affiliates or their agents or (sub)licensees shall be excluded from the computation of Net Sales, but sales by The Gillette Company or its Affiliates or their licensees or sublicensees to Third Parties shall be included in the computation of Net Sales. No deduction shall be made for any item of cost incurred by Gillette, its agents or (sub)licensees in preparing, manufacturing, shipping, distributing or selling Products except as expressly permitted in the foregoing paragraph.

Such amounts shall be determined from the books and records of the entity that invoiced the Third Party, maintained in accordance with GAAP in effect from time to time consistently applied. To the extent Gillette or its agents or (sub)licensees receive consideration other than or in addition to cash with respect to the sales, promotion, or distribution of Products, Net Sales shall include the fair market value of such additional consideration.

In the event that a Product is sold in any country in the form of a combination product containing one or more products, devices, components, Accessories or Consumables that are not Products (“Non-Product Components”), Net Sales of such combination product will be adjusted by multiplying actual Net Sales of such combination product in such country calculated pursuant

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to the first paragraph of this Section by the fraction A/(A+B), where A is the average invoice price in such country of the Product(s), if sold separately in such country, and B is the average invoice price in such country of the Non-Product Components. If, in a specific country, the Non-Product Components in the combination product are not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such combination product calculated pursuant to the first paragraph of this Section by the fraction A/C, where A is the average invoice price in such country of the Product(s) and C is the invoice price in such country of such combination product. If, in a specific country, a Product(s) is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product calculated pursuant to the first paragraph of this Section by the fraction (C-B)/C, where B is the average invoice price in such country of the Non-Product Components in the combination product and C is the invoice price in such country of the combination product. If, in a specific country, both a Product(s) and the Non-Product Components, are not sold separately, a market price for such Product and such Non-Product Components shall be negotiated by the parties in good faith based upon the costs, overhead and profit as are then incurred for such combination product and all similar products, devices, systems, components, Accessories or Consumables then being made and marketed by Gillette and having an ascertainable market price.

“Non-Core Palomar Patents” shall mean all Palomar Patents other than Core Palomar Patents.

“Non-Light-Based Product” shall mean a process, product or system that achieves one or more of the following effects without the use of Optical Radiation: (a) Hair Management, (b) the treatment or prevention of cellulite, cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (c) body recontouring, (d) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin, odor, moles and blemishes, and (e) any other improvement of skin condition, appearance, tone or texture.

“Optical Radiation” shall mean optical radiation that is intended to have or has a therapeutic function.

“Other Independent Product” shall mean an Independent Product intended for use in or marketed in the Field (a) that is not a Gillette Joint Independent Product, and (b) that is Launched by or on behalf of Gillette, optionally with one or more Third Parties, during the Exclusivity Period or within seven (7) years after the first to occur of the termination of (i) the Exclusivity Period, or (ii) this Agreement.

“Palomar Confidential Information” shall mean Confidential Information of Palomar.

“Palomar Know-How” shall mean all Information and Inventions in the Control (other than pursuant to this Agreement) of Palomar as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Female Field and that are not generally known, but excluding (a) any Information and Inventions to the extent claimed by one or more of the Palomar Patents or Joint Patents, and (b) any Joint Know-How. Palomar Know-How shall include, subject to the preceding exclusion, all clinical, safety, Manufacturing and quality control data and information Controlled by Palomar and related to the Female Product Technology.

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“Palomar Improvement” shall mean an Improvement to a Female Product or a Manufacturing Process for a Female Product, which Improvement is first conceived or reduced to practice by or on behalf of Palomar after the date on which the Exclusivity Period or this Agreement is terminated, as applicable. For the avoidance of doubt, Palomar Improvements shall exclude any Gillette Improvements.

“Palomar Male Know-How” shall mean all Information and Inventions in the Control (other than pursuant to this Agreement) of Palomar as of the Effective Date or at any time during the term of this Agreement that are necessary or useful for, or otherwise related to, the Exploitation of Light-Based Hair Management Products in the Male Field and that are not generally known, but excluding (a) any Information and Inventions to the extent claimed by one or more of the Palomar Patents or Joint Patents, and (b) any Joint Know-How. Palomar Know-How shall include, subject to the preceding exclusion, all clinical, safety, Manufacturing and quality control data and information Controlled by Palomar and related to the Male Field.

“Palomar Male Patents” shall mean (a) the MGH Patents, and (b) all of the Patents that Palomar Controls (other than pursuant to this Agreement), as of the Effective Date and at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Male Field, but excluding the Joint Patents. The “Palomar Male Patents” shall include all Patents listed in Schedule 12.3(f), and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent, but excluding any continuation-in-part of any MGH Patents.

“Palomar Male Technology” shall mean the Palomar Male Patents and the Palomar Male Know-How, collectively.

“Palomar Patents” shall mean (a) the MGH Patents, and (b) all of the Patents that Palomar Controls (other than pursuant to this Agreement), as of the Effective Date and at any time during the term of this Agreement, that in each case are necessary or useful for, or otherwise related to, the Exploitation of any Light-Based Hair Management Product in the Female Field, or that contain a claim covering any Female Product Technology, but excluding the Joint Patents. The “Palomar Patents” shall include all Patents listed in Schedule 12.3(f), and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and any international or foreign equivalent of any Patent, but excluding any continuation-in-part of any MGH Patents.

“Palomar Technology” shall mean the Palomar Patents and the Palomar Know-How, collectively.

“Patents” shall mean (a) all patents and patent applications and any patents issuing therefrom worldwide, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary

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protection certificates, term extensions (under applicable patent law or other Applicable Law), certificates of invention and the like, and any provisional applications, of any such patents or patent application, and (c) any foreign or international equivalent of any of the foregoing.

“Patent Costs” shall mean the fees and expenses paid to outside legal counsel and other Third Parties (including Third Party licensors of Patents, such as MGH for the Palomar Patents), allocated in-house costs of legal counsel, and filing and maintenance expenses, incurred in connection with preparing, filing, prosecuting and maintaining Patents, including costs of patent interference, re-examination, reissue, opposition or similar proceedings relating thereto.

“PCT” shall mean the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.

“Person” shall mean an individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, cooperative, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“PMA Product” shall mean a product, the sale of which requires the filing with and approval by the FDA of a PMA.

“Premarket Approval” or “PMA” shall mean a premarket approval as defined in the FFDCA, and the regulations promulgated thereunder, necessary to market a Female Product in the United States.

“Product” shall mean a Female Product, Gillette Joint Independent Product, Other Independent Product, or any product or system Exploited by Palomar pursuant to any license under the Gillette Licensed Patents that is granted by Gillette to Palomar in this Agreement, as the case may be.

“Product Specifications” shall mean the written specifications for the design and Manufacture of a product or system.

“Professional Field” shall mean products or systems intended or marketed for sale to doctors, health care providers or other commercial service providers for use on or with patients or customers (and not for resale to any Person).

“Prototypes” shall mean one or more prototypes of the Female Product Manufactured or made by or on behalf of either party during the R&D Period for the purposes of evaluating, testing or improving such product pursuant to the R&D Plan and this Agreement, which in the case of any such unit delivered by Palomar to Gillette shall have been Manufactured or made pursuant to the then-current Product Specifications.

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“Regulatory Approval” shall mean, on a country-by-country basis, the right with respect to a Female Product to sell or distribute such product or system for female Hair Man agement in the Consumer Field. In the case of the United States, sale or distribution of a Female Product may require a determination by the FDA of substantial equivalence (within the meaning of 21 C.F.R. § 807.100) following the filing with the FDA of a 510(k) Notification, or in the event that a PMA is required, the approval by the FDA of such PMA, and in the case of any other country or territory, any necessary international or foreign approvals.

“Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Female Product Technology in the Territory.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Female Product Technology, and all data contained in any of the foregoing, including all IDEs, 510K Notifications, PMA Notifications, Marketing Authorizations, advertising and promotion documents, adverse event files, complaint files and Manufacturing records.

“Restricted Access Period” shall mean the period commencing on the Commencement Date and ending on the date of the later to occur of (a) three hundred and sixty five (365) days after such date, in the event that Palomar delivers to Gillette the Initial Prototypes on or before the Commencement Date, or (b) the sum of (i) the number of days after the Commencement Date until Palomar delivers to Gillette the Initial Prototypes and (ii) three hundred and sixty five (365) days, in the event that Palomar delivers to Gillette the Initial Prototypes after the Commencement Date.

“R&D” shall mean research and development.

“R&D Activities” shall mean those tests, studies and other activities set forth in, or required in order to obtain the information set forth in, the R&D Plan and such other tests, studies and other activities as may be specified from time to time by the R&D Committee with respect to the subject Female Product.

“R&D Program” shall mean the program of R&D Activities carried out by the parties pursuant to the R&D Plan.

“Safety and Efficacy Standards” shall mean, with respect to a Subject Male Product, (a) a demonstrated safety performance at least as safe as the prototype Female Product presented by Palomar to Gillette on May 6 and 7, 2002, and (b) a resulting hair growth clearance period longer than the period resulting from shaving with a conventional blade device, in each case as evidenced by studies at least as stringent as those provided by Palomar to Gillette on May 6 and 7, 2002.

“Second Decision Point” shall mean thirty (30) days after the Commercial Assessment Period Termination Date.

“Second Development Completion Payment Date” shall mean the date of the Second Decision Point.

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”Territory” shall mean the entire world.

“Third Party” shall mean any Person other than The Gillette Company, Palomar Medical Technologies, Inc. and their respective Affiliates or individuals who are their employees or agents when acting in that capacity.

“Third Party Collaboration” shall mean, in the case of either Gillette or Palomar, a collaboration with a Third Party with respect to a product, system or other technology with respect to which Gillette or Palomar, as the case may be, has material co-development obligations or co-promotion rights or co-marketing rights.

“Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

“TTP” shall mean a technology transfer payment.

“Valid Claim” shall mean (i) for all Patents, with respect to a particular country, a claim of an issued and unexpired Patent in such country that has not been revoked or held permanently unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (ii) for all MGH Patents and MGH Joint Patents but no other Patents, with respect to a particular country, an MGH Valid Claim.

Terms Defined Elsewhere in this Agreement. The following terms, whether used in the singular or the plural and correlatives thereof, are defined in the applicable Sections of this Agreement.

Defined Term	Section
“Acquiring Party”	Section 14.2
“ADR”	Section 13.2(a)
“Advanced CUT Female Product Costs”	Section 3.2
“Additional Activities”	Section 1.8(a)
“Additional Light-Based Hair Management Product”	Section 1.7
“Additional Product Report”	Section 1.7
“Agreement”	Preamble
“Annual Exclusivity Collaboration Payment”	Section 6.1(g)
“Annual Exclusivity Collaboration Period”	Section 6.1(g)
“Authorized Overruns”	Section 1.8(a)(i)(2)
“Commencement Date”	Section 1.1(c)

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Defined Term	Section
“Commercial Assessment Period Additional Activities”	Section 2.2(a)
“Confidential Information”	Section 9.3(a)
“Cure Period”	Section 10.3
“CUT Female Product”	Section 3.1(a)
“CUT Product Specifications”	Section 3.1(b)
“Delivery Date”	Section 3.1(c)
“Development Completion Payments”	Section 6.1(d)(i)
“Disclosure Schedule”	Section 12.1
“Dispute”	Section 13.1
“Dispute Notice”	Section 12.3(a)(i)
“Effective Date”	Preamble
“Estimate”	Section 1.8(a)(2)
“Evaluation Materials”	Section 5.1(b)(ii)
“Exclusivity Payment Date”	Section 6.1(g)
“Failure to Launch Payments”	Section 2.1(b)(ii)
“Female Product Payment Rate”	Section 6.1(h)
“First Development Completion Payment”	Section 6.1(d)(i)
“First Press Release”	Section 9.5
“Gillette”	Preamble
“Gillette Controlled Information”	Section 9.1(c)
“Gillette Exclusive Licenses”	Section 8.3(a)(i)
“Gillette Exclusive License Period”	Section 8.3(a)(i)
Gillette License Agreement	Section 5.3(b)(i)
Gillette Licensee	Section 5.3(b)(i)
“Indemnification Claim Notice”	Section 11.3(a)
“Indemnified Party”	Section 11.3(a)
“Independent Product Payment Rate”	Section 6.4
“Infringement Suit”	Section 8.5(c)(i)
“Initial Gillette Specifications”	Section 5.4(a)(i)(1)
“Initial R&D Plan”	Section 1.1(a)
“In-License Agreement”	Section 12.3(f)
“Invoiced Sales”	Definition of “Net Sales”
“Launch Decision”	Section 2.3
“Licensed Palomar Patents”	Section 12.3(f)
“Female Product Payment Rate”	Section 6.1(h)
“Palomar”	Preamble
“Losses”	Section 11.1
“Male Collaboration Agreement”	Section 5.1(c)
“Male Option”	Section 5.1(a)
“Male Product”	Section 5.1(a)
“Male Product Opportunity”	Section 5.1(b)
“Manufacturing Cost”	Section 3.2
“Manufacturing Fee”	Section 3.2

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Defined Term	Section
“MGH Joint Invention”	Section 8.1(c)(ii)(2)
“MGH Joint Know-How”	Section 8.1(c)(ii)(2)
“MGH Joint Patents”	Section 8.1(c)(ii)(2)
“MGH Joint Technology”	Section 8.1(c)(ii)(2)
“Neutral”	Section 13.2(a)
“Non-Disclosure Agreement”	Section 9.8
“Non-Product Components”	Definition of Net Sales
“Offer”	Section 10.1(b)
“Offer Period”	Section 10.1(b)
“Opportunity Notice”	Section 5.1(b)
“Opportunity Notice Effective Date”	Section 5.1(b)(iii)
“Option Exercise Notice”	Section 5.1(b)(iv)
“Option Exercise Period”	Section 5.1(b)(iv)
“Overrun”	Section 1.8(a)(2)
“Owned Palomar Patents”	Section 12.3(f)
“Palomar Controlled Information”	Section 9.1(b)
“Palomar Exclusive Licenses”	Section 8.4(b)(iii)
“Palomar Exclusive License Period”	Section 8.4(b)(iii)
“Palomar Key Personnel”	Section 1.1(d)
“Palomar License Agreement”	Section 5.3(a)(i)
“Palomar Licensee”	Section 5.3(a)(i)
“Palomar Marks”	Section 2.1(a)(iii)(2)
“Palomar Medical Technologies, Inc.”	Preamble
“Palomar U.S. Regulatory Documentation”	Section 1.2(e)
“Permitted Confidants”	Section 9.1(a)
“Product/Service Payment Rate”	Section 6.5
“R&D Advance Payment”	Section 6.1(b)
“R&D Payments”	Section 6.1(a)
“R&D Committee”	Section 1.4(a)
“R&D Committee Chair”	Section 1.4(c)
“R&D Committee Leader”	Section 1.4(b)
“R&D Leader”	Section 1.1(d)
“R&D Period”	Section 1.1(c)
“R&D Plan”	Section 1.1(a)
“R&D Plan Subcontracted Activities”	Section 1.1(e)
“SEC”	Section 9.5
“Second Development Completion Payment”	Section 6.1(d)(i)
“Subject Male Product”	Section 5.1(b)(1)
“Supplemental R&D Plan”	Section 1.7
“Supplemental R&D Payments”	Section 1.7
“Ten-Day Notice”	Section 3.1(a)
“Terms and Conditions”	Section 13.2(b)
“The Gillette Company”	Preamble
“Third Party Claim”	Section 11.1

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Defined Term	Section
“Total CUT Supply”	Section 3.1(c)

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Exhibit A

R&D Plan

**	This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 1.1(d)

Key Personnel

Name and Title	Responsibilities	Percent of Time Committed to Project

**	This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 12.1

Disclosure Schedule

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

12.3(h) and (l)

Palomar Medical Technologies, Inc. v. Lumenis, Ltd., Lumenis, Inc. ESC Medical Systems, Inc., and ESC/Sharplan Laser Industries Ltd., Trial Court, Superior Court Dept., Commonwealth of Massachusetts, Civ. Act. No. 02-4565, filed October 29, 2002.

Lumenis, Inc., v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, Northern District of California, Civ. Act. No. 02-5176, filed October 24, 2002.

Palomar Medical Technologies, Inc. and The General Hospital Corporation v. Altus Medical, Inc. v. Palomar Medical Technologies, Inc. and The General Hospital Corporation, United States District Court, District of Massachusetts, Civ. Act. No. 02-10258-RWZ.

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule 12.3(f)

Palomar Patents

12.3(f)(i): Owned Palomar Patents

[Omitted]

12.3(f)(ii): Licensed Palomar Patents

[Omitted]

12.3(f)(iii): In-License Agreements

[Omitted]

Schedule A-1

Core Palomar Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule A-2

Costs

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Schedule A-3

MGH Patents

** This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC. An aggregate of 17 pages were omitted pursuant to a request for confidential treatment and filed separately with the SEC.

DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN THE GILLETTE COMPANY

AND

PALOMAR MEDICAL TECHNOLOGIES, INC.

EFFECTIVE AS OF FEBRUARY 14, 2003

Contacts:
	Paul S. Weiner	Michele M. Szynal
	Chief Financial Officer	The Gillette Company
	Palomar Medical Technologies Inc	617-421-7086
	781-993-241	michele_szynal@gillette.com
ir@palmed. com

Second Amendment to the February 14, 2003 Development and License Agreement Between The Gillette Company and Palomar Medical Technologies, Inc. (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management; and

Whereas, the parties desire to modify the duration and payments relating to the R&D Period of that collaboration, and clarify Article IX, Paragraph 9.9.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective this 24th day of June 2004:

1. Article I, Paragraph 1.1 (c) of the Agreement is hereby replaced in its entirety by the following language:

“(c) Duration of the R&D Program. The term of the R&D Program shall commence on May 30,2003 (the “Commencement Date”) and, shall end on the latest to occur of (i) August 31, 2006, (ii)the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan, or (iii) the date on which Regulatory Approval in the United States is received for the First Female Product (the “R&D Period”).

2. The first two sentences of Article VI, Paragraph 6.1 (b) of the Agreement are hereby replaced in their entirety by the following language: “(b) R&D Payments. For the first thirteen (13) full Calendar Quarters after the Effective Date, Gillette shall pay to Palomar for each such Calendar Quarter seven hundred thousand dollars (US$700,000) to support the R&D Activities (each such payment, an “R&D Payment” and collectively the “R&D Payments”) in accordance with Section 1.3(b)(iii). For the avoidance of doubt, Gillette shall be required to pay to Palomar nine million, one hundred thousand dollars (US$9,100,000) in the aggregate, and no more than nine million, one hundred thousand dollars (US$9,100,000) hi the aggregate, unless otherwise expressly provided herein, hi Section 14.2(d), or as the parties may otherwise agree, in connection with the R&D Program (which amount shall be inclusive of the five hundred thousand dollar (US$500,000) made by Gillette to Palomar pursuant to Section 6.1 (a) and credited against payments made in connection with the R&D Program as provided in that Section).”

3. Appendix A Definitions. The definition “First Decision Point” is amended to read as follows:

“First Decision Point” shall mean thirty (30) days after the later of August 31, 2006 or the date on which Palomar has completed the last R&D Activity required to be performed by Palomar pursuant to the R&D Plan.

“FDA Approval Period” shall mean a period of (a) February 14, 2007, in the case of a 510(k) Product, or (b) February 14, 2008, in the case of a PMA Product, provided that hi the event that any delay in Regulatory Approval is caused by Gillette, there shall be a corresponding extension of the FDA Approval Period.

4. Article 9, Paragraph 9.9 “Publication” of the Agreement is hereby replaced in its entirety by the following language:

With respect to any right of publication in favor of MGH under any MGH Agreement (and only to the extent of MGH’s rights under any MGH Agreement), in the event that MGH seeks to publish or present any Joint Technology pursuant to rights granted to it in such agreement(s), the following procedures shall govern: Promptly upon receipt of notice from MGH that it desires to make any such presentation or publication, Palomar shall provide to Gillette the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) that contains any Joint Technology at least thirty (30) days prior to the intended submission of such manuscript for publication, or at least seven (7) days prior to the intended submission of such abstract or delivery of such presentation. Palomar agrees that, upon written request from Gillette that any such abstract or manuscript for publication not be submitted, or any such proposed presentation not be made, until Gillette is given a reasonable period of time not to exceed thirty (30) days to seek Patent protection for any material in such publication or presentation which it believes is patentable to the extent that Gillette is entitled to seek Patent protection for such material under this Agreement. Any publications of a Party under this Section 9.9 shall be subject to the confidentiality obligations of this ARTICLE IX. In all other respects, except as required by Applicable Law, neither party shall have the right to publish or present (or to permit its (sub) licensees, subcontractors, employees or agents to publish or present) any Joint Technology, except with the prior written consent of the other party.

The Parties hereby agree and acknowledge that except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the rules of conflict of laws thereof), and any dispute with respect hereto shall be resolved in accordance with Section 13.1 of the Agreement.

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

THE GILLETTE COMPANY

/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel

Third Amendment to the February 14, 2003 Development and License Agreement Between The Gillette Company and Palomar Medical Technologies, Inc. (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration for the development and commercialization of light-based, consumer products and systems for personal use for female hair management; and

Whereas, the parties desire to modify certain provisions of the Agreement.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective this 31 day of October 2005:

1. Article I, Paragraph 1.4 (d) of the Agreement is hereby replaced in its entirety by the following language:

(d) Resolution of Disputes Arising Among the R&D Committee. Issues coming before the R&D Committee that require action, approval or resolution and for which the R&D Committee is unable to reach consensus as provided in Section 1.4(c) on a mutually acceptable action, approval or resolution, shall be resolved by the R&D Committee Chair, provided, however, that at the request of the Palomar R&D Committee Leader, made in writing and sent to the Gillette R&D Committee Leader within thirty (30) days of a final resolution of any dispute by the R&D Committee Chair, a meeting shall be held between the Chief Executive Officer of Palomar and the Vice President Technical Product Line Strategy, Global Technical & Manufacturing of The Gillette Company or such officer as shall be designated by Gillette, who shall attempt in good faith to negotiate a resolution (subject to Board of Directors or equivalent approval, where applicable). In the event of any such escalation of a dispute, Gillette shall retain the final right of decision, except that in case of any disputed matter, the resolution of which by Gillette would result in (i) a significant delay in the timetable for the development or Regulatory Approval of the First Female Product, or (ii) an increase in the costs relating to the development or Regulatory Approval of the First Female Product, such change shall require the mutual written consent of both parties unless, with respect to clause (ii) only (and not clause (i)), Gillette agrees to bear one hundred percent (100%) of such additional costs. This Section 1.4(d) shall not apply to the procedure established by the parties pursuant to Section 8.2(a).

2. **

3. **

** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

4. Article VI, Paragraph 6.1 (g) of the Agreement is hereby replaced in its entirety by the following language:

(g) Annual Exclusivity Collaboration Payments. As further reimbursement to Palomar for its development and disclosure of Palomar Technology as described in Section 6.1(e)(i) and in partial consideration of the exclusivity granted by Palomar to Gillette pursuant to ARTICLE IV and ARTICLE V, Gillette shall pay Palomar the Annual Exclusivity Collaboration Payments (as defined below) set forth in this Section 6.1 (g). Subject to ARTICLE X, within thirty (30) days after the first anniversary of the Second Development Completion Payment Date (such anniversary, the “Exclusivity Payment Date”), and thereafter within thirty (30) days after each anniversary of the Exclusivity Payment Date, Gillette shall pay to Palomar ten million dollars (US $10,000,000) (each, an “Annual Exclusivity Collaboration Payment”). For the twelve-month period commencing on the first anniversary of the Exclusivity Payment Date and any future such anniversary of the Exclusivity Payment Date, as the case may be, and ending twelve months thereafter (each twelve month period, an “Annual Exclusivity Collaboration Period”), the Annual Exclusivity Collaboration Payment paid during the first thirty (30) days of the corresponding Annual Exclusivity Collaboration Period shall be (A) folly creditable against any and all TTPs or royalties owed by Gillette to Palomar for Net Sales during the corresponding Annual Exclusivity Collaboration Period, and (B) payable only once irrespective of the number of Female Products that are developed or commercialized by the parties pursuant to this Agreement; provided, however, that in the event that Gillette elects pursuant to Section 10.2 to terminate the Exclusivity Period, from and after such termination date no Annual Exclusivity Collaboration Payments shall be payable by Gillette to Palomar. For avoidance of doubt, any credits, offsets or other reductions available under this Agreement for Gillette to credit against TTPs and royalties owed by Gillette to Palomar (taking into account Section 6.6(b)) shall not be used to reduce any Annual Exclusivity Collaboration Payments.

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

THE GILLETTE COMPANY

/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel

October 2, 2003

Mr. Michael Buckley

Director, Emerging Technology Ventures

The Gillette Company

37 A Street

Needham, MA 02492-9120

Re: Amendment of the Development and License Agreement between Palomar Medical Technologies, Inc. (“Palomar”) and The Gillette Company (“Gillette”) effective as of February 14, 2003 (“Agreement”)

Dear Mr. Buckley:

Further to our recent discussions, we hereby agree, effective as of the date hereof, that Section 5.3 “Covenants Relating to Exploitation”, subsection (a)(ii)(2), of the Agreement shall be amended to read in its entirety as follows:

(2) prohibit the Palomar Licensee, in the development and commercialization of Light-Based Products in the Consumer Field or Professional Field pursuant to such license, from intentionally (A) designing, modifying or otherwise improving any Light-Based Product(s) with the goal or intent of improving its efficacy or performance in the Exclusive Field; or (B) optimizing, inducing, supporting or encouraging the use of any Light-Based Products in the Exclusive Field;

We also hereby agree, effective as of the date hereof, that section 5.3(b)(iii) should be numbered 5.3(b)(ii)(3); section 5.3(b)(iv) should be numbered 5.3(b)(ii)(4); subsection 5.3(c) should be numbered 5.3(b)(iii); and subsection 5.3(d) should be numbered 5.3(b)(iv).

The Parties hereby agree and acknowledge that except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the rules of conflict of laws thereof), and any dispute with respect hereto shall be resolved in accordance with Section 13.1 of the Agreement.

Very truly yours,

PALOMAR MEDICAL TECHNOLOGIES, INC.

/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO

Date: 10/2/03

AGREED AND ACCEPTED:
THE GILLETTE COMPANY

/s/ Carol S. Fischman
Name: Carol S. Fischman
Title: Deputy General Counsel

Date:

Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Tel. 781. 993. 2300
Fax 781. 993. 2330
www.palmed.com

Appendix B

MGH Agreement

LICENSE AGREEMENT

THIS AGREEMENT, effective as of August 18, 1995 (EFFECTIVE DATE) between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 (“PALOMAR”).

WITNESSETH

WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL through research conducted by Dr. R. Rox Anderson, has developed an invention pertaining to the use of lasers for hair removal;

WHEREAS, GENERAL and PALOMAR have entered into a Clinical Trial Agreement of even date, attached hereto as Exhibit A (“Clinical Trial Agreement”), under which PALOMAR is providing funds and equipment to support clinical trials of said invention at GENERAL;

WHEREAS, GENERAL has filed a U.S. Patent Application covering said invention and all of the rights, title and interest of the named inventors—Dr. R. Rox Anderson, Dr. Melanie C. Grossman and William Farinelli—in said application have been assigned to GENERAL;

WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patent application and has the right and ability to grant the license hereinafter described;

WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, PALOMAR having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS

1.1 (a) The term “ACCOUNTING PERIOD” shall mean each six month period ending June 30 and December 31.

(b) The term “AGREEMENT YEAR” shall mean the twelve (12) month period beginning on August 18, 1995 and each succeeding twelve (12) month period thereafter for the term of the Agreement. If not otherwise specified, terms involving time periods shall be applied pro rata according to any time frame in which less than the full specified period is involved.

1.2 The term “AFFILIATE” shall mean any corporation or other legal entity other than PALOMAR in whatever country organized, controlling, controlled by or under common control with PALOMAR. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term “AFFILIATE” with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL.

1.3 The term “LICENSE FIELD” shall, subject to Exhibit B hereof, mean hair reduction and/or removal.

1.4 The term “FIRST COMMERCIAL EXPLOITATION” shall mean in each country the first exploitation by way of sale of any PRODUCT or performance of a SERVICE, by PALOMAR, its AFFILIATES or SUBLICENSES, (a) following approval, when such approval is necessary, for the marketing of such PRODUCT or the performance of such SERVICE, by the appropriate governmental agency for the country in which the exploitation is to be made, or (b) when such government approval is not required in a country, the first sale of such PRODUCT or performance of such SERVICE in that country.

1.5 The term “SUBLICENSEE” shall mean any non-AFFILIATE third party licensed by PALOMAR or by an AFFILIATE to make, have made, use or sell any PRODUCT or SERVICE.

1.6 The term “NET REVENUES” shall mean the GROSS REVENUES as defined in (b) below received by PALOMAR or any of its AFFILIATES or SUBLICENSEES for the sale or distribution of any PRODUCT or for the performance of any SERVICE, less (to the extent appropriately documented) the following amounts actually paid out by PALOMAR, its AFFILIATE or SUBLICENSEES or credited against the GROSS REVENUES received by them:

(a)	(i)	credits and allowances for price adjustment, rejection, or return of PRODUCTS previously sold or SERVICES previously performed, including reductions imposed by Medicare, Medicaid or an HMO;

	(ii)	rebates and cash discounts to customers allowed and taken;

	(iii)	amounts for transportation, insurance, handling or shipping charges to customers;

(iv)	taxes, duties and other governmental charges levied on or measured by the sale of PRODUCTS or SERVICES, whether absorbed by PALOMAR or paid by the purchaser so long as PALOMAR’S price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(v)	for any revenues in which the United States government on the basis of its royalty-free license pursuant to 35 USC Sec. 202(C) to any PATENT RIGHT requires that the GROSS REVENUES of any PRODUCT or SERVICE subject to such PATENT RIGHT, be reduced by the amount of such royalty owed GENERAL pursuant to paragraph 3.1, the amount of such royalty.

(b) For any bone fide sale, lease, license, rental or other disposition of a PRODUCT or bona fide performance of a SERVICE to a bona fide customer by PALOMAR, its AFFILIATES or SUBLICENSEES, the GROSS REVENUE shall be the gross billing price of the PRODUCT or the gross billing price for the SERVICES, respectively.

(c) If PALOMAR or any of its AFFILIATES or SUBLICENSEES sell any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of the combination by the fraction A over A + B, in which “A” is the GROSS REVENUE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and “B” is the GROSS REVENUE of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT or active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the PRODUCT portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of PALOMAR which will be in accord with generally accepted accounting practices.

(d) If PALOMAR, or any of its AFFILIATES or SUBLICENSEES, commercially uses or disposes of any PRODUCT by itself (as opposed to a use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE hereunder shall be the price which would be then payable in an arm’s length transaction. If PALOMAR, or any of its AFFILIATES or SUBLICENSEES, commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE of the PRODUCT shall be determined in accordance with paragraph (c) above, using as the GROSS SALES PRICE of the combination that price which would be then payable in an arm’s length transaction.

(e) Transfer of a PRODUCT within PALOMAR or between PALOMAR and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the GROSS REVENUE shall be based on sale of the PRODUCT by the transferee.

1.7 The term “PATENT RIGHT” shall mean the U.S. Patent Application filed by Dr. Anderson, et. al. on February 1, 1995 entitled “Permanent Hair Removal Using Optical Pulses,” or the equivalent of such application, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. Subject to Exhibit B hereof, PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent application which claim an invention described or claimed in said patent application. PATENT RIGHTS shall also include GENERAL’s rights assigned to GENERAL by an Investigator under the Clinical Trial Agreement, in any patent application or patent claiming a Study Invention as defined in the Clinical Trial Agreement and as to which PALOMAR has notified GENERAL of PALOMAR’s desire to have a patent application filed in accordance with paragraph 2.3 of the Clinical Trial Agreement.

1.8 The term “PRODUCT” shall mean any article, device or composition, the manufacture, use, or sale of which

(a)	absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or

(b)	does not infringe a VALID CLAIM of any PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

1.9 The terms “SERVICE” shall mean any method or service the use, performance of sale of which:

(a)	absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or

(b)	does not infringe a VALID CLAIM of any PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

1.10 The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in

PATENT RIGHT which is known to Dr. Anderson on the EFFECTIVE DATE and disclosed to Palomar within thirty (30) days of the date on which this Agreement is fully executed. This term shall also include information which is disclosed to PALOMAR by GENERAL in accordance with, and during the term of, the Clinical Trial Agreement and which pertains to any PATENT RIGHT claiming an Invention as defined in said Agreement.

1.11 The term “VALID CLAIM” shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

2. LICENSE

2.1 GENERAL hereby grants PALOMAR, subject to the rights of the United States Government:

(a)	an exclusive, worldwide, royalty-bearing license in the LICENSE FIELD under GENERAL’s rights in PATENT RIGHTS to make, have made, use and sell PRODUCTS and to perform SERVICES;

(b)	the right to sublicense (i) PATENT RIGHTS exclusively licensed to PALOMAR and (ii) PATENT RIGHTS non-exclusively licensed to PALOMAR to the extent such a sublicense is required for a customer to use a PRODUCT or to practice a SERVICE.

All licenses pursuant to this paragraph 2.1 are subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research.

The above licenses to sell PRODUCTS include the right to grant to the purchaser of products from PALOMAR, its AFFILIATES, and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHT.

2.2 The granting of any license hereunder is subject to GENERAL’s and GENERAL’s AFFILIATES’ right to make and to use the subject matter described and claimed in PATENT RIGHT for research and clinical purposes but for no other purpose.

2.3 Within thirty (30) days of EFFECTIVE DATE, upon request by PALOMAR, GENERAL shall disclose to PALOMAR, TECHNOLOGICAL INFORMATION which PALOMAR will be entitled to use to the extent such use does not infringe any GENERAL patent not licensed to PALOMAR hereunder. GENERAL represents to the best of its knowledge after reasonable enquiry there are no GENERAL patents or applications not licensed hereunder which would be infringed by such use.

2.4 Subject to Exhibit B hereof, GENERAL shall have the right to license any PATENT RIGHT to any other party for the purpose of manufacturing, using or selling of any PRODUCT or performance of any SERVICE outside of the LICENSE FIELD.

2.5 It is understood that nothing herein shall be construed to grant PALOMAR a license express or implied under any patent owned solely or jointly by General other than the PATENT RIGHTS expressly licensed hereunder, provided that, in the event that GENERAL’s Office of Technology Affairs (“OTA”) is notified of a patentable invention assigned or assignable to GENERAL which OTA believes would, if patented, be infringed by the manufacture, use or sale of a PRODUCT or SERVICE (“Dominant Invention”), and in the event that at the time OTA is notified of said Dominant Invention, no third party has been granted exclusive rights, or an option to exclusive rights, in said Dominant Invention, OTA shall give PALOMAR notice of said Dominant Invention and give PALOMAR an opportunity to negotiate an exclusive or non-exclusive license under GENERAL’s rights in said Dominant Invention, whichever is available, it being understood that GENERAL shall have no obligation to enter into such a license with PALOMAR.

3. DUE DILIGENCE OBLIGATIONS

3.1 PALOMAR shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable efforts to develop and make commercially available PRODUCTS for commercial sales and distribution throughout the world in the LICENSE FIELD. Such efforts shall consist of:

(a) Entering into the Clinical Trial Agreement with General attached hereto as Exhibit A and providing the funding specified in said Agreement;

(b) Commencing the commercial sale of the PRODUCT or SERVICES outside the United States within three (3) months after tests on a normal mode ruby laser have been completed and approval has been received from the Principal Investigator (see Clinical Trial Agreement) that such laser works acceptably;

(c) Filing with the U.S. Food and Drug Administration for a 510(k) on any PRODUCT within three (3) months of receipt of clinical data from GENERAL sufficient for such filing, it being understood that GENERAL is providing such data to PALOMAR pursuant to the Clinical Trial Agreement. In the event that GENERAL fails to provide such data, GENERAL and PALOMAR shall confer to establish a reasonable procedure and schedule to secure approval for such PRODUCT, and in the event that GENERAL and PALOMAR cannot agree on such procedure and schedule they shall resolve this issue in accordance with the dispute resolution provisions of paragraph 10.9;

(d) Commencing the commercial sale of the PRODUCT or SERVICES within the United States within six (6) months after FDA clearance is received.

However, GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by PALOMAR and supported by evidence of technical difficulties or delays in clinical studies or regulatory processes that the parties could not have reasonably avoided. Failure to achieve one or more of the above objectives within the above stated time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon thirty (30) days notice any exclusive license granted hereunder or convert any exclusive license to a non-exclusive license.

3.2 At intervals no longer than every six (6) months, PALOMAR shall report in writing to GENERAL on progress made toward the foregoing objectives.

4. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

4.1 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS. PALOMAR shall reimburse GENERAL for all reasonable costs (“Costs”) incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS as follows:

(a) Subject to paragraph 4.2, for all Costs incurred by GENERAL from and after the EFFECTIVE DATE, PALOMAR shall pay such Costs directly to legal counsel upon receipt of invoices from GENERAL or legal counsel;

(b) For all Costs incurred by GENERAL prior to the EFFECTIVE DATE, PALOMAR shall reimburse GENERAL within thirty (30) days of the date on which this Agreement is executed by the last party to sign.

4.2 With respect to any PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to PALOMAR as follows. Documents received from any patent office or counsel’s analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by the other party. If as a result of the review of any such document, PALOMAR shall elect not to pay or continue to pay the Costs for such PATENT RIGHT, PALOMAR shall so notify GENERAL within thirty (30) days of

PALOMAR’s receipt of such document and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms. PALOMAR shall also have the right to provide comments and recommendations on any action proposed to be taken by GENERAL and GENERAL agrees to take into account PALOMAR’s recommendations. Where a course of action is followed on a PATENT RIGHT which is both contrary to PALOMAR’s recommendations and which increases costs over such recommendation, PALOMAR shall only be responsible for costs which would have been incurred had its recommendation been followed.

5. ROYALTIES; LICENSE FEES

5.1 (a) PALOMAR shall pay GENERAL a license issue fee of Two Hundred and Fifty Thousand Dollars ($250,000) as follows:

(i) Within thirty (30) days of the date of the execution of this Agreement by the last party to sign hereunder, PALOMAR shall pay GENERAL Fifty Thousand Dollars ($50,000), one half of which shall be creditable against future royalties paid pursuant to paragraphs 5.1 (b) hereunder;

(ii) On or before January 10, 1996, PALOMAR shall pay GENERAL Two Hundred Thousand Dollars ($200,000) no portion of which shall be creditable against future royalties.

(b) Beginning with the FIRST COMMERCIAL EXPLOITATION in any country, on all sales of PRODUCTS anywhere in the world by PALOMAR, its AFFILIATES or SUBLICENSEES, PALOMAR shall pay GENERAL royalties in accordance with the following schedule, subject to Exhibit B hereof, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

(i) For: (A) each PRODUCT sold by PALOMAR or its AFFILIATES and SUBLICENSEES consisting of (1) a ruby laser or (2) any other laser sold solely for hair removal, or (3) any non-laser equipment/disposables used for the practice of a SERVICE, and

(B) any non-laser equipment/disposable sold by PALOMAR or AFFILIATES and SUBLICENSEES which are not PRODUCTS hereunder but which are used for the practice of a SERVICE,

(I) Five percent (5%) of NET REVENUES so long as the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to PALOMAR in the country in question;

(II) Two and one-half percent (2-1/2%) of the NET REVENUES whenever the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed non-exclusively to PALOMAR in the country in question;

(III) During each of the eight (8) years next following the FIRST COMMERCIAL EXPLOITATION anywhere in the world by PALOMAR, its AFFILIATES or LICENSEES, One and one quarter percent ( 1-1/4%) of the NET REVENUES of PRODUCT on which no royalty is payable under paragraph 5.1(a) or 5.1(b) above.

Paragraph 1.6(c) notwithstanding, it is understood that for purposes of calculating the above royalty, the royalty on any PRODUCT which constitutes a laser which is produced or manufactured such that it incorporates, is combined with, or is designed to incorporate or be combined with, accessories that are used for hair removal (“Modified Laser”) shall be based on the NET REVENUES for such Modified Laser, and the royalty on any PRODUCT which constitutes accessories used in modifying a laser but which is sold independently of the laser (“Modification Kits”) shall be based on the NET REVENUES for such Modification Kits.

(ii) For each PRODUCT sold by PALOMAR consisting of a laser (other than the ruby laser, the sales of which shall in any event be subject to the 5% royalty described is subparagraph 5(b)(i) above) sold for hair removal as well as other uses, the parties agree to negotiate in good faith a commercially reasonable royalty to be paid to GENERAL in accordance with the formula provided for in paragraph 1.6 (c), provided, that in no event shall said royalty be less than two and a half percent (2-1/2%) of NET REVENUES received by PALOMAR, its AFFILIATES or SUBLICENSEES.

(iii) (A) (1) For any SERVICE performed by (a) PALOMAR or its AFFILIATES or SUBLICENSEES or (b) any other third party by virtue of any right or license granted by PALOMAR or its AFFILIATES or SUBLICENSEES, and

(2) For any commercial disposition (other than sale) of any PRODUCT by PALOMAR or its AFFILIATES or SUBLICENSEES,

PALOMAR shall pay GENERAL a commercially reasonable percentage of the NET REVENUES received by PALOMAR or its AFFILIATES or SUBLICENSEES, the percentage to be established by the parties at such time as PALOMAR has knowledge of the method by which NET REVENUES for said SERVICES or PRODUCTS will be calculated and paid, and in no event later than the FIRST COMMERCIAL EXPLOITATION of such PRODUCT or SERVICES by said method, and said percentage shall remain in effect for so long as the SERVICE or PRODUCT is marketed in accordance with said method. In order to aid the parties in establishing said percentage, PALOMAR shall provide GENERAL with complete information relevant thereto, including projected NET REVENUES and PALOMAR’s projected net profit margins.

(B) The payments to be made to GENERAL pursuant to paragraph 5(b)(iii) for PRODUCTS and SERVICES covered by a VALID CLAIM of any PATENT RIGHT, shall be a commercially reasonable royalty rate targeted to be in the range of three to five percent (3-5%) of NET REVENUES received by PALOMAR its AFFILIATES or SUBLICENSEES (which royalty rate the parties anticipate will fall within the range of twenty to thirty percent (20-30%) of PALOMAR’s estimated profit margin on said PRODUCTS or SERVICES).

(C) The payments to be made to GENERAL pursuant to 5(b)(iii) for PRODUCTS and SERVICES not covered by a VALID CLAIM of any PATENT RIGHT, shall be made for eight (8) years following FIRST COMMERCIAL EXPLOITATION of such PRODUCT or SERVICE, and shall be a commercially reasonable rate targeted to be in the range of seventy-five hundredths of one percent to one and one quarter percent (.75%-1-1/4%) of NET REVENUES received by PALOMAR, its AFFILIATES or SUBLICENSEES, which the parties anticipate will fall within the range of five to six and one quarter percent (5-6 1/4%) of PALOMAR’s estimated profit margin on said PRODUCTS or SERVICES.

(D) Annual minimum royalties:

(1) PALOMAR shall pay GENERAL an annual minimum royalty due and payable no later than the end of the AGREEMENT YEAR during which the FDA grants 510K approval (actual or deemed), or comparable approval, of any PRODUCT or SERVICE (“First 510K”), and at the end of each AGREEMENT YEAR thereafter, provided that no such payment shall be due in the event that the amount of royalties paid to GENERAL hereunder in an AGREEMENT YEAR are equal to or greater than the annual minimum royalty due and payable for said AGREEMENT YEAR.

(2) The parties agree to establish the annual amounts of such minimum royalties due for all Agreement Years within sixty (60) days of PALOMAR’s receipt of notice of the First 510K. The parties intend that the annual minimum royalty shall be an amount established by the following formula: Multiply one-tenth the royalty rate due hereunder for PRODUCTS and SERVICES (or, in the event that more than one royalty rate is anticipated to be due hereunder, a royalty rate which reflects a reasonable weighted averaged of the anticipated royalty rates) times PALOMAR’s projected NET REVENUES for each Agreement Year.

(3) PALOMAR shall owe GENERAL minimum royalties pursuant to this paragraph until the expiration of the last AGREEMENT YEAR in which PALOMAR holds an exclusive license to PATENT RIGHTS hereunder.

(iv) In the event that the parties fail to agree on the payments or annual minimum royalties due and payable under paragraphs 5(b)(ii) or 5(b)(iii), the parties agree to resolve this issue in accordance with the dispute resolution provisions set forth in paragraph 10.9 below.

5.2 (a) In the event that more than one royalty rate under paragraph 5.1 is applicable to a PRODUCT or SERVICE, the highest of the applicable royalties shall apply.

(b) Only one royalty under paragraph 5.1 shall be due and payable to GENERAL by PALOMAR for any PRODUCT or SERVICE regardless of the number of PATENT RIGHTS covering such PRODUCT or SERVICE.

5.3 If any license granted pursuant to Section 2 shall be or become non-exclusive and GENERAL shall license any PATENT RIGHT to another licensee for the purpose of making, using, practicing or selling PRODUCTS and/or SERVICES in the LICENSE FIELD and accept financial terms which, taken as a whole, are more favorable to such licensee than herein provided for PALOMAR, GENERAL shall give written notice thereof to PALOMAR and PALOMAR shall have the option, upon PALOMAR’s written notice to GENERAL, to revise its license hereunder to such more favorable terms, effective as of the effective date of GENERAL’s license to said other licensee.

5.4 In addition to the royalties provided for above, PALOMAR shall pay GENERAL ten percent (10%) of any and all income, other than a royalty or other payment made pursuant to paragraphs 5.1, above, including, by way of example, license issue fees and milestone payments received by PALOMAR from its AFFILIATES and SUBLICENSEES, in consideration for the sublicensing of any right or license granted to PALOMAR hereunder.

5.5 In addition to the payments provided for in paragraphs 5.1 through 5.4, PALOMAR shall pay GENERAL the following amounts upon the occurrence of the following events, one half of which payments shall be creditable against future royalties paid pursuant to paragraphs 5.1(b) hereof:

$20,000	upon FDA allowance of the first Investigational Device Exemption with respect to a PRODUCT incorporating or combined with a ruby, alexandrite and diode laser.

$35,000	upon FDA approval (actual or deemed), by the FDA of the first 510(k) or comparable application with respect to each PRODUCT incorporating or combined with a ruby, alexandrite laser and diode laser.

$75,000	upon first issuance in the United States of a PATENT RIGHT with claims that covers a PRODUCT or SERVICE.

5.6 In the event that the royalty paid to GENERAL is a significant factor in the return realized by PALOMAR so as to diminish PALOMAR’s capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT and SERVICE for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on PRODUCT and SERVICES and on analogous products, prices of competitive products and services, total prior sales by PALOMAR, and PALOMAR’s expenditures in PRODUCT and SERVICE development.

5.7 The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the Bank of Boston on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

5.8 PALOMAR shall provide GENERAL at least twice each AGREEMENT YEAR with reports setting forth PALOMAR’s marketing plans (including the financial terms on which PRODUCTS and SERVICES will be made available to SUBLICENSEES and end-users) and market projections (including projected NET REVENUES) for any PRODUCT or SERVICE on which payments to GENERAL have not been determined hereunder and which PALOMAR contemplates marketing within said AGREEMENT YEAR or the following AGREEMENT YEAR.

6. REPORTS AND PAYMENTS

6.1 PALOMAR shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection at reasonable times and on reasonable notice by GENERAL or its designee at GENERAL’s expense for the purpose of verifying royalty statements or compliance with this Agreement. Such inspections shall be conducted no more than twice during any twelve (12) month period.

6.2 In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

6.3 With each semiannual payment, PALOMAR shall deliver to GENERAL a full and accurate accounting to include at least the following information to the extent necessary to determine royalties:

(a)	Quantity of each PRODUCT sold or leased (by country) by PALOMAR, and its AFFILIATES or SUBLICENSEES;

(b)	Total billings for each PRODUCT (by country);

(c)	Quantities of each PRODUCT used by PALOMAR and its AFFILIATES or SUBLICENSEES;

(d)	Revenues from SERVICES paid to PALOMAR and its AFFILIATES OR SUBLICENSEES;

(e)	Names and addresses of all SUBLICENSEES of PALOMAR; and

(f)	Total royalties payable to GENERAL.

7. INFRINGEMENT

7.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgement, such action may be reasonably necessary, proper and justified.

7.2 If PALOMAR shall have supplied GENERAL with written evidence demonstrating to GENERAL’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, PALOMAR may by notice request GENERAL to take steps to protect the PATENT RIGHT. GENERAL shall notify PALOMAR within sixty (60) days of the receipt of such notice whether GENERAL intends to prosecute the alleged infringement. If GENERAL notifies PALOMAR that it intends to so prosecute, GENERAL shall, within three (3) months of its notice to PALOMAR either (i) cause infringement to terminate or

(ii) initiate legal proceedings against the infringer. In the event GENERAL notifies PALOMAR that GENERAL does not intend to prosecute said infringement PALOMAR may, upon notice to GENERAL, initiate legal proceedings against the infringer at PALOMAR’s expense and in GENERAL’s name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld, and shall not be withheld unless GENERAL assumes responsibility for future expenses in litigation. PALOMAR shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings. During the period of any such proceedings initiated by PALOMAR, PALOMAR shall have the right to escrow fifty percent (50%) of the royalties which would otherwise be paid under this Agreement and to use such escrowed funds to offset fifty percent (50%) of the expenses of the proceedings. On the termination of the proceedings, and the payment of (50%) of all expenses in connection therewith, any funds remaining in the escrow will be promptly paid to GENERAL.

7.3 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party, including reimbursement to GENERAL or any escrowed royalties not otherwise refunded, and then the remainder shall be divided between the parties as follows:

(a)	(i) If the amount is based on lost profits, PALOMAR shall receive an amount equal to the damages the court determines PALOMAR has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by PALOMAR as a result of the infringement had PALOMAR made such sales; and

(ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by PALOMAR; or

(b)	As to awards other than those based on lost profits, sixty (60) percent to the party initiating such proceedings and forty (40) percent to the other party, provided that in the event that GENERAL has paid for further litigation subsequent to GENERAL’s refusal to agree to a settlement, consent judgement or voluntary final disposition of a suit pursuant to paragraph 7.2, such awards shall be divided equally between the parties.

7.4 For the purpose of the proceedings referred to in this Article 7, the GENERAL and PALOMAR shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 7.3.

8. INDEMNIFICATION

8.1 (a) PALOMAR shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

(b) Licensees’ indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

(c) PALOMAR agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) This paragraph 8.1 shall survive expiration or termination of this Agreement.

8.2 (a) At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a licensee,

AFFILIATE or agent of PALOMAR, PALOMAR shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for PALOMAR’s indemnification under paragraph 8.1 of this Agreement. If PALOMAR elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of PALOMAR’s liability with respect to its indemnification under paragraph 8.1 of this Agreement.

(b) PALOMAR shall provide GENERAL with written evidence of such insurance upon request of GENERAL. PALOMAR shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if PALOMAR does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, GENERAL shall have the right to suspend this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods until such coverage is obtained. If such coverage is not obtained within forty-five (45) days of the original cancellation, GENERAL shall have the right to immediately terminate this Agreement.

(c) PALOMAR shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a licensee, AFFILIATE or agent of PALOMAR and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d) This paragraph 8.2 shall survive expiration or termination of this Agreement.

8.3 Each party warrants to the other that it has the right to enter into this Agreement, that this Agreement is not in conflict with any other Agreement of the party, and that the party will not do anything during the term of this Agreement, or enter into any other Agreement during the term of this Agreement which is inconsistent herewith. GENERAL further warrants that it is the owner of the PATENT RIGHTS, that except for certain non-exclusive license rights in the U.S. Government, no other party has any rights or interest in the PATENT RIGHTS. While GENERAL makes no warranty as to the efficacy of this technology for hair removal, PRINCIPAL INVESTIGATOR does represent that he has completely and accurately disclosed to PALOMAR all information in his possession as of the date of this Agreement concerning the efficacy and safety of the PRODUCT and SERVICES, to the extent the PRODUCT and SERVICES are known to him, and PRINCIPAL INVESTIGATOR agrees that he will continue to disclose any information which he learns of in these areas to PALOMAR for so long as PALOMAR is funding his research in the field of lasers for hair removal at GENERAL.

8.4 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO PALOMAR HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9. TERMINATION

9.1 Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHT granted hereunder will continue until the last to expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use, practice or sale of any PRODUCT or SERVICE.

9.2 GENERAL shall have the right to terminate any license under U.S. PATENT RIGHTS granted under this Agreement in the event that, after the FIRST COMMERCIAL EXPLOITATION in the United States there is a continuous two (2) year period in which no NET REVENUES are generated in the United States. With respect to PATENT RIGHTS in any other country, GENERAL shall have the right to convert, on a country by country basis, any exclusive license under PATENT RIGHTS granted under this Agreement to a non-exclusive license upon written notice in the event that, after the FIRST COMMERCIAL EXPLOITATION in a country there is a continuous two (2) year period in any country in which no NET REVENUES are generated in said country. Notwithstanding the foregoing, GENERAL shall not have the right to terminate a license in the United States or convert an exclusive license to a non-exclusive license in any other country, in the event that the generation of NET REVENUES is prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party.

9.3 If either party shall fail to faithfully perform any of its obligations under this Agreement except the due diligence milestones specified in Section 3 herein, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within thirty (30) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon thirty (30) days prior written notice, provided that only one such thirty (30) day grace period shall be available in any twelve (12) month period with respect to a default of any particular payment provision hereunder. Thereafter, at the option of the non-defaulting party, notice of default of said provision shall constitute termination.

9.4 In the event that any license granted to PALOMAR under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

(i) the SUBLICENSEE is not then in breach of its sublicense agreement;

(ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this sublicense agreement, as modified by the provisions of this paragraph 9.4;

(iii) the SUBLICENSEE, at GENERAL’s written request, assumes in a signed writing the same obligations to GENERAL as those assumed by PALOMAR under Articles 8 and 10 hereof;

(iv) GENERAL shall have the right to receive any payments payable to PALOMAR under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE’s right under such sublicense to use and exploit PATENT RIGHTS and/or TECHNOLOGICAL INFORMATION;

(v) any exclusive SUBLICENSEE agrees to be bound by the due diligence obligations of PALOMAR pursuant to paragraph 3.1 hereof (whether set by the parties or by arbitration) in the field and territory of the sublicense;

(vi) GENERAL has the right to terminate such sublicense upon fifteen (15) days prior written notice to PALOMAR and such SUBLICENSEE in the event of any material breach of the obligation to make the payments described in clause (iv) of this paragraph 9.3, unless such breach is cured prior to the expiration of such fifteen (15) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE’s failure to meet its due diligence obligations pursuant to clause (v) hereof;

(vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of PALOMAR to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS and TECHNOLOGICAL INFORMATION that are granted under such sublicense agreement consistent with the terms of this AGREEMENT.

9.5 Upon termination of any license granted hereunder, PALOMAR shall pay GENERAL all royalties due or accrued on the NET REVENUES up to and including the date of termination. In the event of any termination, PALOMAR shall also have the right to fill all existing order for PRODUCTS, provided the royalties set forth herein are paid on such orders. Further, in the event of any termination as a result either of a default by GENERAL or as a result of the bankruptcy, insolvency, or other termination of doing business by GENERAL, PALOMAR shall have the option of maintaining the licenses granted herein in effect provided it continues to pay royalties on NET REVENUES.

10. MISCELLANEOUS

10.1 This Agreement, including the Exhibits thereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements, whether oral or written, are merged herein.

10.2 In order to facilitate implementation of this Agreement, GENERAL and PALOMAR are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

(a)	with respect to all royalty payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL’s name, for GENERAL, Vice-President, Patents, Licensing and Industry Sponsored Research, and for PALOMAR, President; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Office of Technology Affairs, and for PALOMAR, the President.

(b)	any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement: for GENERAL, the Vice-President, Patents, Licensing and Industry Sponsored Research, and for PALOMAR, the President.

(c)	the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs, and for PALOMAR, the President.

10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.5 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

10.6 Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. GENERAL agrees to respond within ten (10) business days of GENERAL’s receipt of any request for approval under this paragraph, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked “Urgent — Please respond within ten days.” GENERAL shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement and of the parties’ participation in the Study conducted under the Clinical Trial Agreement, and which does not imply directly or indirectly any endorsement by General of any product or service. Company shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement and the parties’ participation in the Study under the Clinical Trial Agreement.

10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

10.8 This Agreement shall not be assignable by GENERAL without PALOMAR’S written consent except for the right to receive royalties or other payments payable herein. PALOMAR may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT or provision of SERVICES. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by PALOMAR only with the consent in writing of GENERAL.

10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider, and each party shall pay fifty percent (50%) of the ADR expenses. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and PALOMAR hereby irrevocably consents and submits, provided that, with respect to royalties and payments to be determined pursuant to Section 5 above, and due diligence obligations to be determined in accordance with paragraph 3.1(a), the parties agree that, no later than sixty (60) days after (a) they have failed to designate an ADR provider in accordance with this paragraph or (b) the termination of ADR without resolution, either party may demand in writing submitted to the other party that the dispute be submitted to binding arbitration as provided for in the next succeeding paragraph. Notwithstanding the foregoing, nothing in this Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

The parties agree that any dispute submitted to binding arbitration shall be conducted in Boston, Massachusetts under the then prevailing rules of the American Arbitration Association (“AAA”) before a single arbitrator agreed upon by both parties within twenty (20) days after the serving of a demand for arbitration. In the event the parties fail to select an arbitrator within the required time period, the arbitrator shall be selected in accordance with the rules of the AAA. Each party shall pay fifty percent (50%) of the AAA arbitration expenses.

10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby, provided the Agreement without such provision is still operative to accomplish its intended functions. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

THE PARTIES have duly executed this Agreement as of the date first shown above written.

PALOMAR		THE GENERAL HOSPITAL CORPORATION

BY	/s/ Michael H. Smotrich	BY	/s/ Marvin C. Guthrie, JD
TITLE	President	TITLE	VP Patents, Licensing and Industry Sponsored Research

DATE	August 18, 1995	DATE	August 18, 1995

EXHIBIT A

EXHIBIT A

CLINICAL TRIAL AGREEMENT

Agreement made this 18th day of August, 1995 (“Effective Date”) between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts 02114 (“General”), R. Rox Anderson, M.D. (“Principal Investigator”), Wellman Laboratories of Photomedicine, Massachusetts General Hospital, Boston, Massachusetts 02114 (“Principal Investigator”) and Palomar Medical Technologies, a Delaware corporation having an office at 66 Cherry Hill Drive, Beverly, MA 01915 (“Palomar”).

Whereas, Dr. Anderson has conducted clinical research on, and General has filed a patent application relating to, the use of lasers for the removal of hair (the “Field”) for which an exclusive license to Palomar has been executed as of the Effective Date hereof (the “License Agreement”);

Whereas, all of the parties to this Agreement share a common mission of improving the public health by engaging in research for the purpose of discovering and making available to the public new and improved medical drugs and devices.

Whereas, in connection with this mission, Palomar desires to use the data already generated by Dr. Anderson and to have further clinical research conducted on its device described below and General and Dr. Anderson, having particular expertise and opportunity, desire to provide this research.

Accordingly, the parties agree as follows.

SECTION 1: STUDY PERFORMANCE

1.1 PROTOCOL Subject to approval by General’s Institutional Review Board (“IRB”) Principal Investigator agrees to conduct a clinical study of a ruby laser device furnished by Palomar (hereinafter referred to as the “Study Device, and together with any other devices provided by Palomar in accordance with paragraph 1.4, as the “Study Device(s)”) in accordance with the study protocol attached hereto as Schedule A and including any changes to such protocol as may be required by General’s IRB (which protocol and any other protocol added hereto in accordance with paragraph 1.4 are hereinafter referred individually to as the “Study” and collectively as the “Studies.”). In the event of any conflict between Schedule A and the provisions of this Agreement, the provisions of this Agreement shall govern.

1.2 STUDY REVIEW Principal Investigator shall conduct the Studies at General with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all applicable federal, state and local laws and regulations. Principal Investigator shall, when applicable, provide Palomar with written evidence of review and approval of the Studies by General’s IRB prior to the initiation of the Studies and shall inform Palomar of the IRB’s continuing review promptly after such review takes place, which shall be at least once per year. All volunteers shall meet the legal age requirements of the Commonwealth of Massachusetts, the state in which the Study is to be conducted.

1.3 STUDY DEVICES Palomar agrees to support the Study by delivering the Study Devices, placing such Study Devices in proper operating condition for the conduct of the Study, and maintaining such Study Devices in such operating condition during the term of this Agreement, all at no charge to General. General and Principal Investigator shall have no liability for any failure to fulfill their obligations as a result of unavailability of a Study Device. Study Devices will remain Palomar’s property unless otherwise agreed. The General and Principal Investigator shall safeguard such property with the degree of care used for its own property and, in accordance with Palomar’s instructions at any time, shall return or otherwise dispose of all such property. General and Principal Investigator shall not use any Study Device for any purpose other than the Study, unless otherwise agreed.

1.4 SECOND YEAR STUDY On or before July 1, 1996, Principal Investigator shall submit to Palomar a study protocol for an additional one year clinical study pertaining to the use of a Study Device provided by Palomar for hair removal, and a budget attendant thereto, which shall not exceed Two Hundred and Thirty Thousand Seven Hundred and Sixty Seven Dollars ($230,767). Palomar shall have the opportunity to review and comment on such proposal. Upon approval of Palomar and General’s IRB, said protocol shall be attached hereto and the study described therein shall be a Study hereunder subject to the terms and conditions of this Agreement, and payments therefore shall be made as set forth in the proposal or as otherwise agreed by the parties in writing. It is the intent of the parties that said Study shall commence or before September 1, 1996.

1.5 STUDIES AT OTHER SITES

a. Palomar agrees to use best efforts to sponsor Dr. Melanie C. Grossman in New York City, New York, to conduct a clinical trial of hair removal using a diode laser provided by Palomar.

b. Principal Investigator shall be consulted in the selection of other sites and investigators participating in clinical trials of hair removal using laser devices provided by Palomar.

SECTION 2: RESULTS OF THE STUDY; INVENTIONS

2.1 OWNERSHIP OF RECORDS, DATA AND INTELLECTUAL PROPERTY Palomar shall own its case report forms and the data resulting from the Study. General shall own its medical records, research notebooks and related documentation and any intellectual property resulting from the Studies subject to paragraph 2.3 below regarding Inventions. General shall have the right to use the data for research, educational and patient care purposes as well as to comply with any federal, state or local government laws or regulations. In recognition of Palomar’s legitimate business interest in keeping unpublished research results from being made available to its commercial competitors, General and Principal Investigator agree that they shall not knowingly:

(i)	disclose the research results to third party commercial entities in a form or in sufficient detail suitable for use to obtain pre-marketing approval from the FDA prior to a publication of the Study; and

(ii)	provide the case report forms to third party commercial entities.

Notwithstanding the above, the Palomar shall not use any patient names, or identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use, except for purposes of obtaining FDA approval.

2.2 PUBLICATION The Principal Investigator shall be free to publish the results of the Studies subject only to the provisions of Section 3 regarding Palomar’s Proprietary Information. The Principal Investigator shall furnish Palomar with a copy of any proposed publication for review and comment prior to submission for publication, at least thirty (30) days prior to submission for manuscripts and at least seven (7) days prior to submission for abstracts. At the expiration of such thirty (30) day or seven (7) day period, Principal Investigator may proceed with submission for publication provided, however, that upon notice by Palomar within said thirty (30) or seven (7) day period that Palomar reasonably believes a patent application claiming an Invention (as defined in paragraph 2.3) should be filed prior to such publication, such submission for publication shall be delayed until any patent application or applications have been filed by General, pursuant to paragraph 2.3.

2.3 INVENTIONS The Principal Investigator and any other General personnel performing the Study under his direction (“Investigators”) who makes an invention in the performance of the Study (“ Study Invention”) shall promptly report and assign such Study Invention to General. General shall promptly disclose in writing any Inventions to Palomar. Within sixty (60) days of Palomar receiving an enabling disclosure from General (except in the case of any disclosure received by Palomar in a proposed publication, to which Palomar shall have an obligation to respond within the time periods designated in paragraph 2.2 above), Palomar shall notify General in writing if it wishes General to file a patent application claiming the Study Invention at Palomar’s expense. Any such application shall be added as a Patent Right under the License Agreement and to the extent General has ownership rights in the Study Invention by virtue of an assignment by an Investigator hereunder, such Patent Right shall be treated in accordance with the terms of such License Agreement. In the absence of such notice, General shall be free to license such patent application to any third party on any terms.

2.4 FURTHER RESEARCH

(a) Investigators shall be free at any time to seek and accept funding for any research in the Field, from any state or federal agency, private or public foundation except foundations owned or operated by a commercial entity other than Palomar (“Non-Profit Sponsored Study”). In the event that during the term of this Agreement an Investigator makes an invention in the Field and in the performance of any Non-Profit Funded Study, General agrees to give Palomar prompt notice of said invention and to give Palomar an opportunity to negotiate an exclusive license under General’s rights in said invention assigned to General by an Investigator, it being understood that General shall have no obligation to enter into such a license with Palomar.

(b) In the event that an Investigator during the term of this Agreement or for six (6) months thereafter wishes to seek funding from any for profit entity for additional research in the Field (it being understood that for funding sought during the term of this Agreement or any extension hereof such additional research will be research other than that which is described in the study protocols appended hereto as Schedule A), said Investigator shall do so in accordance with this paragraph. The

Investigator shall submit to Palomar a description of such additional research and a budget of the costs to be funded by Palomar and a schedule of payment of such costs. Unless the parties shall otherwise agree in writing, negotiations between them over any such proposal shall not extend beyond the sixtieth (60) day next following the date when the proposal shall have first been so made.

(c) Whenever such negotiations shall end without agreement between the parties to proceed with the proposed research, the party proposing the additional research may go ahead without the other party and seek funding from any other sponsor including but not limited to a commercial sponsor for such proposal, so long as the subject matter of the proposal is not so closely related scientifically to the Study that sponsorship of such proposal by such other commercial sponsor (i) would in the opinion of General’s Trustee’s Committee on Technology Affairs after consultation with Palomar create a conflict of interest for General or any Investigator performing the Study or (ii) would conflict with the terms and conditions of this Agreement. It is understood that, in the event that General proceeds to seek support from such other commercial sponsor, for a period of one year after first offering said proposal to Palomar, General shall not enter into an agreement with a third party to fund such proposal upon more favorable financial terms than those offered to Palomar without first offering Palomar the more favorable terms.

(d) When such proposal is accepted by the General and Palomar, it shall be appended hereto as an additional study protocol and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the Study described therein shall commence and budgeted amounts shall be paid as set forth in the proposal. In the event that the parties reach agreement under this paragraph 2.4 (d) on a proposal for a non-clinical study, the parties will execute a separate agreement pertaining to said study, it being the intent of the parties that the terms and conditions of said non-clinical study be substantially the same as those of this agreement, subject to the policies of General in effect at the time with respect to non-clinical sponsored research. The budgeted amounts paid by Palomar in support of any such clinical or non-clinical study shall be credited toward the sums made available to General pursuant to paragraph 2.4(e) and 4.3.

(e) On or before both September 1, 1997 and September 1, 1998, Palomar shall make grants to General as described in paragraph 4.3 for research of mutual interest to General and Palomar and to be conducted in the Wellman Laboratories of

Photomedicine under the direction of Dr. R. Rox Anderson, or any other investigator at General mutually agreeable to General and Palomar, it being understood that said grants may be used to support further research in the Field. Said research and the budgets attendant thereto shall be agreed upon in writing by General and Palomar prior to the commencement of said research. In the event that General and Palomar reach agreement under this paragraph on a proposal and budget for a clinical study in the Field, said study shall become a Study hereunder and subject to terms and conditions as this Agreement. In the event that General and Wellman reach agreement under this paragraph on a proposal and budget for a clinical study outside the Field, it is the intent of the parties that said study be subject to terms and conditions substantially the same as this Agreement. In the event that General and Wellman reach agreement under this paragraph on a proposal for a non-clinical study, it is the intent of the parties that the terms and conditions of said non-clinical study be substantially the same as those of this agreement, subject to the policies of General in effect at the time with respect to non-clinical sponsored research.

2.5 USE OF NAME No party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation, acronym or name by which any party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used. For General, such approval shall be obtained from the Director of Public Affairs and for Palomar, from the President. GENERAL agrees to respond within ten (10) business days of GENERAL’s receipt of any request for approval under this paragraph, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked “Urgent — Please respond within ten days.” General shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes parties’ participation in the Study conducted under this Clinical Trial Agreement, and which does not imply directly or indirectly any endorsement by General of any product or service. Company shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the relationship of the parties under this Agreement and the scope and nature of the parties’ participation in the Study under the Clinical Trial Agreement.

2.6 STUDY RECORDS General shall make Study records available to Palomar representatives upon request for comparison with case report forms. General shall also make such records available upon reasonable request for review by representatives of the U.S. Food and Drug Administration. General shall retain records of the Studies including either the original or a copy of all volunteer consent forms in conformance with applicable federal regulations. Palomar shall notify Principal Investigator of the date the required approval (e.g., 510K, Pre-Market Approval application (PMA)) is received for a Study Device; or if the application is not approved, Palomar shall notify Principal Investigator when all clinical investigations of the Study Devices have been discontinued and the FDA notified.

2.7 USE OF DATA GENERATED UNDER PRIOR STUDY Principal Investigator shall provide to Palomar the data generated in the prior clinical trial referenced in the introduction to this Agreement (“Prior Data”) and Palomar shall pay General for such data in accordance with paragraph 4.2 as reimbursement to General for its expenses in generating such data. General grants to Palomar the right to use the Prior Data for submission to the FDA for approval of the use of a laser device for hair removal, provided that Palomar shall not use any patient names, or identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use.

SECTION 3: PALOMAR PROPRIETARY INFORMATION

3.1 It is anticipated that in the performance of the Studies, Palomar shall provide to General, Principal Investigator and other General personnel who are designated in writing by the Principal Investigator as being authorized to receive Proprietary Information and who agrees in writing to the following confidentiality obligations (each such institution or person individually referred to in this paragraph 3.1 as “a Recipient” and collectively as “Recipients”), or shall give Recipients access to, certain information which the Palomar considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

(a) For the purposes of this Agreement, “Proprietary Information” refers to information of any kind which is disclosed by Palomar to a Recipient and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidentiality shall attach only to that information which is confirmed by Palomar in writing within twenty (20) working days as being confidential.

(b) For a period of five (5) years after the Effective Date of this Agreement, each Recipient agrees to use reasonable efforts, no less than the protection given their own confidential information, to use Proprietary Information received from the Palomar and accepted by that Recipient only in accordance with this paragraph 3.1(b).

(i) Each Recipient shall use the Palomar’s Proprietary Information solely for the purposes of conducting the Study, obtaining any required review of the Study or its conduct, or ensuring proper medical treatment of any patient or subject. Each Recipient agrees to make Proprietary Information available only to those employees and students of General who require access to it in the performance of this Study and to inform them of the confidential nature of such information.

(ii) Except as provided in subsection 3.1(b)(i), each Recipient shall keep all Proprietary Information confidential unless the Palomar gives specific written consent for release.

(iii) If any Recipient becomes aware of any disclosure not authorized hereunder, that Recipient shall notify Palomar and take reasonable steps to prevent any further disclosure or unauthorized use.

(c) No Recipient shall be required to treat any information as Proprietary Information under this Agreement in the event: (i) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of any Recipient; (ii) it was known to any Recipient prior to the date of disclosure or becomes known to any Recipient thereafter from a third party having an apparent bona fide right to disclose the information; (iii) it is disclosed by any Recipient in accordance with the terms of the Palomar’s prior written approval; (iv) it is disclosed by Palomar without restriction on further disclosure; (v) it is independently developed by any Recipient; or, (vi) any Recipient is obligated to produce it pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena, provided that the Recipient subject to the order or subpoena (A) promptly notifies the Palomar and (B) cooperates reasonably with the Palomar’s efforts to contest or limit the scope of such order.

SECTION 4: PAYMENTS

4.1 (a) Palomar agrees to support the agreed expenses of the Study appended hereto on the Effective Date with a research grant of Two Hundred Seventeen Thousand Six Hundred and Sixty Seven Dollars ($ 217,667) which includes indirect costs and indirect costs attendant thereto. Agreed expenses by Palomar are enumerated in attached Schedule B, and are payable as follows:

Fifty percent (50%) equalling One Hundred Eight Thousand Eight Hundred and Thirty Three Dollars ($ 108,833) upon execution of this Agreement by all parties.

Twenty Five Percent (25%) equalling Fifty Four Thousand Four Hundred and Seventeen Dollars ($54,417) upon initial radiation of twenty five (25) patients in the Study.

Twenty Five Percent (25%) equalling Fifty Four Thousand Four Hundred and Seventeen Dollars ($54,417) upon completion of the study and notice thereof to Palomar.

(b) Palomar agrees to support the expenses of the Study to be performed pursuant to paragraph 1.4 hereof, with a grant of Two Hundred and Thirty Thousand Seven Hundred and Sixty Seven Dollars ($230,767) to be paid in accordance with the terms of said paragraph.

(c) General agrees to keep complete records of expenses incurred in performing the studies and Palomar shall have a right to audit such records at the place where such records are maintained, or at another location mutually agreeable to the parties, on reasonable notice to General provided such audit shall be conducted no more than twice during any twelve (12) month period. To the extent such audit reveals an error in amounts paid, the parties agree that suitable adjustments will be made.

4.2 Pursuant to paragraph 2.7, Palomar shall pay General for Prior Data the sum of Sixty Eight Thousand Five Hundred Dollars ($68,500) within thirty (30) days of the date on which the last party signs this Agreement.

4.3 On or before both September 1, 1997 and September 1, 1998, Palomar shall make grants to General of Two Hundred Thousand Dollars ($200,000) per year to be used in accordance with paragraph 2.4(e) hereof.

4.4 Checks should be made payable to “The General Hospital Corporation” and sent, along with a letter indicating the name of the Principal Investigator and Project Number (#5950) for which the funds are intended, to:

Vice President for Patents, Licensing and

Industry Sponsored Research

Office of Technology Affairs

Massachusetts General Hospital

Thirteenth Street, Building 149, Suite 1101

Charlestown, MA 02129

SECTION 5: TERM AND TERMINATION

5.1 (a) The term of this Agreement shall be until the completion of the Studies, which is anticipated to be two (2) year(s) from the Effective Date, unless terminated in accordance with paragraph 5.2 or 5.3, or unless continued in accordance with paragraph 2.4 (e) above.

5.2 Any party hereto shall have the right to terminate any Study hereunder in the event that the emergence of any adverse reaction or side effect with the Study Device is of such magnitude or incidence, in the opinion of such party, to support termination.

5.3. If either party shall substantially fail faithfully to perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party, upon thirty (30) days prior written notice may terminate this Agreement, provided that only one such sixty (60) day grace period shall be available in any twelve (12) month period with respect to a default of any particular provision hereunder.

5.4 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence, provided the affected party has used reasonable efforts to overcome the cause of delay.

5.5 The obligations of the parties under Sections 2, 3 and 6 shall survive the termination or expiration of this Agreement.

SECTION 6: INDEMNIFICATION AND INSURANCE

6.1 INDEMNIFICATION (a) Palomar shall indemnify, defend and hold harmless General and its trustees, officers,

medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgements arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning a Study Device or any modification thereof including any side effect or adverse reaction, illness or injury attributable to a Study Device and occurring to any person involved in such Study, provided Palomar shall have no obligation to indemnify, defend and hold harmless Indemnitees under this paragraph to the extent that such claim, suit, action, demand or judgement is attributable to any modification to a Study Device that is physically made by an Indemnitee without the permission of Palomar. General agrees to notify Palomar promptly of any such claim, suit, action, demand or judgement and General and Principal Investigator agree to reasonably cooperate with Palomar in the handling thereof.

(b) Palomar’s indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the: (i) negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) failure of the Indemnitees to adhere to the terms of the protocol for a Study.

(c) Palomar agrees, at its own expense, to provide attorneys reasonably acceptable to the General to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

(d) Company also agrees to reimburse General for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in a Study arising under any theory of product liability pertaining to a Study Device to the extent that such costs are not covered by the subject’s medical or hospital insurance or governmental programs providing such coverage provided, however, that Company’s obligation under this paragraph 6.1(d) shall not apply to any such illness or injury to the extent that it is attributable to the negligence, reckless misconduct or intentional misconduct of the Indemnitees or the failure of the Indemnitees to adhere to the terms of the protocol for a Study.

6.2 INSURANCE (a) At such time as a Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Palomar or by a licensee, affiliate or agent of Palomar, Palomar shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Palomar’s indemnification under paragraph 6.1 of this Agreement. If Palomar elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the General and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required under this paragraph 6.2 shall not be construed to create a limit of Palomar’s liability with respect to its indemnification under paragraph 6.1 of this Agreement.

(b) Palomar shall provide General with written evidence of such insurance upon request of General. Palomar shall provide General with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

(c) Palomar shall maintain such commercial general liability insurance during (i) the period that the Study Drug or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Palomar or by a licensee, affiliate or agent of Palomar and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

SECTION 7: MISCELLANEOUS

7.1 The terms of this Agreement can be modified only by a writing which is signed by General, Principal Investigator and Palomar.

7.2 The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.

7.3 No party to this Agreement may assign its obligations hereunder without the prior written consent of the other parties.

7.4 This Agreement constitutes the entire understanding between the parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Palomar		THE GENERAL HOSPITAL CORPORATION
(Federal Tax ID No.: 042 697 983)

BY:	/s/ Michael H. Smotrich	BY:	/s/ Marvin C. Guthrie
TITLE:	President	TITLE:	Vice President For Patents,
Licensing And Industry
Sponsored Research
DATE:	August 18, 1995	DATE:	August 18, 1995

PRINCIPAL INVESTIGATOR

/s/ R. Rox Anderson
R. Rox Anderson, M.D.
DATE:	August 18, 1995

SCHEDULE A

Evaluation of a Pulsed Laser System for Selective

Destruction of Hair Follicles

R. Rox Anderson, NID

John A- Parrish, NID

Christine Diericky, NM

OVERVIEW AND BACKGROUND:

Unwanted excess growth of tem-dnal (coarse) hair due to endocrine disorders, tumors, drugs, or heredity is a significant cosmetic problem. In the extreme of hirsutism, abnormal hair growth is disfiguring. Removal of hair from skin grafts is a problem also. However, the vast majority of people who dislike excess hair do not have a medical or iatrogenic problem. Removal of hair is easily done temporarily by shaving or by epilation with wax or various devices. Permanent hair removal is traditionally done with electrolysis in which a negative electrode is inserted into each follicle individually. Electrolysis is painful, tedious, expensive, and often ineffective. The average number of treatments per follicle is about 6. An altemative, more effective, safe, less tedious method is needed. Selective photothermolysis using laser pulses may offer this method.

In a previous study (MGH accession # 937286) we showed that normal-mode ruby laser PULSES ARE effective and well tolerated for producing selective destruction of hair follicles in normal adult caucasians with brown or black hair. Based on the principles of selective photothermolysis, and confirmed in an in-vitro study prior to human studies, we chose a wavelength and pulse duration which “targets” melanin in the hair follicles. Because melanin is also present in the epidermis, a handpiece for laser light delivery was devised which tends to spare the epidermis, while maximizing light intensity deep in the dermis where the follicles are. MGH filed a patent on this device, which will be licensed under an agreement with Palomar, Inc, who will be supporting this human study.

In the first human study, 200 gs, 694nm ruby laser pulses were delivered to shaved vs. EPILATED sites on the back or extremities, in a range of fluences. The exposures were moderately painful but typically tolerated without local anesthesia (which itself is painful). No significant adverse events occured (e.g. ulceration, scarring, depigmentation). In all subjects, there was a fluence-dependent growth delay of approximately 6 months for regrowing hairs in the exposure SITES. At the highest fluence, 6 months after exposure there was an average of about 30% permanent hair loss. There was no significant difference between epilated and shaved sites, suggesting that the hair shaft itself is not important for light absorption. Hypopigmentation was NOTED in most subjects, and was transient.

THE STUDY PROPOSED HERE:

•	Uses a longer pulse duration, to better match follicle thermal relaxation times.

•	Examines response to more than one treatment, given 4 weeks apart.

•	Tests the hypothesis that hair growth cycle (anagen, telogen, catagen phase) affects response.

•	Provides treatment of a hair-bearing area of concern to the subject, based on response in each subject’s test sites.

SUBJECTS:

EXCLUSIONS:

Fifty (50) adults with brown or black hair present on the back or legs.

Keloid history, pregnant, history of radiation treatment or surgery to test or treatment sites, active infections, hypersensitivity to retin-A, hydroquinone, or mupincin.

LASER AND DELIVERY DEVICE:

A normal-mode ruby laser (Spectrum, Inc.) emitting up to 30 J pulses at 1-5 ms pulse duration,~Arill be used. Pulses are delivered through an optical handpiece which provides refractive index matching, cooling to -10*C, a convergent entrance beam at the skin surface, and compression of the skin.

The optical manipulations maxirnize delivery of light deep into the dern-iis; cooling raises the tolerated fluence, provides partial anesthesia, and spares the epidermis by conduction during LASER PULSE DELIVERY; compression decreases the distance to the deep follicular papillae and drives blood away, eliminating a competing chromophore. We have established that under these conditions, the primary site of photothermal injury is the pigmented hair follicles, all the way down to their deep papillae.

PROTOCOL:

MAPPING AND DETERMINATION OF HAIR GROWTH CYCLES.

One month prior to laser exposures, ten test areas of 5x5 cm, each containing about 100200 follicles, will be mapped on the thighs or back. The sites will be clipped, using a barber’s clipper such that the hairs are all 3 mm long. Digtal images with a CCD camera and COMPUTER FRAME-CAPTURE BOARD WILL THEN BE taken at a normal angle of incidence, to record the position and length of each hair in each test area. The same sites will be imaged again prior to laser exposure. Anagen hairs will be identified as those with active growth (much greater than 3 nun length) between the two sets of images. The images will also provide a permanent record of follicle density, hair shaft density, and individual follicle locations.

PRE-TREATMENT WITH RETIN-A, HYDROQUINONE:

For one month prior to laser exposures, a standard regimen of 0. 1% retin-A cream and 4% hydroquinone cream will be applied daily by each subject to the test sites. Retin-A causes increased epidermal turnover and as a pre-treatment improves wound healing. Hydroquinone decreases epidermal pigmentation without influencing follicular pigmentation. Subjects will also be instructed to avoid sun exposure to the test areas before and during this study. Retin-A can be irritating with prolonged use, and will be discontinued in any subject experiencing irritation at the application sites.

LASER EXPOSURES AND FLUENCES:

Subjects and investigators will wear laser protective eyewear. Eight sites will be shaved before laser exposures, two sites will be wax-epilated, and all will be cleaned with isopropanol. Laser exposures will be administered in contiguous exposure spots covering each of the test areas, at a maximim of 1 Hz, according to the table below. Three fluences will be tested in each subject, beginning with 25, 50, and 75 j/CM2 as shown in the table below. Fluence may be increased to 50, 75 and 100 j/CM2 ‘based on evaluation of response in the first three subjects. Specifically, the fluence range will be increased if there is no erosion, ulceration, scarring, or depigmentation at the one-month followup visit. Based on the same criteria, fluence may be increased again to 75, 100, and 125 j/CM2 following evaluation of the second set of three subjects.

Local anesthesia will be offered, using 2% xylocaine with epinephrine, given by intradermal injections around each site. In our experience anesthesia will not be routinely needed, but will always be offered for the subjects’ comfort.

Subjects will return 1 month after the first set of laser exposures for evaluation and a second set of exposures. Each skin site will be photographed and digitally imaged using the CCD camera system. Responses will also be scored visually for changes in pigmentation, inflammation, hair reqrowth, and textural changes, using an arbitrary scale shown in a table below. After evaluations are recorded, a second series of exposures will be performed in those test sites to be treated twice (see table).

LASER EXPOSURES TABLE

Test sites (back or thigh)	Single treatment	2 treatments at 1 month interval

	75 J/cn-L2	75 J/cm2

	50 J/cm2	50 J/cm2

	25 J/cm2	25 J/cm17

	75 J/cm2	75 J/cm2

	epilated	epilated

	75 J/cm2	75 J/cm2

	2 passes	2 passes

SINGLE-TREATMENT:

A treatment may be performed in a site up to 100 cm2 with excess hair growth of concem to the subject, using the maximum tolerated fluence according to test site results. We do not expect to see scarring, ulcreation, or depigmentation. However, if any of these unwarranted effects do occur, the treatment fluence will be less than that causing these responses. Skin preparation, anaesthesia, exposure techniques, and post-exposure care will be identical to that of the test sites.

POST-EXPOSURE SKIN CARE:

After the laser exposures, mupircin ointment (Bactroban) will be applied and a sterile dressing applied. Subjects will be instructed to gently cleanse the sites with warrn water and mild soap (e.g. Dove), and to re-apply mupiricin ointment twice a day until any weeping or crusting has subsided. Subjects will also be asked to avoid sun exposure, which can cause hyperpigmentation.

RESPONSE GRADING (SUBJECTIVE SCALE)*

hair regrowth	none	sparse	moderate	full

hypigmentation	absent	present

hyperpigmentation	absent	present

depigmentation	absent	present

erythema	none	mild	moderate	violaceous

edema	none	mild	moderate	tumescent

textural change (includes scarring)	none	mild	moderate	severe

ulceration	absent	present

*	objective and quantitative endpoints are also included in this study

FOLLOW-UP SCHEDULE:

Hair regrowth and skin response will be recorded at 1 month, 3 months and 6 months after exposures in all test and treatment sites.

FLOW CHART OF SUBJECT VISITS

Month 0	Evaluation, consent and entry into study. Mapping, clipping and imaging of 10 test sites. Retin-A, hydroquinone, sun avoidance instructions

Month 1	Mapping and imaging of test sites. Shave, anesthetize if necessary. Laser exposures per protocol. Wound dressing and wound care instructions. Retin-A, hydroquinone, sun avoidance for site.

Month 2	Mapping and imaging of test sties. Response recording (subjective). Mapping and recording of treatment site. Laser exposures per protocol (test and treatment sites). Wound care and wound care instructions.

Month 3	MAPPING, imaging AND recording of responses.

Month 6	Mapping, imaging and recording of responses.

Month 9	Mapping, imaging and recording of responses. Conclusion of study. Subject REMUNERATION ( $500).

DATA ANALYSIS:

Hair follicle counts, growth cycle and shaft diameter will be determined from digital imaging prior to laser exposure. The site subject to wax epilation serves primarily as a control for the presence of hair shafts at the time of exposure, but will also produce a direct measure of hair follicle depth, by measuring the depth from skin surface, to the papillae of the epilated hairs. Responses graded subjectively and objectively (digital imaging) will be correlated against laser fluence and number of treatments. Computer mapping of regrowing hair against the baseline hair follicle images will be used to determine the relative sensitivity of amagen vs. telogen/catagen follicles. Data at I month, 3 months, and 6 months will be compared to establish growth delay patterns and the fraction of regrowing hairs, as a function of exposure conditions. Changes in hair shaft diameter for those hairs which regrow will also be compared against baseline values.

RISKS:

The goal of this study is to selectively and permanently destroy hair follicles. Alopecia (baldness) may result in the test areas and in the treatment area. As with any form of tissue destruction, there is a risk of infection and/or scarring, which is minin-dzed by proper wound care. In a previous human study of this hair removal technique, there was no scarring seen in approximately 100 test sites. Therefore, the risk of scarring appears to be low. Laser exposures can also cause temporary or permanent changes in skin pigmentation (skin color). A transient decrease in skin pigmentation occurred in all of those treated previously, lasting about 3 months. This is more noticable in darker skin. Permanent lightening or darkening of skin color is a possibility, which HAS NOT been observed. The laser removes freckles and common brown “moles” permanently. In people with extensive freckling, this can cause a color change. New freckles will eventually form in laser-treated skin, but may take years to do so.

BENEFITS:

The subjects may or may not benefit from removal of unwanted hair in the test and/or treatment sites. There is no guarantee of success.

REMUNERATION:

Subjects will be paid $500 for participation, to defray travel and other costs.

VOLUNTEERS NEEDED

FOR HAIR REMOVAL STUDY

Healthy adult volunteers are sought for a medical study at the Massachusetts General Hospital, aimed at permanent hair removal. A laser will be tested in hair-bearing skin areas on the back or upper legs. One month later, an area with unwanted hair may also be treated, depending on the test results. Six visits will be required over nine months, and volunteers must be able to accommodate this schedule. Subjects will be paid $500 for participation in the study. There is no guarantee that permanent hair removal will be achieved.

For more information, contact:

Christine Diericky, MD

726-7900

SCHEDULE B

INVESTIGATOR:	R.R. Anderson, M.D.

TITLE OF STUDY:	TBD

SPONSOR:	Palomar
BUDGET PERIOD:	9/1/95-8/31/96

PERSONNEL:

Name	% Effort	Salary	Fringe Benefits	Total
HMS-APPNT.			26.04%
R.R.Andemon,M-D.	10%	12,854	$3,347	$16,201
Christine Dierickx, M.D.	100%	40,000	$10,416	$50,416
NON-HMS APPNT.			21.51%
Senior Technician	50%	17,500	$3,764	$21,264
Engineer	50%	17,500	$3,764	$21,264
Secretary	5%	1,500	$323	$1,823
TEMPORARYSTAFF			11.02%
Student	100%	9,000	992	$9,092
	Total Personnel			120,960
EQUIPMENT
CCD, digital hair count system				8,000
SUPPLIES
Misc. optics, sources, filters and macro lens				1,800
Imaging software				1,000
Film purchase and developing				1,000
Epliators, mv, markers and tapes				600
Retin A				2,500
Hydroquinone				2,000
Sunscreen				1,000
Anesthetic (EEMLA; l.d.xylocaine)				1,000
Misc. disposables				600
Misc. office supplies				600
TRAVEL				3,000
PATIENT CARE COSTS
50 patients @$500 each				25,000
MISCELLANEOUS COSTS
Advertising and telephone expenses				1,000
TOTAL DIRECT COSTS				170,060
INDIRECT COSTS(28%) -TDC-				47,617

TOTAL COSTS				$218.788

EXHIBIT B

MASSACHUSETTS GENERAL HOSPITAL

Office of Technology Affairs

Buiding 149

Thirteenth Street - Suite 1101

Charlestown, MA 02129

617-726-2128 FAX: 617-726-1668

Marvin C. Guthrie, J.D.

Vice President, Patents,

Licensing and Industry Sponsored Research

August 18, 1995

Michael Smotrich, Ph.D.

Palomar Medical Technologies, Inc.

66 Cherry Hill Drive

Beverly, MA 01915

Tel: 508-921-9300

Fax: 508-921-5801

Dear Dr. Smotrich:

A License Agreement between the General Hospital Corporation (“General”) and Palomar Medical Technologies, Inc. (“Palomar”) has been entered into on this date (“License Agreement”) pertaining to the U.S. Patent Application filed by Dr. R. Rox Anderson, et.al. on February 1, 1995 entitled “Permanent Hair Removal Using Optical Pulses,” (Licensed Patent Application”) and Palomar has indicated its interest in paying the costs of seeking advice from General’s patent counsel with respect to the possibility of adding to the Licensed Patent Application one or more cont inuat ions -in -part which would expand the claimed applications of the device described in the Licensed Patent Application to uses other than hair removal, e.g. for removal of congenital nevi, tatoos and port wine stains (“New Use (s) 11) . In the event that counsel advises in favor of filing such cont inuat ions-in-part, we understand that Palomar will pay the costs of preparing and filing same. General hereby acknowledges that Dr. Anderson’s rights, assigned to General, in said continuations-in-part will, once so filed, be treated as PATENT RIGHTS under the License Agreement subject to the following:

1. The LICENSE FIELD described in paragraph 1.3 of the License Agreement shall be amended to include the field(s) of the New Use(s)’.

2. For each New Use claimed in a continuation-in-part, General and Palomar shall establish, within twelve (12) months of the filing of said continuation-in-part, due diligence milestones appropriate to the New Use which shall be incorporated into Section 3 of the License Agreement. It is understood that General may require funding of research at General in the field of the New Use as part of the due diligence milestones, which funding will be creditable against the sums due General under paragraph 4.3 of the Clinical Trial Agreement which is appended as Exhibit A to the License Agreement. In the event that Palomar and General fail to reach agreement on said milestones, this matter shall be determined in accordance with the dispute resolution provisions set forth in paragraph 10.9 of the License Agreement.

3. The royalty owed General by Palomar under paragraph 5.1(b)(ii) on NET REVENUES for a PRODUCT consisting of a non-ruby laser sold for hair removal as well as other uses shall be five percent (5-%) so long as the other uses include as least one New Use.

4. Royalties due General by Palomar on NET REVENUES derived by Palomar, its AFFILIATES and SUBLICENSEES on:

(a) a PRODUCT constituting either a laser, or any product constituting any non-laser equipment/disposables, which in either case is sold solely f or New Uses or f or New Uses in combination with uses other than hair removal, and

(b) SERVICES and other commercial dispositions described in paragraph 5. 1 (b) (iii) (A) (1) and (2) of the License Agreement, which SERVICES and other commercial dispositions involve the use or sale of New Uses, shall be negotiated in good faith by the partids in accordance with the procedure described in paragraph 5.1(iii) and 5.1(iv).

5. Minimum annual royalties on PRODUCTS or SERVICES made, used, or sold for New Uses (whether or not sold in combination with other uses) shall be calculated in accordance with paragraph 5. 1 (b) (iii) (C) .

6. In all other respects, the PATENT RIGHTS claiming New Use(s) shall be treated as PATENT RIGHTS under the License Agreement.

Kindly sign the enclosed copy of this letter agreement to indicate Palomar’s assent to the above terms.

Sincerely,

/s/ Marvin C. Guthrie
Marvin C. Guthrie

The terms of this Letter Agreement are agreed to by Palomar:

Name:	/s/ Michael H. Smotrich
Title:	President
Date:	August 18, 1995

FIRST AMENDMENT

This is a First Amendment to the License Agreement between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 (“PALOMAR”), effective August 18, 1995 (“License Agreement”).

For good and valuable consideration GENERAL and PALOMAR hereby agree to amend the License Agreement as follows:

1. In paragraph 5.1(b)(iii)(B), delete the following words:

“(which royalty rate the parties anticipate will fall within the range of twenty to thirty percent (20-30%) of PALOMAR’s estimated profit margin on said PRODUCTS or SERVICES)”

2. In paragraph 5.1(b)(iii)(C), delete the following words:

“which the parties anticipate will fall within the range of five to six and one quarter percent (5-6 1/4%) of PALOMAR’s estimated profit margin on said PRODUCTS or SERVICES”

3. This First Amendment shall be effective as of August 18, 1995.

Agreed to:

PALOMAR		THE GENERAL HOSPITAL CORPORATION

BY:	/s/ Michael H. Smotrich	BY:	/s/ Nikki J. Zapol
TITLE:	President	TITLE:	Managing Director Office of Technology Affairs
DATE	December 14, 1995	DATE	January 2, 1996

SECOND AMENDMENT

This is a Second Amendment to the License Agreement between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 (“PALOMAR”), effective August 18, 1995 (“LICENSE AGREEMENT”).

For good and valuable consideration GENERAL and PALOMAR hereby agree to amend the License Agreement by amending certain paragraphs and adding the following new paragraphs to the LICENSE AGREEMENT, effective February 14, 1997 (“THE AMENDMENT EFFECTIVE DATE”):

Add the following “Whereas” clauses after the sixth existing “Whereas” clause:

WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL, through research conducted by Dr. R. Rox Anderson, has developed inventions pertaining to methods of hair removal using epilation (“Additional Invention”); and

WHEREAS, GENERAL and PALOMAR have entered into a Research Agreement effective March 1, 1997, attached hereto as Exhibit A-2 (“Epilation Research Agreement”), under which PALOMAR is providing funds and equipment to support research at GENERAL of said invention pertaining to methods of hair removal using epilation; and

WHEREAS, GENERAL is interested in licensing the Additional Invention to PALOMAR so that PALOMAR can commercially develop, manufacture, use and distribute products and services based on said Additional Invention throughout the world;

IN SECTION 1, “DEFINITIONS”, AMEND PARAGRAPH 1.10 TO READ AS FOLLOWS:

1.10 The term “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in PATENT RIGHT which is known to Dr. Anderson on the EFFECTIVE DATE and disclosed to Palomar within thirty (30) days of the date on which this Agreement is fully executed. THE TERM SHALL ALSO INCLUDE ANY RESEARCH DATA, DESIGNS, FORMULAS, PROCESS INFORMATION, CLINICAL DATA AND OTHER INFORMATION PERTAINING TO ANY INVENTION CLAIMED IN EPILATION PATENT RIGHT WHICH IS KNOWN TO DR. ANDERSON ON THE AMENDMENT EFFECTIVE DATE AND DISCLOSED TO PALOMAR WITHIN THIRTY (30) DAYS OF THE AMENDMENT EFFECTIVE DATE. This term shall also include information which is disclosed to PALOMAR by GENERAL in accordance with, and during the term of, the Clinical Trial Agreement OR THE EPILATION RESEARCH AGREEMENT and which pertains to any PATENT RIGHT claiming an Invention as defined in EITHER said Agreement.

IN SECTION 1, “DEFINITIONS”, ADD THE FOLLOWING NEW PARAGRAPHS:

1.12 The term “EPILATION PATENT RIGHT” shall mean the U.S. Patent Application Serial Number 08/314,082, filed September 28, 1994, naming Dr. R. Rox Anderson as inventor, and titled “Method of Hair Removal”, and the PCT Application Serial Number PCT/US95/12275 filed September 22, 1995, or any division, continuation and any foreign counterparts of the aforementioned patent applications or the equivalent claims of any Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. EPILATION PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent applications.

1.13 The term “EPILATION PRODUCT” shall mean any article, device or composition, the manufacture, use or sale of which would, absent the licenses granted herein, infringe a VALID CLAIM of an EPILATION PATENT RIGHT, or does not infringe a VALID CLAIM of any EPILATION PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

1.14 The term “EPILATION SERVICE” shall mean any method or service, the use, performance, or sale of which would, absent the licenses granted herein, infringe a VALID CLAIM of an EPILATION PATENT RIGHT, or does not infringe a VALID CLAIM of any EPILATION PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

1.15 The term “EPILATION LICENSE FIELD” shall mean hair reduction and/or removal using chromophores which, when excited by laser pulses, destroy hair follicles by mechanisms other than photochemical mechanisms.

IN SECTION 2, “GRANT”, ADD THE FOLLOWING NEW PARAGRAPHS:

2.6 GENERAL hereby grants PALOMAR, subject to the rights of the United States Government, an exclusive, worldwide, royalty-bearing license in the EPILATION LICENSE FIELD to make, have made, use and sell EPILATION PRODUCTS and to perform EPILATION SERVICES. In the event an exclusive license is not available in a country, GENERAL will grant PALOMAR the most exclusive license available in that country.

2.7 The above licenses to sell EPILATION PRODUCTS include the right to grant to the purchaser of products from PALOMAR, its AFFILIATES, and SUBLICENSEES the right to resell and to use such purchased EPILATION PRODUCTS in a method coming within the scope of the corresponding PATENT RIGHT.

2.8 The granting of any license hereunder is subject to GENERAL’s and GENERAL’s AFFILIATES’ right to make and to use the subject matter described and claimed in EPILATION

PATENT RIGHT for research and clinical purposes but, for those PATENT RIGHTS exclusively licensed, for no other purpose.

IN SECTION 3, “DUE DILIGENCE”, ADD THE FOLLOWING NEW PARAGRAPH:

3.3 PALOMAR shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable efforts to develop and make commercially available EPILATION PRODUCTS or EPILATION SERVICES for commercial sales and distribution throughout the world in the EPILATION LICENSE FIELD. Such efforts shall consist of:

(a) Entering into the Epilation Research Agreement with General attached hereto as Exhibit A-2 and providing the funding specified in said Agreement;

(b) Within six (6) months of the conclusion of the research governed by said Agreement, but in no case greater than three (3) years from the AMENDMENT EFFECTIVE DATE hereof, PALOMAR and GENERAL shall establish (i) additional objective milestones for the development of EPILATION PRODUCTS or EPILATION SERVICES, and (ii) a schedule of the dates by which PALOMAR shall achieve such milestones.

Failure to achieve one or more of the above objectives or the objectives selected in accordance with (b) above within the agreed upon time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon thirty (30) days notice any exclusive license to EPILATION PATENT RIGHTS granted hereunder or convert any exclusive license to EPILATION PATENT RIGHTS to a non-exclusive license. If the parties do not agree on any such milestones, or if PALOMAR decides not to develop EPILATION PRODUCTS or EPILATION SERVICES, PALOMAR’s license to EPILATION PATENT RIGHTS shall be terminated. Notwithstanding the foregoing, provided that PALOMAR is in compliance with the due diligence milestones in paragraph 3.1 of the License Agreement, and has complied with milestone (a) in this paragraph 3.3, GENERAL shall only be entitled to terminate PALOMAR’s license to EPILATION PATENT RIGHTS on account of PALOMAR’s breach of this Agreement, including but not limited to any failure by PALOMAR to make the annual minimum royalty payments specified in paragraph 5.12(a) herein.

IN SECTION 4: “FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT”, ADD THE FOLLOWING NEW PARAGRAPHS:

4.3 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in EPILATION PATENT RIGHTS, and shall keep PALOMAR informed of the prosecution of such patents and applications in accordance with Paragraph 4.2 of the LICENSE AGREEMENT.

4.4 PALOMAR shall reimburse GENERAL for one-half of its Costs for the prosecution and maintenance of EPILATION PATENT RIGHTS incurred prior to and subsequent to the AMENDMENT EFFECTIVE DATE, provided that, if GENERAL grants license rights in EPILATION PATENT RIGHTS to DUSA Pharmaceuticals, Inc. and any other entity, PALOMAR shall pay the same fraction of Costs as said other licensees, which in no event will exceed one-third.

IN SECTION 5, “ROYALTIES”, ADD THE FOLLOWING NEW PARAGRAPHS:

5.9 PALOMAR shall pay a license fee of ten thousand ($10,000) dollars within thirty (30) days of execution of this Amendment, which is attributable to EPILATION PATENT RIGHTS. No portion of said license fee shall be creditable against future royalties.

5.10 For sales of any PRODUCT or SERVICE as defined in the LICENSE AGREEMENT that is, or incorporates, an EPILATION PRODUCT or an EPILATION SERVICE, the royalties shall be determined as follows:

(a) For sales governed by Paragraph 5.1(b)(i) of the LICENSE AGREEMENT, the royalty specified therein shall be increased by one-half (0.5%) percent, except those sales governed by Paragraph 5.1(b)(i)(B)(III), for which the royalty specified therein shall be increased by one-quarter (0.25%) percent, in addition to any increase in accordance with Paragraph 5.10(a) hereunder.

(b) For sales governed by Paragraphs 5.1(b)(ii) or 5.1(b)(iii) of the LICENSE AGREEMENT, the parties will negotiate a commercially reasonable royalty as specified in the LICENSE AGREEMENT, provided that the maximum value specified for said commercially reasonable royalty rate shall be increased by one-half (0.5%) percent, except those sales governed by Paragraph 5.1(b)(iii)(C), for which the maximum value specified for the royalty specified therein shall be increased by one-quarter (0.25%) percent, either of which increase shall be in addition to any increase in accordance with Paragraph 5.10(b) hereunder.

5.11 For sales of any EPILATION PRODUCT or EPILATION SERVICE within the LICENSE FIELD specified in Paragraph 1.3 of the LICENSE AGREEMENT that is not a PRODUCT or SERVICE, as the case may be, under the LICENSE AGREEMENT, the applicable royalty shall be that specified in paragraph 5.1(b) of the LICENSE AGREEMENT which would have been the case if the EPILATION PRODUCT or EPILATION SERVICE, were a PRODUCT or a SERVICE, as the case may be.

5.12 The annual minimum royalties specified in Paragraph 5.1(b)(iii)(D) of the LICENSE AGREEMENT shall be calculated based on the royalty rates selected for PRODUCTS and SERVICES in accordance with paragraphs 5.1(b)(ii) and 5.1(b)(iii) of the LICENSE AGREEMENT and paragraph 5.10 of this Amendment. In addition, PALOMAR shall pay the following annual minimum royalties.

(a) In consideration for the licenses to EPILATION PATENT RIGHTS granted herein, twenty thousand ($20,000) dollars per AGREEMENT YEAR, beginning with the AGREEMENT YEAR next following the completion of PALOMAR-funded clinical trials at GENERAL, until the last AGREEMENT YEAR in which PALOMAR holds an exclusive license in the EPILATION LICENSE FIELD to EPILATION PATENT RIGHTS hereunder.

IN SECTION 5, “ROYALTIES”, AMEND PARAGRAPH 5.4 TO READ AS FOLLOWS:

5.4 In addition to the royalties provided for above, PALOMAR shall pay GENERAL ten percent (10%) of any and all income, other than a royalty or other payment made pursuant to paragraphs 5.1, 5.10 OR 5.11 of the LICENSE AGREEMENT, including, by way of example, license issue fees and milestone payments received by PALOMAR from its AFFILIATES and SUBLICENSEES, in consideration for the sublicensing of any right or license granted to PALOMAR under this Amendment.

IN SECTION 7, “INFRINGEMENT”, ADD THE FOLLOWING NEW PARAGRAPH:

7.5 The provisions of this Section 7 shall apply only to any PATENT RIGHTS exclusively or co-exclusively licensed to PALOMAR in the country in which the alleged infringement is taking place.

Agreed to:

PALOMAR		THE GENERAL HOSPITAL CORPORATION

BY	/s/ Michael H. Smotrich	BY	/s/ Nikki J. Zapol
TITLE	President	TITLE	Managing Director Office of Technology Affairs
DATE	February 14, 1997	DATE	February 18, 1997

EXHIBIT A-2

RESEARCH AGREEMENT

This Agreement is made as of the 1st day of March, 1997 (“Effective Date”), between Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 (“PALOMAR”), (hereinafter called “PALOMAR”), and The General Hospital Corporation, a not-for-profit Massachusetts corporation doing business as Massachusetts General Hospital, Fruit Street, Boston, Massachusetts 02114 (hereinafter called “GENERAL”).

WHEREAS, in an Amendment to the License Agreement between GENERAL and PALOMAR effective August 18, 1995, effective on February 14, 1997 and executed on even date herewith (“the AMENDED LICENSE AGREEMENT”), GENERAL has granted PALOMAR an exclusive license within the EPILATION LICENSE FIELD (as hereinafter defined) to certain patent rights relating to hair removal; and

WHEREAS PALOMAR desires GENERAL to perform research and evaluation in the field of hair removal relating to said patent rights, herein described upon the terms provided.

NOW THEREFORE, the parties hereto agree as follows:

1. The research project described in Appendix A and funded by PALOMAR (“Project”) shall be performed by Dr. R. Rox Anderson (the “Principal Investigator”) and other GENERAL personnel working under the direction of the Principal Investigator (“Investigators”). At the conclusion of the Project, a report disclosing the results of the research shall be provided to PALOMAR, which shall have the right to use such results to the extent such use does not infringe any GENERAL patent not expressly licensed to PALOMAR herein.

2. This agreement shall remain in effect for a term of two years from the Effective Date, provided however that, prior to the commencement of the human study that is the subject of “Aim 4” in Appendix A, the parties will execute a clinical trial agreement substantially equivalent to the agreement included in Exhibit A of the AMENDED LICENSE AGREEMENT, and the terms of said clinical trial agreement shall govern said human study.

3. PALOMAR agrees to provide GENERAL with a grant of two hundred three thousand seven hundred fifty seven dollars ($203,757) which includes the full direct costs of the Project and the full indirect costs attendant thereto, as shown in the Budget attached hereto as Appendix B. The foregoing grant shall be paid on the following schedule:

$50,090 upon execution of this Agreement;

$50,000 on or before September 1, 1997;

$ 51,833.50 on or before March 1, 1998; and

$ 51,833.50 on or before September 1, 1998.

Payment shall be made to “The General Hospital Corporation” and shall be sent to:

Vice President for Patents, Licensing and Industry Agreements

Office of Technology Affairs

Massachusetts General Hospital

Thirteenth Street, Building 149, Suite 1101

Charlestown, MA 02129

4. In the event that PALOMAR discloses to any GENERAL personnel any information which relates to the Project that PALOMAR considers confidential, the rights and obligations of the parties with respect to such information shall be governed by the terms and conditions set forth in Appendix C.

5. The Principal Investigator shall have the right to present or publish the results of the research done at GENERAL and shall provide an early draft of any such presentation or manuscript or abstract for review by PALOMAR prior to its first presentation or submission for publication, at least thirty (30) days in advance in the case of a presentation or manuscript, and at least seven (7) days in advance in the case of an abstract. At the end of such thirty or seven days, as the case may be, the Principal Investigator shall have the right, in his/her discretion, to make such presentation or to submit such manuscript for publication, provided, however, that upon notice by PALOMAR within said thirty or seven day period that PALOMAR reasonably believes a patent application claiming an Invention (as defined in paragraph) should be filed prior to such publication, such submission for publication shall be delayed until any patent application or applications have been filed by GENERAL, pursuant to paragraph 6.

6. The Principal Investigator and any other Investigator who shall conceive and reduce to practice an invention, solely or jointly, in the performance of Project (hereinafter referred to as “Invention”) shall promptly report such Invention to GENERAL and shall assign all of his or her rights, title and interest in the Invention to GENERAL. GENERAL shall promptly advise PALOMAR in writing of each Invention disclosed to GENERAL and shall discuss with PALOMAR whether a patent application or applications (Hereinafter referred to, together with any patents issued thereon, as “Patent Rights”) pertaining to such Invention should be filed and in which countries. In the event of joint inventorship between PALOMAR personnel and GENERAL Investigators, PALOMAR personnel shall assign all of their rights, title and interest in the Invention to PALOMAR, and GENERAL Investigators shall assign all of their rights, title and interest in the Invention to GENERAL, and the Invention will be deemed to be jointly owned. If both parties mutually agree that Patent Rights should be filed, applications assigned solely to GENERAL shall be filed by GENERAL, and applications owned jointly by GENERAL and PALOMAR shall be filed as mutually agreed upon by the parties. In the event PALOMAR is not interested in having Patent Rights filed with respect to a particular Invention, PALOMAR shall advise GENERAL of such fact within ninety (90) days from the date on which the Invention was disclosed to PALOMAR by GENERAL and GENERAL shall be free to file and prosecute Patent Rights on such Invention at its own expense and to license such Patent Rights to any other party.

All information given to PALOMAR by GENERAL in accordance with this paragraph 6 will be held in confidence by PALOMAR so long as such information remains unpublished or publicly undisclosed by GENERAL.

All patent costs pertaining to any Patent Rights filed by mutual agreement of PALOMAR and GENERAL, including preparation, filing, prosecution, issuance and maintenance costs, shall be borne by PALOMAR as follows. For any Patent Right, the scope of which is no broader than the EPILATION LICENSE FIELD defined below, PALOMAR shall bear one hundred percent (100%) of patent costs, and for any Patent Right, the scope of which is broader than the EPILATION LICENSE FIELD or which contains embodiments outside the EPILATION LICENSE FIELD, PALOMAR shall bear patent costs as provided in paragraph 4.4 of the AMENDED LICENSE AGREEMENT.

As to any Patent Rights assigned in whole or in part to GENERAL and filed by mutual agreement of the parties, to the extent not prohibited by the United States Government or prevented by the obligations of GENERAL to any other sponsor of research at GENERAL, PALOMAR shall have for the twelve (12) months next following the filing of such Patent Rights in the United States Patent and Trademark Office the option to obtain a world-wide, royalty bearing, exclusive license under GENERAL’s rights therein with the right to sublicense, in the field of hair reduction and/or removal using chromophores which, when excited by laser pulses, destroy hair follicles by mechanisms other than photochemical mechanisms (the “EPILATION LICENSE FIELD”). In the event that GENERAL is prohibited or prevented as aforesaid from granting an exclusive license within the EPILATION LICENSE FIELD to any Patent Right hereunder, GENERAL will grant to PALOMAR the most exclusive license within the EPILATION LICENSE FIELD that it is able to grant to PALOMAR. It is understood that GENERAL will reserve the right to use any Invention for research, clinical and educational purposes, and that if federal funding supports the Invention, PALOMAR’s license will be subject to the royalty-free non-exclusive license granted to the U.S. government by statute (35 USC sec.202(c)(4)).

This option is to be exercised by written notice to GENERAL during said twelve month period and the negotiation, during the six (6) months next following such notice, of an amendment to the AMENDED LICENSE AGREEMENT granting PALOMAR a license to Patent Rights under the terms thereof, unless the parties otherwise agree in writing. In the absence of such notice by COMPANY and agreement on license terms, GENERAL may grant a license to such Patent Rights to any other party.

7. GENERAL and PALOMAR shall each be responsible and shall hold the other harmless for any injury to persons or damage to property to the extent that such injury or damage is caused by the negligence or willful misconduct of their employees or staff in carrying out the Project; provided, however, PALOMAR will defend, indemnify and hold harmless GENERAL and its trustees, employees and staff against any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against GENERAL and/or its trustees, employees and staff based on or arising out of the manufacture, use, sale or other distribution of any product by PALOMAR, its affiliates or licensees excepting any such action, suit, claim, demand or prosecution which is based solely on the negligence or willful misconduct of GENERAL and/or its trustees, employees or staff in the use of such product.

8. Each party agrees that it will not use the name or logo of the other party or of any employee or staff member of the other party in any advertising, promotional material or publicity without the prior written approval of the party or person whose name or logo is to be used.

9. If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within thirty (30) days after such notice, the notifying party may terminate this Agreement upon written notice.

10. The obligations of the parties under Paragraphs 5,6,7 and 8 shall survive the termination of this Agreement.

11. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, regardless of the choice of law rules of any jurisdiction.

IN WITNESS WHEREOF, GENERAL and PALOMAR have caused this instrument to be executed.

PALOMAR		THE GENERAL HOSPITAL CORPORATION

BY:	/s/ Michael H. Smotrich	BY:	/s/ Nikki J. Zapol
TITLE:	President	TITLE:	Manging Director Office of Technology Affairs

DATE:	February 14, 1997	DATE:	February 18, 1997

I have read paragraphs 5 and 6 of the foregoing Agreement and agree to comply with the obligations of the Principal Investigator stated therein. In addition, I have read Appendix C and agree to comply with the obligations of GENERAL stated therein.

/s/ R. Rox Anderson
DATE: February 14, 1997

APPENDIX A

Dye-assisted laser injury to hair follicles

R. Rox Anderson, MD

Christine Dierickx, MD

Salvadore Gonzales, MD

The broad goal is to evaluate dye-assisted laser hair removal.

Aim 1: (6 months) Screen FDA—approved aqueous dyes which absorb at 690-800 nm. for the ability to penetrate deeply into hair follicles and/or stain follicular epithelium, in skin IN VITRO.

a.	3 dyes (ICG; carbon suspension; MB)

b.	effect of vehiccle (range of C1-C4 alcohols; effect of surfactants; DMSO)

c.	role of epilation

Aim 2: (4 months) Quantify follicular injury with vs. without dye, in skin IN VITRO.

a.	most promising dye + ruby

b.	most promising dye(s) + diode

Aim 3: (2 months) Write and submit human study for approval of IRB, FDA.

Aim 4: (9 months) Compare laser hair removal with vs. without dye in a pilot human study.

a.	one dye and one laser — depends on findings of aims 1, 2

b.	open-label bilateral comparison study in 12 volunteers, backs/thighs

c.	fluence and dye concentrations depend on findings in aims 1, 2

d.	quantitative hair counts and re-growth (paired comparison in each volunteer)

APPENDIX B

INVESTIGATOR:	R.R. Anderson, M.D.

TITLE OF STUDY:	Dye-assisted laser injury to hair follicles

SPONSOR:	Palomar
BUDGET PERIOD:	3/1/97-2/28/99

PERSONNEL

NAME	% EFFORT	SALARY	FRINGE BENEFITS	YEAR 1 TOTAL	YEAR 2 TOTAL
HMS-APPNT			26.20%
R.R. Anderson, MD	A.N.	None Requested	0	0	0
Christine Dierickx, MD	A.N.	None Requested	0	0	0
Salvador Gonzalez, MD	80%	$48,000	12,576	60,576	62,999
NON-HMS APPNT			21.90%
Senior Technician	25%	$9000	1,971	10,971	11,410
Total Personnel				71,547	74,409
EQUIPMENT				0	0
SUPPLIES
Misc. Disposables				1,000	1,000
Misc. Dyes				1,000	1,000
Film And Film Developing				525	525
Cryostat Baldes				500	500
Barrier Filters For Dye Detection				400	400
Office Supplies And Screening Time				750	750
Total Supplies				4,175	4,175
TRAVEL				600	600
PATIENT CARE COSTS
Subject reimbursement (estimate)				2,000	2,000
MISCELLANEOUS COSTS
Advertising and telephone expenses				250	250
Histology				1,500	1,500
Total Miscellaneous				1,750	1,750
TOTAL DIRECT COSTS				80,072	82,934
INDIRECT COSTS (25%)				20,018	20,733
TOTAL COSTS				$100,090	$103,665

/s/ Marcia L. Smith 2/13/97
Marcia L. Smith
Director for Proposal and Award Mgmt.

APPENDIX C

PALOMAR PROPRIETARY INFORMATION

It is anticipated that in the performance of the Project, the Principal Investigator will be provided with or given access by PALOMAR to certain information which PALOMAR considers proprietary (GENERAL and Principal Investigator are referred to herein each as a “RECIPIENT” and collectively as “RECIPIENTS.”) The rights and obligations of the parties with respect to such information are as follows:

1. PROPRIETARY INFORMATION. For the purposes of this Agreement, “Proprietary Information” refers to information of any kind which is disclosed by PALOMAR to RECIPIENTS and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by PALOMAR in writing within ten (10) working days as being confidential.

2. USE AND CARE OF PROPRIETARY INFORMATION. For a period of three (3) years after receipt of Proprietary Information, each RECIPIENT agrees to use reasonable efforts, no less than the protection given its, his or her own confidential information, to use Proprietary Information received from PALOMAR and accepted by that RECIPIENT only in accordance with this paragraph 2.

(a) Each RECIPIENT shall use PALOMAR’s Proprietary Information solely for the purposes of carrying out the Project described in the Research Agreement attached hereto. Each RECIPIENT agrees to make Proprietary Information available only to those employees and students of GENERAL who require access to it in the performance of the Research Agreement and to inform them of the confidential nature of such information.

(b) Except as provided in subparagraph 2(a), each RECIPIENT shall keep all Proprietary Information confidential unless PALOMAR gives specific written consent for release.

(c) If any RECIPIENT becomes aware of any disclosure not authorized hereunder that RECIPIENT shall notify PALOMAR and take reasonable steps to prevent any further disclosure or unauthorized use.

(d) When the Proprietary Information is no longer required for the purposes of this Research Agreement, each RECIPIENT shall return or dispose of any tangible records of it as directed by PALOMAR.

(e) It is agreed by PALOMAR and GENERAL that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed research or license agreement.

3. INFORMATION NOT COVERED It is agreed by PALOMAR and GENERAL that information shall not be deemed Proprietary Information in the event:

(a) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of GENERAL;

(b) it was known to GENERAL prior to the date of disclosure or becomes known to GENERAL thereafter from a third party having no obligation to PALOMAR to keep such information confidential;

(c) it is disclosed by GENERAL in accordance with the terms of PALOMAR’s prior written approval;

(d) it is disclosed by PALOMAR without restriction on further disclosure;

(e) it is independently developed by GENERAL; or

(f) GENERAL is obligated to produce it pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that GENERAL (i) promptly notifies PALOMAR and (ii) cooperates reasonably with PALOMAR’s efforts to contest or limit the scope of such order.

THIRD AMENDMENT

This is a Third Amendment to the License Agreement between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 (“GENERAL”) and Palomar Medical Technologies, Inc. a Delaware corporation having offices at 82 Cambridge Street, Burlington, MA 01803 (“PALOMAR”), dated August 18, 1995 (“LICENSE AGREEMENT”).

WHEREAS, Paragraph 5.1(b)(ii) of the LICENSE AGREEMENT provides that PALOMAR and GENERAL are to negotiate in good faith a commercially reasonable royalty to be paid by PALOMAR and GENERAL for PRODUCTS consisting of a laser (other than a ruby laser) sold for hair removal as well as other uses;

WHEREAS, PALOMAR has developed a non-ruby laser that is sold for both hair removal and leg vein treatment (“LIGHTSHEER DIODE LASER”) and the parties have agreed that ***% is the commercially reasonable royalty to be paid by PALOMAR to GENERAL on PALOMAR’S sales of the LIGHTSHEER DIODE LASER.

WHEREAS, PALOMAR and Coherent have entered into an Agreement and Plan of Reorganization dated December 7, 1998 pursuant to which, among other things, Coherent will purchase PALOMAR’S Star Medical Technologies, Inc. (“Star”) subsidiary and pay PALOMAR an ongoing royalty on sales of Coherent products that, absent a sublicense, would infringe PATENT RIGHTS licensed exclusively to PALOMAR by MGH under the LICENSE AGREEMENT; and

WHEREAS, PALOMAR intends to sublicense PATENT RIGHTS to other companies engaged in the manufacture and marketing of lasers in the LICENSE FIELD, and GENERAL agrees and acknowledges that it is in the best interests of PALOMAR and GENERAL for PALOMAR to do so and that PALOMAR will bear certain costs in doing so.

For good and valuable consideration GENERAL AND PALOMAR hereby agree to amend the LICENSE AGREEMENT as provided herein, effective November 17, 1997 (“AMENDMENT EFFECTIVE DATE”). From and after the AMENDMENT EFFECTIVE DATE, all references in the LICENSE AGREEMENT shall be deemed to be references to such LICENSE AGREEMENT as amended hereby. Notwithstanding the foregoing, nothing in this Amendment is intended to alter in any way the resolution reached between PALOMAR and GENERAL of the issues arising from the 1999 royalty audit of PALOMAR by GENERAL.

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule A)

1. In Section 1.8, add the following new subsection:

(c) The term “PRODUCT” shall not include any PRODUCT used by Palomar, its sales agents, representatives or distributors solely for demonstration and marketing purposes. In no event shall such demonstration/marketing units exceed 20% of the total number of any particular PRODUCT manufactured by PALOMAR. GENERAL shall receive the applicable royalty rate due on any monetary or other valuable consideration received by Palomar for said demonstration/marketing units, which shall not include the value of promotional and marketing activities employing such demonstration units, nor shall it include the value of technical or scientific collaborations between PALOMAR and the recipient of such demonstration units for which collaborations no monetary consideration is received by PALOMAR.

2. In Section 5.1(b), delete each reference to SUBLICENSEES in subsection (i) and (ii) and add the following new subsections:

(v) For each LIGHTSHEER DIODE LASER sold by PALOMAR or its AFFILIATES, *** percent (***%) of NET REVENUES, so long as the LIGHTSHEER DIODE LASER, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to PALOMAR in the country in question.

(vi) For PRODUCT sold by a PALOMAR SUBLICENSEE, GENERAL shall receive *** percent (***%) of the sublicensing revenues (including up-front fees and milestone payments) received by PALOMAR from such SUBLICENSEE; provided, however, that in no case shall GENERAL receive less than *** percent (***%) of the NET REVENUES for PRODUCTS sold by SUBLICENSEES (so long as the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to PALOMAR in the country in question). PALOMAR and GENERAL agree that for each PALOMAR SUBLICENSE that includes a non-monetary component, PALOMAR and GENERAL will agree to specific allocation of the non-monetary component by separate letter agreement.

(vii) If the royalty rate (calculated as a percentage of PRODUCT NET REVENUE) paid by a SUBLICENSEE to PALOMAR is lower than the royalty rate paid by PALOMAR to GENERAL, then GENERAL agrees to consider a reduction in the royalty rate paid by PALOMAR to GENERAL in accordance with Paragraph 5.6.

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule A)

3. In Section 7.2, delete the last two sentences, beginning with the words “During the period of any such proceedings” and ending with “will be promptly paid to GENERAL.”

4. Delete the first sentence in paragraph 8.2(a) in its entirety and replace it with the following: “At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a licensee, AFFILIATE or agent of PALOMAR, PALOMAR shall, at its sold cost and expense, procure and maintain commercial general liability insurance with limits of $1,000,000 each occurrence and $1,000,000 annual aggregate for bodily injury and property damage liability combined. In addition, Palomar shall, at its sole cost and expense, procure and maintain excess Umbrella Liability insurance with limits of at least $3,000,000 each occurrence and $3,000,000 annual aggregate for bodily injury and property damage liability combined.”

5. Delete the words “PALOMAR shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance” in the second sentence of paragraph 8.2(b) and replace them with the words “Should any of the above-described policies be cancelled before the expiration date thereof, the issuing company will endeavor to mail at least ten (10) days written notice to the certificate holder, but failure to mail such notice shall impose no obligation or liability of any kind upon Palomar, its agents or representatives.”

6. Add the words “provided that PALOMAR or its successors remains in business during such time period” at the end of paragraph 8.(c).

7. Terms not otherwise defined herein shall have the meaning given to them in the LICENSE AGREEMENT. Except as amended by the First and Second Amendments to the LICENSE AGREEMENTS, effective August 18, 1995 and February 17, 1997 respectively, and this THIRD AMENDMENT, the LICENSE AGREEMENT shall remain in effective in accordance with its terms.

Agreed to:

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Joseph P. Caruso
Name:	Joseph P. Caruso
Title:	President
Date:	11/20/00

THE GENERAL HOSPITAL CORPORATION

By:	/s/ Nikki J. Zapol
Name:	Nikki J. Zapol
Title:
Date:	11/17/00

FOURTH AMENDMENT

This is a Fourth Amendment to the License Agreement between and The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital having a principal place of business at Fruit Street, Boston, Massachusetts 02114 (“General”) and Palomar Medical Technologies, Inc., a Delaware corporation, having a principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Palomar”), dated August 18, 1995 (the “License Agreement”).

WHEREAS, Paragraph 5.1(b)(ii) of the License Agreement provides that Palomar and General are to negotiate in good faith a commercially reasonable royalty to be paid by Palomar to General for Products sold for hair removal as well as other uses;

WHEREAS, Palomar has developed the SLP1000 Diode Laser System and associated hand pieces (“SLP1000”) and the EsteLux Pulsed-Light System and associated hand pieces (“EsteLux”) for hair removal and other applications, and the Parties have agreed to commercially reasonable royalty rates to be paid by Palomar to General on Palomar’s sales of the SLP1000 and EsteLux systems and the associated hand pieces under Paragraph 5.1(b)(ii) of the License Agreement;

WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in U.S. Patent No. 5,824,023 (defined below as “PHOTON RECYCLING PATENT RIGHTS”) and has the right and ability to grant the license hereinafter described;

WHEREAS, under research programs funded by PALOMAR through the Clinical Trial Agreement effective August 18, 1995, as amended July 1, 1998, August 1, 1999, and July 9, 2001 (“Clinical Trial Agreement”) and in accordance with the Joint Patent Agreement effective January 1, 2000 (“Joint Patent Agreement”), GENERAL and PALOMAR, through research conducted by their employees and consultants, have developed joint inventions (defined below as ADDITIONAL PATENT RIGHTS);

WHEREAS, as a center for research and education, GENERAL is interested in licensing ADDITIONAL PATENT RIGHTS and PHOTON RECYCLING PATENT RIGHTS and thus benefiting the public and GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

WHEREAS, PALOMAR having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

For good and valuable consideration General and Palomar hereby agree to amend the License Agreement as provided herein, effective June 1, 2000 (“Amendment Effective Date”). From and after the Amendment Effective Date, all references in the License Agreement shall be deemed to be references to such License Agreement as amended hereby.

Paragraph 1. DEFINITIONS:

Add the following new material to the bottom of Paragraph 1.7:

The term “ADDITIONAL PATENT RIGHTS” shall mean GENERAL’s rights in *** and any other divisional or continuation patent applications naming one or more GENERAL employees as inventors to the extent the aforementioned are jointly owned with PALOMAR. ADDITIONAL PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in the above listed original filings to the extent the aforementioned are jointly owned with PALOMAR. ADDITIONAL PATENT RIGHTS shall also include future Joint Inventions arising under the Joint Patent Agreement for which PALOMAR elects to obtain an exclusive license under Section 3 thereof.

The term “PHOTON RECYCLING PATENT RIGHTS” shall mean GENERAL’s rights in U.S. Patent No. 5,824,023, filed April 16, 1996 and entitled “Radiation-Delivery Device”, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. PHOTON RECYCLING PATENT RIGHTS shall also include those claims in any continuation-in-part which claims an invention described or claimed in U.S. Patent No. 5,824,023.

In Paragraph 1.8(a), 1.9(a), and 1.11, add “or ADDITIONAL PATENT RIGHT or PHOTON RECYCLING PATENT RIGHT” after each instance of “PATENT RIGHT”.

Paragraph 2. LICENSE:

In Paragraphs 2.1(a), 2.1(b)(i) and 2.1(b)(ii), add “and ADDITIONAL PATENT RIGHTS” after each instance of “PATENT RIGHT” and add new subparagraph 2.1(b)(iii):

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule C)

(iii) PHOTON RECYCLING PATENT RIGHTS non-exclusively licensed to PALOMAR to the extent such a sublicense is required for a customer to use a PRODUCT or to practice a SERVICE or is required by a PALOMAR SUBLICENSEE of PATENT RIGHTS or ADDITIONAL PATENT RIGHTS under Paragraphs 2.1(a) or 2.1(c) to make, have made, use and sell PRODUCTS and perform SERVICES.

In Paragraph 2.1, add the following new subparagraphs:

c) an exclusive, worldwide, royalty-bearing license in all fields under GENERAL’s rights in ADDITIONAL PATENT RIGHTS to make, have made, use and sell PRODUCTS and to perform SERVICES; and

d) a non-exclusive, worldwide, perpetual, irrevocable, fully paid up license in all fields under GENERAL’s rights in PHOTON RECYCLING PATENT RIGHTS to make, have made, use and sell PRODUCTS and to perform SERVICES.

In the last paragraph of Paragraph 2.1 and in Paragraph 2.2 add “or ADDITIONAL PATENT RIGHTS or PHOTON RECYCLING PATENT RIGHTS” after “PATENT RIGHT”, and in Paragraph 2.5, add “and ADDITIONAL PATENT RIGHTS and PHOTON RECYCLING PATENT RIGHTS” after “PATENT RIGHT”.

Paragraph 3. DUE DILIGENCE OBLIGATIONS:

In Paragraph 3.1, at the end of the first sentence delete “in the LICENSE FIELD” and replace subparagraph (c) with the following new subparagraph (c):

(c) Filing with the U.S. Food and Drug Administration for a 510(k) *** on any PRODUCT within *** of receipt of clinical data from GENERAL or other research facility sufficient for such filing, it being understood that GENERAL is providing such data to PALOMAR pursuant to the Clinical Trial Agreement. In the event that GENERAL fails to provide such data, GENERAL and PALOMAR shall confer to establish a reasonable procedure and schedule to secure clearance for such PRODUCT, and in the event that GENERAL and PALOMAR cannot agree on such procedure and schedule they shall resolve this issue in accordance with the dispute resolution provisions of Paragraph 10.9.

In Paragraph 3.1, replace subparagraph (d) with the following new subparagraph (d):

(d) Commencing commercialization of the PRODUCTS or SERVICES within the United States within *** after FDA clearance is received ***.

In Paragraph 3, add the following new Paragraph 3.3:

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule B)

3.3 If, during the period that PALOMAR has an exclusive license in all fields under ADDITIONAL PATENT RIGHTS, a third party requests a sublicense to the ADDITIONAL PATENT *** PALOMAR shall share any sublicensing royalties with GENERAL in accordance with Paragraphs 5.1(b)(vi) and 5.1(b)(viii).

The exclusive licenses granted to PALOMAR in Paragraph 2.1(c) under each patent or patent application in ADDITIONAL PATENT RIGHTS shall be for all fields of use for a period equal to *** (“Exclusive Period”). On the termination of the Exclusive Period, said license shall automatically terminate in all fields of use excluding the LICENSED FIELD and any other fields covered under separate license agreements. PALOMAR may retain an exclusive license in a field *** the parties shall negotiate a license agreement in said field of use having appropriate due diligence provisions, milestone payments and PRODUCT royalties. If the parties are unable to agree on license terms, either party may demand in writing submitted to the other party that the dispute be submitted to binding arbitration as provided in the second paragraph of Paragraph 10.9 of the License Agreement. For the avoidance of doubt, the parties agree that PALOMAR’s license under ADDITIONAL PATENT RIGHTS in the LICENSED FIELD shall remain exclusive unless terminated in accordance with the License Agreement. In the event that PALOMAR does not elect to continue its exclusive license in a field, GENERAL shall be free to license its undivided interest in said patent or patent applications in such non-exclusive field to any third party in all territories without further approvals from or accounting to PALOMAR, in which case, PALOMAR’s obligations to pay royalties to GENERAL under such patent or patent applications in such non-exclusive field shall terminate. For the avoidance of doubt, PALOMAR shall continue to be obligated to pay GENERAL royalties under such patent or patent applications in exclusive fields.

Paragraph 4. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

In Paragraph 4.1, add “and PHOTON RECYCLING PATENT RIGHTS” after “PATENT RIGHTS” in the first sentence. After the first sentence add the following new sentence “PALOMAR shall only reimburse GENERAL for Costs incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PHOTON RECYCLING PATENT RIGHTS as set forth in Paragraph 5.1(c).”

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule B)

In Paragraph 4, add the following new Paragraphs:

4.3 PALOMAR shall continue to be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in ADDITIONAL PATENT RIGHTS. PALOMAR shall continue to be responsible for all costs incurred for the preparation, filing, prosecution and maintenance of all ADDITIONAL PATENT RIGHTS.

4.4 With respect to any ADDITIONAL PATENT RIGHTS, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such ADDITIONAL PATENT RIGHTS, including but not limited to each patent application, office action, response to office action and request for reissue or reexamination of any patent issuing from such application shall be provided to GENERAL as follows. Documents received from any patent office or counsel’s analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by GENERAL. If as a result of the review of any such document, PALOMAR shall elect not to pay or continue to pay the Costs for such ADDITIONAL PATENT RIGHTS, PALOMAR shall so notify GENERAL within thirty (30) days of PALOMAR’s receipt of such document and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such ADDITIONAL PATENT RIGHTS incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a ADDITIONAL PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms. GENERAL shall also have the right to provide comments and recommendations on any action proposed to be taken by PALOMAR and PALOMAR agrees to take into account GENERAL’s recommendations. Where a course of action is followed on a ADDITIONAL PATENT RIGHT which is both contrary to PALOMAR’s recommendations and which increases costs over such recommendation, PALOMAR shall only be responsible for costs which would have been incurred had its recommendation been followed.

Paragraph 5. ROYALTIES; LICENSE FEES

In Paragraph 5.1(b), add the following new subparagraphs:

(viii) For PRODUCT sold by a PALOMAR SUBLICENSEE covered by a VALID CLAIM of any ADDITIONAL PATENT RIGHTS but not covered by a VALID CLAIM of any PATENT RIGHTS, GENERAL shall receive *** percent (***%) of the sublicensing revenues (including up-front fees and milestone payments) received by PALOMAR from such SUBLICENSEE; provided however, that in no case shall GENERAL receive less than *** percent (***%) of the NET REVENUES for PRODUCTs sold by SUBLICENSEEs (so long as the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any ADDITIONAL PATENT RIGHTS in the country in question). PALOMAR and GENERAL agree that for each PALOMAR SUBLICENSEE that includes a non-monetary component, PALOMAR and GENERAL will agree to the specific allocation of the non-monetary component by separate letter agreement.

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule A)

(ix) For each SLP1000 system sold by PALOMAR or its AFFILIATES, including any hand piece(s) sold therewith, *** percent (***%) of NET REVENUES, so long as the SLP1000 system and hand pieces, their manufacture use or sale is covered by a VALID CLAIM of any PATENT RIGHT or ADDITIONAL PATENT RIGHT licensed exclusively to PALOMAR in the country in question.

(x) For each EsteLux base system and LuxY handpiece sold by PALOMAR or its AFFILIATES, *** percent (***%) of NET REVENUES, and for each LuxR and LuxRs handpiece sold by PALOMAR or its AFFILIATES, *** percent (***%) of NET REVENUES, *** in all cases so long as the EsteLux system and LuxY, LuxR and LuxRs hand pieces, their manufacture use or sale is covered by a VALID CLAIM of any PATENT RIGHT or ADDITIONAL PATENT RIGHT licensed exclusively to Palomar in the country in question. ***

(xi) For each PRODUCT sold by or SERVICE performed by PALOMAR or its AFFILIATES that is not subject to previous provisions of this Paragraph 5.1(b) and is not covered by a VALID CLAIM of any PATENT RIGHT, the parties agree to negotiate in good faith a commercially reasonable royalty rate to be paid to GENERAL by PALOMAR, so long as the PRODUCT or SERVICE, its manufacture, use or sale is covered by a VALID CLAIM of any ADDITIONAL PATENT RIGHT licensed to PALOMAR in the country in question. General agrees that the following shall be considerations in setting such royalty rate: (1) the royalty rates known to be payable to licensors for products or processes of a similar nature, which are on the market or under development by competing entities; and (2) the fact that Palomar is a co-inventor. General further agrees that, for ADDITIONAL PATENT RIGHTS, if the parties can mutually agree on a royalty that an unaffiliated third party commercial entity might pay, in an arms-length transaction, for a product covered by such ADDITIONAL PATENT RIGHTS (a “third party commercial royalty rate”), PALOMAR’s royalty rate shall not exceed fifty percent (50%) of such third party commercial royalty rate.

In Paragraph 5, add the following new subparagraph 5.1(c):

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule A)

5.1 (c) Upon execution of this Fourth Amendment, PALOMAR shall pay GENERAL *** for the fully paid up non-exclusive license to the PHOTON RECYCLING PATENT RIGHTS provided in Paragraph 2.1(d) and *** as reimbursement for Costs incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PHOTON RECYCLING PATENT RIGHTS.

Paragraph 7. INFRINGEMENT:

In Paragraph 7.1, add “and ADDITIONAL PATENT RIGHTS” after “PATENT RIGHT” and throughout the remainder of Paragraph 7 add “or ADDITIONAL PATENT RIGHTS” after each instance of “PATENT RIGHT”.

Paragraph 8. INDEMNIFICATION:

In Paragraph 8.3, add the following sentences after the second sentence:

“GENERAL further warrants that it is the joint owner with PALOMAR of the ADDITIONAL PATENT RIGHTS, that except for PALOMAR’s rights as a joint inventor, no other party has any rights or interest in the ADDITIONAL PATENT RIGHTS. GENERAL also warrants that it is the sole owner of the PHOTON RECYCLING PATENT RIGHTS.”

Paragraph 9. TERMINATION and Paragraph 10. MISCELLANEOUS:

In Paragraphs 9.1, 9.2, 9.4(vii) and 10.2(a) add “and ADDITIONAL PATENT RIGHT” after each instance of “PATENT RIGHT”.

Terms not otherwise defined herein shall have the meaning given to them in the License Agreement. Except as amended by the First, Second and Third Amendment, effective August 18, 1995, February 17, 1997, November 17, 1997, respectively, and this Fourth Amendment, the License Agreement shall remain in effect in accordance with its terms.

Agreed to:

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Joseph P. Caruso
Name:	Joseph P. Caruso
Title:	CEO
Date:	2/18/03

THE GENERAL HOSPITAL CORPORATION

By:	/s/ Frances Toneguzzo
Name:	Frances Toneguzzo Ph.D.
Title:	Director, Corporate Sponsored Research & Licensing
Date:	2/18/03

*** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

(Schedule A)

FIFTH AMENDMENT

MGH Agt. No. 2006A20842

This is a Fifth Amendment to the License Agreement between and The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts 02114 (“General”) and Palomar Medical Technologies, Inc., a Delaware corporation, having a principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Palomar”) (collectively, the “Parties”), dated August 18, 1995 (the “License Agreement”).

WHEREAS, Paragraph 5.1(b)(ii) of the License Agreement provides that Palomar and General are to negotiate in good faith a commercially reasonable royalty to be paid by Palomar to General for Products sold for hair removal as well as other uses;

WHEREAS, Palomar has developed the NeoLux Pulsed-Light System and associated hand pieces, EsteLux Pulsed-Light System and associated hand pieces, the MediLux Pulsed-Light System and associated hand pieces and the StarLux Pulsed-Light and Laser System and associated hand pieces for hair removal and other applications, and the Parties have agreed to commercially reasonable royalty rates to be paid by Palomar to General on Palomar’s sales of NeoLux, EsteLux, MediLux and StarLux systems and the associated hand pieces under Paragraph 5.1(b)(ii) of the License Agreement;

For good and valuable consideration General and Palomar hereby agree to amend the License Agreement as provided herein, effective March 1, 2006 (“Amendment Effective Date”). From and after the Amendment Effective Date, all references in the License Agreement shall be deemed to be references to such License Agreement as amended hereby.

Paragraph 5. ROYALTIES; LICENSE FEES

In Paragraph 5.1(b), replace in its entirety subparagraph (x), which was introduced in the Fourth Amendment to the License Agreement effective June 1, 2000, with the following new subparagraph (x):

(x)

(1) For each NeoLux base system and each EsteLux base system sold by PALOMAR or its AFFILIATES, **;

(2) For each MediLux base system sold by PALOMAR or its AFFILIATES, **;

**Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

EXECUTION VERSION

(3) For each LuxY handpiece for use with a NeoLux, EsteLux, or MediLux base system sold by PALOMAR or its AFFILIATES, **;

(4) For each StarLux base system and LuxY handpiece for use with a StarLux base system sold by PALOMAR or its AFFILIATES **; and

(5) For each LuxR and LuxRs handpiece for use with a NeoLux, EsteLux, MediLux, or StarLux base system sold by PALOMAR or its AFFILIATES, **.

The royalty rates enumerated above in Paragraph 5.1(b), Subparagraph (x)(1)-(5) shall apply in all cases so long as the manufacture, use, or sale of the NeoLux, EsteLux, MediLux and StarLux systems and LuxY, LuxR and LuxRs hand pieces is covered by a VALID CLAIM of any PATENT RIGHT or ADDITIONAL PATENT RIGHT licensed exclusively in the LICENSE FIELD to Palomar in the country in question.

It is the intent of the Parties that upon executing this Fifth Amendment, the royalty rates mutually agreed upon herein will be fixed for the commercial life of the NeoLux, EsteLux, MediLux and StarLux systems and the LuxY, Lux R and LuxRs hand pieces. The Parties further acknowledge that these royalty rates will apply only within the LICENSE FIELD of “hair reduction and/or hair removal,” as defined in the original License Agreement dated August 18, 1995.

Terms not otherwise defined herein shall have the meaning given to them in the License Agreement. Except as amended by the First, Second, Third and Fourth Amendments, effective August 18, 1995, February 17, 1997, November 17, 1997, and June 1, 2000, respectively, and this Fifth Amendment, the License Agreement shall remain in effect in accordance with its terms.

** Omitted pursuant to request for confidential treatment by

Palomar Medical Technologies, Inc. and filed separately with the SEC.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

EXECUTION VERSION

Agreed to:

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:	/s/ Joseph P. Caruso
Name:	Joseph P. Caruso
Title:	CEO
Date:	3/20/06

THE GENERAL HOSPITAL CORPORATION

By:	/s/ Frances Toneguzzo
Name:	Frances Toneguzzo Ph.D.
Title:	Director, Corporate Sponsored Research & Licensing
Date:	3/13/06